Exhibit 99.36

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

MEDIASET S.p.A. - via Paleocapa, 3 - 20121 Milan

Share Capital Euros 614,238,333.28 fully paid up

Tax Code, VAT number and inscription number in the

Milan Enterprises Register: 09032310154

Website: www.mediaset.it

Table of Contents

Consolidated Financial Statements 2016

Directors’ report on operations

Corporate Boards	1

Financial Highlights	2

Directors’ Report on Operations	5

General economic trends	4
Development in the legislative framework in the television sector	9
Mediaset shares	10
Significant Events and Key Corporate Transaction for the year	12
The Main Group companies	16
Group Profile and Performance Review by Business Segment	17
Consolidated Performance by Geographical Area and Business Segment Economic Results	53
Balance Sheet and Financial Position	65
Parent Company Performance
Economic Results	70
Balance Sheet and Financial Position	72
Reconciliation between Consolidated and Parent Company Net Profit and Shareholders’ Equity	75
Disclosure of the Main Risks and Uncertainties to which the Group is exposed	76
Human Resources:
Group	86
Parent Company	94
The Company’s Commitment to the Environment and Culture	97
Disclosure Required by article 2428 of the Italian Civil Code	102
Other Information	107
Events after 31 December 2016	110
Forecast for the year	111

Draft resolution	112

Mediaset Group

2016 Consolidated Annual Report

Consolidated Financial Statements
Consolidated Statement of Financial Position	114
Consolidated Statement of Income	116
Consolidated Statement of Comprehensive Income	117
Consolidated Statement of Cash Flows	118
Consolidated Statement of Changes in Shareholders’ Equity	119
Consolidated Statement of Financial Position and Statement of Income according to Consob Resolution n. 15519 dated 27 July 2006	120

Explanatory Notes
General Information	123
Basis of Presentation and Accounting Policies for the preparation of the Financial Statements	123
Summary of the Accounting Standards and Measurement Criteria	124
Key Information relating to the scope of consolidation	142
Business Combination	148
Segment Reporting	152
Notes on main Asset Items	159
Notes on main Shareholders’ Equity and Liability Items	178
Notes on the main Items of the Statement of Income	192
Cash Flow Statement	201
Disclosures on Financial Instruments and Risk Management Policies	202
Share-based Payments	219
Related Party Transactions	222
Commitments	224
List of Equity Investments included in the Group’s Consolidated Financial Statements at 31December 2016	225

Certification on the Consolidated Annual Financial Statements pursuant art- 154 - bis of Legislative Decree 58/98	227

Indipendent Auditors’ Report	231

Mediaset S.p.A.

2016 Annual Report

Financial Statements
Statement of Financial Position	236
Statement of Income	238
Statement of Coprehensive Income	239
Statement of Cash Flows	240
Statement of Changes in Shareholders’ Equity	241
Statement of Financial Position according to Consob resolution n. 15519 of 27 July 2006	242
Statement of Income according to Consob resolution n. 15519 of 27 July 2006	244

Explanatory Notes
General Information	246
Adoption of International Accounting Standards	246
Basis of presentation, accounting policies for the preparation of the financial statements and measurement criteria	246
Other Information	262
Notes on main Asset Items	269
Notes on main Shareholders’ Equity and Liability Items	279
Notes on the main Items of the Statement of Income	294
Investment Commitments and Guarantees	304
Disclosures on Financial Instruments and Risk Management Policies	305
Attachments	318

Report of the Statutory Auditors and the External Auditors	323

Certification on the Annual Financial Statement pursuant art- 154 - bis of Legislative Decree 58/98	343

Summary Tables of main economic and financial data of Companies Included in the Consolidation Area	347

Extract from the resolutions adopted by the Shareholders’ Meeting	361

Compensation Report

Report on Corporate Governance and the Company’s Ownership Structure

MEDIASET GROUP

# Mediaset Group
# Annual Report 2016

MEDIASET

MEDIASET GROUP

# Mediaset Group
# Consolidated Annual Report 2016

*Directors' Report on Operations*

MEDIASET

CORPORATE BOARDS

Board of Directors	Chairman
Fedele Confalonieri
Deputy Chairman and
Chief Executive Officer
Pier Silvio Berlusconi
Directors
Giuliano Adreani
Marina Berlusconi
Franco Bruni
Pasquale Cannatelli
Mauro Crippa
Bruno Ermolli
Marco Giordani
Fernando Napolitano
Gina Nieri
Michele Perini
Alessandra Piccinino
Niccolo’ Querci
Stefano Sala
Carlo Secchi
Wanda Ternau

Executive Committee	Fedele Confalonieri
Pier Silvio Berlusconi
Giuliano Adreani
Marco Giordani
Gina Nieri

Risk and Control Committee	Carlo Secchi (Chairman)
Franco Bruni
Fernando Napolitano

Compensation Committee	Michele Perini (Chairman)
Bruno Ermolli
Fernando Napolitano

Governance	Carlo Secchi (Chairman)
and Appointments Committee Michele Perini
Wanda Ternau

Committee of Independent Directors for Michele Perini (Chairman) for Related-Party Transactions Alessandra Piccinino
Carlo Secchi

Board of Statutory Auditors	Mauro Lonardo (Chairman)
Francesca Meneghel (Regular Auditor)
Ezio Maria Simonelli (Regular Auditor)
Massimo Gatto (Alternate Auditor)
Flavia Daunia Minutillo (Alternate Auditor)
Riccardo Perotta (Alternate Auditor)

Independent auditors	EY S.p.A.
(formerly, Reconta Ernst & Young S.p.A.)

## Net Consolidated Revenues

mio €

5,000
4,000
3,000
2,000
1,000
-
3,720.7
3,414.7
3,414.4
3,524.8
3,667.0
2012
2013
2014
2015
2016
Net Consolidated Revenues mio €

## EBIT

mio €

400
0
-400
246.3
248.7
230.7
2012
2013
2014
2015
2016
-235.4
-189.2
EBIT

## Net Result

mio €

250.0
100.0
-50.0
-200.0
-350.0
2012
8.9
23.7
3.8
2016
2013
2014
2015
-294.5
Net Result

## Net Financial Position

2012
2013
2014
2015
2016
0.0
-750.0
-1,500.0
-2,250.0
-861.3
-859.4
-1,162.4
-1,459.0
-1,712.8

Main Income Statement Data

€ mio

	2012	2013	2014	2015 (1)	2016

Net Consolidated Revenues	3,720.7	3,414.7	3,414.4	3,524.8	3,667.0
Italy	2,834.9	2,588.5	2,483.4	2,554.2	2,675.9
Spain	886.7	826.8	932.1	971.9	992.0
EBIT (2)	(235.4)	246.3	248.7	230.7	(189.2)
Italy	(284.0)	176.1	104.3	26.1	(413.6)
spain	48.8	70.2	144.8	205.2	224.4
EBT	(287.4)	100.2	138.5	196.5	(274.4)
Net Result	(287.1)	8.9	23.7	3.8	(294.5)

Main Balance Sheet and Financial Data

€ mio

	2012	2013	2014	2015 (1)	2016

Net Invested Capital (1)	4,677.9	4,436.7	3,906.8	3,806.8	3,630.3
Total Net Shareholders’ Equity	2,965.1	2,977.7	3,045.5	2,947.4	2,535.9
Net Group shareholders’ Equity	2,121.9	2,119.9	2,322.8	2,293.8	1,947.7
Minorities Shareholders’ Equity	843.2	857.8	722.6	653.6	588.2
Net Financial Position (2)	(1,712.8)	(1,459.0)	(861.3)	(859.4)	(1,162.4)
Operating Cash Flow (2)	1,333.0	1,139.3	1,226.5	1,282.3	1,279.0
Investments	718.9	549.4	1,705.2	741.8	(721.8)
Dividens paid by the Parent Company	113.6	—	—	22.7	22.7
Dividens paid by Subsidiares	32.1	4.1	—	44.2	83.6

Personnel (3)

	2012	2013	2014	2015	2016

Mediaset Group Personnel (headcount)	5,908	5,693	5,559	5,484	5,519
Italy	4,573	4,401	4,299	4,210	4,245
Spain	1,335	1,292	1,260	1,274	1,274
Mediaset Group Personnel (average)	6,252	5,882	5,711	5,680	5,660
Italy	4,892	4,574	4,437	4,402	4,385
Spain	1,360	1,308	1,274	1,278	1,275

Main Indicators

	2012	2013	2014	2015 (1)	2016

EBIT/Net Revenues	n.a.	7.2%	7.3%	6.6%	n.a.
Italy	n.a.	6.8%	4.2%	1.0%	n.a.
Spain	5.5%	8.5%	15.5%	21.1%	22.6%
EBT/Net Revenues	n.a.	2.9%	4.1%	5.6%	n.a.
Net Result/Net Revenues	n.a.	0.3%	0.7%	0.1%	n.a.
ROI (4)	n.a.	4.7%	4.7%	4.4%	n.a.
ROE (5)	n.a.	0.3%	0.9%	0.1%	n.a.
Number of shares (6)	1,136,402,064	1,136,402,064	1,136,402,064	1,136,402,064	1,136,402,064
EPS (euro)	n.a.	0.01	0.02	0.00	n.a.
Dividend per share (euro)	—	—	0.02	0.02	—

(1)         As envisaged on IFRS 3 paragraph 49, comparative amounts at 31st December 2015 have been restated.

(2)         The figures refers to average economic results as well as balance sheet and financial data. Their relative recognition criteria (pursuant CONSOB Resolution n. 6064293 of 28th July 2006 and CESR Recommendation of 3rd November 2005 concerning non GAAP measures) are described on the Directors’ Report on Operation.

(3)         Include temporary and permanent workforce

(4)         Group EBIT / Average Net Capital Invested

(5)         Group Net Result / Group Average Net Equity.

(6)         Spot datum at 31/12 net of treasury shares.

DIRECTORS’ REPORT ON OPERATIONS

Shareholders,

2016 witness the consolidation of a global - even if still slight - improvement of macro-economic trends, against a backdrop still characterised by highly volatile financial markets and prolonged international geo-political instability. In particular, the Eurozone economy benefitted from the continuation of the ECB’s expansionary monetary policy, without suffering major impacts from Brexit.

Within this scenario - and in an increasingly dynamic and complex competitive environment characterised by a wide variety of players and distribution platforms, and a major shift in methods of production, offerings and content access, driven by the increasing synergy between TV and the Internet - the Mediaset Group continued to pursue the objective of developing its traditional TV operator model by:

•                  strengthening the leadership position in cross-media advertising developed in recent years through the diversification into the radio sector and the development of digital products to ensure and guarantee complementarity with the wide reach of its broadcast television offering and to increasingly leverage targeted audiences;

•                  strengthening its focus on original entertainment content and self-produced national film products, which in 2016, broke all box office records in terms of revenues;

•                  initiating the gradual transformation of the Pay TV business model, with a view to reducing its dependency on football content and refocussing it as provider of non-football broadcasting content and on opening up the unique technology platform developed by Premium to other operators.

In 2016, these lines of action were linked to the achievement of a significant growth in revenues from ordinary operations for all the Group’s main business areas - even against higher costs solely attributable to television broadcasting rights for main football tournaments at national and international level (including the three-year exclusive for the Champions League) — which were available to the Group from the second half of the previous financial year and that, in line with business plans, were expected to underpin the start of significant growth in customer numbers and Pay TV revenues from the second half of the year.

Consolidated performance and free cash flow for the financial year were inevitably impacted by the severe damage suffered by Mediaset as a result of Vivendi’s non-performance of a binding agreement signed on 8 April 2016.

As a matter of fact, with respect to the proper fulfilment by Mediaset S.p.A. of the obligations under this agreement, one-off costs of EUR 54.3 million were incurred operating costs for transaction additional charges and acquisition of unbudgeted linear Pay contents requested by Vivendi in the initial interim management stage and financial costs for financial hedging contracts and early repayment of lines of credit.

Moreover, data that can be observed at the date of these Consolidated Financial Statements (linked to the trend for key performance indicators and financial results of Pay TV activities that started to emerge from the third quarter of 2016 onwards as a result of the impacts on company operations during the interim management period with Vivendi) made it necessary to effect write-downs and provisions for EUR 256.7 million in total to adjust to current values the main assets and contracts relating to such activities.

Consolidated Annual Report 2016 - Directors’ Report on Operations

The overall negative impact on Consolidated EBIT ascribable to Vivendi’s non-compliance, including operating losses of EUR 72 million linked to Mediaset Premium’s inclusion in the consolidation scope also in Q4 2016, totalled EUR 341.3 million.

Moreover, it should be noted that, the companies belonging to the RadioMediaset Group (former Finelco Group), were fully consolidated starting from Q3 2016, valued at equity up to 30 June. The restructuring process immediately started for these business, prior to their acquisition at a historical loss, has already enabled the achievement a positive gross operating margin in the second half the year. Based on the Purchase Price Allocation process for the consideration paid for the acquisitions, carried out at the end of the financial year, intangible assets with final useful life were identified and useful life estimates for pre-existing assets were reviewed.

Consolidated economic-financial results can be summarised as follows:

•                  Consolidated net revenues amounted to EUR 3,667.0 million, up 4.0% on the previous year.

•                  EBIT was negative at EUR -189.2 million, compared to EUR 230.7 million posted for the previous year. This result was impacted by non-recurring items (mainly pertaining to write-downs and provisions as a result of impairment processes, one-off costs linked to the Vivendi deal) and higher amortisation resulting from the review of the useful life of radio frequencies and other assets identified based on the accounting allocation of the values recognised for business combinations. Excluding these items, amounting to a total of EUR 321.9 million, Consolidated EBIT would have been positive by EUR 132.8 million.

•                  Income from continuing operations, net of tax and minority interests, was negative by EUR -274.4 million, against EUR 196.5 million at 31 December 2015 and was impacted, other than by non-recurrent operating items, also by one-off financial expenses of EUR 41.7 million linked to the execution of hedging contracts and to the early repayment of credit lines pertaining to the agreement with Vivendi, as well as and a lower contribution by investees, which, in the same period of 2015, had benefitted from significant revenues from disposals made by Mediaset España.

•                  Net earnings attributable to the Group amounted to a loss of EUR -294.5 million, compared to a profit of EUR 3.8 million for 2015.

•                  Consolidated net financial debt increased from EUR 859.4 million at 1 January 2016 to EUR 1,162.4 million at 31 December 2016. The change was mainly attributable to the investment of a total of EUR 107.0 million to increase in the controlling interest in Mediaset España and EI Towers, effected through relevant treasury share buyback plans; the financial impacts for a total of EUR 75.3 million linked to the completion of the acquisition of control of the radio broadcasting operations of MediasetRadio Group (formerly Finelco Group) and their full consolidation from 1 July; outlays of EUR 55.2 million in connection with M&A transactions by EI Towers Group; and the pay out of a total of EUR 106.1 million in dividends by Mediaset SpA and Mediaset España. Free Cash flow from Italian and Spanish ordinary operations was positive on the whole for EUR 58.8 million.

•                  At 31 December 2016 the employees of the Mediaset Group companies included in the scope of consolidation numbered 5,519, an increase of 35 units compared to 31 December 2015, a change that is only due to the acquisition of radio broadcasting operations;

•                  The group parent Mediaset S.p.A., closed the year ended 31 December 2016 with a loss for the year of EUR 151.0 million, compared to a profit of EUR 50.4 million for 2015.

Breaking down consolidated performance by geographical area:

In Italy:

•                  Consolidated net revenues for the Group’s operations in Italy amounted to EUR 2,675.9 million, up 4.8% on 2015;

•                  gross advertising revenues for media held under concessions by the Group (relating to free and Pay television channels and the amount of sub-concessions on websites and radios) came to EUR 2,086.9 million in 2016, representing an increase of +4.1% on 2015, +2.8% in comparable terms, without considering the contribution of the radio stations across the two periods with respect to the acquisition of the company Monradio (Radio 101) from 30 September 2015 and of the companies belonging to the RadioMediaset Group consolidated from Q3 2016. Advertising revenue performance steadily improved during the year culminating in growth of 5% in the final quarter ( +2.8% in comparable terms). In 2016, based on data published by Nielsen, the advertising market posted a growth of 1.7% compared to 2015. The television segment continued to maintain its central place in investor choices, with growth of +5.4% and representing half the overall advertising spending.

•                  in 2016 the total audience over the 24-hour period was 10 million viewers. The Mediaset networks improved their audience share compared with 2015, remaining the leader in the commercial target audience with 33.5% of share in the early evening slot and 33.4% over the 24-hour period. Canale 5 was the most watched Italian network by the commercial target audience both in the early evening slot (16.1%) and over the 24-hour period (16%);

•                  Core revenues for Pay TV from the sale of subscriptions, prepaid cards and revenues from the “Infinity” on demand service amounted to EUR 619.8 million, compared to EUR 558.8 million in 2015.

•                  EI Towers revenues from external customers came to EUR 72.0 million, an increase over the EUR 64.3 million for 2015.

•                  EBIT for Italian operations was negative for EUR -413.6 million, against EUR 26.1 million in 2015, due to the aforementioned one-off costs and depreciation charges of EUR 321.9 million.

•                  The net result was a loss of EUR -380.1 million (EUR -74.6 million in 2015).

In Spain:

•                  Consolidated net revenues for the Mediaset España Group came to EUR 992.0 million, increasing by 2.1% on 2015.

•                  Gross advertising revenues amounted to EUR 962.9 million, an increase of 3.2% compared to 2015. In a macroeconomic environment in strong recovery, Mediaset España maintained its leadership in its television market, with a share of 43.3%. Based on Infoadex data, television advertising investments in Spain in 2016 increased by 5.5%.

•                  In 2016, the overall Free-to-Air TV offering of the Mediaset España Group - including, in addition to the generalist channels Telecinco and Cuatro, the thematic channels Factoría de Ficción, Boing, Divinity, Energy and Be Mad (HD channel launched on 21 April last year) - achieved an average audience share over the 24-hour period of 30.2% of total viewers and 31.7% of the commercial target audience.

•                  Total costs (personnel expenses, other operating costs, amortisation/depreciation and write-downs) amounted to EUR 767.5 million, an increase of 0.1% compared to the previous year. Over the last six years, strong cost control and optimisation policies have brought a cumulative saving on total costs of 21.7%, without affecting the quality of the television offering.

•                  As a result of the above performance, EBIT came to EUR 224.4 million, compared to EUR 205.2 million for 2015, corresponding to an operating profitability of 22.6% compared to 21.1% for the previous year.

•                  Net profit came to EUR 171.0 million compared to EUR 166.2 million for the previous year.

When defining the time scales for the approval of the draft Consolidated Financial Statements, Mediaset exercised the right provided by Article 2364, paragraph 2, of the Italian Civil Code, mainly to provide the Directors with the widest possible range of information and market data required for the planning of the main, complex valuation processes required for the preparation of the Annual Financial Statements, as well as to ensure the improved performance of all accounting activities linked to changes to the scope of consolidation in 2016 (completion of the Mediaset radio business portfolio).

GENERAL ECONOMIC TRENDS

The global economy recorded average growth of around +2.8% in 2016, in line with the figure for the previous year (3.1%) more dynamic in the emerging countries.

Even against solid consumption and investment trends, in the United States GDP growth stalled at 1.6%, with a marked slow-down in the second half of the year due to a steep drop in exports. In the United Kingdom, GDP grew by 1.8% year on year, contradicting negative post-Brexit forecasts. Finally, GDP growth for the Eurozone was forecast at +1.7%, growing at a moderate, but gradually increasing pace thanks to domestic demand components. In this situation BCE announced the extension even if for less amount of the quantitative easing programme over the maturity previous fixed on March 2017. However, there are still substantial differences between the economies of the various Eurozone Countries, with Germany growing at a rate of 1.8% and France at a rate 1.1%. Spain continued to grow, at a rate of +3.2%, thanks to domestic demand, investment in the real estate sector and favourable credit conditions for households and companies.

In 2016 Italy’s GDP grew by +1.0% per year based on preliminary data, confirming the moderate signs of recovery shown during 2015. The recovery of the Italian economy continued, even if slowly, mainly due to the positive contribution of domestic demand, as well as of the growth in household spending at 1.3%, and in capital expenditure; the trend of these indicators has reduced in the last part of the year against an export growth.

DEVELOPMENTS IN THE LEGISLATIVE FRAMEWORK FOR THE TELEVISION SECTOR

Reported below are the main changes in the legislative framework in Italy for 2016.

State aid for the purchase of digital terrestrial set-top boxes

As already reported in the 2015 Consolidated Financial Statements, by ruling of 11 February 2016, the Court of Rome, upholding the appeal lodged by Mediaset, cancelled the injunction order from the Italian Ministry of Economic Development for the return of state aid on set-top boxes, also ordering the Ministry to reimburse the amount paid (EUR 6.0), plus statutory interest.

The Court’s ruling became res judicata and, on 20 December 2016, the Ministry reimbursed the amount of EUR 6,561,976, including interest.

Contribution fees for use of broadcasting rights of digital terrestrial television frequencies

With Decree of 4 August 2016 (published on the Official Gazette of the Italian Republic on 21 September), the Ministry of Economic Development issued the criteria for the calculation of contribution fees for the use of broadcasting rights of digital television frequencies payable by national network operators for 2014, 2015 and 2016.

The annual amount was set at EUR 1,966,990 for each (multiplex) network owned by the operator, to be paid by 31 December of each year.

The contribution is discounted for those operators that have transferred their transmission capability to third parties not belonging to the same group.

The amount of the discount varies in relation to the amount of capacity transferred for each multiplex (20% for capacity transfer ranging from 30% to 50%; 40% for capacity transfer from 50% to 75%; 60% for capacity transfer from 75% to 100%).

The compatibility of this provision with national and European laws governing electronic communications is doubtful, given that the total amount of the contribution fees paid by concession holders (already settled) based on different regulations, and based on a technological and market context that no longer exists cannot clearly influence the new structure of the broadcasting sector resulting from the switch-over of public broadcasting from the analogue to the digital terrestrial system.

Elettronica Industriale, on 21 December 2016, paid the contribution fees calculated on the basis of the Italian Ministerial Decree as a precautionary measure, lodging an appeal against it before the Regional Administrative Court (TAR) of Lazio, Rome: the appeal is currently pending and the date of the related hearing is yet to be announced.

With respect to the method for the calculation of the contribution fee payable by Elettronica Industriale S.p.A. for 2013, it should be noted that, with ruling of 15 February 2016, the Regional Administrative Court (TAR) of Lazio, upholding the appeal filed by Mediaset, cancelled the Agcom ruling 568/13/CONS, as well as the subsequent deeds, including the request made by the Ministry for supplementation of the contribution fee paid.

The proceeding is still pending at appeal stage before the Italian Council of State as a result of an appeal filed by the Solicitor General.

MEDIASET SHARES

Stock market performance

In the early months of 2016, the performance of the Italian stock market showed a downward trend, influenced by the downgrade of the International Monetary Fund’s estimates for world economic growth and, in particular, the slowdown in China, as well as concerns linked to oil price fluctuations. After a period of recovery and relevant stability, in June and July, the market experienced another sharp drop, due to the general uncertainty caused by the unexpected result of the Brexit referendum, the crisis affecting the Italian banking sector - placed under heightened surveillance by the ECB - as well as tensions due to the terror attacks in Europe. The US elections in November and the constitutional referendum in Italy in December did not generate instability and the Italian stock exchange resumed its upward trend in the latter part of the year.

The FTSE MIB closed the year with a negative performance of -7.23%. In 2016, the index reached a minimum of 15,103.58 on 27 June and maximum of 20,983.24 on 05 January, posting an average of 17,446.20.

The performance of Mediaset shares was in line with that of the FTSE Mib over the year, but was amplified by speculations linked to the development of the Pay TV business. The shares closed 2016 with a positive performance (+11.87%), outperforming the FTSE Mib by +20%.

The trend for the media sector was substantially stable throughout 2016, whilst that of individual Government bonds was driven by expectations of political and economic stability and recovery of the advertising market in the target countries.

In particular, the English market was naturally negative impacted more than others by the Brexit effect, with ITV closing the year with a decidedly negative performance (-23.50%), followed by Prosieben, which closed 2016 at -20.67%. As a result of Brexit, TF1, too, posted a negative performance (-4.72%), in contrast with M6 (+14.18%), as a result of the different degree of risk attributed to the advertising revenue performance of the two broadcasters. Mediaset Espana, which ended 2016 with a positive performance (+14.69%) was influenced by revenues growth expectations and the stability provided by the results of the political elections in June.

In 2016, the average price of the Mediaset shares was EUR 3.2, with a low of EUR 2.2 recorded on 28 November and a high of EUR 4.6 recorded on 21 December.

Mediaset share price	2016	2015	2014

Maximum Price (EUR)	4.6	4.9	4.3
	21st December	16th July	7th April
Minimum Price (EUR)	2.2	3.2	2.5
	28th November	6th January	16th October
Opening Price 1/1 (EUR)	3.7	3.4	3.5
Closing Price 31/12 (EUR)	4.1	3.8	3.4
Average Volume (m)	9.5	10.2	11.0
Maximum Volume (m)	140.0	46.9	31.6
	13th December	11st November	12th November
Minimum Volume (m)	1.3	2.7	2.8
	30th May	16th December	30th December
Number of ordinary shares (m) *	1,136.4	1,136.4	1,136.4

Capitalisation 31/12 (EUR m) *	4,659.2	4,354.7	3,863.8

*own shares not included

Mediaset versus the main market indices (2016)

Mediaset versus other major European broadcasters (2016)

SIGNIFICANT EVENTS AND KEY CORPORATE TRANSACTIONS FOR THE YEAR

The table below shows significant events and transactions in the year broken down by the main Group areas.

Mediaset-Vivendi Agreement

On 8 April 2016 Mediaset and Vivendi signed an agreement for the transfer by Mediaset to Vivendi of an amount of already existing Mediaset treasury shares equal to 3.50% of Mediaset’s share capital, against the transfer by Vivendi to Mediaset of an amount of already existing or newly issued treasury shares equal to 0.54% of Vivendi’s share capital and, at the same time, for the transfer by RTI to Vivendi of 100% of Mediaset Premium’s share capital by Vivendi to RTI of an amount of already existing or newly issued treasury shares equal to 2.96% of Vivendi’s share capital.

Upon completion of the aforementioned transactions, Mediaset and RTI would have owned, in total, 3.5% of Vivendi’s share capital, whilst the latter would have acquired 100% of Mediaset Premium and 3.5% of Mediaset’s share capital.

Subject to the necessary authorisations by the relevant European authorities, the Agreement was to be finalised by 30 September 2016.

On 25 July 2016, Vivendi notified to Mediaset a proposal for an alternative transaction scheme and its intention not to give effect to the commitments undertaken by signing the agreement on 8 April.

On 28 July, the Board of Directors of Mediaset resolved to reject Vivendi’s alternative proposal, which was deemed unreceivable as it was not compatible with the binding agreement already signed.

On 19 August, Mediaset lodged with the Court of Milan for notification to Vivendi a writ of summons for the enforcement of the agreement by order of the court and compensation for damages suffered, estimated up to that date at EUR 50 million per each month of delay in performance by Vivendi starting from 25 July 2016. The date of the first hearing was set to 21 March 2017.

On 12 December 2016, Vivendi announced that it had acquired an equity interest in Mediaset of 3.5% and that it intended to raise its interest to 10-20% of the share capital. On 19 December, the board of Vivendi adopted a resolution to increase its investment in Mediaset through the acquisition of additional shares up to a maximum interest of 30% of the share capital and voting rights.

On 20 December 2016, the Board of Directors of Mediaset, in view of the risk of a standstill for Mediaset’s business development activities due to Vivendi’s acquisition of a stake of over 10% in its share capital (threshold that establishes an associate relationship between listed companies), resolved to lodge a complaint with the AGCom to report the unlawfulness of Vivendi’s conduct in breach of industry regulations and, in particular, of Article 43, paragraph 11 of the Consolidated Act on media, audiovisual and radio services, as well as the possible impediment to Mediaset’s development strategy in view of the cross-ownership relationship with Telecom Italia, 2 the incumbent of the TLCs, as determined by Vivendi’s initiative.

On 22 December 2016 Vivendi informed that it held 28.8% of Mediaset’s common share capital, equal to 29.94% of outstanding shares with voting rights.

Radio broadcasting operations

On 15 April 2016, the Italian Antitrust Authority authorised the transaction for the establishment of a new radio station group with some measures shared by Mediaset. As a result of the aforementioned authorisation, RTI S.p.A. on 15 September 2015 had acquired (through the subscription of a reserved capital share increase) shares with voting rights equal to 19% of the share capital and shares without voting rights convertible into ordinary shares equal to 50% of the share capital of the holding RB1 that owned the radio broadcasting activities of the Finelco Group. On 8 June 2016, RTI S.p.A. purchased an additional interest of 3.1% in RB1 S.p.A., taking its shareholding as at 30 June 2016 to 72.1% of the capital.

On 1 July 2016, RTI S.p.A. exercised the option and converted the rights into ordinary shares totalling 50% of the share capital of RB1 S.p.A. (subsequently renamed Radiomediaset S.p.A.), thereby assuming a controlling interest in the company and in its subsidiaries, the radio broadcasters Radio 105 and Virgin Radio. In the third quarter, residual interests in RB1 S.p.A. and its subsidiaries were acquired directly from the Hazan family. As a result of this transaction, Mediaset, through RTI, has come to hold, directly and indirectly, 100% of the share capital of RB1 S.p.A. and its subsidiaries. The completion of this transaction, together with the purchase in the autumn of 2015, enabled the creation of “RadioMediaset”, the leading Italian radio broadcasting group in terms of audience figures and advertising revenue, consisting of the Mediaset Group’s radio broadcasting operations in R101, Radio 105 and Virgin Radio and the partnership with Radio Monte Carlo. “RadioMediaset”‘s advertising sales are exclusively handled by the advertising agency Mediamond, 50% owned by Mediaset and 50% owned by Mondadori, which currently has a total of eight broadcasters in its portfolio: R101, Radio 105, Virgin Radio, Radio Monte Carlo, Radio Italia, Radio KissKiss, Radio Subasio, and Radio Norba.

The acquisition of the radio broadcasting operations of the RadioMediaset Group qualifies as a business combination under the provisions of IFRS 3. The difference, equal to EUR 59.8 million, between the consideration paid and the net book value of acquired assets and liabilities at the date of acquisition of control was definitively allocated, in preparing these consolidated financial statements, to immaterial assets pertaining to the Radio 105 trademark and the radio signal broadcasting frequencies.

Mediaset/Mediamond -Yahoo Agreement

On 2 February 2016, Yahoo and Mediaset sealed a three-year exclusive agreement for the sale of display, native and video advertising and content marketing on Yahoo.it. This partnership, effective as of the second quarter of 2016, will allow Mediamond (the Mediaset Group’s online advertising agency) to position itself in the Audiweb ranking right behind Google and Facebook, and reach 21.2 million people on a monthly basis and over 5.3 million daily. The agreement with Yahoo will enable the Group to further develop its offering with a view to providing and building a major cross-media portfolio on all platforms, by leveraging Yahoo’s technological reach and its large digital audience and combining it with Mediamond’s editorial brand recognition.

AGCM procedure for the sale of television broadcasting rights for Serie A 2015-2018

By order no. 25462 of 13 May 2015, the Italian Antitrust Authority (“ACGM”) approved the commencement of the Proceedings against Lega Nazionale Professionisti Serie A, Infront Italy S.r.l., Sky Italia S.r.l., RTI - Reti Televisive Italiane S.p.A. and Mediaset Premium S.p.A. for alleged violation of Article 101, paragraph 1, of the Treaty on the Functioning of the European Union (TFEU) with respect to the tender held in 2014 for the award of television broacasting rights for the Serie A football championship for the three-year period 2015-2018.

On 20 April 2016, the Authority concluded the proceedings imposing a financial penalty of EUR 51,419,247.25 towards RTI and Mediaset Premium.

The other parties involved in the proceedings were issued penalties of, respectively: EUR 4 million, for Sky; EUR 9 million for Infront and EUR 1.9 million for Lega Nazionale Professionisti.

On 30 May 2016 and in a subsequent appeal on 4 July, RTI and Mediaset Premium challenged the ruling in the Lazio Regional Administrative Court. On 23 December 2016, the First Section of the Lazio Regional Administrative Court annulled the EUR 51.4 million fine imposed on the Company.

On 18 October 2016 , the Italian Supreme Court of Cassation absolved Mediaset’s Chairman and Chief Executive Officer from the charge of tax fraud, overturning the ruling of the Court of Appeal of Milan of 17 March 2016. The annulment without recourse of the ruling of the Court of Appeal made the first-level ruling issued by the Court of Milan on 8 July 2014 (absolving the Chairman and the Deputy Chairman Chief Executive Officer “because the relevant conduct is not an offence”) definitive.

EI TOWERS

The acquisition of small companies operating in the tower business continued throughout the year, as reported in the section Key information relating to the scope of consolidation. Moreover, during the year, various transactions for the purchase of contracts, towers, land and surface rights were effected, for a total amount of EUR 11.5 million.

On 31 May 2016, EIT Radio S.r.l. was established, a wholly-owned subsidiary of EI Towers S.p.A., which shall operate in the hosting and ancillary sector for radio broadcasting operators and in which sector companies to be acquired shall be incorporated.

On 20 July 2016, the capital of Nettrotter S.r.l. was increased by EUR 1 million, of which EUR 0.8 million as share premium, following payments effected pro quota by the shareholders EI Towers S.p.A. and Thinktank 2000 S.L. The capital increase is functional to the financial support of the company during the network implementation stage.

The Board of Directors of 26 July resolved on the approval of a buyback plan for ordinary treasury shares, up to the maximum number permitted by law, in implementation of the resolution of the Shareholders’ Meeting held on 21 April 2016. The Plan provides for the maximum purchase of no. 1,413,119 shares, equal to 5% of the share capital. Based on the average Stock-exchange price over the last 30 days (25 June 2016 - 25 July 2016) - equal to EUR 45.07 per share - the theoretical financial commitment for the purchase of the shares that are the subject of the Plan would be equal to EUR 63.7 million. At 31 December 2016, the shares bought back amounted to 350,907 in total, equal to 1.24% of the share capital, for a total expenditure of EUR 15.6 million.

Following this buy-back initiative, treasury shares in the portfolio on the same date, including those already present at the time the buyback plan was started, were 413,433 in total, equal to 1.46% of the share capital.

As part of the aforementioned re-leverage plan, on 18 November 2016, the Board of Directors of EI Towers S.p.A. resolved to propose to the Shareholders’ Meeting the distribution of an extraordinary dividend of EUR 3.60 per share. Following positive resolution by the Shareholders’ Meeting on 12 January 2017, the dividend was subsequently paid to the Shareholders on 8 February 2017.

Mediaset España

On 20 February 2016, the share buyback plan decided by the Board of Directors of Mediaset España on 28 October 2016 was completed by purchasing 14,232,590 shares equivalent to 3.89% of the share capital, for a total disbursement of EUR 132.6, of which EUR 91.4 million in the first quarter of 2016. As a result of these purchases, the Group now interest in Mediaset España increased from 48.76% on 31 December 2015 to 50.21%. On 13 April 2016, the Shareholders’ Meeting of Mediaset España Comunicacion S.A. approved the resolution for the reduction of the share capital by an amount of EUR 14.7 million through the cancellation of 29,457,794 treasury shares in the portfolio.

On 21 April 2016, the Mediaset España Group launched Be Mad TV, a new HD channel (assigned following the successful award of the tender in October 2015) that targets an audience of 16- to 44-year-olds that further enhances the Group’s already broad offering of generalist and thematic television channels.

Medium- and long-term incentive plan

On 21 June 2016, Mediaset’s Board of Directors identified the recipients of the medium-long term incentive and retention Plan for 2015- 2017, established with resolution of the Shareholders’ Meeting of 29 April 2015, and assigned to them the rights accrued for 2016, calculating the relevant amount based on the criteria set out by the Plan’s rules, approved by the Board of Directors in the meeting of 12 May 2015. The rights entitle each recipient to the free allocation of an ordinary share for each right assigned, subject to the achievement of performance targets as well as the existence of an Employment Relationship with the Company at the end of the vesting period.

Ad4Ventures

During the year, the Group made equity investments as part of the so-called AD4Venture business. In particular, on 4 February 2016, RTI S.p.A. and Advertisement 4Adventures SLU (Mediaset España Group) acquired 8.45% and 7.45% respectively of the share capital of Job Digital Network SL. On 25 October 2016 , the subsidiary RTI S.p.A. purchased 16% of the share capital of Check Bonus S.r.l. and on 23 December 2016 RTI S.p.A. and Advertisement 4Adventures SLU (Mediaset España Group) completed the acquisition of 4.37% and 4.37% respectively of the share capital of Hundredrooms SL.

# THE MAIN GROUP COMPANIES

MEDIASET S.p.A.
100% Publitalia '80 S.p.A.
100% R.T.I. S.p.A.
20% 7% Auditel S.r.l.
50% Mediaset España Comunicacion S.A.
100% Mediaset Investment S.a.r.l.
100% Digitalia '08 S.r.l.
100% Promoservice Italia S.r.l.
100% Publieurope Ltd.
50% Mediamond S.p.A.
89% Mediaset Premium S.p.A.
100% Elettronica Industriale S.p.A.
40% EI Towers S.p.A.
100% Towertel S.p.A.
100% EIT Radio S.r.l.
95% Nettrotter S.r.l.
100% FP Tower S.r.l.
31% Società Funivie Maddalena S.p.A.
50% 50% Monte Maddalena Telecomunicazioni S.p.A.
100% Media4Commerce S.p.A.
99% Videotime S.p.A.
30% Titanus Elios S.p.A.
100% Taodue S.r.l.
100% Medset Film Sas
100% Medusa Film S.p.A.
80% Monradio S.r.l.
100% RB1 S.p.A.
100% UNIBAS S.p.A.
1% 99% Virgin Radio Italy S.p.A.
100% RadioMediaset S.p.A.
100% Radio Studio 105 S.p.A.
30% Publiale S.r.l.
100% Radio 105 USA Corp.
40% Blasteem S.r.l.
51% Boing S.p.A.
50% Fascino Produzione Gestione Teatro S.r.l.
48% Tivù S.r.l.
100% Publiespaña S.A.U.
100% Publimedia Gestion S.A.U.
100% Integracion Transmedia S.A.U.
70% Netsonic S.L.
100% Netsonic S.A.C.
50% Aunia Publicidad Interactiva S.L.U.
100% Advertisement 4 Adventure S.L.U.
7% 12% Deportvillage S.L.
75% 25% Mediacinco Cartera S.L.
34% Nessma S.A.
100% Conecta 5 Telecinco S.A.U.
30% Megamedia Television S.L.
100% Grupo Editorial Tele 5 S.A.U.
100% Premiere Megaplex S.A.
100% Advertisement 4 Adventure S.L.U.
100% Sogecable Editorial S.L.
100% Telecinco Cinema S.A.U.
34% Furia de Titanes AIE
44% Pegaso Television Inc.
30% Supersport Television S.L.
40% Emision Digital de Catalunya S.A.
30% La Fabrica de la Tele S.L.
30% Producciones Mandarina S.L.
Companies consolidated on a line-by-line basis
Companies consolidated using the equity method

GROUP PROFILE AND PERFORMANCE REVIEW BY BUSINESS SEGMENT

Mediaset is a multinational media group, which has been listed on the Milan Stock Exchange since 1996, mainly operating in the television industry in Italy and Spain.

In Italy Mediaset operates in two main business areas:

•                  Integrated television operations consisting of commercial television broadcasting over three of Italy’s biggest general interest networks and an extensive portfolio of thematic free-to-air and pay TV channels (linear, non-linear and OTTV), with a broad range of content, including exclusive content, centred on soccer, cinema, TV series, documentaries and children’s television channels. Over the last two years, Mediaset has created a radio broadcasting segment that brings together three of the country’ biggest broadcasters.

Network infrastructure services and management through the 40% holding in EI Towers (equivalent to an equity interest at 31 December 2016, net of treasury shares, equal to 40.59%), the leading independent tower operator in Italy, engaged in network infrastructure management and the provision of electronic communications services for television and radio broadcasting and mobile transmissions. The company, which is listed on the Milan Stock Exchange, was created in 2012 following the merger between EI Towers, a Mediaset Group company - which had absorbed the Tower operations in 2011 - and the third-party company DMT.

In Spain, Mediaset is the main shareholder of Mediaset España, with an interest of 50,208% at 31 December 2016 and interest net of treasury shares of 48.762%. Mediaset España is the leading Spanish commercial television broadcaster with two main general interest channels (Telecinco and Cuatro) and a bouquet of free-to-air thematic channels. Mediaset España is listed on the Madrid stock exchange.

ITALY

INTEGRATED TELEVISION OPERATIONS

Media and distribution platforms are becoming more and more integrated in response to developments in the advertising market. In the television sector, in particular, competition has led to a proliferation of multichannel and multi-platform offerings, which has influenced advertising as much as production and editorial strategies.

For advertising, different media need to be managed jointly to maximize their viewer reach and leverage information profiling of the various target audience segments. Production and editorial operations, on the other hand, require coordination and synergy for content planning and strategies acquisition.

In this environment, the Mediaset Group has developed an integrated television free-to-air/pay television, linear/non-linear content model, which generates synergies and leverages the know-how gained over the years from producing entertainment, news and analysis programmes, together with the distinctive expertise developed by the Medusa and Taodue subsidiaries in movie distribution and the production of films and television dramas, in addition to the acquisition of sports, film and television series content from third-parties.

Also in keeping with this model is the development of web activities, increasingly oriented towards free online television-based video - with the capacity to rebroadcast and amplify content and supply, as well as launching original products - and the offering of pay videostreaming on demand.

In 2016, the integrated television model was further enhanced through significant investments in exclusive content and new broadcasting technologies, and the launch of a new avenue of development targeted at radio broadcasters.

The integrated television model consists of the following main activities:

•                  content production and third-party acquisition;

•                  content distribution in linear and non-linear, and free-to-air and pay-per-view format;

•                  other activities: radio broadcasting operations, film production and distribution, teleshopping, broadcasting, licensing and merchandising, and foreign advertising concessions handled by the subsidiary Publieurope.

CONTENT PRODUCTION AND ACQUISITION

Productions

In 2016, RTI S.p.A. produced 342 television programmes.

The following table shows the number of productions made in 2016 by type, split by general interest channels, thematic channels, semi-generalist channels and pay TV channels.

	Numbers of in-
	house productions
	2016			2015
	Prime	Day		Prime	Day
Types	Time	Time	Total	Time	Time	Total
Film	—	—	—			—
Fiction	7	2	9	6		6
Cartoon	—	—	—			—
News	11	33	44	10	34	44
Sport	2	11	13	3	11	14
Entertainment	44	77	121	37	77	114
Education	2	5	7	4	5	9
Teleshopping	6	17	23	9	18	27
Promotion	—	12	12		7	7
Total Generalist Networks	72	157	229	69	152	221
Film	—	—	—			—
Fiction	—	—	—
Cartoon	—	—	—
News	—	2	2		11	11
Sport	—	3	3		5	5
Entertainment	3	39	42	2	38	40
Education	—	2	2		1	1
Teleshopping	—	1	1		3	3
Promotion	—	5	5		5	5
Total Multi-Channel	3	52	55	2	63	65
Film	—	—	—			—
Fiction	—	—	—		1	1
Cartoon	—	—	—			—
News	—	—	—		1	1
Sport	7	35	42	6	20	26
Entertainment	—	10	10		9	9
Education	—	—	—			—
Teleshopping	—	—	—			—
Promotion	—	6	6		7	7
Total Pay-tv Networks	7	51	58	6	38	44
TOTAL	82	260	342	77	253	330

A total of 16,750 hours of final programme time was produced in 2016, compared to 15,142 hours in 2015, as detailed in the following table:

	Hours of finished products
Types	2016	% wheight	2015	% wheight

Film	—	—	—	—
Fiction	96	0.6%	72	0.5%
Cartoon	—	—	—	—
News	3,793	22.6%	3,635	24.0%
Sport	391	2.3%	525	3.5%
Entertainment	2,537	15.1%	2,382	15.7%
Education	60	0.4%	113	0.7%
Teleshopping	59	0.4%	122	0.8%
Promotion	34	0.2%	33	0.2%
Total Generalist Networks	6,969	41.6%	6,883	45.5%

Film	—	—	—	—
Fiction	—	—	—	—
Cartoon	—	—	—	—
News	3,761	22.5%	3,088	20.4%
Sport	161	1.0%	342	2.3%
Entertainment	369	2.2%	557	3.7%
Education	12	0.1%	6	—
Teleshopping	12	0.1%	—	—
Promotion	8	—	9	0.1%
Total Multi-Channel	4,322	25.8%	4,002	26.4%

Film	—	—	—	—
Fiction	—	—	1	—
Cartoon	—	—	—	—
News	—	—	3	—
Sport	5,418	32.3%	4,213	27.8%
Entertainment	29	0.2%	23	0.2%
Education	—	—	—	—
Teleshopping	—	—	—	—
Promotion	12	0.1%	18	0.1%
Total Pay-tv Networks	5,459	32.6%	4,257	28.1%
TOTAL	16,750	100.0%	15,142	100.0%

Entertainment productions

In 2016, Mediaset worked towards the objective of further reinforcing its entertainment offering through the consolidation of historical productions that continue to ensure Mediaset’s leadership in the genre, while at the same time trialling and proposing new products on the three general interest networks and on free-to-air thematic networks.

In particular, a new phase of investment has begun, focused on in-house production as well as on international formats, which brought new titles that are already being offered again in 2017.

The great variety of genres and types, by target audience and by cost segments, continues and strengthens through the fruitful collaboration with the concession holder that brought products wholly or partially funded by the market.

The prime time of Canale 5 and Italia uno: Canale 5’s entertainment maintains its leadership in the commercial target, constantly above 25%, with many titles even surpassing 30%.

In addition to the youth audience, on Saturday evenings our entertainment also extends to the more mature age groups, resulting in the leadership also in terms of total viewers. C’è posta per te in its 15th season reaches 26.3% (women at 30%) Amici averages 25.7%, surpassing 50% of women under 25. Tu si que vales confirms its effectiveness, approaching a 25% share.

On Reality shows, the best performance regards the younger audience, with the 15-34 bracket consistently above 30%.

Reality shows with VIPs reconfirm their position with Isola dei Famosi, with a 23.5% average, and the first edition of Grande Fratello with celebrity guests reaches 24%.

Temptation Island, the Reality show without studio or VIPs, reaches 20%.

In terms of entertainment and comedy, Canale 5 aired a new season of Ciao Darwin at 30%, and a final edition of Zelig at 17%.

On Italia1, Colorado is the clear leader for the youth audience, together with two special evenings with shows by Pucci and Pintus, all at 13% on the 15-34s.

The fun and investigations of Le Iene, broadcast twice a week, confirmed its energy with an average of 12.3% (18.65% on the 15-34 segment).

In addition to the established titles, Canale 5 delivered great innovation with 15 nights of new productions that debuted with excellent results: Little big show (debut at 18.5%), the Pequenos Gigantes format with the Fascino production company (19.1%), and two products by Fascino, House Party (24%) and Selfie (21.2%)

New productions also for Italia1: with Flight 616 and Bring The noise, at 13% for 15/34.

Good results also on musical productions, with different targeted formulas for each of our three networks, with audience levels always exceeding the goals of each network.

Events: Canale 5 hosted the Bocelli concerts, while Amoroso and Nannini were on Italia1, and Rete4 dedicated an evening to Mogol.

The collaboration with Radio Italia brought to Italia1 the concerts of Radio Italia Live from Piazza del Duomo (10.3%) on the 15 to 34 bracket, and the late fringe with concerts of Fronte del Palco.

Daytime programmes: In addition to the network’s established infotainment programmes (Mattino Cinque, Pomeriggio Cinque, Domenica Cinque and Verissimo), the daytime features some highlights:

Forum and Uomini e donne (25.9%), long-standing programmes that maintain Canale 5 as the top network for viewers in the morning and afternoon.

In the early evening, Caduta Libera confirmed its position with 20.35% and more than 5.5 million contacts.

Access and Late Fringe: Canale5’s satirical offering continues to attract and entertain: Striscia la Notizia secures over 21.5% share with 5 million viewers, almost always surpassing its competitor Rai.

After Prime Time, alongside Matrix and Grand Hotel Chiambretti, there is Costanzo’s return with L’intervista, which brings 3 million viewers to Canale 5’s late fringe.

On Italia1, two fun new offerings, both renewed in 2017: Emigratis, in-house format with peaks of 30% on men under 25 and Gogglebox, successful English format at 20% on men and women under 25.

Branded content: In accordance with the principles of broadcaster editorial autonomy and regulatory guidance on product placement, the number of hours in the schedule that are partially or fully funded has grown on all the networks and in all time slots.

This has enabled inserting commercial operations even into the most important titles, without any impact on quality or performance.

On general interest channels, in prime time (from Amici to Gf, from Zelig to Le Iene...), in daytime (Forum, Uomini e donne), and in late night (Top Dj, Gogglebox, Italian Pro surfer...)

On thematic channels, on La5 (A colazione, Mamme al via…), Italia2 (Giù in 60 secondi) and Iris (Le strade dell’emozione).

News and Sport productions

In 2016, the integrated system model was further consolidated for News and Sports in the Mediaset networks and multimedia platforms.

The system is based on the various components:

Television news broadcasts: Tg5, leader for the commercial target audience (15/64) with morning news of Prima Pagina (sh 19.5%), in the morning (sh 20.6%), midday (sh 18.9%) and evening (sh 20.1%) editions; Studio Aperto, which is successful with the young audience (15/34) of Italia 1 both in the midday (sh 17.5%) and evening (sh 8.2%) editions; Tg4, which captures Rete 4’s typical audience (over 55), recording a 7.3% share for this target at 11:30 and a 4.9% share at 18:55. Tg4 also produces the access programming of Rete 4 Dalla Vostra parte, which gets a 7.5% share on the over 55s.

Infotainment and journalistic analysis, by Videonews: Canale 5’s daytime, with Mattino 5, Pomeriggio 5, Verissimo and Domenica Live, respectively at a 13.6%, 18.7%, 18.9% and 16.6% of the commercial target audience; Canale 5’s late fringe, with Supercinema, Top Secret, X-style and, mostly, Matrix, which in 2016 went from one to three weekly editions, achieving a 7.7% share of the commercial target audience for Nicola Porro’s “hard news” slots and a 9.1% for the Friday edition moderated by Piero Chiambretti; Rete 4’s prime time, with Quarto Grado, Quinta Colonna e la Strada dei miracoli (respectively with a 10.6%, 7.8% and 7.2% share of over-55s) and, from the spring, Terzo Indizio, a spin-off of Quarto Grado (sh 5.7% of over-55s); Rete 4’s late fringe, with new successful programmes such as Il Presidente and Il labirinto, as well as the already well-established special reports of Terra! and Confessione Reporter.

The weekly rendez-vous on Canale 5 with Le frontiere dello spirito which reaches more than 300,000 average viewers.

Sports information on generalist and free-to-view channels: around 500 hours of news programmes and sections to complement the scheduling of Champions League matches. In addition to the success of Tiki Taka in the late fringe of Italia 1, edited by Videonews, there were 320 total hours of original programming by the Motorsports Newsroom: Superbike broadcast on Italia 1 (in simulcast with Italia 2 and Premium) and 72 hours of motocross, aired mainly on Premium and Italia 2. In addition, the Premium channels hosted a programme (Grand Premium) with 30 weekly episodes and 55 assorted motorsports events (Tourist trophy, Supermotard, Trial, Speedway, Sidecar, Rally raid and Enduro) and the World Rally Championship for a total of 100 hours.

Journalistic coverage of events on the Premium Calcio pay channels: over 2,800 broadcasting hours dedicated to Italian and European football championships, supplemented by around 300 hours of related sections and programmes.

The all-news system Tgcom24, in its various forms, the television network (viewable on the 51 DTT and 509 SKY channel), the breaking news on general interest and free thematic channels and the main national radio stations, the Tgcom24.it website, the smartphone and tablet apps and the official profiles on social networks (Facebook and Twitter). Worthy of note, the performance of the multimedia output of News and Sports, with the indicator of videos viewed on the web and mobile for Tgcom24.it (19.7 million average per month) and SportMediaset.it (4.7 million average per month). The media offerings from Tgcom24 are followed by an average of about 24.4 million unique users per month. Since October 2016, following a strategy of synergy, the web and mobile traffic surveys for Tgcom24, SportMediaset and Meteo.it are aggregated. On the mobile front, the TgCom24 app exceeded 5.2 million downloads, a 10% increase compared to 2015, the SportMediaset app exceeded 3.3 million downloads, with a 10% increase compared to 2015. TgCom24 has a large following on social networks, where the official Facebook page has over 1.7 million fans (up 24.5% compared to 2015) and the official Twitter profile has 860 thousand followers (a 26.7% increase compared to 2015).

The consolidation of the number of hours of in-house productions (in 2016 amounting to around 13,600 hours of in-house productions broadcast: around 7,600 hours of in-house produced News and around 6,000 of in-house produced Sport broadcasts) is the result of a profound organisational and technology change based on two organisational and technological pillars: the internal Mediaset News agency and the Dalet digital production system.

The News Mediaset agency. Established in March 2010, the News Mediaset agency brings together about 110 journalists from Mediaset’s various media outlets into a single unit. The agency provides a constant stream of news for Tgcom24 and supplies content to the three national television news broadcasts (Tg5, Tg4 and Studio Aperto) and for infotainment programmes. It also provides cross-media content for web and mobile applications. The four newsrooms (Tg5, Tg4, Studio Aperto and Tgcom24) have a total staff of about 100 journalists. In 2016 Mediaset focussed more on product quality and improved satisfaction of internal customers. It produced over 45,000 television contents, to which must be added over 900 breaking news for generalist and free thematic channels. A considerable amount of multimedia content was also produced: over 14.000 video, around 9,200 photo gallery; over 1000 SMS news alerts, providing content for new media platforms.

First introduced into newsrooms in 2011, with a view to integrating all news reporting programmes into a single digital environment, the Dalet digital production system today is fully up and running for News production in Milan and in the regional editorial offices. In 2015, Dalet technology was extended to the Rome Palatino production centre and to TG5; the system is synchronised with the one in Milan and enables users to access the same content from Rome and Milan. The digitalisation of Tg5 is reducing the use of post-production facilities and production costs. The extension of the digital system is making journalists even more autonomous in searching for video material, freeing up resources that can be used more effectively in describing the archive material. Also in 2015, the Dalet technology was introduced for Premium Sports production, giving journalists total autonomy in content creation; again, we are seeing a reduction in costs for post production facilities and optimisation of video content description. Thanks to the shared technology, the system enables real-time exchange of services and content without any physical transfer of materials, facilitating synergies between publications. Finally, the Galaxy update to the Dalet system was developed during 2016, and is being released in early 2017.

The result of these two process innovations (the first organisational and the second technological) enabled a significant improvement in productivity compared to 2011, the year in which the Dalet production system was introduced: against a reduction of the total cost (around 10%) of News information, in-house productions more than doubled, from 3,767 to 7,596.

Tgcom24 is a cross-media system that is unique in Italy, involving the following distribution platforms: Rete TV (Canale 51 DTT and 509 SKY), Web-Mobile, Radio, TV Mediaset free.

The Channel currently totals 3 million contacts on an average day, and it has been adding items on its schedule, thanks to the performance of the new multi-purpose studio, with a significant increase of original productions. In particular, besides the usual news, updates, live in-studio analysis, and the main editions of Mediaset Tg newscasts, 2016 welcomed some new programmes and formats that enhanced the content offerings, including “Il giallo della settimana”, “Italiani brava gente”, “Stasera al cinema”, “Buone notizie dalla radio”, “Zerovirgola”, “La versione di Lilin”, “Prima serata”, “Stanze vaticane”.

Since October, thanks to the Mediaset all-news system, a veritable television studio dedicated to young people has been “branded” inside “the City of Children and Youth”, in the Old Port of Genoa. Young aspiring journalists create and manage the “Tg dei Ragazzi”, a weekly 15-minute mini-newscast. This includes presenting, interviews, reports and news told from their point of view, but also the large amount of upstream work, such as shooting, editing, directing and the full management of the studio.

From December, the economics and finance news is also entirely produced in-house, giving rise to a new daily appointment: “TgEconomy”.

As for New Media, the TGcom24.it website totalled about 6.4 billion page views in 2016, and in the mobile segment, the TgCom24 app surpassed 5.2 million downloads, as already noted, with a 10% increase over 2015. The brand achieved great results also on social platforms: 2016 witnessed an increase of around 25% in the number of Facebook and Twitter fans and followers.

In 2016, the partnership with Radios for the distribution of Breaking News was strengthened: TGCOM24’s news bites are broadcast by 7 radios at the same time (Radio 105,Virgin Radio, R101, Radio Monte Carlo, Radio Kiss Kiss, Radio Subasio, Radio Norba) in five 5 peak time slots, reaching a potential audience of 12 million listeners on a daily basis.

The TgCom24 Breaking News stories are also broadcast on Mediaset Free Channels (general interest and thematic networks) and reach approximately 6 million hits a day during the week and 8 million hits a day on weekends, during which the number of distributed news stories increases.

In 2016, the use of the Meteo.it brand was consolidated for weather forecasts on all television networks of the Mediaset Group, on the website and tablet and smartphone apps. The indicators for Meteo.it reveal the popularity among Internet users: around 1 billion and one hundred million pages viewed per year and around 500,000 average unique browsers. We must note the new dedicated app, which has been downloaded over 9 million times, which has developed a new potential revenue model through so-called “native advertising”.

In 2016, the Mediaset production model evolved by concentrating operations into two fully-owned production centres (Cologno Monzese and Roma Palatino). Historically, the Mediaset news evolved at Milano 2, Cologno Monzese and Roma Palatino. Milano 2 was a leased production site, with a well-developed infrastructure. As part of a multi-year plan, between July and October around 280 employees (journalists and technical/production staff), were transferred. As a result, studio 4 of the Cologno production centre now hosts both TG4 and Studio Aperto (a unique case of a studio being shared by two national newscasts), and a new studio (number 15) has been created for TGCom24. The newsrooms have been housed at the new, technologically advanced spaces in the building at viale Europa 44.

In 2016, the programmes broadcast on the general interest televisions, which are developed in collaboration with third parties and in synergy with Publitalia (including Supercinema, X-Style, Cotto e mangiato Menù, Confessione Reporter, Smart Touch, The Winner) extended their scope into international and institutional partnerships. September 2016 saw the start of an active cooperation with the European Parliament for a period of three years. The partnership was secured on the basis of a shared publishing project with the Institution, and it provides public funding to implement publishing initiatives.

The training process on the Dalet system began in 2011, and during 2016 it involved 280 people (166 journalists and 114 technical and production staff). The entire newsroom staff of the journalistic publications and the Mediaset News agency are now able to use the new digital system in full: for visualizing and selecting images, editing and voice-over tasks, and scheduling and airing news reports.

In 2016, the use of Net Videoboxes (also known as Totems) was definitively consolidated in the 9 regional newsrooms. These enable the establishment of audio-video links, without the need for technical staff, helping journalists to operate more independently.

During 2016, the use of the Videoboxes was also consolidated in the foreign bureaus of London, Brussels, Jerusalem and New York (transferred to the prestigious Reuters headquarters). The Web allowed the journalists at all locations to be equipped with the same digital system used at the Milan and Rome production centres. This has enabled better working integration and therefore more effective use of resources.

The use of Field Units (known as Zainetti) has also become systematic and has been improved thanks to broadband. These units allow audio video links to be established very rapidly, with a high degree of flexibility and cost effectiveness, significantly increasing coverage of exceptional events throughout Italy. The New York desk has also acquired 2 dedicated Field Units.

A three-camera television studio connected to a control room via the web was also used for a scheduled event. The use of the internet as a transmission medium reduces the costs related to the use of satellite links, resulting in the ability to cover multiple locations at the same cost.

Finally, filming production equipment was enhanced with drone-mounted cameras. These remote-control cameras can shoot high definition video, from angles otherwise unattainable using conventional filming equipment. This has allowed us to significantly improve the quality of video news broadcasts.

Drama productions

R.T.I. S.p.A. has the know-how and the organisational strength required to select projects and develop the production of series with large audience appeal. These products are commissioned to major national partners and, in some cases, are sold abroad or leveraged via the web channel, thus contributing to covering production costs.

In 2016, the sequels of long-running productions were confirmed and productions with renewed editorial profiles were developed.

R.T.I confirmed its choice to shoot fiction productions preferably in Italy, avoiding outsourcing and investing on the professionalism of the Italian production industry.

In 2016 RTI continued the production relationship with its subsidiary Taodue S.r.l, which is the leading fiction production company in Italy. Taodue S.r.l. developed audiovisual content on an exclusive basis for RTI, to be used mainly for television and cinema.

In 2016, moreover, RTI continued its production relationship with ARES Film S.r.l, a company specialised in the production of domestic fictions.

The production approach that favours long-running series, also led to the development of the sequel of Tre Rose di Eva, now in its 4th series, produced by Endemol, which, in its previous editions, achieved a consolidated success in terms of audience figures, and to the production of the sequel of Furore, now in its 2nd edition, developed by Ares Film, as well as the execution of new and renewed editorial projects, including: Amore pensaci tu, produced by Publispei, Immaturi, television serialization of the eponymous blockbuster, made by Lotus, and Per amore di mia figlia, TV project with G. Morandi, produced by Lux.

With respect to the production relationship with the parent company Taodue S.r.l., two new projects were implemented in 2016: Rosy Abate, and the sequel to the hit television series Ultimo, now in its fifth season.

The film “Chiamami Francesco” (“Call Me Francis”) directed by D. Luchetti on Pope Bergoglio’s life was released in Italian cinemas on December 2015. The feature film, distributed by Medusa Film, grossed about 4.0 ml/€ at the box office. The project also saw the creation of two television episodes subsequently broadcast on the RTI networks.

The miniseries was broadcast during 2016, and was met with an excellent Prime Time audience result on Canale 5.

Content acquisition

Acquisition of broadcasting rights (Movies, TV series)

The subsidiary R.T.I. S.p.A. is the proprietor of and manages the Mediaset Group’s library of television broadcasting rights for Italy, and is responsible for the acquisition, development and production of rights for broadcasting on free-to-air and Pay TV channels in Italy.

The following table provides a breakdown of the television broadcasting rights acquired for broadcast on free-to-air and pay TV channels by the Mediaset Group at 31 December 2016:

TV rights library breakdown at 31 December

	Free Tv		Pay Tv-PPV
2016	No. of titles	Episodes	No. of titles	Episodes
Film	3,418	3,418	2,743	2,743
Telefilm	806	14,886	478	8,539
Telenovelas	53	5,210	—	—
Mini-series	267	1,068	57	302
Soap	8	1,419	5	595
Tv movies	646	676	184	209
Documentaries	209	1,282	50	605
Others (Musicals, Variety, Short, Docum., ecc.)	127	309	233	532
Total	5,534	28,268	3,750	13,525

The television broadcasting rights library is constantly being expanded through acquisitions from:

•                  Major American movie studios: RTI SpA has agreements with the leading American producers and distributors (Universal, Warner Bros. International, Twentieth Century Fox, Paramount and Sony) for the acquisition of rights for an average of 5 years. In particular, strategic long-term agreements are in place with Warner Bros International Television Distribution Inc. and Universal, which on the basis of volume deal agreements signed in 2015 give the Group exclusive Italian rights for all linear (free-to-air and pay) and non-linear pay (SvoD and On demand) television platforms and windows to the movie productions and TV series distributed by the two U.S. majors for the years 2016-2020 and 2016-2018, representing respectively around 40% and 50% of their worldwide production. In 2016, new agreements were signed with a number of Majors for movie productions and multi-platform serials, available and under contract as of 2017. In this way, the Group has secured SvoD rights to brand new series for Italy such as Prisoners of War, Ash vs. Evil Dead, Girlfriends Experience, Powers, and Helix.

•                  International television producers: R.T.I. S.p.A. has important and long-standing rights purchase relationships with American and European producers, based on which it acquires highly popular television products (TV movies, soap operas, miniseries and telefilms). nThe serial nature of the majority of these works, produced on a seasons basis, makes the producer/user relationship a long-term one and increases the viewer retention for the TV Network that broadcasts them.

•                  Italian film producers/distributors: National operators provide packages consisting of both television broadcasting rights to the films they produce (which, together with European products, are particularly significant also in view of compliance with broadcasting and investment quotas established by the television broadcasting regulations) and broadcasting rights to international films.

In 2016, current and library films were purchased from Eagle Pictures under the three-year agreement for the supply of film products concluded in 2015.

Ongoing arrangements for the acquisition of free-to-air and pay TV broadcasting rights are in place with the subsidiary Medusa Film S.p.A., a key player in the Italian film distribution market. In 2015, the Company signed a major three-year agreement with Eagle Pictures for the supply of film products.

In 2016, RTI S.p.A. strived to further strengthen its free TV and pay TV broadcasting rights library.

The many agreements signed and projects developed include:

•                  nacquisition for free TV networks, by virtue of existing agreements, of availability for: Interstellar, San Andreas, 50 Shades of Gray, Fast & Furious 7, The Theory of Everything, The Hunger Games: Mockingjay Part I, Matrimonio al Sud and Natale al Sud.

•                  acquisition for free TV networks, by virtue of existing agreements, of availability for: American Sniper, La Scuola Più Bella del Mondo, Lucy, The Expendables 3, Magic in the Moonlight, Penguins of Madagascar, Rio 2, X-Men: Days of Future Past;

•                  the acquisition of films available for pay TV, such as: Everest, The Hunger Games: Mockingjay Part II, Minions, Steve Jobs, Black Mass, The Intern, Magic Mike XXL, Pan;

•                  the acquisition of availability of free TV and pay TV first-run series: Chicago Med, Shades of Blue, Mr Robot, Blindspot, DC’S Legends of Tomorrow, Lethal Weapon, The Goldbergs;

•                  acquisition of free and pay TV rights for new episodes of the most successful TV series, such as: Law & Order: Special Victims Unit, Royal Pains, Suits, Chicago Fire, Chicago PD, The Night Shift, The Big Bang Theory, The Last Ship, Arrow, Flash, Under Suspicion, Deadbeat;

•                  the acquisition of Free TV rights for new episodes of the most successful TV series, such as: Downton Abbey, Bones, Simpsons, White Collar, CSI;

•                  acquisition of pay TV broadcasting rights for the new episodes of the series: Orange is The New Black;

•                  the availability of movie titles owned by the subsidiaries Medusa Film (including free-to-air rights to productions such as Il Ricco il Povero e il Maggiordomo, Andiamo a Quel Paese, Sapore di Te, and Soap Opera and Pay TV rights to titles such as Ma che Bella Sorpresa and Youth) and Taodue Film (free-to-air and pay TV rights to the movies Chiamatemi Francesco and Quo Vado?).

Acquisition of sports broadcasting rights

On the basis of licence agreements entered into last year and in previous years, at the date of this report the group holds the exploitation rights relating to the following major sporting events:

Serie A league championship for the 2015/2018 seasons, assigned on 27 June 2014 in relation to the tender called on 19 May 2014 by the Lega Nazionale Professionisti Serie A and the subsequent exclusive sub-licensing agreement between RTI and SKY, for each of the three seasons for exclusive use of the group’s digital terrestrial pay TV platform and the non-exclusive use of the IPTV, Web and mobile platforms for all the live games of the nine main Italian teams of the Serie A League Championship, in addition to the Live Premium service and highlights of all matches.

Exclusive license for the 2015-2018 seasons for all the broadcasting rights for stock images, training sessions and media package rights for the 15 Serie A teams, to be used over the free digital terrestrial and pay TV platform, under the agreement signed on 3 March 2015 between RTI and Infront Italy Srl. (agreement assigned to Mediaset Premium).

Broadcasting rights for the Serie A 2015-2018 seasons for the C Package, relating to ancillary, exclusive rights over extra content and interviews that can be used as addition material, and in relation to the broadcasting rights of the B Package already awarded, assigned to Mediaset Premium by LNP on 22 May 2015.

Non-exclusive license to all the broadcasting rights for stock images, training sessions and interviews to be used over the free and pay TV digital terrestrial platform for Juventus for the 2015/2018 seasons, under the agreement signed on 4 September 2015 between Juventus FC and Mediaset Premium.

Non-exclusive rights for the Domestic TV Package, including highlights of Serie A, the Coppa Italia and Supercoppa Italiana for the 2015-2018 football seasons, over free and/or pay TV, restricted to 5 channels, under the agreement signed on 26 September 2015 between Mediaset Premium and LNP Serie A.

UEFA Champions League for seasons 2015/2018: assigned by UEFA on 10 February 2014 at the end of a tender open to all operators relating to the exclusive broadcasting rights for Italy on all platforms for all live matches and highlights. For these three years, Mediaset has the exclusive rights for the live broadcast of all matches in pay TV and for a live game per round and all matches in delayed broadcast on free-to-air TV, plus highlights and live streaming of the games on all fixed and mobile devices.

3 seasons (‘15-’18) for the broadcasting rights for the Uefa Youth League over the free, pay TV and PPV digital terrestrial platform.

Exclusive rights for the 3 seasons 15-18 for the broadcasting of programmes for a total of 3 hours per week taken from the “Arsenal Channel” TV channel, including delayed broadcasts of Arsenal’s Premier League matches, recorded broadcasts of any of the Club’s Champion League and other matches, for instance FA Cup matches, and archive material; rights to be exercised through free and/or Pay digital terrestrial platform, including Internet and mobile rights in simulcast;

Exclusive rights for the three ‘15-’18 seasons for the live broadcast of 10 first division (Ligue 1) matches per week plus related Highlights, the Coupe de Ligue matches (minimum 10 matches per season) and weekly preview, stock material, rights to be exercised over free and/or pay digital terrestrial TV, including internet and Mobile rights

Exclusive rights for the three ‘15-’18 seasons for the live broadcast of 55 Scottish Premier Football League matches per Season plus relevant Highlights, rights to be exercised exclusively over digital terrestrial pay TV, including internet rights.

Three years (specifically the 2016-2018) for the Superbike Event composed of Superbike (WSBK), Supersport World Championship (SSP), Superstock 1000 FIM CUP, European Superstock 600 Championship, with related exploitation rights over free and pay digital terrestrial TV (exclusive rights), free IPTV, Web and Mobile Platforms (non-exclusive rights), over free-to-air Institutional Channels (Italia 1 and Italia 2) and pay TV.

The seasons 2015-2016-2017 relative to the audiovisual broadcasting rights to the US National Football League, divided into 16 regular season matches, play-offs, the Super Bowl and the Pro Bowl, on an exclusive basis in the Italian language, over free and pay digital terrestrial TV and on a non-exclusive basis via IPTV and free on the web.

The America’s Cup Event for the 2016-2017 seasons for the broadcasting rights of the Louis Vuitton America’s Cup World Series, to be exercised on an exclusive basis in Italian over free and pay digital terrestrial TV and on a non-exclusive basis over IPTV and Web free.

On 12 April 2016 AC, Milan Spa and RTI Spa signed a contract to acquire the exclusive broadcasting rights to be exercised until 30 June 2017, relating to friendly matches, the Trofeo Luigi Berlusconi match, and if the conditions arise, the qualification and preliminary Europa League matches, to be exercised live and/or recorded over free and pay digital terrestrial TV, as well as the related non-exclusive radio rights.

LINEAR AND NON LINEAR, FREE-TO-AIR AND PAY PER VIEW CONTENT DISTRIBUTION

Linear, free-to-air and pay per view offering

Mediaset Group’s free-to-air offering currently consists of 11 channels covering all major targets for advertisers, including three long-standing general interest channels (Canale 5, Italia 1 and Rete 4), and the thematic and semi-generalist channels Boing, Cartoonito, Iris, La 5, Mediaset Extra, Italia 2, Top Crime and TgCom 24 and R101TV.

The Group’s general interest channels, namely Canale 5, Italia 1 and Rete 4, are controlled by RTI SpA, which is responsible for the creation and development of programme schedules, the production of original content, and the acquisition of television rights. The Mediaset networks’ overall offering is designed to attract audiences between the ages of 15 and 64, which is the target audience of greatest interest for advertisers and a segment in which Mediaset is a strong market leader.

Canale 5 is the Group’s main network and is targeted at the modern Italian family.

Italia 1 is the leading Italian channel for younger viewers.

Rete 4 targets its scheduling at a more mature audience, in terms of age and income.

The free-to-air multichannel offering includes the following channels:

Boing, launched on 20 November 2004, was the first Italian free-to-air children’s channel. The channel was set up as a joint venture between RTI S.p.A., which holds 51% of the share capital of Boing S.p.A., and Turner Broadcasting Systems Europe Limited, a Time Warner Group company, which owns the rights to some of the world’s most popular cartoons. Despite growing competition, the channel has capitalised on its strong position by promoting and boosting the fame and attractiveness of the brand.

Cartoonito, launched on 22 August 2011, is a channel aimed at pre-school-age children (up to 6 years old). Like Boing, it is a joint venture between Mediaset and Turner Broadcasting Systems Europe Limited. Cartoonito is targeted at a more specific audience than Boing.

Iris is a thematic channel focused on quality films. In addition to all the great movie classics, it also broadcasts programmes about cinema news, film stars and leading film festivals.

La 5 features programmes targeted at a modern female audience.

Mediaset Extra is a thematic channel that broadcasts a selection of the best in Mediaset entertainment programmes from the past and present. The channel also reruns the most interesting programmes aired on Mediaset channels the previous day, in a different time slot.

Italia 2 is targeted at younger male viewers, featuring TV series, sitcoms, cult cartoons and sports and music programmes, in addition to live sports coverage of events such as world championship motorcycle racing.

Top Crime is the network dedicated to the investigation and police drama genre launched in June 2013.

TgCom24 is Mediaset’s all-news channel. Broadcast free-to-air, 24-hours a day, it also online at TgCom24.it and viewable on smart phones and tablets through free apps.

R101TV is the music thematic channel affiliated to R101 with a schedule of music videos and concerts already broadcasted by italia1

The linear pay per view Mediaset Premium launched 2005 guarantees cinema, TV series, live football, children programme and documentary channels to customers, and, to subscribers, also individual on-demand contents through the Premium Play service.

The Group’s free and pay linear TV offering is delivered through digital multiplexes owned by the subsidiary Elettronica Industriale, which manages contribution traffic to and from the various production centres of the holding company R.T.I. S.p.A. and the affiliate Mediaset Premium S.p.A.

The Company’s commitment to improve multiplex coverage and the quality of the television signal was substantial and resulted in the submission of 67 requests for authorisation to install new equipment, modify aerials or change broadcasting power to Municipalities and the Ministry. 88% of changes were authorised and implemented during the year. The authorisation process for the remainder of changes is still under way and is expected to be successfully completed in early 2017.

Programme Schedules and Audience Share

The following tables show details of the programme schedules for 2016 and 2015, for the different types of offerings (generalist, multi-channel, and pay TV networks), broken down by the main television genres attributable to in-house productions and purchased rights.

In particular, in 2016 each of the generalist networks broadcast 8,784 hours of scheduled programmes for a total of 26,352 hours of air time. A total 47,2% of those programmes were original in-house productions.

Mediaset Networks Shedule - Broadcasted Hours 2015

Types	Generalist Networks		Multi-Channel		Pay-tv Networks		Total Mediaset Networks
Film	4,250	16.2%	8,232	11.7%	45,787	28.4%	58,269	22.6%
Fiction	8,874	33.8%	21,929	31.3%	46,522	28.9%	77,325	30.0%
Cartoons	811	3.1%	16,882	24.1%	17,931	11.1%	35,624	13.8%
Total tv rights	13,935	53.0%	47,043	67.1%	110,240	68.4%	171,218	66.5%
News	5,753	21.9%	9,381	13.4%	2,685	1.7%	17,819	6.9%
Sport	809	3.1%	1,802	2.6%	19,015	11.8%	21,626	8.4%
Entertainment	4,653	17.7%	8,278	11.8%	10,685	6.6%	23,616	9.2%
Education	210	0.8%	2,131	3.0%	18,466	11.5%	20,807	8.1%
Teleshopping	920	3.5%	1,445	2.1%	—	—	2,365	0.9%
Total in-house productions	12,345	47.0%	23,037	32.9%	50,851	31.6%	86,233	33.5%
Total	26,280	100.0%	70,080	100.0%	161,091	100.0%	257,451	100.0%

Mediaset Networks Shedule - Broadcasted Hours 2016

Types	Generalist Networks		Multi-Channel		Pay-tv Networks		Total Mediaset Networks
Film	4,185	15.9%	8,368	10.6%	48,607	34.2%	61,160	24.7%
Fiction	8,726	33.1%	22,998	29.1%	43,962	30.9%	75,686	30.6%
Cartoons	1,008	3.8%	17,128	21.7%	15,568	11.0%	33,704	13.6%
Total tv rights	13,919	52.8%	48,494	61.3%	108,137	76.1%	170,550	68.9%
News	5,877	22.3%	9,166	11.6%	2,771	1.9%	17,814	7.2%
Sport	639	2.4%	1,510	1.9%	18,306	12.9%	20,455	8.3%
Entertainment	4,868	18.5%	17,505	22.1%	9,356	6.6%	31,729	12.8%
Education	224	0.9%	828	1.0%	3,561	2.5%	4,613	1.9%
Teleshopping	825	3.1%	1,553	2.0%	—	—	2,378	1.0%
Total in-house productions	12,433	47.2%	30,562	38.7%	33,994	23.9%	76,989	31.1%
Total	26,352	100.0%	79,056	100.0%	142,131	100.0%	247,539	100.0%

In 2016, total audience figures for Mediaset over the 24-hour period exceeded 10 million average viewers.

Mediaset channels closed 2016 with a 31.8% audience share in the prime time slot, a 31.6% share over the 24-hour period and a 31.9% share of daytime viewers.

Mediaset once again confirmed its leadership in the commercial target audience segment over the 24-hour period and Day Time; For this target segment, Canale 5 attracted the highest number of viewers in all the time slots and Italia 1 continued to be the third network.

Of particular note was the strong performance of the Multichannel Free and Pay networks, which together raised Mediaset’s total audience share by 6 points and its commercial target audience share by 7 points in all time slots.

Boing was confirmed as the most popular network for children between 4 and 14 years, whilst Iris catered from over-55 males.

	Individuals			Commercial Target
2016	24 hours	Prime Time	Day Time	24 hours	Prime Time	Day Time
	15.6%	15.0%	15.9%	16.0%	16.1%	16.2%
	5.2%	5.5%	5.2%	7.0%	7.0%	7.2%
	4.1%	4.4%	4.2%	3.3%	3.3%	3.3%
TOTAL GENERALIST NETWORKS	24.9%	24.9%	25.3%	26.3%	26.4%	26.7%

TOTAL MULTI CHANNEL AND PREMIUM CALCIO	6.7%	6.9%	6.6%	7.1%	7.1%	7.0%

	31.6%	31.8%	31.9%	33.4%	33.5%	33.7%

Peak Season Schedules

Mediaset’s spring and autumn schedules won a total audience share of 33.2% in the prime time slot: 32.9% over the 24-hour period and 33.2% in the daytime slot for all viewers. For the commercial target audience, it led in all time slots both in terms of general interest channels and total producer.

Revenues and the advertising market

The Mediaset Group operates through two fully-owned advertising sales agencies in Italy: Publitalia ‘80, the sales house that exclusively serves the free-to-air Mediaset networks; and Digitalia ‘08, the sales house specialized in selling advertising space on the pay TV platform.

The Group also owns a 50% interest in Mediamond, which sells advertising space on Mediaset Group and Mondadori websites.

In 2016, Publitalia acquired 285 new clients, generating new revenues amounting to 4.5% of the total. The first 10 groups generated 20.9% of the agency’s fees, up by 4.0% compared to the previous year

Italian advertising market

The year ended with a 1.7% growth for the advertising market, which, in monetary terms, resulted in an additional market spend of EUR 105.4 million. Advertising sales, therefore, increased to EUR 6.4 billion. Net of the declining Direct mail, the market grew by 2%, i.e. +119 million.

With regard to television, 2016 was split into three parts, due to the presence of two key factors: sports events (European Football Championship and Olympics) and the emergence of the 2 semi-generalist channels Tv8 and Nove, launched in September 2015.

•                  January-May +6.1%: the market grew thanks to the positive results of all producers; Sky and Discovery, however, benefited from non-comparable figures for Tv8 and Nove.

•                  June-August +12.6%: sports events resulted in EUR 63 millions of additional investment for the television market (EUR 33 million for Rai and EUR 30 million for Sky), and the non-comparable figures for Tv8 and Nove supported the growth of Sky and Discovery also in this quarter.

•                  September-December +1.6%: this is the quarter were all players were on a level field. Mediaset stood out for its excellent performance of +2.9%, significantly better than the market.

Rai, after the strong growth linked to sporting events, ended the period at -5.4%.

IN the total for the year, it is worth to highlight Mediaset’s performance in absolute terms: with EUR 60 million, it is the producer that posted the highest growth. This result pushes up the market share by 3 decimals, reaching 35.5%.

La Stampa closes these 12 months at -5.6%, with a deeper loss in the Newspapers segment (-6.7%) than in Periodicals (-4.0%), with a drop in the second semester.

A positive year for Radio (+2.3%), rising during all quarters except the second. Internet is at -2.3%, underperforming in all months except February and December. Regarding the other media, 2016 brought good results to Cinema (+6.9%) and Go TV (+3.4%), while Billboards (-4.3%) and Transit (-2.6%) fell.

	2016		2015		%
Media	EUR m	% share	EUR m	% share	change
Press	1,150	18.9%	1,218	20.4%	-5.6%
Television	3,843	63.1%	3,647	61.1%	5.4%
Radio	385	6.3%	376	6.3%	2.3%
Outdoors	87	1.4%	91	1.5%	-4.3%
Cinema	20	0.3%	19	0.3%	6.9%
Internet	458	7.5%	469	7.9%	-2.3%
Transit	131	2.2%	134	2.3%	-2.6%
Out of home TV	16	0.3%	16	0.3%	3.4%
Total Market (classic area*)	6,089	100.0%	5,970	100.0%	2.0%

(*) Not including direct mail and Internet advertising for the FCP-Assointernet figures.

Linear Pay TV offering

Mediaset Premium is the pay TV service broadcast on digital terrestrial television that complements the Mediaset free-to-air offering. Mediaset Premium consists of three main packages: TV Series, Cinema and Football.

Premium Play is the Over The Top service included in the Mediaset Premium subscription. Play contains a library of over six thousand content items across Cinema, Soccer, Series, Documentaries, Kids, and Infinity, in addition to a catch-up service for the free networks. Play is available on Smart Cam Wi-Fi, connected TVs and set-top boxes, consoles, tablets, personal computers and smartphones.

To have a place in the future of TV with the most complete offerings in the OTT market, there is Premium Online, the new Premium subscription accessible via the internet, which allows you to stream the best Premium and Infinity linear and non-linear content wherever you want and when you want. Premium Online allows you to watch your favourite programs wherever you are and at any time, through TV, PC, games console, tablet or smartphone. Mediaset Premium signed an exclusive agreement with TIM for the Premium Online offering.

Mediaset Premium confirms itself to be the benchmark for the most comprehensive Pay TV offerings for football content in Italy, thanks to the exclusive rights to the Champions League and the rights to the eight main Serie A TIM teams until the 2017-2018 season. The offerings also include Premium Cinema, broadcasting premieres of films, series and sitcoms thanks to the agreements signed with Warner Bros (until 2020) and Universal (until 2018).

In 2016, Mediaset Premium scored two firsts in the broadcast of major sporting events in 4K technology. As an exclusive media content distributor for UEFA, it supplied on an exclusive basis the signal and control room services to over 200 countries linked live for the final of the Real Madrid-Atletico Madrid “UEFA Champions League 2015-2016” at San Siro. Premium also offered the first Serie A TIM match in 4K live broadcast: the Milan - Inter derby.

All these results must be put into the context of a macro-economic and market scenario characterised by an ongoing crisis that had led Mediaset to sign an agreement to develop new industrial projects at international level with the French group Vivendi on 8 April. Vivendi, then, did not honour the agreement before the summer was out, despite its binding nature.

Business trends were majorly impacted by the effective standstill in the decision-making process occurred during the “interim management” period contractually provided for by the agreements signed between Mediaset and Vivendi. This situation led to delays in preparing and submitting commercial offers, slowing down the process of acquiring new customers.

After October 30, when Vivendi announced the termination of the so-called “interim management” for Mediaset Premium, there was a gradual normalization of the processes. This made it possible to develop initiatives for the Christmas offerings and to face the crucial phase of the Champions League season.

All this enabled the year-end consolidation of the growth trend in the customer base, which once again broke through the two million mark, while revenues saw an incremental ARPU.

Non-linear free-to-air offering

RTI SpA operates in digital publishing and cross-media through the Digital Business Department, aiming to create services and content designed for non-linear access across all major digital platforms (desktop devices, mobile and wearable devices , Tablets, Smart-TVs, …), promoting digital extension initiatives for free-to-air programmes (Radio and TV).

Across all the internet properties managed by RTI Digital Business, approximately 12.9 billion multimedia pages were generated in 2016. Most of these were viewed comfortably from mobile devices and dedicated apps, whose development received particular attention in recent years (Source Shinystat).

The product offerings are divided into two main thematic areas:

•                  Entertainment: the elective consumption platform for this pole is Mediaset On Demand (www.mediaset.it), which makes it possible to watch again a large part of the content broadcast by Mediaset free-to-air channels, both in full (full episodes) and clip mode (thousands of TV programme’s excerpts), as well as programmes especially developed for the Internet (video-chats, web series).

•                  Information: this area includes News and General Information, Infotainment, Weather Information, Sports Information: the various contents are produced by several editorial teams and are broadcast to the Internet audience through the pages of the relevant brands (Sportmediaset, Meteo, etc…).

Regarding the internet, the audience of the Information segment is summarized under the TGCOM24 umbrella. The total amount in an average month of 2016 reaches 24.5 million unique devices per month (Source Shinystat). This result places it firmly in third place in the Italian digital information market, according to the Audiweb ranking.

As for the News and General Information area, news is covered in real time directly through the news content produced by the TGCOM24 newsroom, reaching the audience through a wide range of platforms:

•                  All-news television channel (on digital terrestrial TV, satellite, and in live streaming mode on computers, tablets and smartphones)

•                  Website, web and mobile, www.tgcom24.it

•                  Apps for smartphones and tablets, dedicated to mobile devices and the various mobile operating systems (Apple, Android, Windows and Blackberry)

•                  Teletext (Mediavideo)

With respect to the mobile platform, Mediaset’s Information Apps as a whole have reached a position of absolute leadership in the Italian information landscape: Tgcom24’s News App alone, as a matter of fact, has now exceeded 5.2 million downloads (Source: App Annie), whilst the App for Meteo.it, the Mediaset weather forecast service broadcast on general interest channels as well as on the dedicated www.meteo.it website, reached 9 million cumulative downloads (Source:App Annie). The sports news on the site was followed by an average of 6 million unique devices in 2016 (Source Shinystat). The free app that Sportmediaset provides to the public has reached an aggregate figure of 3.3 million downloads (Source App Annie).

In the Entertainment area, Mediaset On Demand (www.mediaset.it) has a significant strategic and advertising importance. As already mentioned, the site hosts the majority of TV content broadcast on the previous day both as short clips for key programmes in the schedule and as full episodes. In 2016, the digital offering was further strengthened with simulcast, the live broadcasting of Mediaset free channels (canale5, italia1, rete4, la5, etc.), with a model that replaces television advertising with digital ads. This combination of television and the internet has made it possible to achieve excellent traffic results, with nearly 800 million videos delivered (Shynistat source).

Mediaset.it is the top Italian video portal, guaranteeing highly lucrative advertising formats to Publitalia (through the subsidiary Mediamond), such as the pre-rolls at the beginning of all videos, mid-rolls (advertising breaks within full episodes), as well as the advertising customisation of the various home pages.

Distribution agreements are in place with the Italia online Group (which regroups the two largest Italian Internet portals: Libero and Virgilio) and with Microsoft (msn.it). These agreements allow the delivery of Mediaset video content within the portals of the same groups, by embedding the Mediaset player. This helps expose target audiences other than TV viewers to the Mediaset brands, in addition to increasing Publitalia’s advertising revenues.

The teletext service (Mediavideo), active since 1997, is a multimedia TV newspaper available on both analogue and digital television.

The repositioning of the digital offerings for Radio 105, Virgin Radio and R101 began in September.

RTI Business Digital is also becoming increasingly active in the mobile devices area, aiming to bring innovative content and service to smartphones and tablets through:

•                  brand extension, aimed at leveraging brands and/or formats that television audiences are already familiar with (for example, the multimedia game for programmes such as Caduta Libera, etc.), App Tg5”, news videos and live streams by TGCOM24.

•                  interactivity, aimed at creating interactive opportunities between the user and the television programmes (for example, multiplatform voting). The Business Digital department, to support the TV brand, continued to target the “social” world, ensuring the presence of the most relevant programmes in the schedule also on the main social networks (Facebook, Twitter, Instagram, Snapchat, etc.), thus making the company one of the European media players best capable of engaging its television audience.

As for the presence on social networks, the Mediaset Facebook pages have over 33 million total fans, with over 6 million followers on Twitter profiles and more than 5 million followers on Instagram profiles. The activities on social networks can be summarized as:

•                  Promotion and drive for the television programmes, through editorial operations in synergy with the TV programmes, in order to encourage television viewing by the users

•                  Promotion and drive through direct links to Mediaset online properties (mediaset.it, tv programme sites, etc.) in order to increase the use of online content.

Non-linear pay offering - Infinity

In 2013 the Mediaset Group launched Infinity: an innovative paid content service that offers its customers the ability to access streaming from a catalogue of over titles including thousands of movies, TV series, dramas and TV programmes.

Through Infinity the Mediaset Group aims to capture a new type of audience, whose needs are more typical of the internet world than traditional TV. With this objective in mind, 4 principles were identified around which Infinity’s entire commercial proposition has been built: thousands of content items always available; a simple, clear commercial offer and without constraints; available on a wide range of connected devices; and able to satisfy even the most technologically sophisticated customers through value-added features.

Thousands of content items always available: Infinity provides its customers a constantly updated catalogue of movies, TV series, dramas and TV programmes. During 2016 the catalogue of content has been further enhanced by important new launches and initiatives including: Mariottide, the first series produced in-house by Infinity, and the arrival of television series for the first time in Italy, such as Ash vs Evil Dead, Animal Kingdom, and The Girlfriend Experience. Given the great success of the previous year, 2016 saw a repeat of the Infinity Premiére initiative, which offers Infinity customers access to a different movie premiere every week, even before it is slotted to play on pay TV . During the year, the range of content in 4K quality was expanded. In November, the HDR-quality content was also published, met with great success among Infinity customers equipped with enabled device.

A simple, clear commercial offer and without constraints: Infinity is offered at a monthly price of 7.99 euro. Customers who want to subscribe to the offer may do so in complete autonomy over the internet. There is a cooling-off period of 1 month for all new customers. The customer can suspend or resume the payment of the monthly price without penalty at any time. This sale offering is typical of over-the -top services, and aims to attract customers who are not inclined to subscribe to the traditional subscription contracts because of the constraints they impose. During 2016, various partnership initiatives were launched whereby Infinity is offered bundled with other products and services provided by partner companies. In 2016, initiatives of this kind were launched with Che Banca, Meridiana and UnipolSai and renewed with Samsung and Paypal.

Available on a wide range of connected devices: today Infinity is available on over 1.000 different device models, including: PC, Mac, Tablet Android, iPad, Smart TV, Smartphone, Playstation, XBOX and Digital Terrestrial Set-top Boxes. In particular, 2016 saw the addition of PS Vita and PS4 Pro, and the Samsung Tizen, Mediacom, Hisense and LG Smart TVs.

Able to satisfy even the most technologically sophisticated customers through value-added features: A range of features is available on Infinity that aim to enrich the user experience of customers. The content is available in high definition, with subtitles and audio both in Italian and original language. Infinity also features a recommendation engine for content which, analysing consumer habits, offers each customer content that is always new and in line with their preferences. Finally, the Infinity interface on connected TVs was completely renewed in July.

OTHER OPERATIONS

Radio broadcasting operations

Mediaset group completed in 2016 through the acquisition of Finelco Groups’ radio station (now Radiomediaset) the establishment of own commercial radio business made by R101, Radio 105 and Virgin Radio Italy.

R101 in 2016, underwent a redefinition of its editorial format accompanied by a thorough review of the musical catalogue. This allowed it to consolidate its strong and purely musical position, clearly classified as a music stations, with a purely “adult” target.

Music plays a dominant role in all its programming.

The distinctive element compared to the other music stations is the absolute centrality of the quality and sophistication of the songs it plays. The types of tracks played are chosen very carefully, with a nod to international and urban atmospheres.

There was a strengthening of the morning show slot, which includes the popular “La Banda di R101”, the broadcaster’s flagship programme, presented by Cristiano Militello, Paolo Dini and Lester, with great on-air success and a significant following on social media.

The world of R101 represents a genuinely integrated system that focuses on music and entertainment across any channel a consumer wishes to use, embracing all types of media and various different touch points (TV, radio, digital and events).

A major communication plan was developed in 2016, with the dual objective of increasing the brand’s visibility and to strengthen the broadcaster’s music positioning.

A major advertising campaign was implemented during the year. It employed Group channels and external media to promote the radio station’s International musical positioning, which made links with great international artists such as Sting, Lady Gaga, Bruno Mars and many more.

In terms of great live music, R101 was the official radio station for the Italian concerts of some of the biggest international music stars, such as Adele and Beyoncè.

Coverage has been further enhanced: the radio actively took part in various important field events, such as the Uefa Champions Festival in Piazza Duomo in Milan, the Fuorisalone at Milan University, GQ Freak Out Music&Style Festival and Rome’s Social Media Week.

In 2016, moreover, the TV partnership with the Canale 5 programme “Grande Fratello Vip” was confirmed and further strengthened: R101’s profile grew on television, with the manning of Grande Fratello’s Social Room and on the radio, with a special edition broadcast from Milan’s radio studios on Monday evenings.

R101 was also the first radio in Italy to start a collaboration with Shazam for the launch of a new song of the young singer Joan Thiele: this initiative, which entailed the activation of exclusive contents for listeners through the use of Shazam on their mobile phone, produced excellent results in terms of redemption.

R101 is once again a very active broadcaster on the digital front, with a set of special initiatives aimed at involving the listener. These include the Listening Parties, popular events organized on Twitter with the fans of an artist.

In the course of the year, the new R101 app was finally launched and new web radios were activated, including R101 Urban Night and R101 Hipster, the latter dedicated exclusively to the world of indie music.

From a technological point of view, a project was launched for the consolidation and optimization of the owned frequencies, alongside the ongoing maintenance of equipment and transmission systems.

The process of equipment inventory and registration required by AGCOM was completed in December.

These activities yielded excellent results on the listening figures: as a matter of fact, the radio station ended 2016 with 1,752 million listeners on an average day, up 9% compared to 2015.

Radio 105 is a radio programme with entertainment and music content, the undisputed leader on the “young adults” target.

It boasts a community of “fan listeners” who feel they play an active part in the life of the station; this results in its absolute leadership in terms of TSL (time spent listening), which jumped to a record high of 156 minutes per day per listener.

The Radio 105 schedule includes 5 of the 15 most listened to programmes in Italy.

At the 1st and 2nd place in the rankings: “Tutto Esaurito”, the morning show with the “Captain” Marco Galli and his crew, and “Lo Zoo di 105”, the most irreverent programme in Italy with Marco Mazzoli and his team.

In addition to these gems, the radio station is constantly experimenting with new formats and presenters.

The vocation of Radio 105 is to espouse its listeners’ passions, to discover new avenues for entertainment, and to snoop around for new trends, especially the ones on the cutting-edge.

A major action plan was developed in 2016, with the dual objective of increasing the brand’s visibility and to strengthen the broadcaster’s positioning.

July saw the start of a communication plan on the Group’s TV channels and on external media, to promote Radio 105’s programmes: Tutto Esaurito and Lo Zoo di 105 were the first two creative subjects to be planned and implemented.

Field activities and direct contact with people are key to Radio 105. Events are always selected in line with the station’s profile.

Radio 105 has actively participated in important events such as Casa Sanremo during the Sanremo Festival; The Colour Run, “the most fun 5km on the planet”; Wired Next Fest, the innovation festival held in Milan and Florence; Red Bull Flugtag, the most preposterous air race in the world; Milan Games Week, the Italian videogame event that brings together millennials, and many other events throughout the country.

Radio 105 is also the Official Radio of AC Milan, with visibility on the sidelines, musical entertainment, and a mascot that animates the half-time of every home match of the prestigious club.

In line with its distinctive features, Radio 105 lends itself to being an active part of many television programmes: Isola dei Famosi, TOPDJ, Colorado, Bring the Noise, Zelig are just a few examples of programmes with which cross-promotion activities were developed.

From a musical standpoint, Radio 105 has a pop, urban and dance profile, with some traits related to the world of electronic music and clubbing.

This is reflected in clear choices in terms of coverage of major live music events: Radio 105 was the official radio station for the Italian concerts of Justin Bieber, Marco Mengoni, Jack Savoretti, Sfera Ebbasta, and the Nameless Festival.

All Radio 105 initiatives are developed in a native cross-media perspective. As a matter of fact, the station acts towards its community as a system that can be accessed from different touch points (radio, website, app, social networks).

The 2016 marketing plan yielded excellent results on listening figures: as a matter of fact, the station ended 2016 with 4,730,000 listeners on an average day, up 5% compared to 2015 and with 685,000 listeners in on an average quarter hour up by 10% compared 2015.

Virgin Radio Italy, along with Radio 105 and R101, is one of the stations with which Mediaset operates in the commercial radio sector in Italy.

Virgin Radio is a veritable Lovemark at international level: its strong STYLE ROCK positioning places at the core of its offering the broadcasting of this musical genre, characterised by the accurate choice of songs, with an optimal balance between current and classic hits.

The broadcaster’s schedule is characterized by some of the most prestigious talent in the world of Rock music in Italy: DJ Ringo, Paola Maugeri, Dr. Feelgood, Massimo Cotto, Andrea Rock and Giulia Salvi are just some of the names that breathe life into Virgin Radio’s daily programming. Since September 2016, the schedule has been further enhanced thanks to the arrival of Beppe Severgnini, who joins Dr. Feelgood and Massimo Cotto from 8 to 9 to present Rock&Talk. A further boost comes from the presence of Paola Maugeri, historic voice of Virgin Radio, who now presents an entire slot from 9 to 11.

Live music is one of the pillars of the station’s positioning: in 2016 Virgin Radio was the official radio of the Italian concerts of some of the biggest international rock stars, such as Red Hot Chili Peppers, The Who, Bruce Springsteen and Offspring.

Concerts are not the only way to maintain a local presence, which is also achieved through a whole range of activities in the field related to the broadcaster’s target audience: Virgin Radio actively participated in important events including Superbike, EICMA, Motorbike Show, Sky Vinyl Night and “Game of Thrones Darkness Night”. Finally, the partnership with the television programme “Lord of Bikes”, presented by DJ Ringo, was confirmed and enhanced.

Virgin Radio is also very active on the digital front, with a very large community on its website, on social media, and on the broadcaster’s mobile app.

The activity performed yielded excellent results also on listening figures: the station ended 2016 with 2,369,000 listeners on an average day, up 2% compared to 2015 and with 685,000 listeners in on an average quarter hour, confirming the previous year’s figure.

Movie distribution

Medusa Film SpA is one of the leading film distribution companies in Italy. The company produces and distributes Italian and foreign films in Italy, throughout the life-cycle of the product: from cinema releases to the sale of television rights in all their various forms.

In terms of box-office takings from the sale of cinema tickets, Medusa Film, with a market share of 15% in 2016 (source: Cinetel) achieves the number 2 place in the distributors’ ranking after a major American distributor (Warner, with 18%).

Once again the company stood out for its focus on Italian cinema: The first two largest box office hits of the year were produced by Medusa, with takings of around EUR 83 million in total.

The top grossing film was “Quo vado?” (EUR 65.4 million), which broke all records, cementing the status of Checco Zalone; “Perfetti sconosciuti, Paolo Genovese’s award-winning film, exceeded EUR 17 million, with export sales in dozens of countries and remakes in major international markets. Medusa’s next three best grossing films (“Un Natale al sud”, 3 million, “Now you see me 2”, 2.9 million and “Escape from Reumah Park”, 2.9 million), confirm the success of a publishing strategy focused on a traditional “comedy” genre and foreign products targeted to the general public.

In 2016, total box office receipts came to 662 million euros, equivalent to 105 million cinema tickets, compared with 637 million euros and 99 million cinema tickets sold in the previous year.

2015 was a year characterized by good growth (+10.8%), and for 2016 the film market continued a positive trend (+3.9% for receipts and +6.1% for attendance).

The number of films distributed in the year grew to 554 against 480 in the previous year. The increase in terms of receipts, however, is mainly due to the presence of the standout film of the year, “Quo vado?” which alone is worth about 10% of the entire market, driving the share of Italian cinema from 21 to 29%. Although the market share of US product fell from the 61% of 2015 to 56% in 2016, American cinema is the absolute leader, with 15 consecutive blockbusters in the ranking of most popular films, after the first two positions occupied by Medusa Film.

The successes of “Quo vado?” and “Perfetti sconosciuti” are proof that Italian cinema is a significant component of the market (historically around 25%). Medusa plays a fundamental role in this situation. This is a testament to the correct strategic positioning of the company, that has always been a point of reference for domestic cinema.

Media4Commerce

Media4Commerce SpA uses a business model based on a multichannel commercial platform. Operations during the year focused on the company’s core business, involving the selection and purchase of goods, the development of home shopping channels and customer services, and managing operations to support business activities.

With effect from April 1, the company acquired from the parent company RTI SpA the “licensing and merchandising” business unit. Its aim is to consolidate into one entity all the product marketing activities, through a single sales platform, enhancing the Direct Response TV business model, with products organized in increasingly complete baskets, optimized and selected by brand.

During 2016, the company leveraged its expertise in sales and logistics platforms to begin exploring new e-commerce market segments, offering products closely related to video content. In the Summer, sales began in the pet-shop sector through the website www.tuozoo.it, in conjunction with a daily programme broadcast on La5 and a specific spot.

The commercial activities were organized into three specific brands:

•                  Mediashopping, which remains the core business, where direct marketing products are concentrated;

•                  Fivestore, the area that offers products merchandising television content brands (former RTI SpA business unit).The merchandising activity entails the creation of publishing products (magazines and DVDs) and merchandise (collectibles) based on the successful brands of RTI SpA television products. Licensing activity is twofold licensing the RTI SpA brands to companies producing goods (licensees), generating revenues from the exploitation of the brand; stipulating contracts for the purchase of brands from their owners (licensors) and licensing these brands to companies producing goods (licensees), generating revenues;

•                  Tuozoo, aimed at marketing domestic pet products, in its start-up phase in 2016 trough the website www.tuozoo.it and daily program on La 5

Each brand’s products are distributed by maximizing the use of multichannel tools, such as call centres, the web, telesales for Business to Consumer sales, and supermarkets and news stands in regards to Business to Business.

With respect to logistics, the partnership with the company Geodis, which manages the warehouse in (Latina), was continued. The distribution and delivery of B2C products was divided between two suppliers, introducing GLS alongside the established SDA (Gruppo Poste Italiane), while in the B2B distribution channel is mainly entrusted to Bartolini. The distribution delivered a total of 523,000 products.

International advertising

Publieurope Ltd. is the Mediaset Group company responsible for managing the Group’s strategy on the European advertising market. Its mission is to raise Group revenue through advertising sales to international investors.

Specifically, this objective is pursued by:

•                  ongoing liaison with headquarters of multinational companies;

•                  sourcing of new licences and new products in other countries.

These activities are conducted from offices in London, Munich, Paris and Lausanne, in cooperation with partners located in Milan (Publitalia ‘80) and Madrid (Publiespaña and Publimedia Gestión).

Publieurope’s product portfolio has expanded and grown more varied over the years, ensuring a cross-media commercial offering consisting of:

•                  all the Group’s Italian and Spanish television networks;

•                  magazines and websites managed by Mediamond, the sales agent that manages sales of advertising space on the web properties of Mediaset and Mondadori magazines;

•                  traditional and thematic TV channels as well as websites of the German group ProSiebenSat1;

•                  the SBS group of commercial television channels that broadcast in Flanders (Belgium) and the Netherlands;

•                  all the TV networks and websites of the British Channel 4 group;

•                  the TV channels, websites and radio stations of the French group TF1;

•                  the various media operated by Rotana Media Services, a media group working in the Middle East and North Africa.

In 2016, the product portfolio was enhanced with two new offerings:

•                  the 8 radio stations whose advertising is entrusted to Mediamond, which uses Publieurope for foreign customers, the press and internet websites;

•                  the advertising systems located on prestigious buildings in major Italian cities and in London.

Since Publieurope acts as an advertising sales house, its contribution to Group earnings needs to be considered in terms of commission income generated, which totalled over EUR 200 million, of which about EUR 170 million relating to Group media.

EI TOWERS

The EI Towers Group is one of the biggest operators of electronic communications networks in Italy, serving radio and television broadcasters and mobile telecommunications providers under long-term agreements.

In particular, the Group provides hosting on its infrastructure (transmission “towers” or “stations”) as well as a range of related services such as technical assistance, ordinary and extraordinary maintenance, logistics, and planning.

Moreover, through its operating centres and network infrastructures, the Group offers a management service for the so-called “contribution traffic” to television productions of the Mediaset Group and other national operators active in the production of sports events and news.

The core business is not subject to seasonal variations and is not closely linked to economic cycles, as hosting contracts at transmission stations are long term and the service offered is particularly critical for customers, as it is essential for signal transmission.

In this regard it is noted that, in the face of a continued downturn in the Italian economy in recent years, the Group has been able to consistently increase profitability, thanks to the completion of various acquisitions and the containment of operating costs.

With reference to the organic business performance, the results achieved in the previous year consolidated in 2016, with good developments in particular for hosting services to customers operating with Wimax and LTE Broadband Wireless.

With reference to activities of growth through external lines, different acquisitions of companies and assets were completed in 2016, bringing the number of sites managed at December 31, to over 3,300.

At international level, M&A in the sector proved to be rather dynamic with a series of transactions having as main acquirer Cellnex-Telecom and American Tower. With reference to the mobile telecommunications Italian market, the most important event of the period was the combination process between the third and the fourth national operator, which gave rise to the new Wind Tre operating as a new entity now represents the first national operator while the process of sale of Inwit S.p.A. by Telecom Italia Group was interrupted.

During 2016 the company has implemented a series of actions aimed at diversifying the business, which today still remains concentrated on television operators, In this view there was the establishment of the company EIT Radio S.r.l. with the primary objective to develop service activities to the benefit of national and regional radio operators.

Trough the company Nettrotter S.r.l., EI Towers operates in the Internet of Things sector with Sigfox technology (present in 31 countries worldwide covering in population terms more than 480 million people) with the objective to complete the network implementation plan, around mid 2017, and provide a wide range of services to potential customers.

SPAIN

Mediaset has a controlling interest in Mediaset España Comunicación S.A., the holding company of the Spanish television group that owns the Telecinco television network, which began broadcasting in 1990.

Mediaset España is the leading broadcaster in Spain in terms of viewers and advertising share, and one of the most profitable groups in the sector in Europe.

The company is listed on the stock exchanges of Madrid, Barcelona, Bilbao and Valencia. It was first included in the Ibex 35 index on 3 January 2005, where it still remains one of the thirty five biggest companies in Spain.

Mediaset España Group’s mission is to consolidate its leadership of the commercial television market in Spain. Its strategic approach reflects that of Mediaset Group in Italy, operating as an integrated broadcasting group in the following key business areas:

•                  Advertising (Publiespaña)

•                  Advertising on non-television media, both Group-owned and third-party

•                  General interest television broadcasting (Telecinco, Cuatro)

•                  Multichannel broadcasting: free thematic channels (Divinity, Factoria de Ficcion, Boing , Energy and, from 21 April Be Mad, a new HD)

•                  Internet (through the company Conecta 5)

The Advertising Market

Spain’s television advertising market is the fifth-biggest in Europe and is second only to Italy’s in terms of television’s share of all advertising on mainstream media. According to Infoadex data, the percentage of that market in 2016 stood at 40.5%.

In 2016, the macro-economic data for the Spanish economy - one of the most severely hit by the global crisis in recent years - confirmed its recovery, with one of the strongest growth rates in the European Union (+3.2% compared to the previous year). Against this background of economic recovery, advertising investment performance also benefited from improved conditions, particularly due to an increase in domestic demand. In 2016 total advertising investment grew by 4.3%, whilst television advertising investment increased by 5.5%. The market share for the Mediaset España Group was 43.3%, in line with the previous year but with an advantage of additional 1.3 percentage points over the major private competitor.

	2016		2015		Change
Media	€ million	% share	€ million	% share	%
Press	651	13.0%	697	13.9%	-6.6%
Television	1,912	36.5%	1,805	36.0%	5.9%
Local Television	129	2.5%	134	2.7%	—
Magazine	252	4.8%	255	5.1%	-1.1%
Radio	458	8.7%	454	9.1%	0.9%
Outdoor	321	6.1%	327	6.5%	-1.8%
Cinema	23	0.4%	22	0.4%	2.7%
tematic channels	81	1.6%	72	1.4%	—
Internet	1,408	26.9%	1,250	24.9%	12.6%
Total Market	5,235	100.0%	5,016	100.0%	4.4%

Other domestic market players in 2016, besides Mediaset España, included:

•                  the Atresmedia Group (established in 2012 with the merger of Antena3 and Sexta);

•                  a federation of independent local broadcasters, operating under the name La Forta;

•                  the digital satellite Pay TV platform Moviestar Fusion and Vodafone cable television.

Broadcasting and Audience Share

With respect to viewing figures, the Mediaset España Group continued to be the leader in terms of total viewers over the 24-hour period, with a share of 30.2%, with a gap of 3.1 percentage points from its main competitor, the Atresmedia Group.

With respect to the commercial target audience, the Mediaset España Group achieved a share of 31.7%, with 1.8 percentage points more than its main competitor.

As for the main channel, in 2016 Telecinco achieved a 14.4% audience share of all viewers over the 24-hour period, ranking as the most viewed Spanish channel for the fifth consecutive year. It also captured an average of 13.8% of the commercial target.

With regard to Prime Time, Telecinco was the leader in the all viewers total with an average of 15.4%, the best result of the past seven years.

Cuatro was the third most viewed channel by millennials (13-34 years) and reached an audience share of 6.5% of the average share for all viewers in the 24-hour period and 7.6% for the commercial target audience. With regard to Prime Time, the Cuatro channel reached an average share of 6.2% of total viewers and 7.8% of the commercial target audience.

The FDF, Divinity and Energy channels continued to post excellent results in terms of viewing figures in 2016.

Results for the commercial target audience are detailed below:

•                  Boing, the thematic channel dedicated to children from 4 to 12 years, achieved an audience share of 12.6%;

•                  FDF reached a share of 8.9% on the commercial target audience (13-24 age range);

•                  Divinity, a channel dedicated to the female audience, achieved a share of 3.5% of its commercial target audience (16-44 age range);

•                  Energy, a channel dedicated to a male audience, achieved a share of 2.0% of the commercial target audience (men between 25 and 44 years).

•                  Be Mad, a channel launched on 21 April 2016, achieved 0.5% of its commercial target audience (men between 25 and 54 years).

	Individuals			Commercial Target
		Prime	Day Time
Audience share 2016	24 hours	Time	7:00-2:00	24 ore	Prime Time	Day Time

	14.4%	15.4%	14.0%	13.8%	14.3%	13.6%

	6.5%	6.2%	6.7%	7.6%	7.8%	7.5%
TOTAL GENERALIST NETWORKS	21.0%	21.6%	20.7%	21.4%	22.1%	21.1%

TOTAL MULTI CHANNEL	9.2%	8.5%	9.6%	10.3%	9.0%	10.9%

MEDIASETespañia	30.2%	30.1%	30.2%	31.7%	31.1%	32.0%

As the following table shows, in 2016, Mediaset España devoted significant air time on the general interest networks Telecinco and Cuatro to its in-house productions, which accounted for 75.9% of scheduling (72.5% in 2015), with just 24.1% of air time left for external acquisitions and productions (27.4% in 2015).

Mediaset España schedules - Broadcasted Hours 2016

Types	Generalist Networks		Multi-Channel		Total Mediaset Networks
Film	1,528	8.7%	1,867	4.5%	3,395	5.8%
Fiction	2,709	15.4%	19,857	48.2%	22,566	38.4%
Cartoons	—	—	8,276	20.1%	8,276	14.1%
Total tv rights	4,237	24.1%	30,000	72.8%	34,237	58.3%
News	2,254	12.8%	207	0.5%	2,461	4.2%
Sport	192	1.1%	44	0.1%	236	0.4%
Entertainment	3,208	18.3%	3,510	8.5%	6,718	11.4%
Education	7,675	43.7%	7,478	18.1%	15,153	25.8%
Teleshopping	—	—	—	—	—	—
Total in-house productions	13,329	75.9%	11,239	27.2%	24,568	41.8%
Total	17,566	100.0%	41,239	100.0%	58,805	100.1%

Mediaset España schedules - Broadcasted Hours 2015

Types	Generalist Networks		Multi-Channel		Total Mediaset Networks
Film	1,375	7.8%	1,581	4.5%	2,956	5.6%
Fiction	3,425	19.5%	13,285	37.9%	16,710	31.8%
Cartoons	14	0.1%	8,143	23.2%	8,158	15.5%
Total tv rights	4,815	27.4%	23,009	65.6%	27,824	52.9%
News	2,253	12.9%	414	1.2%	2,667	5.1%
Sport	201	1.1%	84	0.2%	285	0.5%
Entertainment	2,897	16.5%	4,654	13.3%	7,551	14.4%
Education	7,355	42.0%	6,879	19.6%	14,233	27.1%
Teleshopping	—	—	—	—	—	—
Total in-house productions	12,706	72.5%	12,031	34.3%	24,736	47.1%
Total	17,520	99.9%	35,040	100.0%	52,560	100.0%

Multichannel Broadcasting

Mediaset España’s Broadcasting Centre is a digital platform fully equipped to broadcast and receive audiovisual transmissions via satellite, optical fibre, the mobile network and ADSL.

In 2016, the Mediaset España Group continued to consolidate its multi-channel diversification strategy. In fact, in addition to Telecinco and Cuatro, the Mediaset España Group’s generalist networks, the offering is completed by firmly established thematic channels:

•                  Energy, thematic channel with sport content targeted at a young male audience;

•                  FDF (Factoría de Ficción), featuring Spanish and international drama series;

•                  Boing, dedicated to children’s entertainment;

•                  Divinity, targeted at a young female audience;

•                  Be Mad, launched on 21 April last year and targeted at a male audience (men between 25 and 54 years).

Investments in Television Broadcasting Rights

In 2016, Mediaset España continued to invest in television broadcasting rights. Investment policy was focused not only on acquiring Spanish drama series but also on providing a stream of high-quality content to the main channel and the new digital channels, with a view to building up its television rights library and defending audience share in the future, and with it the Spanish group’s advertising revenues.

Spanish television broadcasters are required by law to invest at least 3% of their operating revenues in Spanish and European film productions. At Mediaset España, this legal obligation has been taken up as a business opportunity, and through the subsidiary Telecinco Cinema SAU the group has been producing quality feature films for some years. Again in 2016, film writing and production continued to be a focus for the group, with the aim of matching and bettering the successes of the past.

The year 2016 can also be considered another exceptional year in terms of film production. three new movies in different genres: Cien anos de perdon, a thriller co-produced with France and Argentina, which, with box office takings of EUR 6.6 million, was the most important Spanish films in terms of audience figures; Kiki el amor se hace, a comedy that was the surprise hit of this film season, with box office takings of EUR 6.2 million; Un monstruo viene a verme , which achieved extraordinary critical and audience success, overtaking even foreign productions such as “Finding Dory”. Finally, the documentary “Omega”, which was nominated for the Goya Prize in the documentary category.

Internet

The Mediaset España Group considers Internet activities as a strategic success factor also in view of a diversification of its current and future activities.

In 2016 Mediaset España consolidated its leadership in terms of consumption of digital videos based on Comscore figures. The Group’s websites achieved top ranking for the second year in a row in terms of video/minutes consumed.

In 2016 Mediaset España launched live broadcasting of the Boing channel both on Mitele and on the Internet.

Telecinco.es, with 7.6 million monthly users in eleven months, was the most visited webpage of TV broadcasters in 2016.

In 2016, the figures again showed an increase in interactivity with the audience, with the downloading of the “Mitele” (television via web) app on smartphones and tablets, thereby enhancing the specific non-linear content offering for cinema, sport and entertainment programmes. 2016 was a key year for this platform, particularly for the important change process it underwent as far as technology, web design and improvement of applications (Mobile, Tablet and Smart TV) and contents.

MAIN EQUITY INVESTMENTS AND JOINT VENTURES

Mediamond S.p.A. is an equal joint venture between Publitalia’80 and Mondadori Pubblicità. Mediamond is the Mediaset Group’s advertising sales house, specialised in selling advertising space on the Group’s television and video websites and websites linked to Mondadori Group publications, as well as space on third-party websites.

Boing S.p.A. is a joint venture between R.T.I. S.p.A. (51%) and Turner Broadcasting System Europe (49%), which produces and manages the two free-to-air children’s channels Boing and Cartoonito, broadcast respectively since 2004 and 2011 on the digital terrestrial platform.

Fascino Produzione Gestione Teatro Srl is an equal joint venture between RTI S.p.A. and Maria De Filippi. Thanks to the exclusive artistic and creative contribution of the partner, it develops, plans and executes television programmes mainly shown during Canale 5’s prime-time and day-time slots, including C’è Posta per te, Amici, Uomini e Donne.

Tivù Srl is a company established in 2008 and owned by RTI S.p.A., Rai Radiotelevisione Italiana S.p.A. (each holding 48.16%), La7 Srl (3.49%) and other members, which performs promotional and planned communication activities for users of the free digital terrestrial and satellite platform, and in particular manages the services linked to the satellite platform for the free digital TV offering called “TivùSat”, which supplements the digital terrestrial platform for users of some regions and autonomous provinces that this signal does not reach.

Nessma S.A. is a company owned 34.12% by the subsidiary Mediaset Investment S.A. which manages the eponymous freesat TV channel broadcast in Tunisia and other countries in North Africa.

Pegaso Televisión Inc. is a company owned 43.7% by Mediaset España Comunication S.A, which controls the activities of Caribevision Network, a television channel aimed at Spanish-speaking audiences in the United States and Puerto Rico.

CONSOLIDATED PERFORMANCE

BY GEOGRAPHICAL AREA AND BUSINESS SEGMENT

In this section we give a breakdown of the consolidated income statement, balance sheet and cash flow statement to show the contribution to Group performance of the two geographical areas of business, Italy and Spain. For each geographical area, revenues and operating performance are reported, broken down by business segment.

The income, balance sheet and cash flow figures shown below have been restated, with respect to the Group financial statements, in order to highlight the intermediate aggregates considered most significant for understanding the performance of the Group and of the individual business units. Although not required by law, the criteria adopted in preparing the aggregates and notes referring the reader to the relevant statutory financial statement items have been disclosed in accordance with guidance provided by Consob Communication no. 6064293 of 28 July 2006 and the CESR Recommendation on alternative performance measures (or non-GAAP measures) dated 3 November 2005 (CESR/o5-178b).

Group Performance

The consolidated income statement reported below shows the intermediate aggregates making up earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT).

EBITDA measures the difference between consolidated net revenues and operating costs, including costs of a non-monetary nature relating to amortisation, depreciation and write-downs (net of any write-backs) of current and non-current assets.

EBIT is measured by deducting from EBITDA costs of a non-monetary nature relating to amortisation, depreciation and write-downs (net of any write-backs) of current and non-current assets.

(values in EUR million)

MEDIASET GROUP
Income Statement	2016	2015
Total consolidated net revenues	3,667.0	3,524.8
Personnel expenses	(540.2)	(520.5)
Purchases, services, other costs	(1,954.8)	(1,638.4)
Operating costs	(2,495.0)	(2,158.9)

EBITDA	1,171.9	1,365.9
Rights amortization	(1,220.4)	(997.3)
Other amortization and depreciation	(140.7)	(137.9)
Amortization and depreciation	(1,361.1)	(1,135.1)

EBIT	(189.2)	230.7
Financial income/(losses)	(87.7)	(49.3)
Income/(expenses) from equity investments	2.4	15.0
EBT	(274.4)	196.5
Income taxes	47.9	(86.4)

Net result from continuing operations	(226.5)	110.1
Net profit from discontinued operations	—	—
Minority interests in net result	(68.0)	(106.3)
Group net result	(294.5)	3.8

The following table shows key Group income statement figures stated as a percentage of consolidated net revenues.

MEDIASET GROUP	2016	2015

Total consolidated net revenues	100.0%	100.0%

Operating costs	-68.0%	-61.2%

EBITDA	32.0%	38.8%

Amortization and depreciation	-37.1%	-32.2%

EBIT	-5.2%	6.5%

EBT	-7.5%	5.6%

Group net result	-8.0%	0.1%

Below we look at the breakdown of the income statement by geographical area to report the contribution to performance of the Group’s Italian and Spanish operations. For the purpose, the income statements of the two business units are stated net of any dividends received by Mediaset España.

Breakdown by geographical area: Italy

The following is a condensed income statement of Mediaset Group’s domestic business:

(values in EUR million)

ITALY
Income Statement	2016	2015

Consolidated net revenues	2,675.9	2,554.2
Personnel expenses	(434.3)	(415.5)
Purchases, services, other costs	(1,511.1)	(1,199.9)
Operating costs	(1,945.4)	(1,615.4)

EBITDA	730.5	938.8
Rights amortization	(1,015.3)	(792.3)
Other amortization and depreciation	(128.8)	(120.4)
Amortization and depreciation	(1,144.0)	(912.7)

EBIT	(413.6)	26.1
Financial income/(losses)	(87.5)	(49.4)
Income/(expenses) from equity investments	0.9	1.1
EBT	(500.2)	(22.1)
Income taxes	103.1	(33.5)
Net result from continuing operations	(397.1)	(55.6)
Net result from discontinued operations	—	—
Minority interests in net result	17.0	(18.9)
Net result	(380.1)	(74.6)

The following table shows key income statement figures stated as a percentage of consolidated net revenues.

ITALY	2016	2015

Total consolidated net revenues	100.0%	100.0%
Operating costs	-72.7%	-63.2%
EBITDA	27.3%	36.8%
Amortization and depreciation	-37.9%	-31.0%
EBIT	-15.5%	1.0%

EBT	-18.7%	-0.9%

Group net result	-14.2%	-2.9%

Below we report the performance of the Group’s Italian operations broken down by business segment, which corresponds to the levels at which management makes its strategic decisions for the allocation of resources and the assessment of results.

•                  Integrated Television Operations, including free-to-air and pay television broadcasting and accessory operations consisting of radio broadcasting operations, Web publishing, teleshopping, publishing, licensing and merchandising, and movie production and distribution.

•                  EI Towers, including hosting, maintenance and management operations in relation to radio, television and wireless telecommunications networks run by the listed company EI Towers SpA, the corporate entity resulting from the merger at the beginning of 2012 of Mediaset Group’s Tower business and DMT.

The following table shows the breakdown of revenues and EBIT by business segment for the two periods under review.

ITALY
Revenues	2016	2015
Integrated TV Operations	2,603.9	2,490.0
EI Towers	252.7	244.4
Eliminations	(180.7)	(180.2)
Total	2,675.9	2,554.2

ITALY
Operating Results	2016	2015
Integrated TV Operations	(489.1)	(46.9)
EI Towes	75.5	73.0
Total	(413.6)	26.1

Reported below are the income statements for the two areas identified.

ITALY
Integrated TV Operations
Income Statement	2016	2015	change	% change
Gross advertising revenues	2,086.9	2,004.9	82.0	4.1%
Agency discounts	(301.0)	(292.9)	(8.1)	-2.8%
Total net advertisingrevenues	1,785.9	1,712.0	73.9	4.3%

Revenues from subscriptions/pre-paid cards	619.8	558.8	61.0	10.9%
Other revenues/Eliminations	198.2	219.2	(21.0)	-9.6%
Total Revenues	2,603.9	2,490.0	113.9	4.6%
Personnel expenses	391.3	373.3	18.0	4.8%
Operating costs	1,424.1	1,113.9	310.2	27.8%
TV and movie rightsamortisation	1,015.3	792.3	222.9	28.1%
Other amortisation andwrite-downs	84.7	80.4	4.3	5.4%
Inter-segment costs	177.7	176.9	0.8	0.4%
Total Costs	3,093.0	2,536.8	556.2	21.9%

Operating Result	(489.1)	(46.9)	(442.2)	n.s.

As mentioned above, in 2016 gross advertising revenues (+4.1% considering the total media exploited, +2.8% excluding the contribution of radio revenus) both the core Pay TV revenues made by subscribers, prepaid and on demand offer “Infinity” revenues.

The decrease in other revenues was linked to the proceeds recognised in the previous financial years from agreements for cooperation and the development of digital content signed in the last quarter of 2015. This total includes higher revenues generated by the film distribution activity thanks to the exceptional box office performance of Italian films produced in-house released in the first part of the year.

Overall costs for television operation in Italy (including personnel costs, purchases, services and other costs, depreciation/amortisation and write-downs of broadcasting rights and other fixed assets) were chiefly affected by one-off costs and charges and write-downs totalling EUR 321.9 million, including:

•                  a EUR 256.7 million write-down to assets in the Pay TV CGU, as part of the measurement of recoverable value made for the preparation of the financial statements. Specifically, EUR 133.0 million referred to value adjustments to intangible assets for television broadcasting rights (included in the item Amortisation and write-downs of broadcasting rights) and EUR 123.6 million in provisions for contracts (included in the item Purchases, services and other costs);

•                  EUR 12.6 million in one-off costs for ancillary expenses and the purchase of broadcasting content (included in the item Purchases, services and other costs) connected with the performance of commitments undertaken through the agreement with Vivendi signed on 8 April 2016;

•                  EUR 4 million in amortisation in connection with the new radio broadcasting segment, relating to the higher value of intangible assets identified through the Purchase Price Allocation process at the date that control was acquired of Radiomediaset broadcasters (Virgin Radio and Radio Studio 105) and to the review of the useful life of user rights to broadcasting frequencies;

•                  EUR 48.6 million in restructuring and personnel incentive plan costs and provisions allocated in relation to the valuation of contractual commitments concerning television productions.

Net of these components, the change in television costs exclusively reflected the higher costs for Pay TV rights to sports events for the new 2016-2017 season, the impacts resulting from the change in the scope of consolidation over the two years linked to the acquisition of Monradio (third quarter of 2015) and Radiomediaset (second half of 2016), which completes the Group’s radio offering, and higher costs for movie productions distributed in the first part of the year.

Inter-segment costs refer to the use of network infrastructure and to assistance, maintenance, logistics and engineering services provided by EI Towers to the subsidiary Elettronica Industriale, recognised net of charge-backs of costs for services rendered by the television operations segment.

(values in EUR million)

			change	% change
EI Towers	2016	2015	€ million

Revenues toward third parties	72.0	64.3	7.7	12.1%
Intersegment revenues	180.7	180.2	0.6	0.3%

Total revenues	252.7	244.4	8.3	3.4%

Personnel expenses	43.0	42.2	0.9	2.1%
Operating costs	87.0	86.0	1.0	1.2%
Amortization and depreciation	44.1	40.0	4.1	10.2%
Inter-segment costs	3.0	3.3	(0.2)	-7.4%

Total Costs	177.2	171.5	5.7	3.3%

Operating Result	75.5	73.0	2.6	3.5%

% on total revenues	29.9%	29.8%

Despite the ongoing economic crisis for EI Towers’ key customers - and especially for local TV operators - the company managed to improve its operating results in 2016.

Specifically, an increase in revenues compared to 2015 - mainly as a result of the contribution of newly-acquired companies - together with a reduction in operating costs brought about a more than proportional increase in EBIT.

The revenues of the EI Towers Group comprise both inter-segment revenues relating to the use of its transmission infrastructure and the provision of assistance, maintenance, logistics and planning and ancillary services to the subsidiary Elettronica Industriale S.p.A., as well as hosting, maintenance and logistics contracts with other broadcasters and wireless telecommunications providers.

The comparative amounts as at 31 December 2015 were restated to reflect the effects of the price allocation process at the acquisition date, equal to EUR 0.7 million cost related to the amortisation of the assets allocated to customer relations.

Breakdown by geographical area: Spain

The following is an abridged income statement of the Group’s Spanish business; figures are those of Mediaset España Group (consolidated figures).

(values in EUR million)

SPAIN
Income Statement	2016	2015
Total consolidated net revenues	992.0	971.9
Personnel expenses	(105.9)	(105.0)
Purchases, services, other costs	(444.3)	(439.1)
Operating costs	(550.2)	(544.1)

EBITDA	441.8	427.8
Rights amortization	(205.5)	(205.2)
Other amortization and depreciation	(11.9)	(17.5)
Amortization and depreciation	(217.4)	(222.6)

EBIT	224.4	205.2
Financial income/(losses)	(0.1)	0.1
Income/(expenses) from equity investments	1.5	13.9
EBT	225.8	219.1
Income taxes	(55.1)	(53.2)

Net profit from continuing operations	170.7	166.0
Net profit from discontinued operations	—	—
Minority interests in net profit	0.3	0.2
Net profit	171.0	166.2

The following table shows key income statement figures stated as a percentage of consolidated net revenues from Spanish operations.

SPAIN	2016	2015

Total consolidated net revenues	100.0%	100.0%

Operating costs	-55.5%	-56.0%

EBITDA	44.5%	44.0%

Amortization and depreciation	-21.9%	-22.9%

EBIT	22.6%	21.1%

EBT	22.8%	22.5%

Group net result	17.2%	17.1%

Tax rate (EBT %)	-24.4%	-24.3%

The breakdown of Mediaset España Group’s revenues and costs is shown below, with a focus on the most important components:

(values in EUR million)

SPAIN			change €
Consolidated Revenues	2016	2015	million	% change
Gross advertising revenues	962.9	933.3	29.7	3.2%
Agency discounts	(36.0)	(35.3)	(0.7)	2.0%
Net advertising revenues	926.9	898.0	28.9	3.2%
Other revenues	65.1	74.0	(8.9)	-12.0%
Total net consolidated revenues	992.0	971.9	20.0	2.1%

The item other revenues mainly refers to revenues from the distribution of movie co-productions and merchandising. The drop of EUR 8.9 million compared to 2015 was due to the different contribution over the two years of movie distribution operations, which in 2015 benefitted from the success of the movie “Ocho apellidos catalanes”.

			change €
	2016	2015	million	% change

Operating costs	767.5	766.8	0.8	0.1%
Personnel expenses	105.9	105.0	0.8	0.8%
Purchases, services, other costs	444.3	439.1	5.2	1.2%
Tv and movie rights amortization	205.5	205.2	0.3	0.1%
Other amortization and deoreciation	11.9	17.5	(5.6)	-31.8%

Total costs for the Mediaset España Group grew by EUR 0.8 million compared to the previous financial year; a very limited increase considering that, in 2016, the costs of the most important matches of the Euro 2016 European Football Championship were posted to the accounts and the new Be Mad HD channel was launched.

These cost optimisation policies have resulted in a reduction of EUR 209.9 million (-21.7%) in operating costs over the last six years, without affecting the quality of the television product.

EBIT for the Group’s Spanish business at 31 December 2016 totalled EUR 224.4 million, compared with EUR 205.2 million in 2015.

Other income statement components for the Mediaset Group as a whole are shown below.

			change €
	2016	2015	million

Financial (income)/losses	(87.7)	(49.3)	(38.3)

The change in financial expenses in 2016 over the previous year was mainly due to the early repayment of credit facilities and costs for hedging transactions linked to the Mediaset Premium - Vivendi transaction for a total of EUR 41.7 million.

			change €
	2016	2015	million

Result from equity investments	2.4	15.0	(12.6)

Income/(expenses) from equity investments includes income from measurement at equity of investments where the Group has significant influence over the investee, value adjustments to the financial assets connected with those or other equity investments, and gains/losses generated from the disposal of those assets.

The change in the item over the two years was primarily driven by the change in proceeds (amounting to EUR 2.4 million in 2016 versus EUR 10 million in 2015) received by Mediaset España for the price adjustment in relation to the sale to Telefonica of the 22% equity interest held in Digital Plus (DTS) in the third quarter of 2014.

	2016	2015

EBT	(274.4)	196.5
Income taxes	47.9	(86.4)
Tax Rate (%)	n.s.	44.0%
Net profit from discontinued operations	—	—
Minority interests in net result	(68.0)	(106.3)

Group Net Result	(294.5)	3.8

The Group’s tax rate in 2016 was impacted by the combined effect of the different tax bases in the Group’s two main geographical areas of business.

The calculation of the consolidated tax rate in 2015 reflected the adjustment of net deferred tax assets in Italy following the reduction in the IRES (corporate income) tax rate from 27.5% to 24% with effect from 1 January 2017, introduced by the Stability Law for the year 2016 (Italian Law no. 208 of 28 December 2015). This adjustment resulted in the recognition of net charges totalling EUR 22.7 million. Net of this component, the consolidated tax rate would have been 32.4% in 2015.

Minority Interests refer to the share of consolidated net earnings of Mediaset España, EI Towers, and Mediaset Premium (11.1%), and, from the last quarter of 2015, Monradio (20%). In 2016, the equity interest held by the Group in Mediaset España rose from 48.76% to 50.208% and the equity interest held in EI Towers rose from 40.089% to 40.594%, both as a result of share buyback plans pursued by the subsidiaries.

Balance Sheet and Financial Position

The Group’s balance sheet and its breakdown by geographical area are reported below in abridged form, restated to show the two main aggregates Net Invested Capital and Net Financial Position; the latter consisting of Total Financial Debt,less Cash and Other Cash Equivalents and Other Financial Assets. Details of the items making up the net financial position are provided in Note 5.9.

The following tables therefore differ in their layout from the statutory balance sheet, which primarily distinguishes current from non-current assets and liabilities.

Equity Investments and Other Financial Assets include assets recognised in the Consolidated Statement of Financial Position as Equity Investments in associates and joint ventures, and Other Financial Assets recognised in the consolidated statement of financial position as equity investments and non-current financial receivables (thus excluding hedging derivatives, which are included as Net Working Capital and Other Assets/Liabilities).

Net Working Capital and Other Assets/Liabilities include current assets (apart from cash and cash equivalents and current financial assets included in the Net Financial Position), deferred tax assets and liabilities, non-current assets held for sale, provisions for risks and charges, trade payables and taxes payable.

Balance sheet as at 31 December 2015 has been restated compared to the statement presented in the 2015 Annual Report to reflect the recalculation of the amounts for Goodwill and other tangible and intangible assets following the completion of the purchase price allocation process carried by EI Towers Group out last year.

At 31 December 2016, the balance sheet included the assets and liabilities acquired as a result of business combinations, as discussed below in the Note Business combinations. Specifically, the increase in the Tangible and Intangible assets is due to of radio frequencies booked as consequence of line bye lien consolidation of Radiomediaset; while the increase of goodwill is mainly due to the purchase price allocation (both provisory and defined) related to business combination exploited by EI Towers in 2016.

(values in EUR million)

MEDIASET GROUP
Balance Sheet Summary	31/12/2016	31/12/2015

TV and movie rights	1,629.7	2,205.9
Goodwill	964.7	938.4
Other tangible and intangible non current assets	1,296.4	1,216.8
Equity investments and other financial assets	92.7	105.7
Net working capital and other assets/(liabilities)	(193.6)	(570.9)
Post-employment benefit plans	(91.8)	(89.1)

Net invested capital	3,698.3	3,806.8

Group shareholders’ equity	1,947.7	2,293.8
Minority interests	588.2	653.6

Total Shareholders’ equity	2,535.9	2,947.4

Net financial position	1,162.4	859.4

The breakdown of the balance sheet by geographical area (Italy and Spain) is shown below.

(values in EUR million)

Balance Sheet Summary	Italy		Spain
(geographical breakdown)	31/12/2016	31/12/2015	31/12/2016	31/12/2015

TV and movie rights	1,476.8	2,017.9	154.1	189.0
Goodwill	313.5	287.2	288.1	288.1
Other tangible and intangible non current assets	1,018.8	941.2	277.7	275.5
Equity investments and other financial assets	1,012.5	1,028.7	32.9	29.7
Net working capital and other assets/(liabilities)	(246.9)	(666.4)	53.1	95.1
Post-employment benefit plans	(91.8)	(89.1)	—	—

Net invested capital	3,482.9	3,519.5	805.9	877.5

Group shareholders’ equity	2,040.4	2,358.1	975.4	1,061.7
Minority interests	102.7	109.6	7.9	8.2

Total Shareholders’ equity	2,143.1	2,467.7	983.3	1,069.9

Net financial position	1,339.8	1,051.8	(177.4)	(192.4)

In the table below, the Group’s summary balance sheet as at 31 December 2015 is broken to show the effects of the line-by-line consolidation of Mediaset España.

(values in EUR million)

Balance Sheet Summary			Eliminations/	Mediaset
(geographical breakdown)	Italy	Spain	Adjustments	Group

TV and movie rights	1,476.8	154.1	(1.1)	1,629.7
Goodwill	313.5	288.1	363.2	964.7
Other tangible and intangible non current assets	1,108.8	277.7	—	1,296.4
Equity investments and other financial assets	1,012.5	32.9	(952.7)	92.7
Net working capital and other assets/(liabilities)	(246.9)	53.1	0.2	(193.6)
Post-employment benefit plans	(91.8)	—	—	(91.8)

Net invested capital	3,482.9	805.9	(590.5)	3,698.3

Group shareholders’ equity	2,040.4	975.4	(1,068.1)	1,947.7
Minority interests	102.7	7.9	477.6	588.2

Total Shareholders’ equity	2,143.1	983.3	(590.5)	2,535.9

Net financial position	1,339.8	(177.4)	—	1,162.4

The table below is a summary cash flow statement broken down by geographical area, showing cash flows over the two periods. Unlike the standard IAS 7 layout used to prepare the statutory cash flow statement, the table shows changes in Net Financial Position, considered the most significant indicator of the Group’s ability to meet its financial obligations.

(values in EUR million)

	Mediaset Group
	2016	2015
Net Financial Position at the beginning of the year	(859.4)	(861.3)

Free Cash Flow	58.8	332.7
Cash Flow from operating activities (*)	1,279.0	1,282.3
Investments in fixed assets	(710.4)	(741.8)
Disposals of fixed assets	4.4	3.7
Changes in net working capitaland other current assets/liabilities	(514.1)	(211.5)
Change in the consolidation perimeter	(130.4)	(85.4)
Own share’s sell/buyback	(107.0)	(238.6)
Equity investments/Invesment in other financial assets	(21.8)	57.4
Cashed-in dividends	3.5	2.6
Dividends paid	(106.1)	(66.9)
Financial Surplus/(Deficit)	(303.0)	1.9
Net Financial Position at the end of the period	(1,162.4)	(859.4)

(*): Net profit +/- minority interests + amortisations +/- net provisions +/- valuation of investments recorded using the net equity method +changes in valuation reserves - gains/losses on equity investments

Cash Flow Statement
(geographical breakdown)	Italy		Spain
as at 31st December	2016	2015	2016	2015
Net Financial Position at the beginning of the year	(1,051.8)	(1,127.0)	192.4	265.7

Free Cash Flow	(185.1)	113.0	243.9	219.8

Cash Flow from operating activities (*)	868.7	862.3	410.7	420.5
Investments in fixed assets	(519.2)	(549.3)	(191.5)	(193.2)
Disposals of fixed assets	3.5	3.0	0.9	0.7
Changes in net working capitaland other current assets/liabilities	(538.0)	(203.0)	23.8	(8.2)
Change in the consolidation perimeter	(130.4)	(85.4)	—	—
Own share’s sell/buyback	(15.6)	—	(91.4)	(238.6)
Equity investments/Invesment in other financial assets	(19.1)	66.4	(2.7)	(9.1)
Cashed-in dividends	84.9	22.5	2.6	2.1
Dividends paid	(22.7)	(41.3)	(167.4)	(47.5)

Financial Surplus/(Deficit)	(288.0)	75.2	(15.0)	(73.3)

Net Financial Position at the end of the period	(1,339.8)	(1,051.8)	177.4	192.4

(*): Net profit +/- minority interests + amortisations +/- net provisions +/- valuation of investments recorded using the net equity method +changes in valuation reserves - gains/losses on equity investments

The Group’s free cash flow amounted to EUR 58.8 million. In particular, in Italy, a negative free cash flow from ordinary operations of EUR (185.1) million was generated compared to EUR 113.0 million in 2015. The table below shows the increase of fixed assets reported in the cash flow statement.

(values in EUR million)

	Italy		Spain
Increased in fixed assets	2016	2015	2016	2015
Investments in TV and movie rights	(473.0)	(441.0)	(171.4)	(182.9)
Changes in advances on TV rights	8.9	(38.0)	(5.6)	4.7

TV and movie rights: investments and advance	(464.2)	(479.0)	(177.0)	(178.2)

Investments in other fixed assets	(55.1)	(70.3)	(14.6)	(15.0)

Total investments in fixed assets	(519.2)	(549.3)	(191.5)	(193.2)

The negative cash flow of EUR 130.4 million for the item Change in the scope of consolidation consisted in EUR 75.2 million for the acquisition of the Finelco Group and, for the remainder, of cash disbursements incurred by the EI Towers Group for acquisitions in the tower sector carried out both in the period under review and in the previous financial year.

The item Buyback/sale of treasury shares relates to the disbursements incurred by the subsidiary Mediaset España and Ei Towers in relation to approved buy-back programmes..

In 2016, the item Equity Investments and Other Financial Assets mainly included the disbursement of EUR 33 million for the purchase of hedging instruments linked to the Mediaset Premium-Vivendi transaction, investments/divestments as part of Ad4Ventures ‘s operations, as detailed in Note 7.7, and the collection by Telefonica of EUR 20.2 million resulting from Mediaset Premium’s capital increase. 2015 mainly included the collection of EUR 100 million from the sale of 11.1% of the subsidiary Mediaset Premium S.p.A. and the disbursement of EUR 21.4 million for the acquisition of equity interests in RBI S.p.A., a Finelco Group holding company, and investments/divestments as part of Ad4Ventures’s operations.

The dividends distributed in 2016 consisted in profits distributed by Mediaset S.p.A. for EUR 22.7 million and by Mediaset España for EUR 84 million.

PARENT COMPANY PERFORMANCE

We now turn to the earnings performance and financial results of the Company during the year.

Group Performance

An abridged income statement is reported below, with commentary and comparative data for the previous year provided.

(values in EUR million)

	2016	2015
Total revenues	4.4	7.7

Personnel expenses	18.1	17.3
Purchases, services, other costs	13.7	14.7
Sundry operating costs	1.4	1.3
Amortisation, depreciation and write downs	0.1	(6.1)

Impairment losses and reversal of impairment on fixed assets	—	—
Total costs	33.3	27.2
Gain/losses from disposal of non-current assets	—	—
EBIT	(28.8)	(19.5)

Dividends and other income/(losses) from equity investments	(137.0)	49.0
Financial income/(losses)	12.7	23.0
Total income/(losses) from financial activities and equity investments	(124.3)	72.0

EBT	(153.1)	52.5

Income taxes for the year	(2.1)	2.1
Net Gains/(Losses) from discontinued operations	—	—

Net profit/(loss)	(151.0)	50.4

Total Revenues

Revenues fell by EUR 3.3 million, from EUR 7.7 million in 2015 to EUR 4.4 million in 2016.

The change was mainly due to:

•                       EUR (1.8) million for lower revenues from bank guarantees granted to the subsidiaries;

•                       §EUR (1.4) million for lower other revenues and income from previous years;

•                       §EUR (0.1) million for lower other revenues and net income.

Total Costs

Costs grew by EUR 6.1 million, from EUR 27.2 million in 2015 to EUR 33.3 million in 2016.

The change was mainly due to:

•                  EUR +6.1 million for lower revenues from the provision for future risks;

•                  EUR +2.7 million for higher costs for consultancy and collaboration services;

•                  EUR +0.8 million for higher personnel expenses

•                  EUR (1.5) million for lower directors’ compensation;

•                  EUR (1.4) million of lower bank charges and commissions;

•                  EUR (0.6) million for lower other net costs.

EBIT

As a result of the changes in the aforementioned items, EBIT dropped from EUR -19.5 million in 2015 to EUR -28.8 million in 2016.

Financial Assets and Equity Investments

Financial management in 2016 generated an overall income of EUR 124.3 million, representing a decrease of EUR 196.3 million over 2015. The result was generated by the:

•                  net financial income/(expenses), which went from EUR 49.0 million in 2015 to EUR -137.0 million in 2016, with a drop of EUR 186.0 million due to:

•                  higher dividends collected by subsidiaries of EUR 65.8 million;

•                  write-down charges for the subsidiary R.T.I. S.p.A. of EUR 251.8 million.

•                  net financial income, of EUR 12.7 million, which decreased by EUR 10.2 million on the previous year, as a result of:

•                  income and expenses from subsidiaries, associates and joint ventures; expense of EUR 5.3 million. This item includes the interest income and expenses on the intercompany current account: income rose from EUR 70.1 million in 2015 to EUR 73.6 million in 2016, representing an increase of EUR 3.5 million, while charges amounted to EUR 0.3 million, representing a decrease of EUR 1.8 million over the previous year.

•                  EUR (7.3) million for other charges toward third parties, up from EUR -45.1 million in 2015 to EUR -52.4 million in 2016. This item was made up of:

•                  interest expense of EUR 35.9 million on corporate bonds: the first bond was issued on 1 February 2010 for a total nominal amount of EUR 300 million, with a 5% gross annual coupon payable on 1 February of every year, and a term of 7 years; the second bond was issued on 24 October 2013 for a nominal amount of EUR 375 million, with a 5.125% gross annual coupon, payable on 23 January of every year. The maturity date of this bond is 24 January 2019;

•                  IRR interests of EUR 1.6 million;

•                  transaction costs on loans of EUR 6.0 million;

•                  net charges on interest-rate collar derivatives of EUR 6.7 million;

•                  other net financial expenses of EUR 2.2 million;

•                  EUR (8.2) million as net result of securities trading.

EBT and Income Taxes

Earnings before tax showed a loss for the year of EUR 153.1 million, up EUR 205.6 million on the previous year.

The income statement was positively impacted by a tax income of EUR 2.1 million mainly due to IRES income from tax consolidation.

Profit for the Year

The year ended with a loss of EUR 151.0 million against a profit of EUR 50.4 million in 2015, down EUR 201.4 million.

Balance Sheet and Financial Position

An abridged balance sheet is reported below. Items have been restated with respect to the statutory balance sheet, which states assets and liabilities as current and non-current, in order to show the two main aggregates Net Invested Capital and Net Financial Position; the latter consisting of Cash and Cash Equivalents and Other Financial Assets, minus Total Financial Debt and Other Current Liabilities.

Equity Investments and Other Non-Current Financial Assets include assets recognised in the statement of financial position as Investments in Subsidiaries and in Other Companies, and as Receivables and Financial Assets. Net Working Capital and Other Assets/(Liabilities) include current assets (excluding cash and cash equivalents and current financial assets included in the Net Financial Position), provisions for current risks and charges, trade payables and taxes payable.

A detailed breakdown of the main components of the Net Financial Position is provided in the Notes.

(values in EUR million)

	31/12/16	31/12/15

Investments and other financial non-current financial assets	2,235.4	1,473.0
Tangible and intangible assets	4.6	4.6
Advanced/(deferred) tax assets	149.2	73.2
Non-current financial liabilities	(15.6)	(3.4)
Provision for non-current risks and charges	(1.3)	(1.3)
Total non-current assets/(liabilities)	2,372.3	1,547.0

Net working capital and other current financial assets/(liabilities)	(132.8)	(49.9)

Net invested capital	2,239.5	1,497.1

Shareholders’ equity	1,710.6	1,877.8

Net financial position	(528.9)	380.7

The main changes in the balance sheet at 31 December 2016 compared to positions at 31 December 2015 are summarised below.

The value of Equity investments and other non-current financial assets, equal to EUR 2,235.4 million, recorded an increase of EUR 762.4 million. This change was almost exclusively due to the EUR 1,000 million increase in the value of the RTI S.p.A. investment as a result of the recapitalisation of the subsidiary through the write-off of a part of loan receivables net of write-downs for a total EUR 251.8 million to align the subsidiary’s book value to that of the Shareholders’ equity.

Receivables for deferred tax assets net of payables for deferred tax liabilities increased mainly as a result of the provision for tax losses.

The net working capital, amounting to EUR -132.8 million, decreased by EUR 82.9 million. The change was mainly due to the increase of IRES payables towards subsidiaries from tax consolidation that grew from EUR 102.0 million in 2015 to EUR 185.2 million in 2016.

The Net Financial Position decreased by EUR 909.6 million, from a positive balance of EUR 380.7 million in 2015 to a negative balance of EUR 528.9 million in 2016. This change was mainly due to:

•                 §the decrease in financial receivables from parent companies of EUR 610.3 million, of which EUR 687.8 million from RTI S.p.A., which was affected by the waiver of receivables for the recapitalisation of the company on the part of Mediaset, equal to EUR 1,000.0 million;

•                  §the increase in current financial payables of EUR 406.7 million.

The Shareholders’ equity, amounting to EUR 1,710.6 million, decreased by EUR 167.2 million over the previous year as a result of the loss for the year.

The following table is an abridged cash flow statement showing cash flows over the two periods. Items have been restated with respect to the standard IAS 7 layout used to prepare the statutory cash flow statement in order to show changes in Net Financial Position, considered the most significant indicator of the company’s ability to meet its financial obligations.

(values in EUR million)

	31/12/16	31/12/15
Net financial position at the beginning of the year	380.7	366.7

Free cash flow	(1,001.7)	(12.3)
- Cash flow from operating activities	(692.1)	(112.2)
- Equity investments and other current financial assets	(351.3)	102.1
- Change in working capital and other assets/liabilities	41.7	(2.2)

Dividends received	114.8	49.0

Dividends paid	(22.7)	(22.7)

Financial surplus/deficit	(909.6)	14.0

Net financial position at the end of the year	(528.9)	380.7

RECONCILIATION BETWEEN CONSOLIDATED AND PARENT COMPANY NET PROFIT AND SHAREHOLDERS’ EQUITY

(CONSOB Communication 6064293 of 27 July 2006)

	Shareholders’		Shareholders’
	equitty at	Net result	equitty at	Net result
	31/12/2016	2016	31/12/2015	2015

As per balance sheet and income statement of Mediaset S.p.A.	1,710.6	(151.0)	1,877.8	50.4

Excess of shareholders’ equity, including gross income for the period over book value of investments in subsidiary ad affiliated companies	1,185.1	28.7	1,497.5	197.7

Consolidation adjustmens arising from:

Eliminations of unrealised intra-group gains/losses	(355.9)	10.4	(373.3)	(66.9)

Dividend eliminations	—	(114.8)	—	(68.6)

Other consolidatio adjustment	(3.9)	0.1	(54.3)	(2.5)

Total	2,535.9	(226.5)	2,947.7	110.1

Minority interest	(588.2)	(68.0)	(654.0)	(106.3)
As per consolidated financial statements	1,947.7	(294.5)	2,293.8	3.8

DISCLOSURE OF THE MAIN RISKS AND UNCERTAINTIES TO WHICH THE GROUP IS EXPOSED

The Enterprise Risk Management system in the Mediaset Group

As an integral part of its Internal Controls and Risks Management System, the Mediaset Group has adopted a Risk Management model, both in Italy and in Spain, in order to be able to respond better to the risks to which it is structurally exposed.

The Internal Controls and Risks Management System, as defined by the Corporate Governance Code, is “the set of rules, procedures and the organisational structures designed to enable a business to be performed in a healthy and proper manner in accordance with pre-set objectives, through an adequate process of identification, measurement, management and monitoring of the main risks. An effective system of internal controls contributes to ensuring the protection of company assets, the efficiency and effectiveness of the business operations, the reliability of the financial information, and compliance with applicable laws and regulations”.

The Group has adopted the Enterprise Risk Management (ERM) methodology, already identified as the reference methodology by the Guidelines for the Internal Controls and Risks Management System issued in 2008 and since updated from time to time by the Board of Directors.

The Guidelines have been implemented by establishing a series of operational measures aimed at identifying and regulating the activities, the responsibilities and the information flows necessary for the management of risks (“Policy of the Internal Controls System”).

The periodic risk identification and assessment process found that the control of company risks is being managed adequately overall. In recent years, the Group has demonstrated a willingness and ability to progressively adapt the methods of control of strategic and process risks, both in relation to developments in the competitive environment and to the growth opportunities offered by the market, in the knowledge that the current economic situation and the major changes in market and industry sector trends generate high levels of uncertainty and therefore require continuous monitoring and a high degree of attention.

The main risks and uncertainties

The pursuit of strategic objectives, as well as the operating, equity and financial performance of the Mediaset Group, are influenced by various contingent risk factors and uncertainties that are mainly of the following types:

•                  External and industry sector risks, which are mainly linked to the economic cycle, to the evolution of the intermediate and end markets of reference (consisting of the demand for the consumption of audio-visual content and entertainment and demand for advertising slots) and to the evolution of the competition and regulatory environment.

•                  The risks connected with the strategic approaches and policies adopted and the management of the main “operational” processes linked to the management, also on a progressive basis (for example through partnerships and alliances) of the broadcasting, commercial, technical and infrastructure models used to coordinate and manage the production inputs and strategic assets (managerial personnel, content and distribution network) employed in the core business of producing and broadcasting the television offering, also in relation to aspects of risk linked to the Company’s reputation and social responsibility;

•                  financial risks connected to the management of financing needs and interest and exchange rate fluctuations;

•                  risks connected to the management of legal disputes;

•                  risks connected to environmental policies;

•                  risks connected to Corporate Governance.

A description is provided below, for each of the main sources of risk and uncertainty, of their nature and the related main management and mitigation measures put in place by the management.

External and industry sector risks

Risks linked to the performance of the economy

The core business of the Mediaset Group depends to a large extent on the performance of advertising investments, which are structurally cyclical and very closely related - albeit with differences between the various product sectors - to the general performance of the economy and the growth of end markets, where customer companies operate. After the long recession in the world economy sparked by the global financial crisis of 2008, aggravated in the following years by the sovereign debt crisis in Europe which saw Italy and Spain among the countries most exposed, over the last two years both of the Group’s geographical areas of business have witnessed recovery, with economic growth weak in Italy but stronger in Spain. A positive contribution to their recovery has come from the open monetary policy stance of the ECB and oil price trends, both of which, however, cannot necessarily be considered structural in nature.

The impact of the recession on the advertising markets in the two countries was decisively negative; however, the traditional tendency for advertising investments in times of downturn to focus on general interest television, which guarantees greater mass-market visibility, enabled the Group to consolidate its market share both in Italy and in Spain. Continuing recovery in economic growth and final consumption will be an essential condition to promote and support commercial policies to raise prices for the sale of advertising space, which in recent years have suffered greatly.

Mediaset’s market leadership in terms of its advertising market share and its broadcasting results in target segments, together with its strong focus, particularly in Italy, on cost reduction plans, has enabled the Group to consolidate its financial stability in the medium term and, once general market conditions have stabilised, it will be able to recover financial profitability more effectively and dynamically.

General economic conditions in 2017 are likely to be affected by the outcomes of general elections in a number of major European countries and will continue to shape the prospects for the advertising market in the Group’s two geographical areas of business.

More details on the analysis of the general economic trend and the main economic and financial indicators during 2016 can be found in “The General Economic Trend” section earlier in this document.

Risks connected to the development of the media & communications market

Technological changes, audience fragmentation and the increase in competition

The traditional broadcaster models are now constantly exposed to the process of enlargement of the traditional competitive scenario, mainly driven by the technological progress. The establishment of new and innovative broadcasting and distribution platforms are steadily changing the methods of consumption of end users, channelling them towards increasingly customised and less standardised models in terms of usage of services, content and advertising.

The main market trends that represent new competitive forces may be summarised as follows:

•                  technological progress has steadily changed methods of usage of content, towards more interactive/on demand media, which specifically favour the migration of younger members of the public towards more “customised” forms;

•                  demand for entertainment content continues to record rates of growth, both in traditional media and on new platforms;

•                  for the general commercial television sector, the convergence of broadcasting platforms is, on the one hand, creating growth opportunities (multi-channel offers and Pay TV) but, on the other hand, is posing potential threats such as audience fragmentation and an increase in the total overall number of available platforms for accessing television content (satellite, internet, mobile, etc.), resulting in greater complexity in the competitive environment;

•                  the multiplication of broadcasting platforms is increasing the value of broadcasting content and strengthening the competitive advantage of “traditional” operators who have the know how for the conception, development and packaging of content and the building of programme schedules;

•                  the absence of technological barriers is increasing the risk of traditional broadcasters being bypassed by groups that own original content and formats, or by Internet operators, some of whom are beginning to move towards purchasing content on the market, in an attempt to duplicate offering models that compete with those of broadcasters;

•                  In particular, the Italian market is currently characterised by various Pay TV operators, with two leading players. Over the last two years this market has experience a substantial stabilisation in the overall customer base and intense competition in the area of content;

•                  In Spain, the competitive scenario in the generalist television sector, until a few years ago, was characterised by a higher number of operators and, consequently, stronger audience fragmentation and competition for valuable content. Subsequently, through business amalgamations, the market has consolidated around the two main private hubs, consisting of Mediaset España and Atresmedia.

The situation described above could result in the risk of less interest in the free-to-air generalist television by the TV viewing public, part of which has been made more sophisticated and demanding by new communication media and, consequently, there may be the risk for the Group of not adequately covering opportunities resulting from new emerging businesses. Mediaset’s strategic approach to the main risk generated by these competitive forces is to strengthen its current model of multichannel and multi-platform aggregator and broadcaster which, for the Group, represents the appropriate response to dealing with the challenges of the market and the development of consumption models, establishing an integrated broadcasting system in which the various components (free-to-air generalist TV, free multichannel TV, Linear Pay TV and Non-linear Pay TV) are positioned in line with the “market” and by setting up organisational mechanisms capable of ensuring effective operational coordination, both in terms of content production/acquisition strategies and of sales. This approach enables the Group to maintain coverage, through free-to-air general interest television and the most attractive free-to-air thematic channels, of the most highly concentrated audience, as well as coverage, through the model mainly based on the Pay TV offering, of more highly fragmented audiences.

In implementing this strategy, Mediaset enjoys a competitive advantage in its long experience in the general interest television business and the know-how it has acquired as a general interest broadcaster which has led the way in developing innovative offers and models (e.g. pre-paid pay-per-view services). Alongside the development of the Premium Play service and the launch of TGCom 24, the innovative on-demand Infinity service was introduced in 2013, while the guidelines for the 2017-2020 Plan will focus efforts on the development of digital online first content.

To this end, the Group can draw on highly trained resources that are experts in different areas of the free-to-air TV segment, and in recent years has also appointed persons bringing new professional expertise to consolidate the Group’s skills set in the areas of innovation and development.

Coverage of the content market

A further element that characterises the evolution of the media & communications sector is the growing value of the content.

In Italy, Mediaset, through its subsidiary R.T.I. SpA, owns the biggest Italian library of television broadcasting rights and one of the biggest in Europe, thanks to long-term agreements with leading American major studios and distributors and independent American and European producers (TV movies, soap operas, mini-series and TV serials), which ensure coverage of the needs of the Group’s free-to-air and Pay TV businesses.

The Mediaset Group, through its investments in the companies Medusa Film and Taodue, leading companies in the distribution and in-house production of television and movie content and products, has control and access to the best domestic movie and television products. As a result of significant investments undertaken in 2014, the Group has ensured long-term access to the most important sporting events for its Premium channels (ranging from the Serie A League Championship with the top Italian football clubs up to the 2017/2018 season, to which the Group holds the exclusive rights in Italy for all platforms from the season in the three year period 2015-2018), which represents a major shift in the pay broadcasting rights market at national level.

The coverage of the risks connected to control of the content market also means greater attention to content produced in markets that are constantly monitored to seek innovative content and through the continuous effort by the Group in conjunction with other international players before the competent bodies to safeguard the industrial model of the broadcasters, ensuring protection of copyright on the web.

Risks connected to the evolution of the advertising market

Television advertising sales continue to be the Group’s main source of revenue, although in recent years the Group has progressively consolidated other sources of revenue, consisting primarily of the Pay TV business and the development of complementary operations (sale of multi-platform content, teleshopping, and movie distribution).

In the current general and industry sector environment, advertising sales are subject to shorter economic cycles. They are also extremely sensitive to the general economic trend and to the evolution of the markets where its customers operate and are structurally impacted by the expansion of the competitive environment due to continuous technological progress, which generates structural processes of fragmentation and diversification in the consumption of products and multi-platform audio-visual media.

In this scenario, the data on total television viewing in Italy show an essentially stable trend in television consumption. However, this growth is spread across a greater variety and number of channels, which has accompanied the increase in recent years in the penetration of the digital terrestrial platform, resulting in the steady and natural erosion of the television viewing share held by the historical and generalist TV channels.

In coming years the general interest free-to-air television model will still represent the main medium able to reach a high number of viewers, however, it is clear that, particularly in the current economic environment, there has been an increase in the attractiveness of and, consequently, the competition from semi-generalist channels, which have a greater ability to focus on profiling specific targets.

Accordingly, the Group’s commercial strategy is aimed, in the current period of economic recession, at maintaining and strengthening its overall audience shares ensured by its set of broadcasting offerings, which, with growing total audience numbers, in itself ensures a higher number of advertising contacts, but also, and above all, it harnesses them commercially by optimising their mix, by leveraging the availability of an integrated multi-platform and cross-media offering that is unique within Italy.

Mediaset pursues this strategy both in Italy and in Spain, where the Group operates with its own exclusive internal advertising sales houses Publitalia ‘80 and Publiespaña. Over the years, these firms have consolidated their market leadership, by developing operational and management models able to rapidly respond to the changing needs of advertising investors and market developments, by attracting new investors, and by developing commercial policies designed to maximise the television broadcaster’s ability to segment the most commercially attractive targets and to optimise the positioning of advertising slots within programme schedules.

Using this know how, the Group, through the creation of highly specialised agents - Digitalia ‘08 in Italy, specialised in advertising sales for digital Pay TV channels, and Publimedia Gestión in Spain, and the fifty-fifty equity investment with Mondadori in the Mediamond joint venture - also controls advertising sales in other media developed by the Group. In particular from 2014 Mediamond has been strengthened by the transfer from the Mondadori Group of the activities and the licence contracts over the media previously managed by Mondadori Pubblicità. The Group, internal advertising sales houses aims to focus on cross-media sales, leveraging advertising sales on television, the web, printed media and radio with unrivalled coverage across the national scene. The figures for the market shares achieved by the Group’s agents, within their respective advertising markets, are shown in the specific sections of this Report that analyse the Group’s business activities. The figures for customer concentration are presented in the section on the management financial risks in the Explanatory Notes to the Financial Statements.

Risks related to regulatory changes

The Mediaset Group operates in various business areas that are governed by strict regulations. Any failure to comply with regulations therefore constitutes a risk factor for its core business and a possible source of financial (application of administrative sanctions), image and reputational damage.

Compliance risks refer to the expansion of the business areas governed by regulations, or the introduction of regulations that are stricter than existing regulations on antitrust limits, the protection of minors from listening to and viewing certain types of content, overcrowding, slots, advertising breaks, safeguarding pluralism and equal treatment, the limitation of electromagnetic emissions and urban planning restrictions on infrastructure construction; the regulatory review process arising from the need to take action concerning regulatory asymmetry between the TV sector and new services, particularly services that may be used via the Internet; stabilisation of the reference infrastructure scenario, i.e. the identification, at least for a suitable period of time, of digital terrestrial as the platform of choice for broadcasting TV channels and in particular free channels; reform of the public broadcaster, in terms of governance and operating configurations.

The diversity of the production and managerial processes, the multiplicity of actors involved in each of these, the complexity and high number of regulations applicable to the various processes and the wide margins for interpreting the various regulations mean that, in order to limit risks, it is fundamentally important to monitor the development of regulations and ensure that they are adhered to.

The research, disclosure and operational monitoring is, as whole, well-established and effective in managing the risks of non-compliance with the applicable regulations, also thanks to the creation of specific company functions.

No matter how effective the monitoring is, there may still be certain non-governable elements and situations or for which it is difficult to predict the effects on operations or the impact on the public.

A more detailed explanation of the regulatory scenario is given in the section “Development of legislative situation in the television sector”.

Risks related to the implementation of strategies and the main operating processes

Reputation and relations with stakeholders

One of the Mediaset Group’s key strategic objectives is the ability to maintain and increase content innovation and brand value perception over time in keeping with the development of the business model.

In relation to this objective, there is a risk of establishing broadcasting and communications strategies and initiatives aimed at the financial market and the public that could have an adverse impact on the perception of the Mediaset brand.

The risk of developing broadcasting and communications initiatives that could have an adverse impact on the Mediaset brand is primarily controlled by continuously focusing on certain elements and processes, in particular:

•                  programme scheduling is monitored through daily analysis of television viewer behaviour, both in terms of audience share and rating of broadcast programmes, and, consequently, of viewer perception of the editorial approach adopted by the Networks, as well as through ongoing initiatives to ensure the protection and respect of minors and attention to issues of social responsibility (more detailed information on these activities can be found in the next section of this Report);

•                  the processes of communication to the financial market and to the public;

•                  the production processes and their ability to generate high-quality innovative products.

Risks related to the policy on the establishment of partnerships and alliances

Historically, the Group has pursued a strategy of external growth based on a policy centred on the establishment of highly targeted partnerships and alliances, with the objective of ensuring that the business integration and/or internationalisation opportunities identified are consistent with objectives of financial return on the initial investment. These types of operations expose the Group to approval risks relating to authorisations, the implementation of business models and associated business plans, as well as the risk of changes in the political and regulatory scenarios in industry sectors and/or geographical areas other than the usual ones, and deterioration of the know-how of the participants in partnerships and alliances, with resulting potential risk of loss in value of the investments made.

Risks related to business interruption

The risk of an interruption or reduction in the business may be divided into two circumstances:

•                  risk that network infrastructure is not adequate to ensure the level of service in terms of availability;

•                  risk of a partial local area coverage failure due to limitations imposed by international coordination.

•                  Risk of a partial local area coverage failure due to the assignment of part of the frequencies, currently by broadcast, to other services.

Elettronica Industriale S.p.A. holds a network operator license and the rights to use the frequencies necessary to transmit 5 multiplexes with national coverage.

The transmitters of the transmission and broadcasting frequencies, for which Elettronica Industriale S.p.A. holds the rights of use, are owned by it and are attached to 1,700 technological towers operated by the subsidiary EI Towers S.p.A., under a master agreement between the two companies (hereinafter the “Agreement”). The towers of EI Towers S.p.A. cover on average 95% of the Italian population.

The signal transmission and broadcasting systems meet the requirements for high availability levels using equipment that ensures a high level of reliability (high availability or fault tolerance systems). In addition, the main signal distribution systems are equipped with backup systems.

The design process for the network infrastructure is well-established and is based on an architecture that uses various alternative resources (radio bridge networks, satellites, fibre optics), thereby guaranteeing greater security in signal transport and optimal infrastructure in terms of reliability.

Through its local centres, EI Towers S.p.A. performs continuous monitoring in accordance with the terms of the Agreement, in order to ensure the quality and availability of the television signal broadcast by Elettronica Industriale S.p.A. (remote monitoring is provided on a 24-hour basis for the main locations, and 19 out of 24 hours for the others). In addition, the signal control station (MCR) at Cologno Monzese performs specific checks, also in response to alerts from external clients who rent the network.

EI Towers S.p.A. performs preventive maintenance on the various items of equipment in accordance with the terms of the Agreement.

In Italy, since mid-2012, all television broadcasts have been made exclusively using digital technology. The Mediaset Group, which has believed in this new technology since its birth in 2003, has taken on a decisive role in the conversion of the Italian television system to digital technology, thanks to its expertise (also recognised by the competent authorities) and knowledge of the overall framework of reference.

Through Elettronica Industriale S.p.A., the Group has made significant efforts to ensure growth in coverage, which now reaches 95% of the population for the Mediaset 1, 2, 3 and 5 multiplexes, and 96% for the Mediaset 4 multiplex.

The Group is a member of the business industry association Confindustria Radio TV, together with RAI, SKY and other national and local operators, whose objectives include safeguarding the frequencies currently reserved for broadcasting.

Financial risks

The global economy recorded average growth of around 2.8% in 2016, in line with the figure for the previous year. The Eurozone’s GDP grew by 1.7%, recording a gradual improvement, thanks to the boost provided by domestic demand. However, there were still significant differences between the economies of the various Eurozone Countries.

After a deep recession, Italy’s GDP grew by +1.0% on an annual basis. The upturn of the Italian economy continued, even if at a slow pace, mainly due to the positive impact of domestic demand, as well in the increase in household consumption.

Against this economic backdrop, the Mediaset Group continued its cost containment and investment strategy.

Specific focus was paid on the consolidation of financial payables through the renegotiation of committed credit facilities for a total amount of EUR 750 million, with the aim of reducing costs and extending maturities.

These efforts continued, with further EUR 100 million formalised in February 2017.

On 1 February 2017, Mediaset reimbursed on maturity a EUR 300 million corporate bond issued on February 2010, drawing on renegotiated credit facilities.

In accordance with the Group’s policy on liquidity (Policy on Financial Risks, latest version May 2015), the average financial exposure does not exceed 80% of the total amount currently provided by lenders.

The presence of floating rate debt and the acquisition of television and movie broadcasting rights in currencies other than the euro (mainly the US dollar) clearly exposes the Group to risks related to fluctuations in interest and exchange rates. In accordance with its financial risk management policies, the Group, through derivative contracts entered into with third parties, has adopted a management approach for such risks aimed at eliminating the effect of the exchange rate fluctuations by establishing in advance the value at which such rights will be recognised once acquired, and setting or limiting the free cash flow differences due to market changes in interest rates on medium/long-term debt.

More detailed information regarding financial risk management policies, including those relative to sensitivity analyses on exchange rates can be found in the specific section of the Explanatory Notes in the Group’s Consolidated Financial Statements under “Additional disclosures about financial instruments and risk management policies”.

Risks connected with the management of legal disputes

Due to the nature of its business, the Group is subject to the risk of legal litigation in the performance of its activities. In view of current obligations relating to past events of a legal or contractual nature or deriving from statements or actions taken by the company that could give rise to well-founded expectations by third parties that the company is responsible for or has to accept responsibility regarding the fulfilment of an obligation, the Group has made appropriate allocations to risk provisions, recognised under liabilities in the Group’s Financial Statements.

More detailed information regarding the main legal disputes that are currently pending can be found in the comments contained in the specific section of the Explanatory Notes.

Risks connected to environmental policies

In Italy, exposure to electrical, magnetic and electromagnetic fields is governed by Italian Framework Law no. 36 of 2001 and Italian Presidential Decree of the Council of Ministers of 8/7/2003, which set exposure limits for the population to electrical, magnetic and electromagnetic fields with a frequency ranging from between 100 kHz to 300 GHz, as shown in the table below:

	Electric field	Magnetic field
	strength	strength	Power density
	E (V/m)	H (A/m)	D (W/m2)

Exposure limit	20	0.05	1
Attention value	6	0.016	0.1
Quality target	6	0.016	0.1

The exposure limit is the value of the electrical, magnetic and electromagnetic field, regarded as the emission value, set to protect health from severe effects, which must not be exceeded under any condition of exposure of the population and workers.

The attention value is the value of the electrical, magnetic and electromagnetic field, regarded as the emission value, which must not be exceeded in residential areas, schools and places of extended stay.

The quality goals are:

•                  location criteria, urban-planning standards, requirements and incentives for the use of the best available technologies, as indicated in regional laws;

•                  the electrical, magnetic and electromagnetic field values, set by the government for the progressive mitigation of exposure to those fields.

Despite extensive concerns among the population linked to the effects of electromagnetic fields, the World Health Organisation and all the latest updates of the scientific literature have concluded that current evidence does provide proof of any health damage resulting from exposure to weak electromagnetic fields. Therefore compliance with the exposure limits recommended by domestic and international guidelines enable monitoring of the risks of exposure to electromagnetic fields, which may be harmful to health.

Moreover, the limits under Italian regulations are up to 100 times lower than those set by the International Commission on Non Ionizing Radiation Protection (ICNIRP) and applied in the rest of Europe.

The critical factors for constructing transmission equipment and adhering to legal limits are:

•                  the need to emit high power levels;

•                  the difficulty of erecting tall towers for the installation of transmission antennas;

•                  the proximity of residential properties to the transmitter or the issuance by Municipalities of new building permits for the construction of residential units close to the plant;

•                  the presence on the same site of other broadcasters (particularly radio broadcasters), which can result in the limits being exceeded when emissions are summed together.

Mediaset’s installations are designed, developed and operated in compliance with Italian law. In accordance with the Group’s operating practices, all necessary measures are taken, when designing new sites or modifying existing ones, to keep the electromagnetic field levels within the parameters set by the regulations in force. In particular:

•                  the construction of tall towers for transmission antennas in order to keep them as far as possible from areas accessible to the population;

•                  improved orientation of transmission antennas, to concentrate the signal in the area to be served in order to use less power and minimize the portion of emissions detectable at ground level (areas accessible to the population);

•                  identification, where possible, of installation sites far from residential areas;

•                  submission of the project for the prior assessment and authorisation by Local Authorities and Regional Environmental Protection Agencies, as required by the Code of Electronic Communications (Italian Legislative Decree 259/03).

In addition, specific company functions are responsible for mapping installations with a risk of exceeding the electromagnetic field limits and establishing monitoring plans as well as, where necessary, the use of internal and external resources (certified external advisors).

Risks connected to Corporate Governance

The typical corporate governance-related risks, such as the risk of non-compliance with laws and regulations, improper assignment of powers and authorities, or inappropriate remuneration policies, are mitigated through the implementation of a strong system of Corporate Governance.

Since 2000, Mediaset has adopted the provisions of the Corporate Governance Code for Listed Companies and, over the years, it has continued to bring its own Corporate Governance system into line with applicable domestic and international best practices, the recommendations of the Corporate Governance Code of the Italian Stock Exchange and applicable regulatory provisions. More detailed information on the Group’s organisational structure and Corporate Governance can be found in the Annual Report on Corporate Governance and the Ownership Structure.

HUMAN RESOURCES

The complex macroeconomic scenario of recent years has not prevented the Mediaset Group from continuing its policy of investing in its employees, which it considers to be a precious and essential asset for the future development of the enterprise.

In fact, ensuring the welfare of its human resources and appreciating their talents are core components of the Mediaset Group’s strategy, fully aware that this is the factor on which the pursuit of corporate objectives depends.

Employee commitment and motivation are important ingredients for the Group’s success, and the Group continues to provide its staff career development opportunities that take account of the benefits offered by their diverse backgrounds, skills and experience.

With that in mind, tools and processes are designed and supervised with a view to ensuring that staff are properly assessed and their careers in the Group constantly monitored right from the initial selection stage, by designing pathways of professional and managerial training that will develop its hallmark characteristics of behaviour.

In carrying out these activities and initiatives the Mediaset Group respects its employees rights, safeguards the their health and safety at work, guarantees equal opportunities, and fosters the career development of all staff whatever their gender, category or grade within the organization.

Staff composition

On 31 December 2016, the Mediaset Group had 5,519 employees (5,418 of whom in permanent posts), an increase compared to the 5,484 employees (5,413 permanent) at the end of 2015.

	ITALY		SPAIN
Number of employees (including temporary staff)	31/12/2016	31/12/2015	31/12/2016	31/12/2015
Managers	285	280	119	118
Journalists	339	337	137	141
Middle managers	859	845	80	82
Office workers	2,762	2,748	915	910
Industry workers	—	—	23	23
Total	4,245	4,210	1,274	1,274

	ITALY		SPAIN
Average workforce (including temporary staff)	2016	2015	2016	2015
Managers	285	285	117	118
Journalists	351	337	141	145
Middle managers	851	851	79	82
Office workers	2,854	2,857	915	909
Industry workers	44	72	23	24
Total	4,385	4,402	1,275	1,278

In 2016, the Italian Group companies had 4,214 employees (4,124 permanent) while 2015 figures were 4,183 and 4,126 respectively.

In addition, there were 31 employees of companies operating abroad, of which 28 employees of Publieurope International Ltd, mainly working in its London office, plus two employees of the Luxembourg company Mediaset Investment Sarl and one employee working for the newco Medset Sas in Paris.

The staff in Italy are located throughout the country, concentrated primarily in the Milan area, where 74% of all employees work in the Cologno Monzese, Segrate and Lissone offices.

ITALY: staff breakdown by
geographical distribution (not
including temporary staff)	2016	%	2015	%

Milan	3,041	73.7%	2,999	72.69%
Rome	770	18.7%	793	19.22%
Other offices	313	7.6%	334	8.10%
Total	4,124	100.0%	4,126	100.0%

Age and length of service

The employee average age and length of service demonstrate the firm’s commitment to staff retention and the care it takes not to lose the professional expertise built up over time, especially in those jobs where skill depends largely on experience.

	Staff Breakdown by average		Staff Breakdown by average
	age (not including temporary		seniority (not including
	staff)		temporary staff)
	2016	2015	2016	2015
ITALY	(age)	(age)	(age)	(age)
Executives	52	52	20	21
Journalists	49	48	16	16
Middle managers	49	49	21	21
Office workers	49	48	22	22
Industry workers	—	—	—	—
Total	49	48	20	20

ITALY: staff breakdown by
years range (not including
temporary staff)	2016	%	2015	%

since 30 years old	39	0.9%	43	1.04%
between 30 and 45 years old	1,028	24.9%	1,083	26.25%
more than 45 years old	3,057	74.1%	3,000	72.71%
Total	4,124	100.0%	4,126	100.0%

Equal opportunities

The Group also places great importance on its Equal Opportunities Policy, as shown by the significant proportion of women at all levels of responsibility. Women account for 44% of total staff numbers.

	2016			2015
ITALY: Staff Breakdown by role and			%			%
gender (not including temporary staff)	men	women	women	men	women	women

Executives	210	68	24%	212	63	23%
Journalists	173	150	46%	174	146	46%
Middle managers	472	379	45%	455	383	46%
Office workers	1,466	1,206	45%	1,482	1,203	45%
Industry workers	—	—	—
Total	2,321	1,803	44.0%	2,323	1,795	44.0%

In Spain, TV production employees are concentrated in Madrid. Publiespaña staff work there and also in the Barcelona, Alicante, Seville and Bilbao offices.

The geographical distribution is as follows:

SPAIN: staff breakdown by
geographical distribution	2016	%	2015	%

Madrid	1,226	96.2%	1,223	96.0%
Barcellona	25	2.0%	27	2.1%
Other offices	23	1.8%	24	1.9%
Total	1,274	100.0%	1,274	100.0%

The average age and the length of service of Mediaset España Group staff gives the company a young and dynamic profile. Staff retention is very high.

	Staff Breakdown by average		Staff Breakdown by average
	age		seniority
	2016	2015	2016	2015
SPAIN	(age)	(age)	(age)	(age)
Executives	49	48	16	15
Journalists	43	42	13	12
Middle managers	48	47	19	18
Office workers	46	45	18	17
Industry workers	43	42	13	12
Total	46	45	17	15

Human resources are a crucial factor in the Group’s success. In this regard, it has continued its policy of empowering internally-developed resources for creating and producing TV content. Training schemes have been implemented to develop creative and managerial skills, improve IT knowledge, foster multilingualism and the use of new technology, prevent safety hazards at work, and support individual initiatives. This year’s figures again confirm the impact in 2016 of the Mediaset España Group’s Equal Opportunities Policy, which matches the Mediaset Group’s achievements in Italy: women have a significant presence at every level throughout the business.

	2016			2015
SPAIN: Staff Breakdown by role and			%			%
gender (not including temporary staff)	men	women	women	men	women	women

Executives	77	41	35%	80	39	32.8%
Journalists	52	84	62%	52	86	62.3%
Middle managers	37	43	54%	40	45	52.9%
Office workers	445	472	52%	448	461	50.7%
Industry workers	21	2	9	21	2	8.7%
Total	632	642	50.4%	641	633	49.7%

Selection and recruitment

The Mediaset Group pays constant attention to initial selection in order to ensure that it hires skilled and qualified staff, with the attitudes and motivation needed to work effectively within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

The Group has always enjoyed great visibility and attractiveness, as witnessed by the over 42,000 unsolicited applications received through the Working with us section of the Corporate website, revamped in 2016 and linked to the websites of Group companies.

More than 600 applicants were interviewed during 2016 for specific positions or for internships with the Group.

The Group’s constant and ongoing collaboration with leading Italian universities has enabled a good number of young people to undertake internships: 272 students were given this educational opportunity in 2016, with the average internship lasting around four months.

Training initiatives

In 2016, managerial, professional and compulsory training initiatives continued on a regular basis.

Training projects were implemented to support both the technological development process started by the Group in recent years, with particular reference to content production, management, archiving and distribution, and the development of a skill set consistent with changes in the business environment and organisational models. Course planning was carried out by identifying - based on the specific training objectives and the recipient’s requirements - the best teaching methods, consisting in conferences, practical modules, lab activities, on-line courses.

The most important initiatives implemented in 2016 are briefly described below:

•                  for managers, the self-development project started in previous years - focussed on key managerial competencies for the Group - was expanded to the sales area through classroom sessions and one-on-one meetings. This initiative was followed by a cycle of seminars dedicated to company

Executives on change management, innovation and personal engagement. Moreover, activities for the development of personal skills and capabilities were implemented through empowerment, team building, negotiation and leadership projects for specific organisational areas.

•                  With respect to freelancers, training on the Dalet system continued to improve the digital skills of around 250 resources working on the Group’s Information products. Through training activities for specific company populations, moreover, it was possible to also develop technical and professional skills linked to new technologies and new work tools that simplify operational processes. At the same time, support was provided to restructuring initiatives for individual corporate areas, with the enhancement of the professional skills required and, where necessary, professional retraining.

•                  With regard to statutory compliance, classroom-based and/or online programmes were delivered, designed according to the specific company characteristics, in order to align the staff training to regulatory developments. In particular, the Group continued its mandatory Health and Safety training for workers required under Article 37 of the Workplace Safety Act (Italian Legislative Decree no. 81/08) and under the Convention of the Standing National/Regional Conference of 21 December 2011, with targeted programmes for the specific roles identified by the regulations (Workers, Health & Safety Representatives, Health & Safety Managers, Health & Safety Officers, etc.) designed to promote specific expertise and strengthen the sense of responsibility in the various roles to support the entire company Safety system. With regard to Privacy - Italian Legislative Decree 196/03, on-line initiatives on the processing of personal data were implemented for Data Controllers and for the other roles involved more generally in the Group’s Data Privacy System. Moreover, in line with 2015, the training process for all Group employees on Italian Legislative Decree 231/01 was continued through specific online courses and dedicated activities on specific company areas.

Structural use continued to be made of resources from Fondi Paritetici Interprofessionali (Inter-professional Joint Funds: Fondimpresa and For.te for the training of middle managers and employees, and Fondirigenti for executives)also in 2016, to fund a considerable portion of the Group’s training activities.

The main training initiatives carried out during 2016 are listed below:

Training hours	2016	2015

Managerial skills development	2,672	3,138
Professional update	12,624	18,105
Legal duty	5,064	16,083
Foreign language courses	1,087	888
On-line training	—
Total	21,447	38,214

Public initiatives

Education programmes for non-employees, designed to develop skills linked with the world of commercial TV, continued in 2016 as in earlier years.

The agreement between IULM University and the Mediaset Group was renewed, with the commitment to develop increasingly more effective new synergies for the improved organisation of the Masters Programme in Journalism, whilst the Publitalia ‘80 Master in Marketing, Digital Communication and Sales Management reached its 30th-year anniversary.

Masters programme in Journalism: is the training course for professional journalists, combining the communications and information capabilities of IULM University and Mediaset.

The objective of this Masters course (which is recognised by the National Association of Journalists as the equivalent of an apprenticeship) is to give fledgling journalists the professional armoury of cultural and multimedia skills they need to access any journalistic speciality and produce multimedia content suitable for all kinds of communication media.

The two-year Masters course, limited to 15 students, is made up of classroom and workshop sessions, and includes multimedia training.

The technology workshop organised and run by the consortium using professionals made available by Mediaset is outstanding among Italian journalism courses - indeed the only one of its kind.

Masters course in Marketing, Digital Communication & Sales Management: this course was established in 1988 by Publitalia’80. It is a 13-month full-time post-graduate course with limited admission and targeted at graduates who have decided to start their professional future in the field of marketing, trade marketing, sales and digital communications.

The companies that collaborate on this initiative contribute with teaching and practical sessions and provide a reference point for the labour market as an employer, as well as elements that enable the ongoing updating of the training programme. As a result, the Master course always acts as an up-to-date “bridge” between Universities and the Company.

The training is based on two main areas: a broad-ranging, general management area; a more in-depth area, specialising in marketing, trade marketing, sales and digital communication. The aim of the training is to develop “specialist know-how” combined with strategic thinking and an international mindset. The other educational objectives consist of sense of responsibility, and developing the spirit of initiative and the ability to take decisions in situations of risks and competitive environments.

The teaching methods used involve a significant element of active learning: guidance lessons providing basic knowledge, practical exercises, case studies (many of which in English), presentation of business cases by companies and relevant group works, and role play on public speaking, international communications and negotiation. The programme also includes visits to companies, to study the most advanced production and distribution processes, and to television studios.

The course is accredited by ASFOR, the Italian Association for Management Education, as a specialist Masters course.

Services for employees

Mediacentre has long been a well-established company facility, offering a number of services to improve employee quality of life and enable a better work/life balance.

Its services range from personal care to the many vital activities involved in running a family: they include a nursery, bank, post office, book shop, mini-mart, travel agency, pharmacy, fitness centre, doctor’s surgery, catering (bar, sandwich bar and restaurant), laundry/repair service and shopping area.

These are all provided in an area totalling more than 3,000 m(2) at the Group’s Cologno Monzese facility in Milan and the Elios premises in Rome.

A group of contractors have been commissioned to provide the services, all selected for their relevant specialist expertise and capability.

As well as this physical presence there is also a website offering up-to-date details of various deals negotiated by the company for its staff - with banks, insurance companies and over a hundred retailers near the Mediaset Group’s main offices.

Occupational health and safety; accident prevention

The main occupational health and safety (OHS) initiatives carried out in 2016 are as follows:

•                  implementation, in all the Mediaset Group companies, of an Occupational Health and Safety System compliant with British Standard OHSAS 18001/2007 and certified by the DNV GL (Det Norske Veritas) Certification Body for the parent company Mediaset S.p.A. and the subsidiaries RTI S.p.A., Elettronica Industriale S.p.A., Media4Commerce S.p.A., Publitalia’80 S.p.A., Digitalia’08 S.r.l. and TAO DUE S.r.l.; performance of relevant system audits for all Group companies;

•                  implementation of IT arrangements to support the “Management of Occupational Health and Safety Obligations” for the “Accident Management” and “Health Surveillance” systems and to manage other activities such as those for “Non-compliance”, “Audits”, “Legal obligations”, etc., and the updating of the corporate Health & Safety intranet site;

•                  implementation of the Healthcare Plan by means of approximately 991 medical check-ups, specialist investigations and eye/limb examinations for video terminal operators, and other tasks with particular risks;

•                  influenza vaccinations for all Group employees, free of charge;

•                  on-site and employee equipment inspections carried out by the Group’s OHS Officers and company doctors;

•                  participation in Work Groups for the definition of “Guidelines for the management of safety in television production contracts pursuant to Italian Legislative Decree 81/08”, promoted by Assolombarda Confindustria Milan Monza and Brianza and ATS Milan.

•                  special training and fire drills/evacuation exercises at the Group’s main offices;

•                  holding regular safety meetings (Article 35), consulting and engaging workers’ representatives regarding the assessment of risks and the update of the related document (relevant occupational stress risk), identifying, planning, implementing and verifying prevention within the company;

•                  a continuing focus on safety and the monitoring of protection in all workplaces, including those of outside contractors, with the issuance of specific Procedures - Operational Instructions;

tests for checks on the quality of work premises, measuring levels of chemical and biological pollutants and physical agents against environmental parameters (microclimate), such as: electromagnetic fields, radon gas, noise, etc..

HUMAN RESOURCES (MEDIASET SPA)

STAFF COMPOSITION

Staff numbers and geographical distribution

At the end of 2016, Mediaset’s permanent employees numbered 67, essentially in line with the figure of 69 at the end of 2015.

These employees are mainly concentrated in the Milan area, where 87% of the staff work.

Geographical distribution of permanent employees in Italy (FTE)

Headquarters	2016	%	2015	%

Milan	59	88.1%	60	87.0%
Rome	8	12.0%	9	13.0%
Total	67	100.0%	69	100.0%

Age and length of service

The employee average age and length of service demonstrate the firm’s commitment to staff retention and the care it takes not to lose the professional expertise built up over time, especially in those jobs where skill depends largely on experience.

Average age of permanent employees by grade

Age	2016	2015

Excutives	54	53
Journalists	56	55
Middle managers	47	46
Office-workers	45	45
Totale	49	48

Permanent employees: age groups

Age	2016	2015

Up to 30 years old	—	—
between 30 and 45 years old	20	21
more then 45 years old	47	48
Totale	67	69

Average length of service of permanent employees by grade

Seniority	2016	2015

Excutives	21	20
Journalists	16	15
Middle managers	16	16
Office-workers	18	18
Totale	18	18

Equal opportunities

Mediaset S.p.A. also places great importance on its Equal Opportunities Policy, as shown by the significant proportion of women at all levels of responsibility; women account for 49% of total staff numbers.

Permanent employees by grade and gender

		%		%
Seniority	2016	female	2015	female

Excutives	20	45.0%	20	45.00%
Journalists	2	—	2	0.00%
Middle managers	22	32.0%	23	39.00%
Office-workers	23	74.0%	24	71.00%
Total	67	49.0%	69	51.0%

SELECTION

Mediaset pays constant attention to initial selection in order to ensure that it hires skilled and qualified staff, with the attitudes and motivation needed to work effectively within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

The Group has always enjoyed great visibility and attractiveness, as witnessed by the number of unprompted applications received through the Working with us section of the Corporate website, revamped in 2016 and linked to the websites of Group companies.

TRAINING INITIATIVES

During 2016, the training activities continued on a largely regular basis.

The main training initiatives carried out during 2016 are listed below:

Employee-hours for each type of training

Training	2016	2015

Managerial Skills Development	8	—
Professional Skills Update	343	86
Foreign Language training	—	84
Compliance	74	152
Total	425	322

OCCUPATIONAL HEALTH AND SAFETY; ACCIDENT PREVENTION

The main occupational health and safety (OHS) initiatives carried out in 2016 are as follows:

•                  implementation of an OHS Management System (S.G.S.S.L.) compliant with British Standard OHSAS 18001/2007, certified by the Norwegian certification body DNV GL (Det Norske Veritas), with performance of relevant system audits;

•                  implementation of IT arrangements to support the “Management of Occupational Health and Safety Obligations” for the “Accident Management” and “Health Surveillance” systems and to manage other activities such as those for “Non-compliance”, “Audits”, “Legal obligations”, etc., and the updating of the corporate Health & Safety Intranet site;

•                  implementation of the Healthcare Plan by means of approximately 10 medical check-ups, specialist investigations and eye/limb examinations for video terminal operators, and other tasks with particular risks;

•      influenza vaccinations for all the company’s employees, free of charge;

•                  on-site and Group employee equipment inspections carried out by the Group’s OHS Officers and company doctors;

•                  participation in Work Groups for the definition of “Guidelines for the management of safety in television production contracts pursuant to Italian Legislative Decree 81/08”, promoted by Assolombarda Confindustria Milan Monza and Brianza and ATS Milan;

•                  special training and fire drills/evacuation exercises at the main corporate offices;

•                  holding regular safety meetings (Article 35), consulting and engaging workers’ representatives regarding the assessment of risks and the update of the related document (relevant occupational stress risk), identifying, planning, implementing and verifying prevention within the company;

•                  a continuing focus on safety and the monitoring of protection in all workplaces, including those of outside contractors, with the issuance of specific Procedures - Operational Instructions;

•                  tests for checks on the quality of work premises, measuring levels of chemical and biological pollutants and physical agents against environmental parameters (microclimate), such as: electromagnetic fields, radon gas, noise, etc..

THE COMPANY’S COMMITMENT TO THE ENVIRONMENT AND CULTURE

Environment

Although it is not an industrial processing company, the Mediaset Group believes it is important to provide information that increasingly meets stakeholder needs, through the reporting of certain environmental performance indicators.

Below are the data on the consumption of energy, as well as the main CO2 emissions produced by the Group in 2016 and 2015.

CO2 emissions were measured using the method specified in the Greenhouse Gas Protocol. Specifically, considering the nature of the business, only emissions indirectly resulting from energy consumption have been taken into account.

For the Mediaset España Group, Co2 emissions for 2016 were equal to zero, since the electricity used came only from renewable sources.

		2016		2015
Total consumptions		Italy	Spain	Italy	Spain

Electric power	(kwh)	150,984,007	17,571,096	99,959,712	17,419,594
CO2 emissions	(t)	49,339	0	32,665	1,051

The Company’s commitment to culture

The Mediaset Group’s commitment to society is summarised, in brief, in the following initiatives:

Mediafriends

Mediafriends, the non-profit organisation founded in 2003, is a tangible expression of Mediaset’s vision of corporate social responsibility. Mediafriends is responsible for identifying and promoting opportunities for exchange between the world of business and the third sector, in order to promote mutual growth and the well-being of society.

Over the years, Mediafriends has supported numerous TV and other events, to raise funds for the projects of non-profit associations. The most notable of these is Fabbrica del sorriso (the smile factory).

In thirteen years of activities, over EUR 70 million have been raised and distributed making it possible for 150 associations to implement more than 264 charity projects in Italy and throughout the world.

Mediafriends also continued its work in the field of social communications, by offering space free of charge for the broadcasting of social infomercials and creating times dedicated to social issues within its programme schedule.

Moreover, 2016 saw the consolidation of the “A Regola d’arte” (Doing things right) project, which was designed, promoted and financed by Mediafriends to the benefit of Milan’s suburbs.

Lastly, a significant amount of the work carried out by Mediafriends is aimed at accountability reporting, in other words the verification, in the field, of the successful outcome of the projects funded.

Fabbrica del Sorriso (the smile factory)

More specifically, throughout 2016, Fabbrica del Sorriso promoted a fundraising campaign to fight child cancer.

Mediafriends selected four associations as recipient of the funds collected: AIRC, AIL, Dynamo Camp and IOR (Istituto Oncologico Romagnolo - Romagna Cancer Institute). The projects funded are focussed on research, the quality of hospital and home care for sick children, technological excellence through cutting-edge diagnostic and therapeutic equipment and quality of life for children affected by cancer.

In 2016, the approach trialled in the previous year was confirmed. It entailed the development of Fabbrica throughout the year, with fund-raising events through sms donations, field initiatives in collaboration with recipient groups and editorial events such as the Forlì exhibition dedicated to Piero della Francesca, the international youth football championship organised in Lodi and the Babbo Running, a walking event organised in five Italian cities.

The “A Regola d’Arte” (doing things right) Project

Regola d’Arte is an innovative project aimed at disadvantaged Italian and foreign children living in the suburbs of Italian cities and seeks to promote integration and social development through music and rugby. Rugby provides models for behaviour (unity, loyalty, respect, managing aggression), while music, in addition to building a grand Italian heritage, provides the possibility of cultural growth to those who, for reasons not linked to their merits, would not have the opportunity to access it. The project was strengthened and expanded in 2016. Currently, it entails the funding and supervision by Mediafriends of 6 ARdA centres: four schools (in the Baggio, Giambellino, Via Dolci districts) and two Youth Centres (Barrios, Barona district) and La Strada (La Trecca district, via Salomone), involving around 200 children in total.

Verification of projects

Mediafriends’s commitment to the reporting on funded projects continued. The results of these projects are shown to the public through television reportages developed directly by Mediafriends for the Internet of news programmes. The collaboration also continued with Anna and Fabio Stojan, two professional travellers who have journeyed throughout Asia and South America by motorbike, visiting the sites where the projects funded by Mediafriends have been set up over the years. They visited the projects financed by Mediafriends in Eastern Europe (Kosovo, Albania, Ukraine, Romania, Moldova). During their latest trip, too, the selfies and dispatches reporting on the implementation and usefulness of these projects were published on the Mediafriends website. Mediafriends will use the video and photographic material shot in Eastern Europe to produce the future editions of “I Viaggi di Stojan” (the Stojans’ travels), the web series already hosted on the TGCOM24 website for the Asia and South American edition.

Social communications

As regards advertising services offered to charities, in 2016 Mediaset networks broadcast more than 6,000 adverts, free of charge, for campaigns to raise public awareness of social issues. Lastly, the Mediafriends site and Mediafriends slot on the TGCOM24 site, as well as and the Facebook Page of Fabbrica del Sorriso, hosted campaigns for charities and numerous videos produced by Mediafriends on some of the most important social issues.

Cultural initiatives

For over twenty years, Mediaset has been supporting and organising the “Aperitif in concert” festival at the Manzoni theatre in Milan. The series, which offers high-quality live performances on Sunday mornings - a time slot that is usually neglected - gained importance at international level thanks to its commitment to the most innovative and intriguing contemporary creativity, ranging from jazz to experimental music and from ethnic traditions to so-called “Boundary music”.

Italian Responsible Payment Code

Mediaset and its companies have joined the initiative promoted by Assolombarda, which started on 27 May 2014, signing up to the Italian Responsible Payment Code, the first-ever code in Italy for responsible payments.

In taking this step, Mediaset has committed to meeting the payment times agreed on with its suppliers and in general to promoting a culture of prompt, transparent payments.

Mediaset is part of the first group of Italian and multinational companies founding the Code and in compliance with its provisions, it has declared that average payment times contractually defined with its suppliers for 2016 were 60-90 days and relative payment dates were duly complied with.

Guarantees for the protection of minors

Mediaset has always been very sensitive to the protection of minors:

•                  it assesses programmes using criteria that also take into consideration the impact of content on individuals in their growing years and attempts to combine the typical programming approaches used by a commercial television network with production sensitivity that places emphasis also on the protection of minors;

•                  it complies with applicable regulations, including the Self-regulation Code Concerning Television and Minors signed in November 2002 - in which the Company is committed to controlling its TV schedules to ensure they meet requirements to protect younger viewers. In particular, pursuant to Article 34 of the Consolidated Act on media, audiovisual and radio services, the Company adopted organisational processes to adequately evaluate, identify and report programmes “that could harm the physical, mental or moral development or minors” and notify them to users with sufficiently detailed information;

•                  it offers a full, 24-hour schedule for this group of viewers on its free channels Boing (since 2004) and Cartoonito (since 2011);

•                  In a manner that has now been applied equally to all of the Group’s channels (free and pay DVBH TV including services available via web and mobile, such as Mediaset.it, PremiumMediaset and Infinity), it indicates, at the beginning of each fictional programme (film, serial, TV movie, etc.) and after each commercial break, the nature and content of the broadcast using coloured symbols that appear on the screen (green: suitable for all family members; yellow: children with adult supervision; intermittent red: suggested for adults only; solid red: harmful to minors or prohibited for minors under 14);

•                  To complement coloured symbols, it consolidates information on the content of broadcasts. Also multimedia platforms (EPG of DVBH TV, Internet, mobile platforms) supply information that is useful to provide guidance to viewers, especially whether the product is suitable for an audience of minors; Moreover, in 2016 the Group networks (both free and Pay TV) broadcast a cycle of the institutional campaign on the use of parental controls, in order to promote a more appropriate use of this tool by families;

•                  established within the Staff Departments, it has an internal department responsible for disseminating and implementing the regulations protecting minors and the Self-Regulation Code Concerning Television and Minors in the company with the aim of monitoring programming of the Group’s networks. The department works closely with areas involved in planning, programming and assessing content in order to ensure the greatest compliance possible with regulations to protect minors.

From the date the Self-Regulation Code Concerning Television and Minors was signed, Mediaset, has always participated in the proceedings of the Committee for the implementation of the aforementioned Code with two representatives, one of who also held the position of Vice Chairperson. In July 2016 the Committee, after its fourth term, momentarily suspended its activities whilst its reappointment was pending.

A Company representative was also appointed as member of the work group (consisting of representatives of Broadcasters adhering to the Code, as well as of those belonging to Confindustria Radio Tv’s industry association), which produced the draft for a Self-regulation Code, which, updating the current code, made it more appropriate to the current media scenario. This draft is now awaiting final approval, once the approval process required by law has been completed.

Finally, despite the end of its experience as part of the “Coalition to make the Internet a better place for kids”, an international co-operation initiative between leading companies in the field of communication promoted by the European Commission, Mediaset confirmed its commitment to making the internet a safer space for minors: the “You Rate It” pilot, a User Generated Content classification tool implemented from 2013 to 2015 in co-operation with the British BBFC and the Dutch Nicam (two major organizations that operate in Europe in the assessment of audiovisual content) was still successfully presented to major EU institutions; Mediaset still makes this assessment tool available (a questionnaire to be filled in by users) on the 16mm.it corporate website, where it had been initially released. The Company also maintained its role as part of the Advisory Board of the Italia Connected Generations Safer Internet Centre project, co-ordinated by the Italian Ministry of Education, Universities and Research.

Mediaset España’s commitment to social welfare is reflected in the “12 Meses” project, which consists of a range of social welfare initiatives that in 2015 focused in particular on strengthening the visibility of women’s fight for equal opportunities through its new long-term campaign “Doy la cara”. The project, which was launched in 2014, has broadened its goals, with particular attention to the fight against the trafficking of women for sexual exploitation and gender-based violence, and raising public awareness about the state of the social rights of women in different parts of the world. In particular, 12 Meses produced two infomercials together with the National Police on the subject of violence against women and their trafficking for sexual exploitation, starring the presenter Ana Rosa Quintana and broadcast on the main Mediaset channels in Spain. In addition to the support of the Mediaset España channels and programmes, and with the aid of famous faces, the campaign publicised the telephone number to be used to make anonymous reports about this criminal activity. On the same theme, 12 Meses in collaboration with Doy la cara produced a new infomercial, starring the Telecinco presenters Carme Chaparro and David Cantero, aimed at providing visibility to women “who feel invisible, who do not have a voice, who are afraid and do not have the strength”, to coincide with the celebration of the International Day for the Elimination of Violence against Women.

Mediaset España also strengthened its commitment in this area by broadcasting the second season of Amores que duelen in the final quarter of the year. This programme, hosted by Roberto Arce, in collaboration with the Ministry of Health, Social Services and Equal Opportunities, examines real cases of women of different ages and from different social classes with complicated relationships who have experienced episodes of physical, sexual or financial violence by their former partners.

In addition, it also sought to promote the message of “proigualdad” (pro-equality) among children and young people, by making use of the cinema release of the blockbuster “Atrapa la bandera”.

12 Meses, which has over 14 years of experience in social responsibility projects, also launched other awareness raising campaigns. These included infomercials broadcast on the Mediaset España networks, which concentrated on a number of extremely important social issues, such as the need to combat situations of child poverty to seek to prevent the risk of social exclusion that affects around 3 million children in Spain; helping Jesus Vazquez in his work against AIDS; and supporting international aid programs for developing countries. With regard to the latter, Mediaset España produced a short documentary on this subject, broadcast on its channels, reporting on the work of the managers of the school in a village of evacuees after the earthquake in Haiti in 2010.

12 Meses was also the media partner for “Gestionando hijos” (managing children), an educational event involving households, companies, public institutions and the media, focusing on the importance of having an educational project for our society and for our families, which was broadcast live in streaming on the Mitele.es channel. 12 Meses also sponsored charity food events such as the Bilbao Sanfilippo Cooking Night, whose proceeds went to the treatment of the Sanfilippo syndrome, a degenerative disease that affects children.

DISCLOSURE REQUIRED BY ARTICLE 2428 OF THE ITALIAN CIVIL CODE

Research and development

In 2016, the Innovation and Technological Research Area of RTI continued its research, the principal results of which were technical publications on some specific areas in the first part of the year:

HbbTV1(1): Development of new Commercial Requirements as part of the European HbbTV Association, of which Mediaset is a member, with the publication of the HbbTV 2.0.1 standard in July 2016. Moreover, it drafted and published guidelines for the use of this technology on TV receiver for the Italian market on sale during 2017.

HD Book 4.0: Completion and publication of the 4th generation of Technical Specifications for TV receivers of the Italian market in the DTT (Digital Terrestrial), SAT (Satellite) and OTT (IP broadband) versions.

CPAS 2.0: to supplement the publication of the HD Book 4.0 Technical Specification, moreover, the Content Protection & Application Security (CPAS) specification was developed and published, to provide to the interactive systems of the Pay system of the Italian digital TV platform the content protection and the application security of the Tivuon model.

HbbTV is the software for digital interactive TV that TV receivers sold on the Italian market since 2017 are equipped with.

Accordingly, in 2016 the Research area of the Innovation and Technical Research Department contributed, as part of the international HbbTV association based in Munich, to the drafting of the HbbTV 2.0.1 standard published in July 2016. The documents contains key technical and commercial requirements specifically demanded by the UK and Italian market for adoption in 2017. The Research area also contributed to the development of an “Operator Profile”, which enables the broadcaster to use specific requirements and control tools for an improved commercial management of its interactive service offering.

HD Book 4.0: Alongside the above activities, the Research and Development area also completed and published the 4th generation of Italian technical specifications created in 2004, adopted on digital TV receivers of the Italian market. The updated specifications, HD Book 4.0 was published by HD Forum Italia in May 2016 for the DTT/IP version and in September 2016 for the SAT/IP version.

The key technical specifications contained in these publications include: the guidelines for the adoption of the new HbbTV 2.0.1 interactive software on TV receivers, for TV receivers, new and important technical specifications for the development of broadcast and broadband linear TV services, such as the adoption of linear channels on IP networks; the adoption of the most recent standards for the protection and security of audiovisual content: CI+ 1.4.1., further developments to guarantee high quality of presentation of audiovisual content in Full HDTV and Ultra HDTV format, introducing high-efficiency coders: HEVC Main 10; and MPEG DASH and CENC HbbTV adaptive streaming systems for performance improvement, also on low performance broadband networks.

The technical specifications contained in the HD Book 4.0, published in April 2016, apply to TVs sold in the Italian market in 2017.

(1) HbbTV (hybrid broadcast broadband TV) advanced interactive TV software installed in TV receivers that have been developed for the European market over the last five years.

As an overview of the above activities, with the aim of providing visibility to the possibilities offered by the 4th generation technical specifications, the Research & Development Area contributed to organising a demo stand at the annual HD Forum Italian Convention on the tenth anniversary of its foundation in partnership with S.M.P.T.E.(2) on the one-hundredth anniversary of its foundation.

The event organised by HD Forum Italia in co-operation with Centro Televisivo Vaticano was held in Rome in October 2016. At the Mediaset stand in the technology exhibition area, the first mock-up of the TV service Mediaset on Demand HD produced in HbbTV was shown. This was in addition to the mock-up of MPAT, developed by RTI’s Technological Innovation Area as a result of a European Union project as part of the Horizon 2020 framework programme.

Also in 2016, the Research and Development Area contribute to the development of a highly advanced integration programme called: Mediaset Enabler 2.0. A new interactive service for the profiling, data collection and business analysis of television user based on the new demand/offer interaction model developed by Strategic Marketing and Publitalia, called: Piramide.

“Enabler 2.0”, whose launch is scheduled in April 2017, is a cross-functional project for Mediaset, involving various organisational units and business systems. Enabler 2.0 shall be developed across the 2016 - 2018 three-year period in three independent and self-contained stages. Enabler 2.0 redesigns the accessibility model for hybrid TV television, developing new audiovisual services and interactive functionalities on TV receivers across broadcast and broadband, merging into a single, cutting-edge user experience the most innovative models of linear TV and Vod(3) applied to the world of advertising 2.0.

“Technology Innovation” is the Area of the “Innovation, Research & Technological Development Department” of Mediaset that deals with:

•                  researching the technological context of the media world;

•                  proposing innovation projects;

•                  execution of Mediaset in-house innovation projects;

•                  execution of projects funded by the European Commission.

A summary of the main innovation projects executed by the “Technology Innovation” Area in 2016 is provided below.

The “SELE” Project

This is a major intercompany project, which uses internal audience monitoring to increase the advertising sales performance by Digitalia and provides key data for the RTI broadcasting areas and the Publitalia business areas. This is a concrete example of corporate “BIG DATA” aggregation within the Company, aimed at collecting data on the use of linear and non-linear services by Mediaset users. The objective is to monitor user behaviour in the utilisation of Mediaset audiovisual services. The trial stage 1 (with a duration of two months, authorised by the Italian Data Protection Authority with Provision for the collection of data in anonymous format) and stage 2, currently under way, in which viewing figures are collected by means of 60,000 STBs linked to the internet and whose tracking has been authorised by the users by subscribing a dedicated consent to the processing of personal data (based on which the three corporate co-controllers RTI S.p.A., Mediaset Premium S.pA. and Publitalia’80 S.p.A. shall analyse

(2) S.M.P.T.E. Society of Motion Picture & Television Engineers

(3) Vod: Video on demand: non-linear TV

the data collected and other intercompany activities) were followed in 2016 by the development and execution of stage 3 that focuses on real-time tracking by means of wifi CAM. Development and functionality release were concluded in December. The data processed can be viewed (for internal use only) using a customised dashboard on an Exaudi DMP. The connected CAMs that fed the database on the consumption of Mediaset’s audiovisual services are estimated at 60,000. The new features introduced during this stage were:

•                  Øreal-time data tracking

•                  Øreal-time dashboard on Exaudi DPM

•                  ØDisplay of data broken down by type of device (STB/CAM) or on an aggregate basis

•                  ØProcessing optimisation for timelier availability of data.

Smart Audience Project

The project developed a dedicated and customised APP for internal use only that supports real-time tracking of programme audiences based through the processing of raw data from APIs. For the first time, television productions and broadcasting areas have a precise system providing information on viewing in real time, i.e. during the airing of broadcasting and advertising content. The production release took place in December 2016. Inclusion of the APP into the Mediaset in-house store for users authorised with a specific permission is under review.

360&VR@Mediaset project

The project started in May 2016 and is aimed at implementing a new 360-degree, Virtual Reality video production technology in some Mediaset productions. The following 2 stages were executed during the year:

Stage 1#Radio Italia Live Concert on Italia 1 - June 2016 — that trialled the creation of 360° clips published online on the Mediaset and Facebook websites dedicated to the programme;

Stage 2 #GFVIP on Canale 5 - from September to November 2016 — that trialled the creation of 360° clips distributed on the Internet and on Facebook and, for the first time 360° LIVE STREAMING via mediaset player on the reality show’s internet site.

The Mediaset Group’s production studios are evaluating the use of these solutions for their productions, with the idea of equipping their studios with the necessary infrastructure.

Segnale Dvb-t Project

The Project, driven from the need to analyse data on the reception of dvb-t frequencies of the mediaset channels, set itself the objective of implementing a solution for monitoring the reception of the Dvb-t via STB POD HD. Data collection started in May 2016 and is currently under way. Data can be viewed via DMP Exaudi by authorised Mediaset users.

Chatbot project

A chatbot - i.e. an automated system that recognised natural speech and can provide automated replies to users - was trialled. The applications are many, both in editorial and commercial areas. A trial was run in the News area.

European projects

The Technology Innovation area pursues its intensive research and innovation activity also through projects sponsored by the European Union.

With respect to the Mpat project, launched in December 2015, the first year ended very positive, with a Review Meeting - the review meeting with European Union Officers that paved the way for the second stage of the project. The objective of the core implementation of the modular platform for creating and modifying multi-screen applications capable of interacting with TV programmes, video on-demand, and OTT content within HbbTV was achieved. The open source ecosystem, developed based on the most widespread and established standards - HTML, CSS, and JavaScript - combined with the potential of HbbTV, will enable the easy and rapid creation, through a web-based user interface, of apps for connected TVs and personal devices (smartphones, tablets, and desktops). At the HD Interoperability Forum held in Vatican City on 6-7 October 2016, which Mediaset formally attended to promote the adoption process of HbbTV standards, the first Hbbtv application developed with Mpat was hosted by the first national go-live for the broadcasting of the HbbTV signal on the La5 channel. In the second year of the project, RTI will lead the Work Package for the piloting to test the actual effectiveness and usability of the ecosystem in the real professional world of TV broadcasting.

In December 2016, RTI Mediaset also secured new funding for Producer, a project dedicated to technology tools aimed at facilitating content production for documentaries, factuals and infonews. The objective of the project - with Mediaset acting as a co-ordinator - is that of developing a set of IT tools that can facilitate and optimise the process for the creation of end-to-end contents, enriching them with new vision experiences at the cutting edge of technology innovation.

Both projects are part of the Horizon 2020 European Research and Innovation Programme, in which Mediaset participates as partner, like other major industry players, such as: Fokus Fraunhofer- German Research Institute, IRT, RBB, ULANC - LancasterUniversity , Leadin OY, Fincons, Telecom Paris Tech, ICCS - Greek Research Institute, Flying Eye, Hypertech Innovation, Domino Production.

In view of the results achieved, the area focussed more and more effort and attention on the participation in European tenders for the implementation of increasingly innovative projects, which will enable the exploration of cutting-edge technology at international level.

Other than dealing with Innovation projects, the company also acts as an Observatory focussed on researching the main media and technology innovation trends. It produces studies and researches on innovation topics and a weekly newsletter that collates and summarises the key news for the week.

In 2016, an initiative called “Broadcasters’ Innovation Tracker” was proposed, which led to the publication of a periodic in-depth overview of an aspect of one or several European or non-European broadcasters (e.g. business models, technologies or services provided).

Moreover, a website that collates the main analyses performed, for internal consumption, was set up.

Dealings with: subsidiaries, associates, holding companies, affiliates and related parties

On 9 November 2010, the Board of Directors adopted the “Procedure for related-party transactions” conducted directly by Mediaset S.p.A. or through subsidiaries, drawn up according to the principles set forth in the “Regulations enacting provisions on related-party transactions” adopted by CONSOB with resolution no. 17221 of 12 March 2010. On 17 December 2013, the Board of Directors amended Article 7a) of the “Procedure for related-party transactions”.

The procedure, which is published on the Company’s website (www.mediaset.it/investor/governance/particorrelate_it.shtml), sets the rules for identifying, approving, executing and disclosing related-party transactions carried out by Mediaset S.p.A. directly or through subsidiaries, in order to ensure their transparency and substantive and procedural correctness, as well as establishing the cases where these rules do not apply. With respect to the periodic disclosure provided for broadcasters by Consob Resolution no. 17221 of 12 March 2010 (Article 5, paragraph 8 of the Regulation on related-party transactions), it should be noted that, as part of its remit, on 27 September 2016 the Board of Directors of Mediaset authorised the agreement between the two subsidiaries RTI S.p.A. and Fascino Produzione Gestione Teatro S.r.l. for the tender of television productions. The Related-Party Transaction, even if it may be regarded as a significant transaction in view of its size, is excluded from the application of procedural and transparency regulations pursuant to Article 14, paragraph 2, of Consob Regulation as well as Article 7d) of the Procedure for related-party transactions.

Right to opt-out of the obligation to publish reports in the event of significant transactions

Pursuant to Article 3 of Consob Resolution no. 18079 of 20 January 2012, on 13 November 2012 the Board of Directors decided to apply the opt-out mechanism established in Article 70, paragraph 8 and Article 71, paragraph 1-bis of Consob Regulation no. 11971/99, as amended, thereby taking advantage of the right to opt-out of obligations to publish the reports required in the event of significant transactions such as mergers, spin-offs, and share capital issues through the transfer of assets in kind, acquisitions and disposals.

Treasury shares held by subsidiaries

No subsidiary holds any treasury shares of the issuer.

OTHER INFORMATION

Privacy: protection and supervision measures

As regards protection measures and safeguards for the processing of personal data, each Data Controller reported that the Personal Data Security Planning Document (DPS) for 2015 had been approved on 31 March 2016, and that the DPS for 2016 would be approved before 31 March 2017.

The above conforms to the Privacy Management System adopted by the Mediaset Group on 21 March 2013, following the approval of the Organisational Guideline “Personal Data Protection Management” L.G.O. - MD/HO 065.

Supervision and control

The Company has implemented Italian Legislative Decree 231/2001 concerning the criminal liability of companies. In 2003 it set up an internal “Supervisory and Control Body”, which, with full autonomy and the support of company department and external consultants, where necessary, is tasked with supervising the full application of the “compliance programme” adopted, by updating its contents and reporting any violations or breaches to the Company’s Board of Directors.

Management and coordination activities

Mediaset S.p.A. is subject to the de facto control of Fininvest S.p.A., as the latter owns 38.266% of the share capital. On 4 May 2004, Fininvest notified Mediaset that pursuant to Article 2497 et. seq of the Italian Civil Code, it would not conduct the management and coordination of Mediaset. The company acknowledged Fininvest’s notification at the Board of Directors’ meeting of 11 May 2004. Fininvest’s statement is confirmed by the fact that Mediaset independently sets its own strategy and has full organisational, management and negotiating autonomy, as it is not subject to any steering or coordination of its business operations by Fininvest. Specifically, Fininvest does not issue any directives to Mediaset nor does it provide assistance or technical, administrative or financial coordination on behalf of Mediaset and its subsidiaries.

Pursuant to Article 2497 et. seq of the Italian Civil Code, Mediaset S.p.A. currently manages and coordinates the following Mediaset Group companies:

•      Digitalia ‘08 S.r.l.

•      EI Towers S.p.A.*

•      Elettronica Industriale S.p.A.

•      Mediaset Premium S.p.A.

•      Media4commerce S.p.A.

•      Medusa Film S.p.A.

•      Monradio S.r.l.

•      Promoservice Italia S.r.l.

•      Publitalia ‘80 S.p.A.

•      Radio Engineering CO S.r.l.

•      RadioMediaset S.p.A.

•      Radio Studio 105 S.p.A.

•      R.T.I. S.p.A.

•      Taodue S.r.l.

•      Video Time S.p.A.

•      Virgin Radio Italy S.p.A.

* Company listed on the electronic stock market (MTA) of Borsa Italiana S.p.A.; The share is included in the FTSE Italia Star index.

Consob Communication DAC/RM97001574 of 20 February 1997

With respect to the Consob recommendation (Communication dated 20 February 1997, File no. DAC/RM97001574), a list of directors and their duties is provided below:

The Chairman

Fedele Confalonieri                                    with all powers of ordinary and extraordinary management up to the limit of EUR 15,000,000.00 per individual transaction, with the exception of those powers that fall under the exclusive authority of the Board of Directors or the Executive Committee. Pursuant to the Company Bylaws, the Chairman represents the Company.

Deputy Chairman and Chief Executive Officer

Pier Silvio Berlusconi,                       with all powers of ordinary and extraordinary management up to the limit of EUR 15,000,000.00 per individual transaction, with the exception of those powers that fall under the exclusive authority of the Board of Directors or the Executive Committee. Pursuant to the Company Bylaws, the Deputy Chairman and Chief Executive Officer represents the Company. The Deputy Chairman and Chief Executive Officer replaces the Chairman, representing the Company, in his absence or impediment. The actual exercising of the power of representation by the Deputy Chairman and Chief Executive Officer indicates per se the absence or impediment of the Chairman and exonerates third parties from any verification or responsibility thereof.

Directors

Giuliano Adreani

Marina Berlusconi

Franco Bruni

Pasquale Cannatelli

Mauro Crippa

Bruno Ermolli

Marco Giordani

Fernando Napolitano

Gina Nieri

Michele Perini

Alessandra Piccinino

Niccolo’ Querci

Stefano Sala

Carlo Secchi

Wanda Ternau

Executive Committee

Fedele Confalonieri

Pier Silvio Berlusconi

Giuliano Adreani

Marco Giordani

Gina Nieri

Risk and Control Committee

Carlo Secchi (Chairman)

Franco Bruni

Fernando Napolitano

Compensation Committee

Michele Perini (Chairman)
Bruno Ermolli
Fernando Napolitano

Governance and Nominations Committee

Carlo Secchi (Chairman)

Michele Perini

Wanda Ternau

Committee of Independent Directors for Related-Party Transactions

Michele Perini (Chairman)

Alessandra Piccinino

Carlo Secchi

EVENTS AFTER 31 DECEMBER 2016

On 12 January 2017 Mediaset acquired an equity investment in Studio 71, the leading Multichannel Network in Europe - and one of the largest five in the world - controlled by the ProSiebenSat.1Media German Group.

Multichannel Networks like Studio 71 operate on the major free video distribution platforms (starting from YouTube), ensuring greater visibility and monetisation to content creators thanks to the network’s critical mass. Studio 71 develops over 6 billion videos viewed per month and operates in five Countries with over 200 employees. In Italy, it already manages an inventory of over 40 million videos viewed per month.

Mediaset (with an initial share of 5.5%) and the French group TF1 (6.1%) made an investment in the company for a total of EUR 50 million, valued at EUR 400 million, with the aim of creating the most important European digital content operator in close synergy with generalist television and of developing the Avod business (Advertising Video On Demand) with free access. Publitalia 80 will be the network’s exclusive agency for Italy, thus strengthening its increasingly cross-media orientation.

As a result of the agreements signed, the joint venture “Studio 71 Italia” will be established at the beginning of 2017, in which Mediaset will be a leading shareholder (49%) and through which the entire Italian business of Studio 71 will be managed.

On 17 January 2017, the Board of Directors of Mediaset approved the guidelines for growth and economic and financial targets for 2017-2020, which entail an increase of Mediaset’s share of the total advertising market from the current 37.4% to 39% and an anticipated improvement of the EBIT of Italian media activities of EUR 468 million by 2020.

On 18 April 2017, the Italian Media Authority ascertained that Vivendi’s position is not compliant with provisions of paragraph 11 of Article 43 of the Italian Legislative Decree no. 177 of 31 July 2015, due to the equity interest held by the company in Telecom Italia S.p.A. and Mediaset S.p.A. and ordered Vivendi to unwind this unlawful position within the next 12 months, submitting within 60 days an action plan that the company intends to implement.

FORECAST FOR THE FULL YEAR

The trend in total advertising revenues in the first quarter of the current year remained positive in both countries. This trend is expected to continue for the remainder of the year, despite an economic climate that also in 2017 is likely to be characterised by estimates of growth that will remain moderate in both Italy and Spain.

The main lines of action outlined by the guidelines of “Mediaset 2020” plan will be initiated during the year and the positive impact of the consolidation of the radio industry activities will be confirmed. Moreover, trends in costs and the depreciation of media activities in Italy will reflect the impact of writedowns and provisions made during the preparation of the consolidated financial statements for 2016. The combination of these factors is expected to lead to the achievement, both in the first quarter and year on year, of positive results both in terms of EBIT and net profit.

DRAFT RESOLUTIONS

Shareholders,

We trust in your agreement with the approach and criteria adopted in preparing the Statement of Financial Position, the Income Statement, Statement of Comprehensive Income, Cash Flow Statement, Statement of Changes in Shareholders’ Equity and the Notes to the Accounts for the period ended 31 December 2016, which we request that you approve, along with this Directors’ Report on Operations.

We ask you to resolve to cover the loss for the financial year, amounting to EUR 150,985,000.54, through the partial use of the extraordinary reserve.

Consequently, if this proposal is approved by you, the extraordinary reserve amounting to EUR 1,436,709,789.87 will be decreased to EUR 1,285,724,789.33.

for the Board of Directors
the Chairman

MEDIASET GROUP

# Consolidated Annual Report 2016

*Consolidated Financial Statements and Explanatory Notes*

MEDIASET

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (*)

(values in € million)

ASSETS	Notes	31/12/2016	31/12/2015(**)

Non current assets
Property, plant and equipment	7.1	445.7	461.4
Television and movie rights	7.2	1,629.7	2,205.9
Goodwill	7.3	964.7	938.4
Other intangible assets	7.5	850.7	755.3
Investments in associates and joint venture	7.6	47.3	61.8
Other financial assets	7.7	61.2	44.6
Deferred tax assets	7.8	518.3	409.4

TOTAL NON CURRENT ASSETS		4,517.8	4,876.8

Current assets
Inventories	8.1	33.0	39.7
Trade receivables	8.2	1,258.0	1,407.1
Tax receivables	8.3	53.3	55.7
Other receivables and current assets	8.3	288.8	311.3
Current financial assets	8.4	55.2	67.8
Cash and cash equivalents	8.5	328.8	351.6

TOTAL CURRENT ASSETS		2,017.1	2,233.2

Non current assets held for sale		—	—

TOTAL ASSETS		6,534.9	7,110.1

(*) With reference to CONSOB decision n. 15519 dated 27th July 2006, the effects on the Balance Sheet items generated by related parties transactions are shown in a separated table mentioned in the next pages and moreover describer in the Explanatory Note 16. (**) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2015 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (*)

(values in € million)

SHAREHOLDERS’ EQUITY AND
LIABILITIES	Notes	31/12/2016	31/12/2015(**)
Share capital and reserves
Share capital	9.1	614.2	614.2
Share premium reserve	9.2	275.2	275.2
Treasury shares	9.3	(416.7)	(416.7)
Other reserves	9.4	828.0	834.3
Valuation reserve	9.5	(10.0)	(19.3)
Retained earnings	9.6	951.4	1,002.1
Net profit for the period		(294.5)	3.8

Group Shareholders’ Equity		1,947.7	2,293.8
Minority interests in net profit		68.0	106.3
Minority interests in share capital, reserves and retained earnings		520.2	547.3
Minority interests		588.2	653.6

TOTAL SHAREHOLDERS’ EQUITY		2,535.9	2,947.4

Non current liabilities
Post-employment benefit plans	10.1	91.8	89.1
Deferred tax liabilities	7.8	117.5	83.0
Financial liabilities and payables	10.2	1,004.1	1,108.1
Provisions for non current risks and charges	10.3	96.4	59.8

TOTAL NON CURRENT LIABILITIES		1,309.8	1,340.1

Current liabilities
Financial payables	11.1	158.3	93.9
Trade and other payables	11.2	1,765.8	2,368.9
Provisions for current risks and charges	10.3	154.3	57.1
Current tax liabilities	11.3	5.2	1.2
Other financial liabilities	11.4	372.7	70.7
Other current liabilities	11.6	232.8	230.8

TOTAL CURRENT LIABILITIES		2,689.2	2,822.6

Liabilities related to non current assets held for sale		—	—

TOTAL LIABILITIES		3,999.0	4,162.7

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		6,534.9	7,110.1

(*) With reference to CONSOB decision n. 15519 dated 27th July 2006, the effects on the Balance Sheet items generated by related parties transactions are shown in a separated table mentioned in the next pages and moreover describer in the Explanatory Note 16.

(**) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2015 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF INCOME (*)

(values in € million)

STATEMENT OF INCOME	Notes	FY 2016	FY 2015 (**)

Sales of goods and services	12.1	3,613.6	3,435.5
Other revenues and income	12.2	53.3	89.3

TOTAL NET CONSOLIDATED REVENUES		3,667.0	3,524.8

Personnel expenses	12.3	540.2	520.5
Purchases, services, other costs	12.4	1,954.8	1,638.4
Amortisation, depreciation and write-downs	12.5	1,361.1	1,135.1
Impairment losses and (reversal) of impairment on fixed assets		—	—

TOTAL COSTS		3,856.1	3,294.0

EBIT		(189.2)	230.7

Financial expenses	12.6	(124.7)	(99.1)
Financial income	12.7	37.1	49.7
Income/(expenses) from equity investments	12.8	2.4	15.0

EBT		(274.4)	196.5

Income taxes	12.10	47.9	(86.4)

NET PROFIT FROM CONTINUING OPERATIONS		(226.5)	110.1

Net Gains/(Losses) from discontinued operations		—	—

NET PROFIT FOR THE PERIOD	12.11	(226.5)	110.1

Attributable to:
- Equity shareholders of the parent company		(294.5)	3.8
- Minority Interests		68.0	106.3

Earnings per share	12.12	—	—
- Basic		(0.26)	0.00
- Diluted		(0.26)	0.00

(*) With reference to CONSOB decision n. 15519 dated 27th July 2006, the effects on the Balance Sheet items generated by related parties transactions are shown in a separated table mentioned in the next pages and moreover describer in the Explanatory Note 16. (**) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2015 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(values in € million)

	Notes	2016	2015

PROFIT OR (LOSS) FOR THE PERIOD		(226.5)	110.1

OTHER COMPREHENSIVE INCOME RECYCLED TO PROFIT AND LOSS		15.4	(12.9)

Changes arising from translating the financial statement of foreign operations		—	—

Effective portion of gains and losses on hedging instruments (cash flow hedge)	9.5	20.6	(12.4)

Gains and losses on available-for-sale financial assets	9.4	—	(5.4)

Other gains and losses of associates valued by equity method	9.4	(0.1)	—
Other gains and losses		—	—
Tax effects		(5.1)	4.9
OTHER COMPREHENSIVE INCOME NOT RECYCLED TO PROFIT AND LOSS		(4.7)	0.5

Changes in revaluation surplus		—	—
Actuarial gains and losses on defined benefit plans	9.5	(6.2)	2.0
Other gains and losses of associate valued by equity method		—	—
Other gains and losses		—	—
Tax effects		1.5	(1.5)
TOTAL OTHER COMPREHENSIVE INCOME FOR THE PERIOD NET OF TAX EFFECTS (B)		10.7	(12.4)

TOTAL COMPREHENSIVE INCOME (A)+(B)		(215.8)	97.8

attributable to:
- owners of parent company		(283.4)	(6.5)
- non controlling interests		67.6	104.3

MEDIASET GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS

(values in € million)

	Notes	2016	2015

CASH FLOW FROM OPERATING ACTIVITIES:
Operating profit		(189.2)	230.7
+ Depreciation and amortisation		1,361.1	1,135.1
+ Other provisions and non-cash movements		149.6	18.4
+ Change in trade receivables		356.7	105.0
+ Change in trade payables		(160.1)	239.8
+ Change in other assets and liabilities		(23.0)	(119.1)
- Interests (paid)/received		(4.6)	(1.0)
- Income tax paid		(63.6)	(70.9)

Net cash flow from operating activities [A]		1,427.0	1,538.0

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from the sale of fixed assets		4.8	3.5
Proceeds from the sale of equity investments		2.4	10.8
Interests (paid)/received		0.5	0.5
Purchases in television rights		(644.0)	(623.3)
Changes in advances for television rights		3.3	(33.3)
Purchases of other fixed assets		(81.1)	(85.3)
Equity investments		(2.1)	(29.4)
Changes in payables for investing activities	13.1	(650.7)	(467.3)
Proceeds/(Payments) for hedging derivatives		(23.4)	44.6
Changes in other financial assets		3.0	(1.1)
Dividends received		3.4	2.6
Business Combinations net of cash acquired	13.2	(84.9)	(85.4)
Changes in consolidation area	13.3	—	100.0

Net cash flow from investing activities [B]		(1,468.7)	(1,163.1)

CASH FLOW FROM FINANCING ACTIVITIES:
Received capital increase	13.4	20.2
Change in treasury shares	13.5	(107.0)	(238.6)
Changes in financial liabilities		267.9	(121.9)
Corporate bond		0.0	—
Dividends paid		(106.0)	(66.9)
Changes in other financial assets/liabilities		0.0	—
Interests (paid)/received		(56.2)	(53.2)
Net cash flow from financing activities [C]		18.9	(480.6)

CHANGE IN CASH AND CASH EQUIVALENTS [D=A+B+C]		(22.8)	(105.7)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD [E]		351.6	457.3
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD [F=D+E]		328.8	351.6

MEDIASET GROUP

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(values in € million)

						Retained			Total shareholder
		Share premium	Legal reserve and	Company’s treasury		earnings/(accumulate	Profit/(loss) for the	Total Group	Equity attribtable to	TOTAL SHARE
	Share capital	reserve	other reserves	shares	Valuation reserve	losses)	period	shareholders’ equity	minority interests	HOLDERS’ EQUITY
Balance at 1/01/2015	614.2	275.2	755.4	(416.7)	(4.0)	1,074.9	23.7	2,322.8	722.6	3,045.5
Allocation of the parent company’s 2014 net profit	—	—	—	—	—	23.7	(23.7)	—	—	—
Dividends paid by the parent company	—	—	(2.1)	—	—	(20.6)	—	(22.7)	(44.2)	(66.9)
Share based payment reserve evaluation	—	—	—	—	(6.8)	7.5	—	0.7	—	0.7
(Purchase)/sale of treasury shares	—	—	—	—	—	—	—	—	—	—
Profits/(losses) from negotiation of treasury shares	—	—	—	—	—	—	—	—	—	—
Changes in controlling stake on subsidiaries	—	—	82.9	—	—	(82.0)	—	0.8	(140.6)	(139.8)
Business Combinations	—	—	(0.1)	—	—	—	—	(0.1)	9.1	9.0
Other changes	—	—	—	—	—	(1.3)	—	(1.3)	2.2	0.9
Comprehensive income/(loss)	—	—	(1.8)	—	(8.5)	—	4.0	(6.3)	104.6	98.3

Balance at 31/12/2015	614.2	275.2	834.3	(416.7)	(19.3)	1,002.1	4.0	2,293.9	653.8	2,947.8

Final 2015 Purchase Price Allocation							(0.2)	(0.2)	(0.3)	(0.5)

Final balance at 31/12/2015	614.2	275.2	834.3	(416.7)	(19.3)	1,002.1	3.8	2,293.8	653.6	2,947.4

Balance at 1/01/2016	614.2	275.2	834.3	(416.7)	(19.3)	1,002.1	3.8	2,293.8	653.6	2,947.4
Business Combinations	—	—	—	—	—	3.8	(3.8)	—	—	—
Allocation of the parent company’s 2015 net profit	—	—	—	—	—	(22.7)	—	(22.7)	(83.3)	(106.0)
Dividends paid by the parent company	—	—	—	—	(1.9)	4.0	—	2.1	—	2.1
(Purchase)/sale of treasury shares	—	—	—	—	—	—	—	—	—	—
Profits/(losses) from negotiation of treasury shares	—	—	—	—	—	—	—	—	—	—
Changes in controlling stake on subsidiaries	—	—	—	—	—	(35.6)	—	(35.6)	(49.6)	(85.2)
Business Combinations	—	—	—	—	—	—	—	—	—	—
Other changes	—	—	(6.2)	—	—	(0.1)	—	(6.3)	(0.1)	(6.4)
Comprehensive income/(loss)	—	—	(0.1)	—	11.2	—	(294.5)	(283.4)	67.6	(215.8)

Balance at 31/12/2016	614.2	275.2	828.0	(416.7)	(10.0)	951.4	(294.5)	1,947.7	588.2	2,535.9

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION ACCORDING TO

CONSOB RESOLUTION N. 15519 DATED 27 JULY 2006

(values in € million)

			vs.			vs.
			related			related
			parties	%		parties	%
ASSETS	Notes	31/12/2016	(note 16)	wheight	31/12/2015(*)	(note 16)	wheight
Non current assets
Property, plant and equipment	7.1	445.7			461.4
Television and movie rights	7.2	1,629.7	0.2	0%	2,205.9	0.3	0%
Goodwill	7.3	964.7			938.4
Other intangible assets	7.5	850.7	0.1	0%	755.3	0.1	0%
Investments in associates	7.6	47.3			61.8
Other financial assets	7.7	61.2	11.2	18%	44.6	14.3	32%
Deferred tax assets	7.8	518.3			409.4

TOTAL NON CURRENT ASSETS		4,517.8			4,876.8

Current assets		—			—
Inventories	8.1	33.0			39.7
Trade receivables	8.2	1,258.0	59.0	5%	1,407.1	36.9	3%
Tax receivables	8.3	53.3	1.9	4%	55.7	—	0%
Other receivables and current assets	8.3	288.8	4.4	2%	311.3	7.2	2%
Current financial assets	8.4	55.2	7.2	13%	67.8	21.7	32%
Cash and cash equivalents	8.5	328.8			351.6

TOTAL CURRENT ASSETS		2,017.1			2,233.2

Non current assets held for sale		—			—

TOTAL ASSETS		6,534.9			7,110.1

(*) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2015 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION ACCORDING TO

CONSOB RESOLUTION N. 15519 DATED 27 JULY 2006

(values in € million)

			vs.			vs.
			related			related
SHAREHOLDERS’ EQUITY AND			parties			parties
LIABILITIES	Notes	31/12/2016	(note 16)	% wheight	31/12/2015(*)	(note 16)	% wheight
Share capital and reserves
Share capital	9.1	614.2			614.2
Share premium reserve	9.2	275.2			275.2
Treasury shares	9.3	(416.7)			(416.7)
Other reserves	9.4	828.0			834.3
Valuation reserve	9.5	(10.0)			(19.3)
Retained earnings	9.6	951.4			1,002.1
Net profit for the period		(294.5)			3.8

Group Shareholders’ Equity		1,947.7			2,293.8
Minority interests in net profit		68.0			106.3
Minority interests in share capital, reserves and retained earnings		520.2			547.3
Minority interests		588.2			653.6

TOTAL SHAREHOLDERS’ EQUITY		2,535.9			2,947.4

Non current liabilities
Post-employment benefit plans	10.1	91.8			89.1
Deferred tax liabilities	7.8	117.5			83.0
Financial liabilities and payables	10.2	1,004.1	99.7	10%	1,108.1	202.9	18%
Provisions for non current risks and charges	10.3	96.4			59.8

TOTAL NON CURRENT LIABILITIES		1,309.8			1,340.1

Current liabilities
Financial payables	11.1	158.3			93.9
Trade and other payables	11.2	1,765.8	79.8	5%	2,368.9	59.2	2%
Provisions for current risks and charges	10.3	154.3	—	0%	57.1
Current tax liabilities	11.3	5.2	0.3	7%	1.2	0.1	5%
Other financial liabilities	11.4	372.7	25.2	7%	70.7	14.7	21%
Other current liabilities	11.6	232.8	2.1	1%	230.8	1.8	1%

TOTAL CURRENT LIABILITIES		2,689.2			2,822.6
Liabilities related to non current assets held for sale		—			—

TOTAL LIABILITIES		3,999.0			4,162.7
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		6,534.9			7,110.1

(*) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2015 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF INCOME ACCORDING TO

CONSOB RESOLUTION N. 15519 DATED 27 JULY 2006

(values in € million)

			of which vs.			of which vs.
			related			related
			parties (note	%		parties (note	%
STATEMENT OF INCOME	Notes	FY 2016	16)	wheight	FY 2015 (*)	16)	wheight
Sales of goods and services	12.1	3,613.6	87.1	2%	3,435.5	60.5	2%
Other revenues and income	12.2	53.3	4.6	9%	89.3	4.1	5%

TOTAL NET CONSOLIDATED REVENUES		3,667.0			3,524.8

Personnel expenses	12.3	540.2			520.5
Purchases, services, other costs	12.4	1,954.8	193.4	10%	1,638.4	171.9	10%
Amortisation, depreciation and write-downs	12.5	1,361.1	0.6	0%	1,135.1	2.8	0%
Impairment losses and (reversal) of impairment on fixed assets	0	—			—	—	0%

TOTAL COSTS		3,856.1			3,294.0

EBIT		(189.2)			230.7

Financial expenses	12.6	(124.7)	(6.9)	6%	(99.1)	(5.0)	5%
Financial income	12.7	37.1	1.8	5%	49.7	1.8	4%
Income/(expenses) from equity investments	12.8	2.4			15.0

EBT		(274.4)			196.5

Income taxes		47.9			(86.4)
NET PROFIT FROM CONTINUING OPERATIONS		(226.5)			110.1

Net Gains/(Losses) from discontinued operations		—			—

NET PROFIT FOR THE PERIOD	12.11	(226.5)			110.1

Attributable to:
- Equity shareholders of the parent company		(294.5)			3.8
- Minority Interests		68.0			106.3

Earnings per share	12.12
- Basic		(0.26)			0.00
- Diluted		(0.26)			0.00

(*) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2015 have been restated.

EXPLANATORY NOTES

1. GENERAL INFORMATION

Mediaset S.p.A. is a joint stock company incorporated in Italy and entered in the Milan Companies Register. Its registered office is located in Via Paleocapa, 3, Milan. Its majority shareholder is Fininvest S.p.A. The main activities of the company and its subsidiaries are described in the opening section of the Report on Operations.

These Financial Statements are presented in Euro, because this is the currency used for the majority of the Group’s operations.

2. BASIS OF PRESENTATION AND ACCOUNTING POLICIES FOR THE PREPARATION OF THE FINANCIAL STATEMENTS

These Financial Statements have been prepared on a going concern basis, because the Directors have verified that there are no financial, operational, or other indicators of problem issues that could affect the Group’s ability to meet its obligations in the foreseeable future. The risks and uncertainties related to the business are described in the Report on Operations. The description of how the Group manages its financial risks, including liquidity and capital risk, is provided in the section “Additional information on financial instruments and risk management policies” in these Explanatory Notes.

The Consolidated Financial Statements at 31 December 2016 have been prepared in accordance with the IAS/IFRS (International Accounting Standards/International Financial Reporting Standards) and related interpretations issued by the SIC/IFRIC (Standards Interpretation Committee/International Financial Reporting Interpretation Committee) endorsed by the European Commission and in force at that date.

The basis of presentation for assets and liabilities is historical cost, except for certain financial instruments which have been designated at fair value, in accordance with IAS 39 and IFRS 13.

The tables in the Financial Statements and the Explanatory Notes have been prepared together with the additional information required for financial statements formats and disclosures established by Consob Resolution no. 15519 of 27 July 2006 and by Consob Communication no. 6064293 of 28 July 2006.

The values of the items in the Consolidated Financial Statements, in view of their size, are shown in millions of Euros.

The preparation of the Consolidated Financial Statements and the Explanatory Notes has required the use of estimates and assumptions both in the determination of certain assets and liabilities and the measurement of contingent assets and liabilities.

The main estimates relate to the calculation of the recoverable value of the Cash Generating Units to which the goodwill, or other assets with indefinite useful lives are allocated, for the purposes of the periodic check in accordance with IAS 36. Measurement of these assets according to the criteria laid down by IAS 36 allows for using the greater of the value in use and the fair value. The estimate of the value in use requires the estimation on the measurement date of the cash flows expected to be produced in their current condition by continuous use of the individual assets or group of assets (CGU), on the basis of approved business plans, as well as the setting of an appropriate discounting rate. The main uncertainties that could influence this estimate relate to the calculation of the Weighted Average Cost of Capital (WACC), of the growth rates of the flows beyond the forecast horizon (g), as well as the

Consolidated Annual Report 2016 - Explanatory Notes

assumptions made in projecting the expected cash flows for the years of the explicit forecast. The fair value estimate requires, in turn, application of the measurement rules and techniques set out in IFRS 13, aimed at determining, through the use of one or more measurement techniques that maximise the use of relevant observable inputs, the hypothetical price arising on the measurement date, from the sale of assets or groups of assets to economic entities operating in the main market for those assets.

The estimate of the recoverability period of the deferred tax assets recognised, with particular reference to tax losses, took into consideration the budget and plan results consistent with those used for the impairment testing of the companies within the tax consolidation.

The main forecast data refer to the provisions for risks and charges and the bad debt provisions.

The estimates and assumptions are periodically revised and the impacts of each individual change are posted to the income statement. In particular, in these consolidated financial statements the useful lives of the user rights relating to the analogue radio frequencies have been revised, setting the term at 25 years from 1 January 2016, as part of the valuation processes conducted on the business combination that resulted during the year in the completion of the Group’s radio business activities.

3. SUMMARY OF THE ACCOUNTING STANDARDS AND MEASUREMENT CRITERIA

Accounting standards, amendments and interpretations applied from 1 January 2016

A number of new accounting standards and/or amendments and interpretations to previously effective standards are applicable with effect from 1 January 2016.

On 6 May 2014, the IASB issued several amendments to the standard “IFRS 11 Joint Arrangements - Accounting for acquisitions of interests in joint operations” regarding the accounting for acquisitions of interests in joint operations that constitute a business under IFRS 3. In such situations the amendments require an entity to apply all the principles of IFRS 3 relating to the recognition of the effects of a business combination. These amendments did not have an impact on the Group.

On 12 May 2014, the IASB issued several amendments to IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets - “Clarification of acceptable methods of depreciation and amortisation”. The amendments to IAS 16 establish that depreciation and amortisation criteria determined on the basis of revenue are not appropriate, because, according to the amendment, revenue generated from an activity that includes the use of a depreciated or amortised asset generally reflect factors other than just the consumption of the economic benefits through the use of the asset. The amendments to IAS 38 introduce a rebuttable presumption that revenue is not an appropriate basis for amortisation for the same reasons established by the amendments introduced to IAS 16. For intangible assets however this presumption can be rebutted, but only in limited and specific circumstances, as per the Bases for Conclusion of the standard (BC72H and BC72I). This presumption is rebutted if it can be shown that the revenue and consumption of the economic benefits of the intangible assets are strongly correlated. In particular, in cases where the intangible assets may be exploited in different ways (multiple activities to provide multiple revenues streams), the revenue-based method correctly reflects the contribution of the asset to the enterprise’s economic benefits. In particular, the standard refers to film production and distribution companies (“producers of motion pictures”) who hold intellectual property for different exploitation windows. In this case, as has been said, the revenue-based method is acceptable as it represents the best representation of the consumption of the benefits received through the different methods of exploiting the asset. The introduction of this amendment has therefore had no impact on the Group.

On 12 August 2014, the IASB published the amendment to IAS 27 - Equity Method in Separate Financial Statements. The document introduces the option to use the equity method in the separate financial statements of an entity to account for investments in subsidiaries, jointly controlled entities and associates. As a result, following the introduction of the amendment an entity will be able to recognise these investments in its separate financial statements either:

• at cost; or

• in accordance with IFRS 9 (or IAS 39); or

• using the equity method.

These amendments did not have any impact on the Group’s consolidated financial statements.

On 25 September 2014, the IASB published the document “Annual Improvements to IFRSs: 2012-2014 Cycle”, which partially supplements the existing standards.

The document introduces amendments to the following standards:

•                  IFRS 5 - Non-current Assets Held for Sale and Discontinued Operations. The amendment introduced specific guidance to the standard for when an entity reclassifies an asset (or a disposal group) from held-for-sale to held-for-distribution (or vice versa), or when the conditions for classification of an asset as held-for-distribution no longer apply. The amendments established that (i) these reclassifications must not be considered a change to a sale plan or a distribution plan and that the same classification and measurement criteria still apply; (ii) assets that no longer satisfy the criteria for classification as held-for-distribution must be treated in the same way as an asset that is no longer classified as held-for-sale;

•                  IFRS 7 - Financial Instruments: Disclosure. The amendments involve the introduction of additional guidance to clarify when a servicing contract constitutes a continuing involvement in a transferred asset for the purpose of the disclosure for the transferred assets. In addition, the disclosure regarding the offsetting of financial assets and liabilities is not normally specifically required for interim financial reports. However, this disclosure may be necessary to meet the requirements of IAS 34, if it involves significant information;

•                  IAS 19 - Employee Benefits. The document introduces the amendments to IAS 19 aimed at clarifying that high quality corporate bonds used to determine the discount rate for post-employment benefits must be in the currency used for the payment of the benefits. The amendments specify that the extent of the market to be considered for high quality corporate bonds is the market within the currency zone;

•                  IAS 34 - Interim Financial Reporting. The document introduces amendments aimed at clarifying the requirements to be satisfied when the disclosure required is presented within the interim financial report, but outside the interim financial statements. The amendment specifies that this disclosure must be incorporated by way of cross-reference from the interim financial statements and other parts of the interim financial report and that this document should be available to users of the interim financial statements on the same terms as the interim financial statements and at the same time.

On 18 December 2014, the IASB published the amendment to IAS 1 - Disclosure Initiative. The aim of the amendments is to provide clarification regarding disclosures that may be perceived as impediments to preparing clear and intelligible financial statements.

The document introduces amendments to the following standards:

•                  Materiality and aggregation: the amendments clarify that an entity must not obscure information by aggregating or disaggregating it and that materiality conditions apply to the primary statements , notes and any specific disclosure requirements in IFRSs. The disclosures specifically required by the IFRSs only need to be provided if the information is material;

•                  Statement of financial position and statement of comprehensive income: the amendments clarify that the list of items specified by IAS 1 for these statements can be disaggregated or aggregated as relevant. Guidance is also provided on the use of subtotals in the statements;

•                  Presentation of items in Other Comprehensive Income (“OCI”): the amendments clarify that an entity’s share of OCI of equity accounted associates and joint ventures should be presented in aggregate as single line items based on whether or not it will subsequently be reclassified to profit or loss;

•                  Notes: the amendments clarify that entities have flexibility when designing the structure of the notes and provide guidance on how to determine a systematic order of the notes.

Amendments to IFRS 10, IFRS 12 and IAS 28 Investment Entities: Applying the Consolidation Exception (eccezione al consolidamento)

The amendments address the issues that arose from the application of the exception for investment entities established by IFRS 10. The amendments to IFRS 10 clarify that the exemption from presentation in the consolidated financial statements applies to the parent entity which is the subsidiary of an investment entity, when the investment entity accounts for all of its subsidiaries at fair value. In addition, the amendments to IFRS 10 clarify that only the subsidiary of an investment entity, which is not itself an investment entity and which provides support services to the investment entity, can be consolidated. All the other subsidiaries of an investment entity are accounted for at fair value. The amendments to IAS 28 allow the investor to retain, when applying the equity method, the fair value measurement applied by the associates or joint ventures of an investment entity to their interests in subsidiaries. The amendments had no impact on the Group as the consolidation exemption does not apply.

Financial statement tables and formats

The Consolidated Statement of Financial Position has been prepared according to a format that splits assets and liabilities into current and non-current. An asset or liability is classified as current when it meets one of the following criteria:

•                  it is expected to be realized or settled, or is expected to be sold or used during the Group’s normal business cycle, or

•                  it is mainly held for trading, or

•                  it is expected to be realized or settled within 12 months from the reporting date.

•                  If all three of the above conditions are not met the assets and liabilities are classified as non-current.

The Income Statement has been prepared on the basis of allocation of costs by type, using the same methodology as the Group’s internal reporting and in line with the prevailing international practices in the industry, with a breakdown that shows Earnings Before Interest and Tax (EBIT) and Earnings Before Tax (EBT). The EBIT is the difference between net revenues and operating costs (the latter of which include non-monetary costs relating to amortisation, depreciation and write-downs of current and non-current assets, net of any write-backs).

To enable better measurement of the actual performance of ordinary operations, cost and revenue items may be shown within the EBIT section, resulting from events or operations that, due to their nature or size, are considered non-recurring. These transactions may fall under the definition of significant non-recurring transactions and events contained in Consob Communication no. 6064293 of 28 July 2006, as opposed to the definition of “atypical and/or unusual transactions” contained in the same Consob Communication of 28 July 2006, according to which atypical and/or unusual transactions are transactions that, due to their significance/importance, the nature of the counterparties, the object of the transaction, the method of calculation of the transfer price, and the timing of the event (e.g. proximity to the financial year end), can give rise to doubts concerning the correctness/completeness of the information in the financial statements, conflicts of interest, the safeguarding of the Company’s assets, or the protection of minority shareholder interests.

The Statement of Comprehensive Income shows the cost and revenue items, net of tax that, as required or allowed by the various International Accounting Standards, are posted directly under shareholders’ equity reserves. These items are split to show those that may be reclassified to the income statement in the future and those that may not be reclassified. For each type of significant shareholders’ equity reserve shown in the statement there is a reference to the explanatory notes below that contain the related information and details of their breakdowns and the changes that have taken place compared to the previous financial year.

The Cash Flow statement has been prepared using the indirect method, whereby EBIT is adjusted for the effects of transactions of a non-monetary nature, any deferrals or accruals of past or future operating cash receipts or payments, and items of income or expense associated with investing or financing cash flows. Investments in television broadcasting rights, as well as changes in advances paid for future purchases of rights are included under investment activities. Changes in payables to suppliers for investments are included in the cash flows from investment activities. Similarly, receipts and payments from the hedging of cash flows for foreign currency payments of television broadcasting rights are recognised in the same way as the hedged item under cash flow from investments activities. Income and expenses relating to medium/long-term financing transactions and the related hedges, as well as dividends paid, are included under financial activities.

The Statement of Changes in Shareholders’ Equity shows the changes that have taken place in the Shareholders’ Equity items for the following:

•                  allocation of profit for the period of the Group Parent and subsidiaries to minority shareholders;

•                  breakdown of the comprehensive income/loss;

•                  amounts relating to transactions with shareholders;

•                  purchases and sales of treasury shares;

•                  impact from any changes in the accounting standards.

To meet the requirements of Consob Resolution no. 15519 of 27 July 2006 “Provisions regarding the structure of financial statements”, specific consolidated statements of income and financial position are presented, in addition to the obligatory statements, showing the significant amounts of related-party positions or transactions separately from the related items.

Principles and scope of consolidation

The Consolidated Financial Statements include the Financial Statements of Mediaset S.p.A. and the Italian and foreign companies over which Mediaset S.p.A. is entitled to exercise direct or indirect control, understood as being the investor’s ability to influence its returns (exposure or rights to variable returns) by exercising power, understood as the ability to direct the relevant activities of the controlled entity, i.e., the activities that significantly affect the investee’s returns.

Generally, the majority of the voting rights entails control. In support of this presumption and when the Group holds less than a majority of the voting rights (or similar rights), the Group considers the other relevant facts and circumstances to determine whether it controls the investee, including:

•                  contractual agreements with other holders of voting rights;

•                  rights arising from contractual agreements;

•                  voting rights and potential voting rights held by the Group.

The assets and liabilities, and the expenses and income of the subsidiary companies are consolidated on a line-by-line basis, meaning that they are included in their entirety in the consolidated financial statements. The carrying amount of these equity investments is offset against the corresponding portion of equity of the investee companies, giving each individual asset and liability item its current value at the date of acquisition of control (Purchase Method), or when the Full Goodwill Method is applied (an option that can be exercised separately for each individual business combination) by also recognising the amount of goodwill not belonging to the Group with an offsetting entry of the minority interest in equity. Any remaining difference, if positive, is recorded under the non-current asset time “Goodwill” and, if negative, is recognised as income in the income statement.

In the case of acquisitions of equity investments by a common holding company (business combination under common control), a situation excluded from the scope of obligatory application of IFRS 3, in the absence of specific IAS/IFRS standards or interpretations for these types of operations, taking into account the provisions of IAS 8, the principle of pooling of interests is generally considered to apply. According to that principle, the assets and liabilities must be transferred to the acquirer’s financial statements at the amounts shown in the consolidated financial statements at the date of transfer of the common entity that controls the parties that carry out the business combination, with recognition in a specific Group shareholders’ equity reserve of any difference between the consideration paid for the equity investment and the net book value of the assets recorded.

In preparing the consolidated financial statements, intercompany receivables, payables, costs and revenues between the consolidated companies have been eliminated, as well as the unrealised profits on intercompany operations.

The amounts of shareholders’ equity and income for the period of the consolidated companies belonging to minority shareholders are identified and shown separately in the consolidated statement of financial position and the consolidated income statement.

Changes resulting from purchases or sales of minority interests held in subsidiary companies, as long as they do not result in a loss of control, are treated as transactions with shareholders. Consequently, the difference between the fair value of the consideration paid or received for these transactions and the adjustment made to minority interests is recognised under the item Reserves for minority transactions of the shareholders’ equity of the holding company. Likewise, the transaction costs, in accordance with IAS 32, must also be recognised in shareholders’ equity.

The assets and liabilities of foreign companies that fall within the scope of consolidation and that originate in currencies other than the Euro, including the goodwill and the fair value adjustments of the assets and liabilities identified at the time of allocation of the price paid in a business combination, are translated using the spot exchange rates at the financial statement reporting date. Income and costs, on the other hand, are converted at the average rate for the financial year. The translation differences that arise from applying these methods are recognised under a specific shareholders’ equity reserve until the equity investment is sold.

The accounting balances of the associates and of companies subject to joint control, are recognised in the consolidated financial statements at equity, as described in the item Equity Investments below.

Pursuant to IAS 28, an associate is a company in which the Group is able to exert significant influence, but not control or joint control, through participation in the decisions regarding financial and operational policies of the associate.

With reference to IFRS 11, a joint venture is, instead, an arrangement whereby the parties that have joint control have rights to the net assets of the arrangement (shareholders’ equity).

Joint control is defined as the contractually agreed sharing of control of an arrangement, which exists only when the significant decisions relating to the activity require the unanimous consent of all the parties sharing control.

Property, plant and equipment

Plant, machinery, equipment, buildings and land are recognised at purchase, production or transfer cost, including any transaction costs, any dismantling costs and direct costs necessary to make the asset available for use. These fixed assets, with the exception of land, which is not subject to depreciation, are depreciated on a straight-line basis in each financial year using depreciation rates set according to the remaining useful life of the assets.

Depreciation is calculated on a straight-line basis on the cost of the assets net of the relative residual values, if significant, according to their estimated useful lives, applying the following rates:

•	Buildings	2% -3%

•	Towers	5%

•	Plant and machinery	10% - 20%

•	Light constructions and equipment	5% - 16%

•	Office furniture and machines	8% - 20%

•	Motor vehicles and other means of transport	10% - 25%

Their recoverable amount is verified according to the criteria laid down by IAS 36, described in the section below “Impairment of assets”.

Ordinary maintenance costs are recognised in full in the income statement. Incremental maintenance costs are allocated to the related assets and depreciated over their remaining useful life.

Leasehold improvements are allocated to the classes of assets to which they refer and depreciated at the lower of the residual life of the lease contract and residual useful life of the type of asset to which the improvement relates.

Whenever individual components of a complex tangible fixed asset have different useful lives, they are recognised separately in order to be depreciated according to their individual useful lives (component approach).

In particular, according to this principle, the value of land and of the buildings on it are separated and only the buildings are depreciated.

Gains and losses resulting from sales or disposals of assets are calculated as the difference between the sale revenue and the net book value of the asset and are posted to the income statement.

Leased-in assets

Assets acquired through lease contracts are recognised under property, plant and equipment with the recognition of a financial payable for the same amount under liabilities. The payable is progressively reduced according to the repayment schedule for the amounts of principal included in the contract instalment payments. The interest amount, on the other hand, is kept in the income statement under financial expenses and the value of the asset recognised under tangible fixed assets is depreciated on a straight-line basis according to the economic and technical life of the asset, or, if shorter, on the basis of the expiry date of the lease contract.

The costs for lease instalments resulting from operating leases are posted at fixed amounts based on the duration of the contract.

Intangible fixed assets

Intangible fixed assets are assets without identifiable physically form, controlled by the company and able to generate future economic benefits. They also include goodwill when this is acquired for consideration.

They are recorded at purchase or production cost, including transaction costs, according to the criteria already described for tangible fixed assets.

In the event of purchased intangible assets whose availability for use and related payments are deferred beyond ordinary periods, the purchase value and the related payable are discounted by recognising the financial expenses implicit in the original price.

Internally generated intangible assets are recognised in the income statement in the period in which they are incurred if related to research costs. Development costs, mainly relating to software, are capitalized and amortised on a straight-line basis over their estimated useful lives (three years on average), provided they can be identified, their cost can be reliably calculated, and the asset is likely to generate future economic benefits.

Intangible assets with finite useful lives are amortised on a straight-line basis, starting from the time when the asset is available for use, over the period of their expected usefulness. Their recoverable value is assessed according to the criteria established in IAS 36, described in the section below Impairment of assets.

This criterion is also used for the multi-year licences relating to television broadcasting rights, whose amortisation basis must reasonably and reliably reflect the correlation between multiple opportunities for broadcasting, the number of contractually available showings, and their actual broadcast. Based on the respective business models, straight-line amortisation is generally applied for the Italian television library, whereas reducing balance amortisation is used for the Spanish television library.

When, irrespective of the amortisation already posted, all showings made available under the related television broadcasting rights contracts have been completed, the residual value is expensed in full.

The rights for sporting events to be transmitted in Pay or Pay Per View mode by DTT technology are amortised at 100% when the event is broadcast.

Rights for sports, news and entertainment programmes are amortised entirely (100%) in the year when the right is available. Rights related to long-running TV drama series are amortised at 70% in the first twelve months starting from their availability date and for the remaining 30% in the following twelve months.

The rights available for multiple means of use, to be utilized in distribution activities, are amortised according to international accounting best practice, with reference to the ratio of actual revenues achieved to the total overall revenues from use of the right.

Costs relating the television frequency user rights to be used for setting up digital terrestrial networks acquired from third parties in accordance with applicable legislation, are amortised on a straight-line basis in relation to the expected duration of their use, starting from the moment of activation of the service until 30 June 2032, based on the period of validity of the definitive assignment of the user right within Italy of 28 June 2012.

The television license of Mediaset España’s “multiplex Cuatro” is considered an intangible asset with indefinite useful life; accordingly it is not systematically amortised, but is subject to impairment testing, at least yearly.

The rights to use analogue radio frequencies from 1 January 2016 are amortised in equal instalments over a period of 25 years. This estimate was made as part of the performance on the reference date of these financial statements of the measurement processes related to business combinations pertaining to the Group’s radio hub completed during the year. At 31 December 2015, the user rights for the first of the three national radio stations acquired at the beginning of the final quarter of last year had remained classified as intangible assets with indefinite useful lives.

Intangible assets relating to customer relations pertain to the valuation of contracts in force on the basis of economic-financial projections and amortised on a straight-line basis over a useful life of 20 years. The contracts for local television networks are amortised on a straight-line basis over a period of 3 years.

Goodwill and the other non-current assets with indefinite useful lives or not available for use are not systematically amortised, but are subject to impairment testing, at least yearly, carried out at the level of Cash Generating Unit, or groups of Cash Generating Units to which Management allocates goodwill.

Any write-downs of these assets cannot be subsequently written back.

The goodwill resulting from the acquisition of control of an equity investment or of a business unit is the excess of the acquisition cost, understood as being the consideration transferred in the business combination, plus the fair value of any equity investment that was previously owned in the acquired enterprise, over the fair value of the identifiable assets, liabilities and contingent liabilities of the acquired entity at the date of acquisition.

For the purposes of calculating goodwill, the consideration transferred in the business combination is calculated as the sum of the fair values of the assets transferred and the liabilities assumed by the Group at the date of acquisition and of the equity instruments issued in exchange for the control of the acquired entity, also including the fair value of any contingent considerations subject to conditions established in the acquisition agreement.

Any goodwill adjustments may be recognised in the measurement period (which cannot be more than one year from the date of acquisition) that are due to either subsequent changes in the fair value of the contingent considerations or to the calculation of the current value of the assets and liabilities acquired, if recognised only provisionally at the date of acquisition and when these changes are calculated as adjustments based on additional information regarding facts and circumstances existing at the date of the combination.

Any subsequent differences compared to the initial estimate of the fair value of liabilities for contingent considerations are recognised in the income statement, unless they derive from additional information existing at the acquisition date (in which case they can be adjusted within 12 months from the acquisition date). Likewise, any rights to receive back some parts of the consideration paid if certain conditions arise must be classified as assets by the acquirer.

The transaction costs for business combinations are recognised in the accounting period when they are incurred, with the exception of those incurred for issuances of debt securities or shares that must be recognised in accordance with IAS 32 and 39.

In the case of acquisition of controlling interests of less than 100%, the goodwill and the corresponding minority interest in the goodwill can be calculated at the acquisition date either with respect to the percentage control acquired (partial goodwill) or by measuring the fair value of the minority interests in the net equity (full goodwill method).

The measurement method can be chosen from time to time for each transaction.

For step acquisitions of controlling interests the acquirer must recalculate the fair value of the previously held interest, up till that time, recognised, depending on the case, in accordance with IAS 39 - Financial Instruments: Recognition and Measurement, or IAS 28 - Accounting for Investments in Associates, or IFRS 11 - Joint arrangements, as if it had been sold and reacquired at the date when control was acquired, recognising any gains or losses resulting from that measurement in the income statement. In addition, in these circumstances any amount previously recognised in shareholders’ equity as Other comprehensive income and losses must be reclassified to the income statement.

In the case of disposal of controlling interests, the remaining amount of goodwill attributable to the interests is included in the calculation of the gain or loss from disposal.

The goodwill recognised as a result of business combinations taking place before 1 January 2010 has been treated in accordance with the criteria laid down in the previous version of IFRS 3, which required:

• for acquisition of controlling interests of less than 100%, calculation of goodwill based on the proportional amount of the fair value of the identifiable net assets acquired;

• for step acquisitions of controlling interests, the calculation of goodwill as the sum of the fair values generated separately with each transaction;

• the inclusion of transaction costs in the amount of the acquisition cost;

• the recognition of contingent considerations at the acquisition date only if their payment was considered probable and their amount could be reliably determined; if subsequently identified they were recognised as an increase to goodwill.

Impairment of assets

The book values of tangible and intangible fixed assets are periodically reviewed in accordance with IAS 36, which requires the assessment of the existence of any losses in value (impairment), where indicators suggest that this problem may exist. In the case of goodwill, of intangible assets with indefinite useful lives or of assets not available for use, this assessment is carried out at least yearly, normally at the time of the preparation of the annual financial statements, but also at any time when there is an indication of a possible loss of value of an asset.

The recoverable amounts recognised are checked by comparing the carrying amount booked in the financial statements against the greater of the value that can be obtained from the use of the asset (value in use) in its current condition and the amount that would be received from the sale of the asset (fair value net of disposal costs).

The value in use can be calculated based on the discounting of the cash flows expected from the use of the individual asset or of the cash generating unit to which the asset belongs and from its disposal at the end of its useful life.

The cash generating units are identified, in line with the organisational and business structures of the Group, as homogeneous aggregations that generate autonomous incoming cash flows from the continuous use of the assets attributable to them.

Fair value (net of disposal costs) can be determined on the basis of IFRS 13 (Fair value measurement), by looking at the price that would be received for the sale of an asset or group of assets in an orderly transaction between market participants, taking account of the relevant characteristics of any restrictions on the sale and use of the asset for the participants at the measurement date.

In the case of impairment, the cost is charged to the income statement, first by reducing goodwill and then recognizing any excess amounts, proportionally to the value of the other assets of the CGU concerned. With the exception of goodwill and assets with indefinite useful lives, impairment can be reversed for other assets when the conditions that resulted in the impairment write-down have changed. In such case, the book value of the asset can be increased within the limits of the new estimated recoverable amount, but no more than the value that would have been calculated if there had been no previous write-downs.

Equity investments in associates and joint ventures

These equity investments are recognised at equity in the consolidated financial statements. At the time of acquisition the difference between the cost of the equity investment, including any transaction costs, and the acquirer’s interest in the net fair value of the assets, liabilities and identifiable contingent liabilities of the investee is accounted for according to IFRS 3, with the recognition of goodwill if it is positive (included in the carrying amount of the equity investment) or of income in the consolidated income statement if it is negative.

The carrying amounts of these equity investments are adjusted after initial recognition, based on the pro-rata changes in the equity of the investee appearing in accounting statements prepared by those companies, available at the time of preparation of the consolidated financial statements.

When there are losses attributable to the Group that are higher than the carrying amount of the equity investment, the carrying amount is written off and appropriate provisions or liabilities are recognised for the amount of any additional losses, but only if the investor is committed to fulfilling legal or implicit obligations towards the investee or, in any case, to cover its losses. If no further losses are identified and the investee subsequently realises gains, the investor will only recognize the amount of the gains attributable to it after these have offset the losses not recognised.

After measurement at equity, the carrying amount of these equity investments, also including any goodwill, if the conditions established by IAS 39 apply, must be tested for impairment, in accordance with the criteria and methods established in IAS 36.

In the case of impairment write-downs the related cost is charged to the income statement. The original value can be reinstated in the following financial years if the conditions for the write-down no longer apply.

Non-current financial assets

Equity investments other than investments in associates or jointly controlled companies are posted to the item “other financial assets” in non- current assets and are classified pursuant to IAS 39 as financial assets “Available for sale” at fair value (or alternatively at cost if the fair value cannot be reliably determined) with allocation of the effects of the measurement (until the asset is realized, except when it has suffered impairment) to a specific shareholders’ equity reserve.

In the event of an impairment write-down, the cost is expensed in the income statement. The original value is reinstated in subsequent financial years if the conditions for the write-down no longer apply.

The risk resulting from any losses exceeding the shareholders’ equity value is recognised in a specific risk provision to the extent that the investor is committed to fulfilling legal or implicit obligations towards the investee or, in any case, to cover its losses.

This category includes non-controlling interests acquired by the Group within “Ad4Ventures”, a venture capital with the aim of investing in new Italian businesses with high growth potential, operating in the technology and digital field. The fair value of these investments can be determined based on special valuation models or by taking account of the prices of recent transactions on the capital of those companies.

Assets available for sale also include financial investments, not held for trading, measured according to the rules described above for “Available for sale” assets, as well as financial receivables for the amount due beyond 12 months.

The receivables are recognised at their amortised cost, using the actual interest rate method.

Non-current assets available for sale

Non-current assets available for sale are measured at the lower of their previous net book value and their market value minus cost of sales. Non-current assets are classified as available for sale when their carrying amount is expected to be recovered by means of a sale rather than through their use in company operations. This condition is only satisfied when the sale is considered highly likely and the asset is available for immediate sale in its current condition. For this purpose, Management must be committed to the sale, which must take place within 12 months from the date of classification of the item.

Current Assets

Inventories

The inventories of raw materials, semi-finished and finished products are measured at the lower of acquisition or production cost, including transaction charges (FIFO method), and their estimated net realisable value based on market conditions. Finished products relating to teleshopping activities are measured at weighted average cost. Inventories also include television broadcasting rights acquired for use periods of less than 12 months and the costs of already completed television productions.

Trade receivables

Receivables are posted at their fair value, which is generally also their nominal amount, except when, due to significantly extended payment terms, it is the same as the value calculated using the amortised cost method. Their value at year-end is adjusted to their estimated realisable value and written down in the event of impairment. Those originating in non-EMU currencies are converted at the year-end spot rates reported by the European Central Bank.

Sale of receivables

The recognition of the sale of receivables is subject to the requirements laid down by IAS 39 regarding the derecognition of financial assets. As a result, all receivables sold to factoring companies, with or without recourse, if the latter include clauses that entail maintaining a significant exposure to the performance of the cash flows from the receivables sold, remain in the financial statements, even if they have been legally sold, with a corresponding recognition of a financial liability for the same amount.

Current financial assets

Financial assets are recognised and reversed in the financial statements based on their transaction date and they are initially measured at cost, including the expenses directly connected with their acquisition.

At subsequent reporting dates, the financial assets to be held until maturity are recognised at amortised cost, according to the actual interest rate method, net of write-downs made to reflect their impairment.

Financial assets other than those held until maturity are classified as held for trading or available for sale and are measured at fair value in each accounting period with the allocation of their impacts to the income statement under the item “Financial (Expenses)/Income” or to a specific shareholders’ equity reserve and, in this latter case, until they are realised or have suffered an impairment.

The fair value of securities listed on an active market is based on market prices at the reporting date.

The fair value of securities that are not listed on an active market and of trading derivatives is calculated by using the measurement models and techniques most widely adopted in the market, or by using the price supplied by several independent counterparts.

Cash and equivalents

This item includes petty cash, bank current accounts and deposits that are repayable on demand and other short-term and highly liquid financial investments that are readily convertible into cash, with an insignificant risk of a change in value.

Treasury shares

Treasury shares are recognised at cost and recorded as a reduction of shareholders’ equity and all the gains and losses resulting from their trading are allocated to a specific shareholders’ equity reserve.

Employee Benefits

Post-Employment Benefit Plans

The Employee Leaving Indemnity (ELI), which is obligatory for Italian companies pursuant to article 2120 of the Italian Civil Code, is a type of deferred remuneration and is related to the length of the working lives of the employees and the remuneration received.

As a result of the Supplementary Pension Reform, amounts of ELI accrued up to 31 December 2006 will continue to remain within the company as a defined benefit plan (with the obligation of actuarial valuation of the accrued benefits). Amounts accruing from 1 January 2007 (except for employees in companies with less than 50 employees), according to the choice made by the employees, are either allocated to supplementary pension funds or transferred by the Company to the treasury fund managed by the Italian National Social Security Institute (INPS) and, from the time when the employees make their choice, shall constitute defined contribution plans no longer subject to actuarial valuation.

For the benefits subject to actuarial valuation, the ELI liability must be calculated by projecting forward the already accrued amount up to the future date of dissolution of the employment relationship and then discounting the amount to its present value, at the reporting date, using the actuarial “Projected Unit Credit Method”. The discount rate used to determine the liability is the “Composite” interest rate curve for securities issued by corporate issuers with an AA rating.

From an accounting perspective, the actuarial valuation results in the recognition of an interest cost under the item “Financial Expenses/Income” that represents the theoretical charge that the Company would incur if it requested a market loan for the amount of the ELI and a current service cost under the item “personnel expenses” that establishes the amount of the benefits accrued by the employees during the financial year, but only for companies of the Group with less than 50 employees that, consequently, have not transferred the amounts accrued from 1 January 2007 to supplementary pension schemes. The actuarial gains and losses that reflect the impacts from changes in the actuarial assumptions used are recognised directly in shareholders’ equity without ever going through the income statement and they are shown in the statement of comprehensive income.

Share-based payments

In accordance with IFRS 2, the Group classifies stock option plans and medium/long-term incentive plans as “share-based payments”. Those that are “equity-settled”, i.e. involving the physical delivery of the shares, are measured at the fair value at the grant date of the option rights assigned and recognised as a personnel expense to be spread evenly over the vesting period of the rights, with a corresponding reserve booked to shareholders’ equity. This allocation is carried out based on the estimate of the rights that will actually accrue to the person entitled, in consideration of their vesting conditions not based on the market value of the rights.

At the end of the exercise period the related shareholders’ equity reserve is reclassified under reserves available for use.

The fair value is calculated using the “binomial” model.

Trade payables

Trade payables are recorded at their nominal amount, which is usually close to their amortised cost. Those originating in non-EMU currencies are converted at the year-end spot rates reported by the European Central Bank.

Provisions for risks and charges

Provisions for risks and charges are costs and charges whose existence is either certain or probable, whose amount or date of occurrence cannot be determined at the reporting date. These provisions have been made only when there is a current obligation, resulting from past events, that can be of a legal or contractual nature, or arising from declarations or behaviour by the Company that create valid expectations in the persons concerned (implicit obligations). The provisions are recorded at the value that represents the best possible estimate of the amount that the enterprise would have to pay in order to settle its obligation. When they are significant, and the payment dates can be reliably estimated, the provisions are recognised at present values with the charges resulting from the passage of time posted to the income statement under the item “Financial (Expenses)/Income”.

Non-current financial liabilities

Non-current financial liabilities are recognised at amortised cost, using the actual interest rate method.

Financial derivatives and hedge accounting

The Mediaset Group is exposed to financial risks that are mainly linked to exchange rate fluctuations in relation to the acquisition of television broadcasting rights in currencies other than the Euro and changes in interest rates on long-term variable-rate loans.

The Group uses financial derivatives (mainly currency futures and options) to hedge risks arising from foreign currency fluctuations both for highly probable future commitments and for payables relating to purchases already made.

For the Mediaset Group the exchange risk is linked to the possibility that the currency rates change during the period between the time when the acquisition of assets in foreign currency has become highly probable, i.e. an authorised purchase negotiation, and the time when those assets are recorded in the financial statements and, therefore, the hedging goal is to set the exchange rate of the price in Euros at the approval date of the transaction, i.e. hedge accounting according to the IAS/IFRS. On the other hand, starting from the time when the assets are recorded in the financial statements, the hedging goals are pursued through a natural hedge where the hedges (option derivatives) and the underlyings (payables for acquisition of rights) are measured according to the reference standards in an independent manner and are therefore not treated under hedge accounting. Specifically, the derivatives, in accordance with IAS 39, are measured at the fair value with posting of the changes in value to the income statement, while the payables for acquisition of the rights, representing monetary items in accordance with IAS 21, are adjusted at the end of period exchange rate.

The derivatives are current financial assets and liabilities, recognised at fair value.

The fair value of the currency futures contracts is calculated as the discounting to present value of the difference between the notional amount measured at the forward contract rate and the notional amount measured at the fair forward rate (the end exchange rate calculated at the reporting date).

The fair value of the exchange rate and interest rate options is calculated using the Black & Scholes formula for plain-vanilla options, while for the Single Barrier Options, with the barrier based on discrete events, the binomial method is used.

For derivatives used to hedge interest rate risk the fair value of the interest rate swaps is calculated based on the current value of the expected future cash flows and the fair value of collar derivatives is calculated using the Black & Scholes formula.

Regardless of the measurement technique used, the fair value is adjusted to take account of the creditworthiness of the counterparty risk in the event of positive fair value and Mediaset S.p.A., EI Towers S.p.A. and Mediaset España S.A. in the event of negative fair value. Lastly, please note that the adjustment for creditworthiness is only calculated for derivatives with maturity more than 4 months from the measurement date.

The methodologies and the accounting entries vary according to whether or not they are designated as hedging instruments, pursuant to the conditions established by IAS 39.

Specifically, Mediaset for the purposes of hedge accounting designates hedging instruments as those related to the hedging of currency exposures linked to commitments for future purchases of television broadcasting rights to be made in foreign currency (forecast transactions) and those for hedging interest rates for which there the relationship between the derivative and the hedged item, as well as the high level of probability/effectiveness connected to the actual occurrence of the hedged event is formally documented.

The effective portion of the fair value adjustment of the derivative that has been designated and that can be qualified as a hedging instrument is recognised directly in shareholders’ equity, while the ineffective part is recognised in the income statement.

The accounting treatment of these operations takes place through the activating of a cash flow hedge. According to this rule the effective portion of the change in value of the derivative impacts a shareholders’ equity reserve. In the case of the hedging of commitments for the purchase of rights this reserve is used to subsequently adjust the carrying amount the asset (basis adjustment). In the case of the hedging of exchange rate risk this reserve generates an impact on the income statement that is proportional and concurrent to materialisation of the cash flows.

The changes in the fair value of derivatives activated for the purpose of financial hedging that hedge the risk of changes in the fair value of the financial statement items, in particular foreign currency payables and receivables, or of derivatives that do not satisfy the necessary conditions to qualify as hedging derivatives are recognised in the income statement as “financial expenses and/or income”.

Revenue recognition

The revenues from sales and services are recognised respectively when the actual transfer takes place of the risks and benefits arising from the transfer of the ownership or upon provision of the service.

Specifically, for the main types of sales of the Group, the revenues are recognised according to the following criteria:

•                  Revenues from the sale of advertising space, at the time of the appearance of the advertisement, or of the advertising spot. The revenues from the sale of advertising under barter operations and, correspondingly, the costs of the merchandise, are adjusted to take into account the estimated realisable value of the merchandise.

•                  Sale of moveable assets, when they are shipped or delivered.

•                  Revenues from the rental or sub-licensing of rights, even for limited use periods, which result in the transfer of control of the asset to the renter or sub-licensee, they are fully recognised from the start of the period of the transferred use.

•                  Revenues from pay TV subscriptions are recognised accrued on a time basis from the contract start date.

•                  Fees invoiced to distributors from the sale of prepaid cards and recharges that enable the watching of pay per view events, are split according to the remaining period of validity of the cards and recharges sold. The direct costs are also split over that period.

•                  Government grants obtained for investments in cinema installations and productions are recognised in the financial statements when there is reasonable certainty that the company will satisfy all the conditions required to obtain them and that they will actually be received. The grants are recognised in the income statement over the same period the related costs are recognised.

•                  Revenues are shown net of returns, discounts, allowances and premiums, as well as any directly linked tax charges.

•                  Cost recoveries are shown as a direct reduction of the related costs.

Income taxes

Current income taxes are posted, for each company, on the basis of the estimated taxable income in accordance with current tax rates and provisions currently in force, or essentially approved, at the end of the accounting period in the various countries, taking into account any applicable exemptions and tax credits due.

Prepaid and deferred taxes are calculated based on the temporary differences between the values assigned to the assets and liabilities in the financial statements for statutory accounting purposes and the corresponding values recognized for tax purposes, on the basis of the tax rates that will be in force at the time when the temporary differences reverse. When the results are posted directly to shareholders’ equity, the current taxes, the deferred taxes assets and the deferred taxes liabilities are also posted to shareholders’ equity.

The accounting treatment of deferred tax assets is based on the forecasts of expected taxable income for future years. The assessment of expected income for the recognition of deferred taxes depends on factors that can change over time and have significant effects on the measurement of the deferred tax assets.

The measurement of those items took into consideration budget and plan results that were in line with those used for the impairment tests.

The deferred tax assets and liabilities are offset when there is a legal right to offset the current taxes assets and liabilities and when they refer to taxes due to the same Tax Authority and the Group intends to settle the current assets and liabilities on a net basis.

In the case of any changes in the carrying amount of deferred tax assets and liabilities arising from a change in tax rates or the related legislation, rules or regulations, the resulting deferred taxes are recognised in the income statement, unless they relate to items that have previously been debited or credited to shareholders’ equity.

Dividends

The dividends are recognised in the accounting period in which the resolution approving their distribution is passed.

Earnings per share

Earnings per share are calculated by dividing the Group net profit by the weighted average of the number of outstanding shares, net of the treasury shares. The diluted earnings per share are determined by taking account in the calculation of the number of outstanding shares and the potential diluting effect from the allocation of treasury shares to the beneficiaries of stock option plans already vested.

Changes in accounting estimates

In accordance with IAS 8 these items are posted to the income statement on a prospective basis starting from the accounting period in which they are adopted.

New accounting standards, interpretations and amendments not yet applicable and not adopted in advance by the Group

Standards issued but not yet effective at the date of preparation of the Group’s financial statements are listed below. This list is of standards and interpretations that the Group reasonably expects to be applicable in the future. The Group intends to adopt those standards when they become effective.

On 28 May 2014, the IASB published the standard IFRS 15 - Revenue from Contracts with Customers which will replace the standards IAS 18 - Revenue and IAS 11 - Construction Contracts, as well as the interpretations IFRIC 13 - Customer Loyalty Programmes, IFRIC 15 - Agreements for the Construction of Real Estate, IFRIC 18 - Transfers of Assets from Customers, and SIC 31 - Revenues-Barter Transactions Involving Advertising Services. The standard establishes a new model for revenue recognition, which will apply to all contracts with customers, except those within the scope of other IAS/IFRS such as leases, financial instruments and insurance contracts. The fundamental steps for the recognition of revenues according to the new model are:

•                  identifying a contract with the customer;

•                  identifying the performance obligations in the contract;

•                  determining the transaction price;

•                  allocating that price to the performance obligations of the contract;

•                  recognising revenue when the entity satisfies each performance obligation.

The standard will be applicable from 1 January 2018, with full or amended retrospective application. Earlier application is permitted. The Group will apply the new standard from the mandatory effective date.

During 2016 the Group carried out a preliminary assessment of the impact of IFRS 15 to identify potentially critical impacts related to the operating sectors, the financial statements, financial reporting and accounting systems. The preliminary assessment does not show any changes to the recognition of revenues.

IFRS 9 Financial Instruments:

In July 2015, the IASB issued the final version of IFRS 9 Financial Instruments, which reflects all phases of the project relating to financial instruments and replaces IAS 39 Financial Instruments: Recognition and measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification, measurement, impairment and hedge accounting. IFRS 9 is effective for financial years beginning on or after 1 January 2018 and early application is permitted; With the exception of hedge accounting, retrospective application of the standard is required, but it is not compulsory to provide comparative information. For hedge accounting, the standard generally applies prospectively with a few exceptions.

The Group will adopt the new standard from the date of entry into force. The Group has conducted a preliminary impact analysis on the basis of currently available information, which may be subject to change as a result of more detailed analysis and additional information that will become available to the Group in the future.

Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

The amendments address the conflict between IFRS 10 and IAS 28 in relation to the loss of control of a subsidiary through sale or contribution of a subsidiary to an associate or joint venture. The amendments clarify that the gain or loss resulting from the sale or transfer of assets constituting a business as defined in IFRS 3, between an investor and its associate or joint venture should be fully recognised. Any gain or loss resulting from the sale or contribution of assets that do not constitute a business, is also recognised only within the limits of the amount held by third-party investors in the associate or joint venture. The IASB has indefinitely postponed the effective date of these changes, but if an entity decides to apply them in advance it should do so on a prospective basis.

IAS 7 Disclosure Initiative - Amendments to IAS 7

The amendments to IAS 7 Statement of Cash Flows are part of the IASB’s Disclosure Initiative and require an entity to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes. On first-time application of this change, the entity is not required to provide comparative disclosures with previous periods. These amendments must be applied retrospectively and are effective for financial years beginning on or after 1 January 2017.

IAS 12 Recognition of Deferred Tax Assets for Unrealised Losses - Amendments to IAS 12

The amendments state that an entity must determine whether tax law restricts the sources of taxable profits against which a deductible temporary difference can be utilised. The amendment also provides guidance on how an entity should determine future taxable profits and explains the circumstances in which the taxable profits could include the recovery of certain assets for more than their carrying amount. Entities must apply these amendments retrospectively. However, on initial application of the amendment, the change in the opening shareholders’ equity of the earliest comparative period may be recognised in opening retained earnings (or in another component of equity, as appropriate), without allocating the change between opening retained earnings and other components of equity. If an entity applies this relief, it shall disclose that fact. These amendments must be applied retrospectively and are effective for financial years beginning on or after 1 January 2017. If an entity applies these amendments early, it must disclose this fact. The Group does not expect impacts from the application of these amendments.

IFRS 2 Classification and Measurement of Share-based Payment Transactions — Amendments to IFRS 2

The IASB has issued amendments to IFRS 2 Share-based payments that relate to three main areas: the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments; the classification of share-based payment transactions with a net settlement feature for withholding tax obligations; and accounting for a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled. Upon adoption entities must apply the amendments without restating previous periods, but retrospective application is permitted if chosen for all three amendments and other conditions are met. Companies are required to apply the amendments for annual periods beginning on or after 1 January 2018. Earlier application is permitted. The Group is assessing the effects of these amendments on its consolidated financial statements.

IFRS 16 Leases

IFRS 16 was published in January 2016 and supersedes IAS 17 Leasing, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases - Incentives, and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 establishes principles for the recognition, measurement, presentation and disclosure of leases, requiring lessees to account for all leases in the financial statements on the basis of a single model similar that used for record finance leases in accordance with IAS 17. The standard provides two exemptions for recognition by lessees: leases where the underlying asset has a low value (such as personal computers) and short-term leases (e.g. leases with a term of 12 months or less). Upon lease commencement a lessee recognises a liability for the lease payments (lease liability) and an asset for the right to use the underlying asset for the duration of the lease (right-of-use asset). Lessees must account separately for the interest expense on the lease liability and the amortisation of the right-of-use asset. Lessees must also remeasure the lease liability upon occurrence of specific events. The lessee generally recognises remeasurements as adjustments to the right-of-use asset.

Accounting under IFRS 16 for lessors is mainly unchanged from the current accounting under IAS 17. Lessors shall continue to classify each lease using the same classification as under IAS 17, distinguishing between two types of lease: an operating lease or a finance lease. IFRS 16 requires lessors to provide more extensive disclosure than IAS 17.

IFRS 16 is effective for financial years beginning on or after 1 January 2019. Early application is permitted, but not before the entity has adopted IFRS 15. Lessors may choose to apply the standard using a fully retrospective approach or a modified retrospective approach.

4. KEY INFORMATION RELATING TO THE SCOPE OF CONSOLIDATION

As required by IFRS 10 paragraph B80 and following, in 2016 the control requirement was assessed to verify the conditions that resulted in the classification of subsidiaries and joint ventures.

In particular IFRS 10 requires investors, when assessing whether they have control over an entity, to focus on activities that significantly influence their returns and only to consider substantive rights, namely those that are exercisable when significant decisions need to be taken concerning the entity.

The conclusions reached in 2015 regarding the following companies, as set out in the 2015 Consolidated Financial Statements, have been confirmed for 2016:

•                  Mediaset España S.A.

•                  EI Towers S.p.A.

•                  Monradio S.r.l.

•                  Boing S.p.A.

•                  Mediamond S.p.A.

•                  Fascino S.r.l.

Below is a summary of the main changes affecting the scope of consolidation in the year under review, broken down by the various types of corporate transactions that resulted in these changes.

Incorporation and acquisition of new companies and capital increases

On 4 March 2016 the subsidiary Publiespaña S.A. purchased 50% of the share capital of Aunia Publicitad Interactiva S.L.U., a company operating in the online advertising sector. This investment is consolidated using the equity method.

On 31 May 2016 the subsidiary EI Towers S.p.A. formed the company EIT Radio S.r.l., which manages the radio broadcast infrastructure network.

On 31 May 2016 the subsidiary EI Towers S.p.A. acquired all the share capital of Fortress Italia S.r.l., a company that manages 26 broadcasting stations mainly hosting mobile radio operators. The agreement for the merger by incorporation into EIT Radio S.r.l. was signed on 20 October.

On 8 June 2016, the subsidiary RTI S.p.A. acquired 3.12% of the share capital of the company RB1 S.p.A., taking its stake from 69% to 72.12%. Subsequently, on 1 July 2016, RTI S.p.A. assumed control of the Finelco Group (renamed RadioMediaset S.p.A.) by exercising its rights to convert 50% of the capital of the company RB1 into shares. Following this conversion and acquisitions of remaining stakes in RB1 S.p.A. directly from the Hazan family in the third quarter, the Mediaset Group holds 100% of the share capital of RB1 S.p.A. and its subsidiaries. As a result of these transactions the following companies become part of the consolidation scope as of 1 July 2016 on full line-by-line basis:

•                  RB1 S.p.a

•                  Unibas S.p.A.

•                  RadioMediaset S.p.A.

•                  Radio Studio 105 S.p.A.

•                  Radio 105 USA Corp.

•                  Virgin Radio Italy S.p.A.

•                  Radio Engineering Co S.r.l.

On 10 June 2016, the subsidiary Towertel S.p.A. acquired the entire share capital of the company SA OGHE T.C. S.r.l., a company that manages a total of 26 sites hosting mobile telephone operators. On 2 November 2016, the agreement for the merger of the company into the parent Towertel S.p.A. was signed.

On 8 July 2016 the subsidiary Towertel S.p.A. acquired the entire share capital of the company Giardino de Sanctis S.r.l. and subsequently on 14 September 2016 entered into the agreement for the merger of that company into the parent Towertel S.p.A.

On 8 July 2016, the agreement for the merger of the company NewTelTowers S.p.A. into Towertel S.p.A. was entered into.

On 19 July 2016 the subsidiary Towertel S.p.A. acquired the entire share capital of the company SAGA S.r.l. and subsequently on 26 September entered into the agreement for the merger of that company into the parent Towertel S.p.A.

On 2 August 2016 the subsidiary Towertel S.p.A. acquired the entire share capital of the company Vip Electronics S.r.l. and subsequently on 26 September entered into the agreement for the merger of that company into the parent Towertel S.p.A.

On 10 August 2016 the subsidiary Taodue S.r.l. formed the company Medset Films Sas, whose objective is the production and sale of films in France. The company is consolidated on full line-by-line basis.

On 30 November 2016 the subsidiary EIT Radio S.r.l. acquired the entire share capital of Società Bresciana Telecomunicazioni S.r.l., indirectly also acquiring control of BT S.r.l.. Subsequently, the agreement for the merger of the two companies into the parent EIT Radio S.r.l. was signed on 20 December. As a result of this merger the company EIT Radio S.r.l holds 30.99% of the share capital of Società Funivie della Maddalena S.p.A.

On 19 December 2016, the subsidiary Towertel S.p.A. acquired the entire share capital of the company FP Tower S.r.l., consolidated on a full line-by-line basis.

The share buyback plan decided by the Board of Directors of Mediaset España on 28 October 2015 was completed on 20 February 2016, for 14,232,590 shares equivalent to 3.89% of share capital. The Shareholders’ Meeting of Mediaset España held on 13 April 2016 resolved to reduce share capital by EUR 14.7 million by cancelling 29,457,794 million own shares representing 8.04% of share capital. As a result of this reduction, the Group’s investment in Mediaset España moved from 48.76% at 31 December 2015 to 50.208% at 31 December 2016.

On 26 July 2016 the Board Of Directors of the subsidiary EI Towers S.p.A. resolved to adopt an ordinary share buyback programme, within the maximum number allowed by law, in execution of the Ordinary Shareholders’ Meeting resolution of 21 April 2016. The Plan provides for the maximum purchase of no. 1,413,119 shares, equal to 5% of the share capital. Based on the average Stock-exchange price over the last 30 days (25 June 2016 - 25 July 2016) - equal to EUR 45.07 per share -the theoretical financial commitment for the purchase of the shares that are the subject of the Plan would be equal to EUR 63.7 million. At 31 December 2016, the total number of shares purchased totalled 350,907 against an outlay of EUR 15.6 million. As a result of these purchases, the share in the EI Towers Group went up from 40.089% at 31 December 2015 to 40,594% at the end of the current year.

Acquisition, disposal and liquidation of minority interests

With regard to minority interests within the framework of the AD4Venture operations, we note that:

•                  on 4 February 2016 RTI S.p.A. and Advertisement 4Adventures SLU (Mediaset España Group) completed the purchases, respectively, of 8.45% and 7.41% of the share capital of the company Job Digital Network SL, a mobile player involved in job adverts focused on the blue collar market;

•                  on 11 May 2016 the subsidiary RTI S.p.A. subscribed an increase in the capital of the company Westwing Group Gmbh;

•                  on 30 May 2016, the subsidiary RTI S.p.A. sold its ownership interest of 7.81% in the company Farman New Co S.r.l.;

•                  on 4 August 2016 the subsidiary RTI S.p.A. sold its investment of 14.10% in the capital of the company Privategriffe S.p.A.;

•                  on 7 October 2016 the subsidiaries RTI S.p.A. and Advertisement 4Adventures SLU (Mediaset España Group) sold their 2.98% ownership interests in the company Wimdu GmbH;

•                  on 25 October 2016 the subsidiary RTI S.p.A. acquired 16% of the share capital of the company Check Bonus S.r.l., a proximity market application that offers rewards in the form of points/discounts to anyone who physically walks into participating stores;

•                  on 23 December 2016, RTI S.p.A. and Advertisement 4Adventures SLU (Mediaset España Group) finalised the acquisition of 4.37% each in the share capital of the company Hundredrooms SL. metasearch di vacation rentals.

•                  In December, the company Advertisement 4Adventures SLU (Mediaset España Group) acquired 9.09% of the share capital of Playspace, a company operating online multiplayer games for Facebook, Android and iPhone.

•                  In December, the company Advertisement 4Adventures SLU (Mediaset España Group) acquired 3.69% of the share capital of 21Buttons, a fashion-based social and shopping network in which, by using shared images and looks from influencers and people in general, it is possible to buy directly the clothes and accessories shown in the photos.

Changes in stakes in subsidiaries and in equity investments already held with no impact on the valuation criterion for consolidation purposes:

On 16 March 2016 the subsidiary RTI S.p.A. subscribed an increase in the capital of the company Blasteem S.r.l., taking its stake from 28% to 40%.

on 25 October 2016 the Mediaset España Group subscribed an increase in the capital of the company Emission Digitals de Catalunya S.A. for an amount lower than its ownership interest, thereby reducing its stake from 40% at 31 December 2015 to 34.66% at 31 December 2016.

The table below shows the main income statement - balance sheet figures for the year for the subsidiaries that have material non-controlling interests as required by IFRS 12 paragraph 12 and paragraph B10 of the Operating Guide.

	EI Towers	Mediaset
	Group (*)	España Group
Minorities stake	60.0%	49.79%
Minorities stake (net of own shares) (*)(*)	59.4%	49.79%
Minority interests in net profit (*)(*)	26.6	85.1
Minority interests in share capital, reserves and retained earnings	109.5	485.7
Current Assets	139.5	436.9
Non Current assets	875.7	865.8
Current Liabilities	75.5	284.8
Non Current Liabilities	301.9	34.7
Revenues	252.7	992.0
Profit or (loss) for the year	44.4	170.7
Other Comprehensive Income Statement items	(0.6)	—
Comprehensive Statement of Income	43.8	170.7
Cash flow from operating activities	91.8	447.6
Cash flow from investing activities	(77.1)	(206.2)
Cash flow from financing activities	(24.1)	(261.6)
Dividends Cash-Out	—	(167.4)

(*) The amount of shareholders’ equity attributable to non-controlling interest for the EI Towers Group has been calculated net of the consolidation entries

(*)(*) The amount attributable to non-controlling interests and the profit (loss) attributable to non-controlling interests have been calculated excluding the treasury shares of the investee

The table below shows the main significant income statement - balance sheet figures for the year for the significant jointly controlled entities, as required by IFRS 12 paragraph 20 and paragraph B12 and B13 of the Operating Guide.

		Mediamond	Fascino P.G.T
Joint Ventures	Boing S.p.A.	S.p.A.	S.rl. (*)
Current Assets	27.2	127.7	42.2
Cash and Cash Equivalents	—	—	—
Non Current Assets	9.7	0.5	0.8
Current Liabilities	16.8	118.0	—
Current Financial Liabilities	—	5.3	—
Non Current Liabilities	2.4	3.0	43.0
Non Current Financial Liabilities	4.7	—	—
Revenues	44.4	246.1	71.1
Profit or (loss) for the period	4.6	0.3	2.7
Other Comprehensive Income Statement items	—	—	—
Comprehensive Income	4.6	0.3	2.7
Amortisation and Depreciation	5.8	0.1	0.2
Income Taxes	(2.2)	(0.4)	(2.1)
Dividends Cash-Out	—	—	—

(*) Italian GAAP financial statements reclassified to IAS-IFRS for disclosure purposes

5. BUSINESS COMBINATIONS

Radiomediaset

On 1 July 2016, the Mediaset Group, by exercising the right to convert 50% of the capital of RB1 S.p.A. into ordinary shares, acquired a controlling interest in the aforementioned holding company of the Finelco Group (subsequently renamed RadioMediaset S.p.A.), which owns the radio stations Radio 105 and Virgin Radio. During Quarter 3, the Hazan family purchased the remaining interests in RB1 S.p.A. and its subsidiaries directly. As a result of this transaction, Mediaset, through RTI, directly holds 100% of the share capital of RB1 S.p.A. and its subsidiaries. The transaction for the acquisition of the radio broadcasting activities of the RadioMediaset Group constitutes a business combination pursuant to IFRS 3. The difference, equal to EUR 59.8 million, between the purchase price paid adjusted by the effects of equity method evaluation, as adjusted for the effects of measurement at equity, and the net carrying amount of the assets and liabilities acquired on the acquisition date as been allocated definitively to intangible assets relating to the Radio Studio 105 brand and the radio transmission frequencies.

The following table provides a summary of the fair value of the assets acquired and liabilities acquired at the transaction date, and the definitive purchase price allocation. The purchase price allocation for the net assets acquired was completed at the date of publication of these consolidated financial statements, involving valuations by independent experts.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date

Radio frequency user rights	32.5	36.0	68.5
Intangible assets	0.3	43.1	43.4
Tangible assets	5.8	1.1	6.9
Deferred tax assets/liabilities	(6.1)	(22.4)	(28.4)
Trade receivables/payables	7.8	—	7.8
Post employment benefit plans	(3.9)	—	(3.9)
Other assets/(liabilities)	(6.2)	—	(6.2)
Financial assets/(liabilities)	(32.1)	—	(32.1)
Cash and cash equivalent	0.7	—	0.7

Total net acquired assets	(1.2)	57.8	56.6
	0		—
Net acquisition price	58.6	—	58.6
	0		—
Goodwill	59.8	(57.8)	2.0

EI Towers - Final allocation of acquisitions made in 2016

As described in the section Key information relating to the scope of consolidation, the EI Towers Group concluded a series of acquisitions in 2016, proceeding thereafter to merge these companies into itself.

Specifically, on 31 May 2016 EI Towers finalised the acquisition of 100% of the share capital of Fortress Italia S.r.l., for a price of about EUR 3.5 million, including a forecast earnout component of EUR 0.2 million. On 20 October 2016 the merger of Fortress Italia S.r.l. into EIT Radio S.r.l., a company formed and controlled directly by EI Towers was finalised by notarial deed.

On 10 June 2016 Towertel finalised the acquisition of 100% of the share capital of Sa Oghe T.C. S.r.l., for a price of about EUR 5.2 million, including a provisional earnout component of EUR 1.1 million. On 2 November 2016 the merger of Sa Oghe T.C. S.r.l. into Towertel was finalised by notarial deed.

On 8 July 2016 Towertel finalised the acquisition of 100% of the share capital of Giardino De Sanctis S.r.l., for a price of around EUR 1.6 million. On 14 September 2016 the merger of Giardino De Sanctis S.r.l. into Towertel was finalised by notarial deed.

On 19 July 2016 Towertel finalised the acquisition of 100% of the share capital of Saga S.r.l., for a price of about EUR 2.8 million, including a provisional earnout component of EUR 0.4 million. On 26 September 2016 the merger of Saga S.r.l. into Towertel was finalised by notarial deed.

On 2 August 2016 Towertel finalised the acquisition of 100% of the share capital of Vip Electronics S.r.l., for a price of about EUR 1.7 million, including a provisional earnout component of EUR 0.1 million. On 26 September 2016 the merger of Vip Electronics S.r.l. into Towertel S.p.A. was finalised by notarial deed.

The following table provides a summary of the fair value of the assets acquired and liabilities assumed at the acquisition date and the definitive purchase price allocation, cumulative for all the transactions listed above. The purchase price allocation for the net assets acquired was completed at the date of publication of these consolidated financial statements.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date
Intangible assets	—	13.5	13.5
Tangible assets	1.3		6.9
Deferred tax assets/liabilities	—	(3.8)	(28.4)
Other assets/(liabilities)	(0.3)
Financial assets/(liabilities)	(0.4)		(6.2)
Total net acquired assets	0.5	9.7	10.2
			—
Net acquisition price	14.8	—	14.8
			—
Goodwill	14.3	(9.7)	4.5

Cash and cash equivalents acquired			(0.4)
Purchase price			14.8
Portion of price not paid at December 31, 2016			4.6
Net cash flows absorbed by the acquisition			10.7

EI Towers - Provisional allocation of acquisitions made in 2016

On 30 November 2016, EIT Radio finalised the acquisition of 100% of the share capital of Società Bresciana Telecomunicazioni S.r.l. and the indirect acquisition (as it is a 100% subsidiary of Società Bresciana Telecomunicazioni S.r.l.) of BT S.r.l. for a provisional price of around EUR 17 million.

On 30 November 2016 Towertel finalised the acquisition of 100% of the share capital of FP Tower S.r.l., for a provisional price of around EUR 2.9 million.

The following table summarises the consideration paid, and the fair value of the assets acquired and liabilities assumed at the acquisition date.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date
Intangible assets	0.0		0.0
Tangible assets	2.4		2.4
Other assets/(liabilities)	(0.0)		(0.0)
Financial assets/(liabilities)	(2.0)		(2.0)
Cash and cash equivalent	(0.2)		(0.2)

Total net acquired assets	0.2		0.2

Net acquisition price	19.9		19.9

Goodwill	19.7		19.7

Cash and cash equivalents acquired			(0.2)
Purchase price			19.9
Portion of price not paid at December 31, 2016			0.4
Net cash flows absorbed by the acquisition			19.7

The transactions constituted business combinations, and in accordance with IFRS 3 the purchase price of the net assets acquired was provisionally allocated to goodwill at the reporting date of these consolidated financial statements for EUR 19.7 million. A specific analysis of the consideration paid shall be made within twelve months from the acquisition date in order to determine the fair value of the net assets acquired. If at the end of the evaluation period, any tangible or intangible assets with a finite useful life are identified, an adjustment will be made to the provisional amounts recognised at the acquisition date, with retrospective effect as of the acquisition date.

EI Towers - Final allocation of acquisitions made in 2015

During the reporting year the definitive allocation of the price relative to companies acquired in the previous year was finalised, with consequent restatements of assets and liabilities.

On 10 July 2015 Towertel finalised the acquisition of 100% of the share capital of Tecnorad Italia S.p.A., for a price of about EUR 14.8 million, including a provisional earnout component of EUR 0.5 million. On 24 July 2015, the Shareholders’ Meetings of Towertel S.p.A. and Tecnorad Italia S.p.A. resolved on the merger by incorporation of the latter into its own immediate parent entity, which was then finalised by notarial deed of 30 November.

On 24 July 2015 Towertel acquired 100% of the share capital of DAS Immobiliare S.r.l., for a price of about EUR 3.6 million, including a provisional earnout component of EUR 0.2 million. On 8 September 2015, the management bodies of Towertel S.p.A. and DAS Immobiliare resolved on the merger by incorporation of the latter into its own immediate parent entity, which was then finalised by notarial deed of 30 November.

On 27 and 28 October 2015 Towertel acquired 100% of the share capital of 13 companies operating in the Liguria region for a total price of EUR 40.8 million, including a provisional earnout component of EUR 1.6 million. On 20 November 2015 the companies were merged into Towertel.

The following table provides a summary of the fair value of the assets acquired and liabilities assumed at the acquisition date and the definitive purchase price allocation, cumulative for all the transactions listed above. The purchase price allocation for the net assets acquired was completed at the date of publication of these consolidated financial statements.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date
Intangible assets	—	51.0	51.0
Tangible assets	5.6	—	5.6
Deferred tax assets/liabilities	—	(14.3)	(14.3)
Other assets/(liabilities)	(3.2)	—	(3.2)
Financial assets/(liabilities)	2.4	—	2.4

Total net acquired assets	4.9	36.7	41.5

Net acquisition price	59.1	—	59.1

Goodwill	54.2	(36.7)	17.5

The comparative amounts as at 31 December 2015 were restated to reflect the effects of the price allocation process at the acquisition date, as required by paragraph 49 of IFRS 3. In particular, the previous year’s profit has been modified by EUR 0.2 million to take account of the amortisation of the assets allocated to customer relations, net of the relative tax effect.

6. SEGMENT REPORTING

As required under IFRS 8, the following information relates to the operating segments identified on the basis of the Group’s present organisational structure and internal reporting system.

The Group’s main operating segments, already included in the analysis of results contained in the Report on Operations, are the same as the geographical area (Italy and Spain) identified according to the location of operations. These operations are then segmented further, to monitor the performance of the business areas operating in each country, which are identified according to their economic profile (type of product, process and reference market). In relation to Spain, which corresponds to the Mediaset España Group, no significant areas have been identified other than the core business of television, which is therefore the same as that entity.

The following paragraphs contain the information and reconciliations required under IFRS 8 in relation to profits, losses, assets and liabilities, based on this segmentation process. The information can be extrapolated from the two sub-consolidated financial statements prepared at that level, while the information provided for the three operating segments based in Italy has been given with reference to the earnings and operational activities directly attributable to them.

Geographical sectors

The following tables report key financial information for the two geographical operational areas of Italy and Spain, as at 31 December 2016 and 2015 respectively.

The tables have been prepared on the basis of specific sub-consolidated financial statements in which the carrying amount of the equity investments held by companies belonging to a segment in companies belonging to another segment have been kept at their respective purchase cost and eliminated upon consolidation. Likewise, in the sector income statement, income and expenses (relating to any dividends received from these investments) have been included under Income from other equity investments.

The inter-segment assets figures relate to the elimination of equity investments recognised under the assets of the Italy geographic sector in Mediaset España and Mediacinco Cartera (25%-owned, and already fully consolidated into the Spain area, as it is 75%-owned by Mediaset España) and the loan granted to Mediacinco Cartera S.L. by Mediaset Investment S.a.r.l., which amounted to EUR 7.6 million at 31 December 2016 (EUR 10.1 million at 31 December 2015).

Non-monetary costs relate to the provisions for risks and charges and the costs of stock option and incentive plans.

			Eliminations/	MEDIASET
2016	ITALY	SPAIN	Adjustments	GROUP

MAIN INCOME STATEMENT FIGURES
Revenues from external customers	2,675.0	992.0	—	3,667.0
Inter-segment revenues	0.9	—	(0.9)	—
Consolidated net revenues	2,675.9	992.0	(0.9)	3,667.0
%	73%	27%	0%	100%
EBIT	(413.6)	224.4	(0.0)	(189.2)
Financial income/(losses)	(87.5)	(0.1)	—	(87.7)
Income/(expenses) from equity investments valued with the equity method	4.8	3.1	—	7.9
Income/(expenses) from other equity investments	(3.8)	(1.6)	—	(5.5)
EBT	(500.2)	225.8	(0.0)	(274.4)

Income taxes	103.1	(55.1)	(0.1)	47.9
NET PROFIT FROM CONTINUING OPERATION	(397.1)	170.7	(0.1)	(226.5)

Net Gains/(Losses) from discontinued operations	—	—	—	—

NET PROFIT FOR THE PERIOD	(397.1)	170.7	(0.1)	(226.5)
Attributable to:
- Equity shareholders of the parent company	(380.1)	171.0	(85.4)	(294.5)
- Minority Interests	(17.0)	(0.3)	85.3	68.0

OTHER INFORMATION
Assets	5,832.5	1,302.7	(600.3)	6,534.9
Liabilities	3,689.4	319.4	(9.8)	3,999.0
Investments in tangible and intangible non current assets	549.3	193.2	(0.7)	741.8
Amortization	1,144.0	217.4	(0.3)	1,361.1
Other non monetary expenses	155.4	0.8	—	156.2

(*) Includes the change in “Advances for the purchase of broadcasting rights”

			Eliminations/	MEDIASET
2015	ITALY	SPAIN	Adjustments	GROUP

MAIN INCOME STATEMENT FIGURES
Revenues from external customers	2,552.9	971.9	—	3,524.8
Inter-segment revenues	1.3	—	(1.3)	—
Consolidated net revenues	2,554.2	971.9	(1.3)	3,524.8
%	72%	28%	0%	100%
EBIT	26.1	205.2	(0.5)	230.7
Financial income/(losses)	(49.4)	0.1	—	(49.3)
Income/(expenses) from equity investments valued with the equity method	1.6	(0.3)	—	1.3
Income/(expenses) from other equity investments	(0.5)	14.2	—	13.8
EBT	(22.1)	219.2	(0.5)	196.5

Income taxes	(33.5)	(53.2)	0.3	(86.4)
NET PROFIT FROM CONTINUING OPERATIONS	(55.6)	166.0	(0.2)	110.1

Net Gains/(Losses) from discontinued operations	—	—	—	—

NET PROFIT FOR THE PERIOD	(55.6)	166.0	(0.2)	110.1
Attributable to:
- Equity shareholders of the parent company	(74.6)	166.2	(87.8)	3.8
- Minority Interests	18.9	(0.2)	87.6	106.3

OTHER INFORMATION
Assets	6,326.6	1,386.1	(602.6)	7,110.1
Liabilities	3,858.7	316.2	(12.3)	4,162.7
Investments in tangible and intangible non current assets	549.3	193.2	(0.7)	741.8
Amortization	912.7	222.6	(0.2)	1,135.1
Other non monetary expenses	6.6	8.1	—	14.7

(*) Includes the change in “Advances for the purchase of broadcasting rights”

The following table shows the cash flow statement for each geographical area.

CASH FLOW STATEMENT -	ITALY		SPAIN
GEOGRAPHICAL DETAIL	2016	2015	2016	2015
Operating profit	(413.6)	26.1	224.4	205.2
+ Depreciation and amortisation	1,144.0	912.7	217.4	222.6
+ Other provisions and non-cash movements	154.2	9.8	(4.7)	8.7
+ Change in working capital/ other assets and liabilities	130.0	236.8	43.5	(11.3)
- Interests paid/received	(4.7)	(0.8)	0.1	(0.1)
- Income tax paid	(29.9)	(51.5)	(33.7)	(19.4)
Net cash flow from operating activities [A]	980.1	1,133.0	447.1	405.7
CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from the sale of fixed assets	4.8	3.1	—	0.4
Proceeds from the sale of equity investments	—	—	2.4	10.8
Interests and other financial income received	—	—	0.5	0.5
Purchases in television rights	(473.0)	(441.0)	(171.4)	(182.9)
Changes in advances for television rights	8.9	(38.0)	(5.6)	4.7
Purchases of other fixed assets	(66.5)	(70.3)	(14.6)	(15.0)
Changes in debt for investment (including hedging operations)	(662.6)	(429.0)	(11.5)	6.2
Equity investments	(1.3)	(22.1)	(0.8)	(7.3)
Changes in other financial assets	10.9	(1.3)	(7.8)	0.1
Loans to other companies (granted)/repaid	—	—	—	—
Dividends received	84.9	22.5	2.6	2.1
Business combination net of cash acquired	(84.9)	(85.4)	—	—
Changes in the consolidation area	—	100.0	—	—
Net cash flow from investing activities [B]	(1,178.8)	(961.4)	(206.2)	(180.3)
CASH FLOW FROM INVESTING ACTIVITIES:
Share Capitale issues	20.2
Change in treasury shares	(15.6)	—	(91.4)	(238.6)
Net changes in financial liabilities	271.1	(120.9)	(3.2)	(1.0)
Corporate Bond	—	—	—	—
Dividends paid	(22.7)	(41.3)	(167.4)	(47.5)
Net changes in other financial assets/liabilities	(1.6)	—	1.6	—
Interests (paid)/received	(55.1)	(50.6)	(1.1)	(2.6)
Net cash flow from financing activities [C]	196.3	(212.9)	(261.5)	(289.7)
CHANGE IN CASH AND CASH EQUIVALENTS [D=A+B+C]	(2.3)	(41.4)	(20.6)	(64.4)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR [E]	140.2	181.5	211.4	275.8

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR [F=D+E]	138.0	140.2	190.8	211.4

Italy: Operating segments

Operating segments have been reported in the Report on Operations, where details on performance for the year can be found.

With reference to the financial position figures for the EI Towers Group, the amount relating to goodwill is not the same as the amount shown in the consolidated statement of financial position of the EI Towers Group, but instead represents the value generated at consolidated level by the Mediaset Group attributable to that segment.

	INTEGRATED		ELIMINATIONS	GEOGRAPHICAL
Income Statement Summary	TELEVISION	EI	/	SEGMENT
2016	OPERATIONS	TOWERS	ADJUSTMENTS	ITALY

Revenues from external customers	2,603.9	72.0	—	2,675.9
Inter-segment revenues	—	180.7	(180.7)	—
Consolidated net revenues	2,603.9	252.7	(180.7)	2,675.9
%	97%	10%	(7)%	100%

Operating costs from thrid parties	(1,815.4)	(130.1)	—	(1,945.4)
Inter-segment operating costs	(177.7)	(3.0)	180.7	—
Total Operating Costs	(1,993.1)	(133.1)	180.7	(1,945.4)
Amortisation, depreciation and write-downs	(1,099.9)	(44.1)	—	(1,144.0)
EBIT	(489.1)	75.5	—	(413.6)

	INTEGRATED		ELIMINATIONS	GEOGRAPHICAL
Income Statement Summary	TELEVISION	EI	/	SEGMENT
2015	OPERATIONS	TOWERS	ADJUSTMENTS	ITALY

Revenues from external customers	2,490.0	64.3	—	2,554.2
Inter-segment revenues	—	180.2	(180.2)	(0.0)
Consolidated net revenues	2,490.0	244.4	(180.2)	2,554.2
%	97%	10%	(7)%	100%

Operating costs from thrid parties	(1,487.2)	(128.2)	—	(1,615.4)
Inter-segment operating costs	(176.9)	(3.3)	180.2	—
Total Operating Costs	(1,664.1)	(131.5)	180.2	(1,615.4)
Amortisation, depreciation and write-downs	(872.7)	(40.0)	—	(912.7)
EBIT	(46.9)	72.9	0.0	26.1

Operating Assets and	INTEGRATED		ELIMINATIONS	GEOGRAPHICAL
Investments	TELEVISION	EI	/	SEGMENT
31st December 2016	OPERATIONS	TOWERS	ADJUSTMENTS	ITALY
Television rights	1,476.8	—	—	1,476.8
Other tangible and intangible non current assets	655.7	364.3	(1.2)	1,018.8
Goodwill	144.8	503.8	(335.1)	313.5
Trade receivables	1,036.0	39.9	—	1,075.9
Inventories	23.1	3.2	—	26.3
Operating assets	3,336.3	911.1	(336.3)	3,911.2
Other current and non current assets	2,040.9	104.1	(223.7)	1,921.3
Total Assets	5,377.3	1,015.2	(560.0)	5,832.5
Investments in television rights (*)	473.0	—	—	473.0
Other investments	39.0	27.5	—	66.5
Investments in tangible and intangible assets	512.0	27.5	—	539.5

(*) Not including the change in “Advances for the purchase of broadcasting rights”

Operating Assets and	INTEGRATED		ELIMINATIONS	GEOGRAPHICAL
Investments	TELEVISION	EI	/	SEGMENT
31st December 2015	OPERATIONS	TOWERS	ADJUSTMENTS	ITALY
Television rights	2,017.9	—	—	2,017.9
Other tangible and intangible non current assets	581.3	361.1	(1.2)	941.2
Goodwill	142.8	479.5	(335.1)	287.2
Trade receivables	1,195.1	32.1	—	1,227.3
Inventories	30.2	2.9	—	33.1
Operating assets	3,967.3	875.6	(336.3)	4,506.7
Other current and non current assets	1,929.5	113.5	(223.2)	1,819.8
Total Assets	5,896.9	989.1	(559.5)	6,326.6
Investments in television rights (*)	441.0	—	—	441.0
Other investments	42.3	28.0	—	70.3
Investments in tangible and intangible assets	483.3	28.0	—	511.3

(*) Not including the change in “Advances for the purchase of broadcasting rights”

The main operating assets allocated to the Italy sector include television and movie broadcasting rights assigned to the Integrated Television Operations segment, the library (films, dramas, mini-series, TV films and cartoons), long-running self-produced drama series, and entertainment, news and sport rights serving both the free-to-air and Mediaset Premium channels. In particular, sports broadcasting rights include the broadcasting rights for the Serie A league championship for Italy’s leading soccer clubs for the 2015-2018 seasons.

Other tangible and intangible assets mainly relate to:

•                  for the Integrated Television Operations segment, television and radio frequency user rights and related transmission equipment, equipment supporting television production centres, IT systems, and the upgrading of management offices and other properties and investments relating to development of the Mediaset Premium subscription-based pay-TV platform;

•                  for EI Towers, they include land, buildings and the equipment related to the broadcasting network.

NOTES ON MAIN ASSET ITEMS

7. NON CURRENT ASSETS

Below are tables showing the changes over the last two years in the original cost, accumulated amortisation and depreciation, write-downs and the net carrying amount of all the main non-current assets.

7.1. Property, plant and equipment

						Tangible
				Technical and		assets under
	Land and		Plant and	commercial	Other tangible	formation and
HISTORICAL COST	building	Towers	machinery	equipment	assets	advances	Total
Balance at 1/1/2015	267.0	160.9	923.3	114.8	139.5	21.0	1,626.2

Changes in the consolidation area	6.0	9.2	13.5	0.3	0.6	—	29.6
Additions	4.1	1.2	37.9	1.6	2.5	31.0	78.3
Other changes	(0.6)	1.8	8.2	0.6	(0.9)	(16.6)	(7.5)
Disposals	—	(0.2)	(12.3)	(1.1)	(4.1)	(0.6)	(18.3)
	—	—	—	—	—	—	—

Balance at 31/12/2015	276.5	172.8	970.5	116.2	137.6	34.8	1,708.4

Changes in the consolidation area	7.7	4.3	17.9	0.3	3.9	0.0	34.1
Additions	1.6	0.7	25.0	1.9	1.8	27.5	58.4
Other changes	(2.7)	0.7	17.8	0.9	1.2	(20.6)	(2.7)
Disposals	(1.1)	(0.4)	(7.1)	(0.4)	(2.8)	(2.4)	(14.2)
	—	—	—	—	—	—	—
Balance at 31/12/2016	282.0	178.2	1,024.1	118.9	141.6	39.2	1,784.1

						Tangible
				Technical and		assets under
AMORTISATION AND	Land and		Plant and	commercial	Other tangible	formation and
DEPRECIATION	building	Towers	machinery	equipment	assets	advances	Total
Balance at 1/1/2015	(138.2)	(85.2)	(734.9)	(87.9)	(124.5)	—	(1,170.7)

Changes in the consolidation area	(3.2)	(5.1)	(10.6)	(0.3)	(0.5)	—	(19.7)
Additions	1.3	0.1	3.4	0.6	2.8	—	8.2
Other changes	0.1	0.1	10.3	1.0	3.7	—	15.2
Disposals	(6.8)	(6.7)	(54.0)	(7.0)	(5.3)	—	(79.8)
Amortisation	—	(0.1)	—	—	—	—	(0.1)
Depreciation and write-downs	—	—	—	—	—	—	—

Balance at 31/12/2015	(146.8)	(96.9)	(785.7)	(93.6)	(123.8)	—	(1,247.0)

Changes in the consolidation area	(2.0)	(1.7)	(16.1)	(0.2)	(3.5)	—	(23.4)
Additions	1.0	—	(0.1)	(0.1)	0.1	—	1.0
Other changes	0.7	0.3	7.3	0.3	2.8	—	11.4
Disposals	(6.6)	(7.0)	(55.5)	(6.3)	(4.8)	—	(80.2)
Amortisation	—	(0.1)	(0.0)	—	—	—	(0.2)
Depreciation and write-downs

Balance at 31/12/2016	(153.6)	(105.5)	(850.1)	(99.8)	(129.1)	—	(1,338.1)

						Tangible
				Technical and		assets under
	Land and		Plant and	commercial	Other tangible	formation and
NET BOOK VALUE	building	Towers	machinery	equipment	assets	advances	Total
Balance at 1/1/2015	128.8	75.6	188.5	26.9	15.0	21.0	455.5

Changes in the consolidation area	2.8	4.1	2.9	—	0.1	—	9.9
Additions	4.1	1.2	37.9	1.6	2.5	31.0	78.3
Other changes	0.7	1.9	11.6	1.2	1.9	(16.6)	0.7
Disposals	0.1	(0.1)	(2.0)	(0.1)	(0.4)	(0.6)	(3.1)
Amortisation	(6.8)	(6.7)	(54.0)	(7.0)	(5.3)	—	(79.8)
Depreciation and write-downs	—	(0.1)	—	—	—	—	(0.1)

Saldo iniziale 1/1/2012	129.7	75.8	184.9	22.6	13.8	34.8	461.4

Changes in the consolidation area	5.7	2.6	1.8	0.1	0.4	0.0	10.7
Additions	1.6	0.7	25.0	1.9	1.8	27.5	58.4
Other changes	(1.7)	0.7	17.8	0.8	1.4	(20.6)	(1.6)
Disposals	(0.4)	(0.0)	0.1	(0.0)	(0.0)	(2.4)	(2.8)
Amortisation	(6.6)	(7.0)	(55.5)	(6.3)	(4.8)	—	(80.2)
Depreciation and write-downs	—	(0.1)	(0.0)	—	—	—	(0.2)

Balance at 31/12/2016	128.4	72.7	174.0	19.1	12.5	39.2	445.7

The increases for the period in the item property, plant and equipment amounting to EUR 69.1 million, included EUR 10.7 million for business combinations, EUR 30.9 million relating to purchases for the year and EUR 27.6 million to prepayments classified as intangible assets in progress and advances.

The main categories of increase, inclusive of the capitalisation of advances, can be summarised as follows:

•                  EUR 7.3 million in the item Land and buildings, mainly as a result of the change in the scope of consolidation following the acquisition of radio broadcasting assets (EUR 1.6 million) through investments made during the year;

•                  EUR 44.6 million in the item Plant and machinery, relating to EUR 5.9 million of investments made by EI Towers and its subsidiaries for the construction of transmission sites and equipment, of which EUR 4.2 million for the new national multiplex for the Cairo Communication Group and EUR 10.1 million for acquisitions of WiFI CAMs. Another EUR 3.9 million referred to the digitalisation and conversion to high definition of the Rome news area, and EUR 2.8 million related to work for the transfer of operations and the creation of a news area in Cologno Monzese following the closure of the Milan 2 Production Centre. Increases relating to the reclassification of the item Advances total EUR 17.8 million refer to the capitalisation of assets under formation and advances during the year;

•                  The increases in the item Tangible assets in progress and advances, amounting to EUR 27.5 million, of which EUR 6.8 million for the Mediaset España Group, were mainly attributable to the investments in progress on sites and equipment at the completion stage, and the conversion of infrastructure to high definition. Of this amount, EUR 0.5 million related to the construction of the network for the Cairo Communication Group and EUR 1.3 million to the development of the network for the Internet of Things connectivity services.

7.2 Television and movie broadcasting rights

	HISTORICAL COST	AMORTISATION	DEPRECIATION	NET BOOK VALUE
Balance at 1/1/2015	9,892.2	(7,032.3)	(278.5)	2,581.4
Changes in the consolidation area	—	—	—	—
Additions	557.2	—	—	557.2
from Intangible assets under formation and advances	65.9	—	—	65.9
Other changes	(1,161.4)	951.7	208.5	(1.1)
Disposals	(138.8)	138.5	—	(0.3)
Amortisation	—	(995.1)	—	(995.1)
(Write-offs)/Write-ups	—	—	(2.1)	(2.1)

Balance at 31/12/2015	9,215.1	(6,937.2)	(72.1)	2,205.9
Changes in the consolidation area	—	—	—	—
Additions	549.2	—	—	549.2
from Intangible assets under formation and advances	94.8	—	—	94.8
Other changes	(324.0)	328.4	(3.4)	1.0
Disposals	(119.3)	118.4	—	(0.8)
Amortisation	—	(1,084.5)	—	(1,084.5)
(Write-offs)/Write-ups	—	—	(135.8)	(135.8)

Balance at 31/12/2016	9,415.9	(7,574.9)	(211.2)	1,629.7

The increases for 2016 totalled EUR 644.0 million (EUR 623.2 million during the year 2015) and consisted of purchases for the year of EUR 549.2 million (EUR 557.2 million as at 31 December 2015), and capitalisations of advances paid to suppliers (recognised under the item assets in progress and advances as at 31 December 2015) of EUR 94.8 million (EUR 65.9 million as at 31 December 2015).

Write-downs recognised in the year of EUR 135.8 million include EUR 133.0 million of impairment losses recognised following impairment tests conducted on 31 December 2016 on multi-year sports broadcasting rights contracts, as reported in Note 7.4.

Other changes includes rights expired under contracts and contract cancellations.

Purchases for the year included the acquisition, for EUR 34.1 million, of broadcasting rights that will commence after 31 December. At 31 December 2016, broadcasting rights that had yet to commence totalled approximately EUR 624.9 million (EUR 1,023.5 million at 31 December 2015) and mainly consisted of digital terrestrial pay television rights to broadcast the matches of major Serie A and Serie B football clubs for the 2017-2018 seasons.

7.3 Goodwill

Total

Balance at 1/1/2015	920.2
Additions from business combinations	55.0

Balance at 31/12/2015 (as for 2015 Annual Report)	975.2
Final PPA 2015	(36.7)

Final balance at 31/12/2015 (restated)	938.5
Additions from business combinations	26.2

Final balance at 31/12/2016	964.7

As per IFRS 3, after the end of the purchase price allocation process relating to the companies acquired last year (as described in the section Business Combinations), goodwill decreased by EUR 36.6 million as a result of the allocation to customer relations and the associated deferred tax liabilities.

The increase in goodwill in 2016 of EUR 26.2 million is attributable to the acquisitions pertaining to EI Towers Group for EUR 24.2 million and for EUR 2.0 million to the goodwill recognised as a result of the acquisition of the RB1 Holding Group (subsequently renamed RadioMediaset S.p.A.), which controls the stations Radio 105 and Virgin Radio. This amount represents the residual value of goodwill after the definitive purchase price allocation to the Radio 105 brand and the radio transmission frequencies as described in the section Business combinations.

With reference to acquisitions by the EI Towers Group, which generated EUR 19.7 million in provisional goodwill in 2016, the purchase price paid will be analysed specifically within twelve months from the acquisition date, as required by IFRS 3, to measure the fair value of the net assets acquired and liabilities assumed. If at the end of the evaluation period, any tangible and intangible assets with a finite useful life are identified, an adjustment will be made to the provisional amounts recognised at the acquisition date, with retrospective effect as of the acquisition date.

At 31 December 2016 goodwill was subject to the impairment testing required at least annually by IAS 36, as reported in note 7.4 Assessment of recoverability of goodwill and other assets.

7.4 Assessment of recoverability of goodwill and other intangible assets (Impairment testing)

At 31 December 2016, impairment tests were conducted as required by IAS 36 on goodwill and intangible assets with indefinite useful lives or not yet available for use and the other amortised multi-year assets for which at the measurement date indicators and evidence of impairment had been found.

Impairment testing was conducted on the cash-generating units to which goodwill and the other multi-year assets are allocated, assuming the greater of the market value, where available or determinable, and the value in use taken from long-term business plans approved by the respective Boards of Directors, as the recoverable amount.

The CGUs are identified taking into account how goodwill is monitored for internal purposes. In keeping with the Group’s organisational and business structure, the CGUs coincide with the operating segments reported in accordance with IFRS 8 (Mediaset España, EI Towers), or with the business lines (Free to Air TV and Pay TV and, since 2016, the Radio segment) included in the integrated TV segment, where the recoverable amount of assets or groups of asset can be directly correlated with and measured from cash flows that are specific and separable from others within the segment.

In particular, tests performed at 31 December 2016 confirmed the recoverability of the carrying amount of goodwill pertaining to the CGUs Mediaset España and EI Towers (based on the respective values of their market capitalization at the measurement date) and those related to the Free-to-air TV CGU on the basis of the value-in-use shown in approved multi-year plans.

The recoverability was also assessed of intangible assets and contracts related to major long-term broadcasting content (sports broadcasting rights, movie-series rights) pertaining to the Pay TV CGU that at the reporting date showed signs of impairment. The assessments of these rights, carried out also with the support of independent experts, resulted in the recognition of value adjustments and provisions totalling EUR 256.7 million.

The table below shows amounts of goodwill and their allocation to the various cash-generating units (for 2016 prior to the impairment tests). Changes in the item over the last two years are reported in Note 7.3.

CGU	31/12/2016	31/12/2015

Mediaset España	651.3	651.3
EI Towers	168.7	144.4
Italian free-to-air TV	142.8	142.8
Radio	2.0

Total	964.7	938.4

Of the EUR 651.3 million in goodwill allocated to the Mediaset España CGU, EUR 363.2 million was generated by the acquisition of control of the company by Mediaset in 2003; the remaining EUR 288.1 million was generated by business combinations later completed by the Spanish company. The recoverable amount of the goodwill allocated to the Mediaset España CGU was confirmed at the reporting date. The fair value was assumed to be Mediaset España’s market capitalization, measured on the basis of the share price at 31 December 2016.

Of the EUR 168.7 million in goodwill allocated to the El Towers CGU, EUR 119.0 million was generated by the acquisition of control by the Mediaset Group of DMT S.p.A. in 2012; the remaining EUR 49.7 million was generated by acquisitions later made by the EI Towers Group. The recoverable amount of the goodwill allocated to the EI Towers CGU was confirmed at the reporting date, on the basis of its fair value, considered to be the market capitalization of the share, measured on the basis of the share price at 31 December 2016.

The goodwill and other intangible assets pertaining to the Italy Free TV CGU, mainly consisting of the remaining carrying amount at 31 December 2016 of television and movie broadcasting rights, were impaired on the basis of value in use estimates obtained by discounting the cash flows forecast in the 2017-2021 business plans approved by the Board of Directors of Mediaset S.p.A.

The forecasts contained in the plans represent management’s best estimate, also taking into account information available from the main external sources consisting of performance of the shares on the stock exchange and forecasts of developments in the Group’s markets from the main specialist observers. Mediaset’s market capitalization at the reporting date was well above the Group’s share of shareholders’ equity as reported in the last approved interim consolidated financial statements.

The rate used to discount future cash flows for this CGU was set at 6.3% (31% in 2015). The rate was estimated by calculating the weighted average cost of capital, after tax, based on the prospective financial structure determined on an aggregate basis for these operations, taking into account the current market valuation of the cost of money for the plan period considered, and assuming a risk-free rate equal to the average annual return on ten-year Italian government bonds, with a long-term equity risk premium of 5.5%. In keeping with previous years, the calculation of the cost of equity also included an additional prudential component amounting to 2% to reflect difficulties in forecasting, also resulting from the historical comparison between actual and estimated cash flows.

The growth rate used to extrapolate cash flows beyond the planning horizon was assumed to be 1.5%, in line with the objective of long-term stabilisation of the minimum level of inflation in the Eurozone being pursued by the European Central Bank. Analyses were also conducted for their sensitivity to changes in the financial variables used to measure value in use, assuming a discount rate of 20% above or below the base rate used and a perpetual growth rate ranging between 0% and 2%, and varying the main operating assumptions of the plans concerning the growth rate of core revenues.

The main operating assumptions used to produce the long-term forecasts related to the expected performance of advertising revenues, which are growth assumptions set out in the approved five-year plan, also in view of the various scenarios provided by the main external forecasts available at the measurement date and the prospects of economic recovery expected within the planning horizon.

Based on the sensitivity analysis of value in use conducted with respect to the discount rate, the recoverable amount of the Free-to-Air CGU was found to be the same as its carrying amount, at a discount rate of 15.26%. Sensitivity analyses were also conducted on the performance of advertising revenues which confirmed recoverable amounts higher than their carrying amounts.

Goodwill relating to the Radio CGU represents the residual value determined at the end of the definitive purchase price allocation process for the acquisition of the companies of the former Finelco Group now attributable to RadioMediaset, conducted in 2016. As part of this process, on the basis of appraisals performed by independent experts, the current values of the other intangible assets pertaining to the Radio Studio 105 brand and the radio broadcast frequencies were also measured.

With regard to the impairment testing of the Pay TV CGU, in view of i) new “opportunistic” strategic scenarios by the Group with respect to the renewal in the coming months of major sports broadcasting rights (Serie A and UEFA Champions League) and ii) the prospects of refocusing the Pay TV business, as outlined by management in the 2017-2020 Group business plan guidelines announced on 18 January 2017, it was considered more appropriate to determine the recoverable value by using fair value rather than by estimating value in use.

In light of the above, the recoverable value of the CGU was calculated by estimating its fair value net of disposal costs, quantifying (in accordance with the measurement methods set out in IFRS 13 - Fair Value Measurement) the price the could be obtained from the sale of the various broadcasting content that belongs to the CGU, mainly comprising the exclusive television broadcasting rights for the Pay TV digital terrestrial broadcast of the Serie A League Championship until the end of the 2017/2018 season and the Pay TV and Svod Cinema and Series rights principally including the exclusive multi-year framework agreements for the different broadcasting platforms with the majors Warner Bros and Universal. The rights to the UEFA Champions League competition were also assessed as they contribute to the results of that CGU. The Group has exclusive rights to exploit these rights on all broadcasting platforms until the end of the 2017/2018 season.

For the purposes of determining the fair value, for each of the types of rights the following was identified: the relevant prices offered by independent market participants in transactions for identical or comparable assets, based on observable market inputs (market approach), applying correction factors to reflect any other type of use and relevant market factors for the market participants at the measurement date. In view of the non-financial nature of the assets assessed and the specificity of the markets in which they are traded, reference was made in the context of the levels included in the IFRS 13 hierarchy to category 2 inputs (observable inputs other than listed prices), plus category 3 inputs (internally processed data and company estimates and data inferred from external sources), as outlined below.

To determine the fair value of the television broadcasting rights to the Serie A League Championship, reference was first of all made to level 2 inputs, assuming the average price per season offered by the main market participant for the same rights during the last award procedure in 2014; this value was then adjusted to reflect current conditions considering a set-up period required for a market participant to make best use of the rights, estimated on the basis of internally available analyses and data, and to reflect the changing market conditions between the date of the last award procedure and the measurement date of these financial statements, referring to forecasted data inferred from external studies (level 3 input). Given the nature of the corrective factors applied to the market observable inputs the fair value measurement for this assets qualify as level 3 inputs with reference to the IFRS 13 fair value hierarchy

To calculate the fair value of movie and series rights, reference was made mainly to recent prices in transactions with independent third parties for the same or comparable types of products as those under measurement, plus specific industry indicators, attesting to the high quality of the Major titles being measured, and the main observable trends in the market for the sale of such products. The fair value measurement for this assets qualify as level 2 inputs with reference to the IFRS 13 fair value hierarchy.

To determine the fair value of broadcasting rights to the UEFA Champions League, reference was first of all made to external price studies and research by a leading market provider on the award procedure for the previous three-year period. The price was then adjusted to reflect current conditions, with reference made to data inferred from external studies and sources and internally available data. Given the nature of the corrective factors applied to the market observable inputs the fair value measurement for this assets qualify as level 3 inputs with reference to the IFRS 13 fair value hierarchy.

Based on the findings of these assessments, write-downs of EUR 133.0 million were made to the assets comprising the Serie A rights and the other complementary rights, while the carrying amounts of the Cinema and Series rights were confirmed. Provisions of EUR 123.6 million were also made to reflect the costs ascertained pursuant to IAS 37 Provisions, Contingent Liabilities and Contingent Assets for UEFA Champions League rights.

The compliance of the methodology and application process used in the recoverability assessment of the assets pertaining to the Pay tv CGU has been supported by an opinion of an independent expert.

7.5 Other Intangible Assets

					Intangible
	Patents and				assets in
	intellectual				progress	Other
	property			Customer	and	intangible
HISTORICAL COST	rights	Trademarks	Licences	relations	advances	assets	Total

Balance at 1/1/2015	261.3	295.8	457.2	139.0	123.9	92.0	1,369.1
Changes in the consolidation area	0.3	0.4	121.2	—	—	(0.1)	121.8
Additions	3.9	—	0.9	—	111.7	0.4	116.9
Other changes	2.3	0.0	—	—	(74.6)	—	(72.3)
Disposals	(7.4)	—	—	—	(0.0)	(0.0)	(7.4)
	—	—	—	—	—	—	—
Balance at 31/12/2015	260.4	296.2	579.3	139.0	161.0	92.4	1,528.3

PPA recognition on 2015 investments	—	—	—	51.0	—	—	51.0

	260.4	296.2	579.3	190.0	161.0	92.4	1,579.3
Changes in the consolidation area	2.9	43.3	90.1	13.5	—	5.6	155.5
Additions	5.7	0.0	0.5	10.3	99.2	—	115.7
Other changes	7.2	—	0.0	2.0	(107.9)	(7.7)	(106.5)
Disposals	(1.6)	—	—	—	(0.8)	(0.0)	(2.4)
	—	—	—	—	—	—	—
Balance at 31/12/2016	274.6	339.5	669.9	215.7	151.5	90.3	1,741.6

					Intangible
	Patents and				assets in
	intellectual				progress	Other
	property			Customer	and	intangible
AMORTISATION AND DEPRECIATION	rights	Trademarks	Licences	relations	advances	assets	Total
Balance at 1/1/2015	(237.5)	(167.0)	(164.4)	(31.0)	(28.6)	(84.5)	(713.0)
Changes in the consolidation area	(0.3)	—	(73.5)	—	—	—	(73.8)
Other changes	—	(0.0)	(0.0)	—	0.2	0.0	0.2
Disposals	7.2	—	—	—	—	—	7.2
Amortisation	(10.1)	(8.2)	(12.5)	(6.2)	—	(6.9)	(43.8)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.1)	—	(0.1)
	—	—	—	—	—	—	—
Balance at 31/12/2015	(240.8)	(175.1)	(250.4)	(37.1)	(28.5)	(91.4)	(823.3)

PPA recognition on 2015 investments	—	—	—	(0.7)	—	—	(0.7)

	(240.8)	(175.1)	(250.4)	(37.8)	(28.5)	(91.4)	(824.0)
Changes in the consolidation area	(2.9)	(0.3)	(21.6)	—	—	(5.4)	(30.2)
Other changes	0.0	0.0	—	—	0.1	7.5	7.7
Disposals	1.6	—	—	—	—	0.0	1.7
Amortisation	(10.9)	(9.0)	(15.9)	(9.7)	—	(0.5)	(45.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.1)	—	(0.1)
	—	—	—	—	—	—	—
Balance at 31/12/2016	(252.8)	(184.4)	(287.9)	(48.2)	(28.5)	(89.7)	(891.5)

					Intangible
	Patents and				assets in
	intellectual				progress	Other
	property			Customer	and	intangible
NET BOOK VALUE	rights	Trademarks	Licences	relations	advances	assets	Total
Balance at 1/1/2015	23.8	128.8	292.8	107.8	95.3	7.5	656.1
Changes in the consolidation area	0.0	0.4	47.7	—	—	(0.1)	48.0
Additions	3.9	—	0.9	—	111.7	0.4	116.9
Other changes	2.3	0.0	(0.0)	—	(74.4)	0.0	(72.0)
Disposals	(0.2)	—	—	—	(0.0)	(0.0)	(0.2)
Amortisation	(10.1)	(8.2)	(12.5)	(6.2)	—	(6.9)	(43.8)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.1)	—	(0.1)

Balance at 31/12/2015	19.7	121.0	328.9	101.7	132.6	1.0	705.0

PPA recognition on 2015 investments	—	—	—	50.3	—	—	50.3

	19.7	121.0	328.9	152.0	132.6	1.0	755.3
Changes in the consolidation area	0.1	43.2	68.5	13.5	—	0.2	125.4
Additions	5.7	0.0	0.5	10.3	99.2	—	115.7
Other changes	7.2	0.0	0.0	2.0	(107.8)	(0.2)	(98.8)
Disposals	(0.0)	—	—	—	(0.8)	(0.0)	(0.8)
Amortisation	(10.9)	(9.0)	(15.9)	(9.7)	—	(0.5)	(45.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.1)	—	(0.1)

Balance at 31/12/2016	21.8	155.1	382.0	168.1	123.1	0.5	850.7

The increases in Patents and intellectual property rights totalling EUR 13.0 million, of which EUR 7.2 million recognised the previous year under Intangible assets in progress and advances, mainly related to the purchase and upgrade of existing software.

Trademarks includes:

•                  the trademark of the Spanish broadcaster Cuatro, booked at a value of EUR 160.0 million, following the purchase price allocation process completed by Mediaset España Comunicación S.A. in 2011. The amortisation period has been estimated at 20 years;

•                  the trademark of the radio broadcaster Radio 105, booked at a value of EUR 43.1 million, following the purchase price allocation process following the acquisition of the radio broadcasting assets, as described in the section Business combinations. The amortisation period for this asset has been estimated at 25 years.

Licences include rights to use television frequencies held by the subsidiary Elettronica Industriale S.p.A. used in Italy for the operation of domestic networks using digital terrestrial technology, as well as the television broadcasting license of the Cuatro Multiplex, valued at EUR 85.2 million during the allocation of the purchase price paid by the subsidiary Mediaset España in 2010, in relation to the acquisition of Prisa Group’s television operations. The residual carrying amount of the frequency user rights held by Elettronica Industriale S.p.A. was confirmed in the impairment testing on the Free-to-Air TV Italy CGU, as reported in Note 7.4 above. The recoverability of the carrying amount of the television broadcasting licence for the Cuatro Spanish Multiplex was determined in the impairment testing on the Mediaset España CGU, as reported in Note 7.4 above.

The item also includes EUR 113.4 million for the rights to use the radio frequencies in relation to the radio stations of the Mediaset Group (Monradio S.r.l., Radio Studio 105 and Virgin Radio).

During the current financial year this item has increased EUR 68.5 million as a result of the acquisition of the radio assets pertaining to Radio 105 and Vigin Radio and the effect of the definitive purchase price allocation as commented in the section Business Combinations. As indicated in the section “Summary of the accounting standards and measurement criteria”, radio frequencies are amortised over 25 years.

The item customer relations refers to the intangible assets recognised in the financial statements at 31 December 2012 following the purchase price allocation process completed by EI Towers S.p.A.. A useful life of 20 years has been estimated for these assets on the basis of technical considerations relating to the outlook for developments in radio, television and telephone signal transmission systems.

During the year this item increased by EUR 76.1 million, including EUR 50.3 million following the definitive allocation of the goodwill resulting from the purchase price allocation for the acquisition of the company Società Assistenza Ripetitori Televisivi S.r.l., EUR 13.5 million in relation to the companies acquired during the year by EI Towers S.p.A. and EUR 10.3 million of investments during the year.

Intangible assets in progress and advances refer mainly to advance payments made to suppliers for the acquisition of broadcasting rights, for dubbing services and for options on programme production and to the launch of production. Increases for the period mainly included advances paid to broadcasting rights owners and advances paid in relation to the production of long-running TV drama series totalling EUR 94.2 million. Decreases were largely due to production completions and the formalization of contracts under negotiation at 31 December 2016, resulting in the restatement of EUR 94.8 million under television broadcasting rights.

7.6 Equity Investments in Associates and Joint Ventures

The following is a breakdown of equity investments, showing the ownership interest held and the carrying amounts of the investments valued at the equity method for the two years compared.

	31/12/2016		31/12/2015
		Book Value		Book Value
	Stake %	(EUR million)	Stake %	(EUR million)
Associated companies

Blasteem S.r.l.	40.0%	1.2	28.0%	0.7
Furia de Titanes A.I.E.	34.0%	—	34.0%	—
La Fabrica De La Tele SL	30.0%	2.2	30.0%	2.8
MegaMedia Televisión SL	30.0%	0.4	30.0%	0.3
Pegaso Television INC	43.7%	1.5	43.7%	1.7
Producciones Mandarina S.L.	30.0%	2.4	30.0%	2.4
RB1 S.p.A.	—	—	69.0%	21.0
Società Funivie Maddalena S.p.A.	31.0%	0.7	—	—
Supersport Media SL.	30.0%	0.9	30.0%	0.8
Titanus Elios S.p.A.	30.0%	2.0	30.0%	2.0
Other	—	0.2	—	0.1
Total		11.5		31.8

Joint Ventures

Boing S.p.A.	51.0%	9.0	51.0%	6.7
Emissions Digital de Catalunya SA	34.7%	8.8	40.0%	6.9
Fascino P.G.T. S.r.l.	50.0%	11.7	50.0%	10.4
Mediamond S.p.a.	50.0%	2.9	50.0%	2.8
Tivù S.r.l.	48.2%	3.4	48.2%	3.2

Total		35.8		30.0

Total Associated and Joint Ventures		47.3		61.8

For the item Equity Investments in associates and joint ventures, the main increases during the year consisted of:

•                  EUR 0.6 million relating to the capital increase subscribed by the subsidiary RTI S.p.A. in the company Blasteem S.r.l., increasing its interest from 28% to 40%;

•                  EUR 0.7 million relating to the acquisition by the subsidiary EI Towers of 31% of the share capital of Società Funivie Maddalena S.p.A.;

•                  the acquisition by the subsidiary Publiespaña S.A. of 50% of the share capital of AUNIA Publicidad Interecativa S.L.U.;

Compared to financial year 2015, the equity investment held by RTI S.p.A. in RB1 S.p.A. was reclassified in investments in subsidiaries because of the agreements to convert voting rights into ordinary shares representing 50% of the share capital of RB1, as discussed in the section Key information relating to the scope of consolidation.

The following table provides key income statement and balance sheet figures for associates and joint ventures.

		Shareholders’	Liabilities and
2016 FY	Assets	Equity	minorities	Revenues	Net Result
Aunia Publicidad Interactiva S.L.U.	0.7	—	0.7	1.5	—
Blasteem S.r.l.	1.8	0.8	11.8	—	0.4
Emission Digital de Catalunya S.A.	6.7	(5.1)	11.8	14.7	(6.5)
LaFabrica De La Tele SL	13.9	7.3	6.6	27.9	3.8
Megamedia Television SL	3.2	1.5	1.7	7.8	1.0
Pegaso Television INC (*) (**)	—	3.4	—	—	(0.4)
Producciones Mandarina S.L.	9.5	8.0	1.5	12.5	1.2
Supersport Television S.L.	6.0	3.0	3.0	15.7	1.5
Titanus Elios S.p.A.	23.1	6.6	16.5	4.6	0.8
Tivù S.r.l.	11.3	7.0	4.3	12.7	1.9

Total	76.2	32.5	57.9	97.4	3.7

		Shareholders’	Liabilities and
2015 FY	Assets	Equity	minorities	Revenues	Net Result
Emission Digital de Catalunya S.A.	7.4	(3.6)	11.0	14.9	(6.5)
LaFabrica De La Tele SL	15.1	9.2	5.9	27.7	3.8
Megamedia Television SL	1.9	0.9	1.0	5.2	0.7
Pegaso Television INC (*) (**)	—	3.8	—	—	(1.9)
Producciones Mandarina S.L.	9.0	8.1	0.9	14.4	1.8
RBI S.p.A. (**)	126.1	44.2	81.9	89.6	(1.7)
Supersport Television S.L.	5.7	2.7	3.0	19.0	1.7
Titanus Elios S.p.A.	25.7	6.7	19.0	4.4	1.0
Tivù S.r.l.	10.0	6.6	3.4	10.5	1.8

Total	200.9	78.6	126.1	185.7	0.7

(*) Figures converted to euros, based on financial statement figures denominated in USD.

(**) Consolidated data

7.7 Other Financial Assets

						Fair Value
	Balance at	Changes in the				Adjustments /		Balance at
	31/12/2015	consolidation area	Increases	Decreases	Financial income	Impairment	Other changes	31/12/2016
Equity Investments	26.9	—	12.6	—	—	(7.1)	—	32.2
Financial receivable (due over 12 months)	17.0	0.1	0.1	(1.7)	0.1	—	(2.5)	13.2
Hedging derivatives	0.7	—	15.1	—	—	—	—	15.8
TOTAL	44.6	0.1	27.8	(1.7)	0.1	(7.1)	(2.5)	61.2

The increases in the item Investments in other companies amounting to EUR 12.6 million refer to investments made as part of the AD4Venture equity investment, as indicated in the section Key information relating to the scope of consolidation. The item fair value adjustments/impairments relates to the impairment write-downs by the Mediaset Group on the equity investments in Wimdu GMBH and the investment in Private Griffe.

The item Financial receivables includes receivables from associates of EUR 7.0 million and receivables granted by the Mediaset España Group to the company Pegaso Televisión Inc amounting to EUR 4.2 million. The item Other changes relate to the reclassification of the current amounts of the receivables due in one year from the associate Boing S.p.A.

The item Hedging derivatives refers to the non-current portion of the fair value of foreign exchange derivatives.

7.8 Deferred Tax Assets and Liabilities

	31/12/2016	31/12/2015
Deferred tax assets	518.3	409.4
Deferred tax liabilities	(117.5)	(83.0)
Net position	400.9	326.4

The deferred tax assets and liabilities shown above are calculated on the basis of temporary differences between the amounts recognised in the financial statements and the corresponding amounts recognised for tax purposes.

Deferred tax assets and liabilities are measured on the basis of the current tax rates applicable at the time the differences are offset.

Tax assets and liabilities arising from actuarial valuations of defined benefit plans, movements in hedging reserves for future cash flows and the effects of consolidation adjustments recognised at equity are recognised directly through shareholders’ equity.

The following tables show the breakdown of changes in deferred tax assets and deferred tax liabilities for the two years.

			Through
	Balance at	Through Income	Shareholders’	Business		Balance at
DEFERRED TAX ASSETS	1/1	Statement	Equity	combinations	Other changes	31/12
2015	471.7	(73.2)	(5.3)	4.3	11.9	409.4
2016	409.4	26.7	(0.1)	1.2	81.0	518.3

			Through
DEFERRED TAX	Balance at	Through Income	Shareholders’	Business		Balance at
LIABILITIES	1/1	Statement	Equity	combinations	Other changes	31/12
2015	(73.2)	10.7	4.9	(24.7)	(0.7)	(83.0)
2016	(83.0)	6.0	(3.7)	(33.2)	(3.5)	(117.5)

Credits/(debits) through profit or loss relating to Deferred tax assets included EUR 92.6 million for the recognition of deferred tax assets generated during the year as a result of temporary differences between the carrying amounts and the corresponding values for tax purposes, and uses of EUR 65.8 million (of which EUR 25.2 million relating to the Mediaset España Group). During the year the tax effect relating to the write-downs and provisions made to adjust the value of the rights pertaining to major sports events was recognised in deferred tax assets for a total of EUR 61.6 million.

Deferred tax liabilities included EUR 1.8 million relating to provisions for deferred tax liabilities and EUR 7.8 million relating to uses for the year.

The item Tax charged to equity includes the changes in deferred tax assets and liabilities relating to the valuation reserve for cash flow hedging derivatives and reserves for actuarial gains and losses.

The item Business combinations related to the definitive purchase price allocation for the acquisition on 1 July from RTI of 100% of the capital of the company RB1 S.p.A. and its subsidiaries and the acquisitions by the EI Towers Group as reported in note 5 Business combinations.

With regard to deferred tax assets, the item Other changes includes EUR 78.3 million for tax losses transferred in 2016 by companies scoped in for Italian tax consolidation purposes, as those companies did not generate any taxable income during the year. The remainder mainly relates to the conversion into tax receivables of the deferred tax assets generated from the impairment write-downs of intangible assets, as provided for by Article 2, paragraph 57 of Italian Law Decree no. 225/2010.

The tables below provide details of the temporary differences giving rise to deferred tax assets and liabilities for the last 2 years.

	Temporary	Tax effect	Temporary	Tax effect
	gap	31/12/2016	gap	31/12/2015
Deferred tax assets related to:
Property, plant and equipment	3.6	0.9	2.8	0.7
Non current intangible assets	96.8	26.8	134.4	32.7
Television and movie rights	341.5	82.8	237.9	51.3
Provision for receivables write-off	52.5	13.3	54.2	13.5
Provisions for risks and charges	202.2	50.9	95.5	15.5
Post-employment benefit plans	39.8	9.6	24.2	8.5
Provisions for equity investments write-off	217.0	54.3	283.5	70.9
Inventories	6.3	1.7	6.3	1.7
Hedging derivatives	1.3	0.3	4.9	1.3
Tax losses that can be brought forward	639.9	153.6	314.6	75.5
Other temporary differences	222.5	55.4	233.0	60.7
Consolidation adjustments	246.5	68.8	276.8	77.2
Total	2,069.8	518.3	1,668.3	409.4

The accounting treatment of deferred tax assets is based on the forecasts of expected taxable income for future years. As at 31 December 2016 the recoverability of the deferred tax assets relative to IRES tax losses carried forward for an unlimited period was evaluated on the basis of the future taxable income for the Group’s Italian companies scoped in for Italian tax consolidation purposes.

Deferred tax assets relating to the item Provisions for equity investment write-downs included an amount of EUR 54.3 million for the tax effect resulting from the write-down for impairment in previous years by Mediaset España of the investment held in Edam Acquisition Holding I Cooperatief U.A.

The item consolidation adjustments includes EUR 47.1 million of deferred tax assets (EUR 49.7 million at 31 December 2015) arising from the elimination of intercompany profits from the disposal of broadcasting rights, and EUR 21.7 million resulting from corporate restructuring (EUR 21.7 million at 31 December 2015).

	Temporary	Tax effect	Temporary	Tax effect
	gap	31/12/2016	gap	31/12/2015
Deferred tax liabilities related to:
Non current tangible assets	21.2	5.8	21.7	6.0
Non current intangible assets	349.2	95.9	244.4	66.8
Television and movie rights	—	—	0.4	0.1
Provision for receivables write-off	1.2	0.3	1.2	0.3
Post-employment benefit plans	29.5	7.2	28.4	7.0
Hedging derivatives	18.8	4.5	4.4	1.1
Other temporary differences	12.9	3.6	5.7	1.7
Consolidation adjustments	0.3	0.1	0.3	0.1
TOTAL	433.2	117.5	306.6	83.0

The most significant items in Intangible Assets include the tax effect attributable to the customer relations recognised under intangible assets, as a result of the purchase price allocation by the subsidiary EI Towers S.p.A., for an amount of EUR 55.4 million, and the tax effect relating to the definitive purchase price allocation for the acquisition of the Finleco Group for an amount of EUR 22.0 million, as mentioned in the section Business combinations.

8 CURRENT ASSETS

8.1 Inventories

The item at the reporting date breaks down as follows:

			31/12/2016 Net	31/12/2015 Net
	Gross	Write-downs	value	value
Raw and ancillary materials, consumables	6.3	(2.9)	3.4	3.1
Work in progress and semi-finished products	2.2	—	2.2	1.7
Finished goods and products	31.8	(4.4)	27.4	34.8
Totale	40.3	(7.3)	33.0	39.7

Raw materials, ancillary materials and consumables mainly include replacement parts for radio and television equipment. The write-down reported was for materials with slow turnover, which were written down to bring them into line with their estimated net realisable value .

Work in progress and semi-finished goods mainly include production sets and television productions in the making.

Finished goods and products mainly include:

•                  television productions mainly attributable to R.T.I. S.p.A. totalling EUR 18.0 million (EUR 16.5 million at 31 December 2015) and to the Mediaset España Group for a total of EUR 6.7 million;

•                  cam, smart card and set-top box/bundle stocks for Mediaset Premium totalling EUR 1.4 million (EUR 0.9 million at 31 December 2015);

•                  television broadcasting rights expiring within one year, for the residual amount until their expiry, totalling EUR 2.1 million (EUR 3.6 million at 31 December 2015);

•                  products to be used for “barter operations” conducted by Promoservice Italia S.r.l. totalling EUR 1.2 million (EUR 2.0 million at 31 December 2015);

•                  products for teleshopping operations totalling EUR 2.4 million (EUR 3.8 million at 31 December 2015).

8.2 Trade receivables

The item at the reporting date breaks down as follows:

	Balance at 31/12/2016
		Due
		Within	After	Balance at
	Total	1 year	1 year	31/12/2015
Receivables from customers	1,199.0	903.7	295.3	1,370.3
Receivables from related parties	59.0	59.0	—	36.8
Total	1,258.0	962.7	295.3	1,407.1

The item Receivables from customers includes receivables from Sky Italia S.r.l., amounting to EUR 336.9 million (EUR 544.6 million at 31 December 2015) relating to the sub-license for the D package of the tender award for the broadcasting rights to the Serie A League Championship for the 2015-2018 seasons.

The breakdown by type, risk class, concentration and maturity is reported in Note 14 below.

The breakdown of receivables from related parties is reported in Note 16 below (Related-Party Transactions).

8.3 Tax Credits, Other Receivables and Current Assets

8.3.1 Tax credits

This item, amounting to EUR 53.3 million (EUR 55.7 million at 31 December 2015) includes EUR 30.5 million relating to net credits due from the tax authorities to the Group’s Italian companies scoped in for Italian tax consolidation purposes (EUR 31.9 million at 31 December 2015).

In addition, this item included EUR 8.7 million (EUR 13.0 million at 31 December 2015) representing the net IRAP tax position for Group companies with respect to advances paid, and EUR 13.6 million (EUR 9.4 million at 31 December 2015) for the tax credits of the subsidiary Mediaset España S.A..

8.3.2 Other receivables and current assets

	31/12/2016	31/12/2015
Other receivables	166.8	175.9
Prepayments and accrued income	122.1	135.4
TOTAL	288.8	311.3

Other receivables mainly include:

•                  advances totalling EUR 49.6 million to suppliers, contractors and agents, paid to advertising professionals and suppliers, and to suppliers, artists and professionals involved in television productions (EUR 35.3 million at 31 December 2015);

•                  receivables totalling EUR 62.1 million due from factoring companies for the transfer of trade receivables without recourse, for which settlement by the factor had not occurred at the reporting date. During the year a total of EUR 503.5 million (EUR 465.1 million at 31 December 2015) of receivables were sold without recourse to factoring companies;

•                  the current portion, amounting to EUR 2.5 million, of the receivable from the associate Boing relating to the disposal of the business unit on 1 April 2013.

Accrued income and prepayments, of which EUR 6.6 million relating to the Mediaset España Group, mainly consist of costs attributable to future years relating to:

•                  EUR 56.7 million in prepayments on broadcasting rights for UEFA Champions League matches for the 2016/2017 season, acquired from Union des Associations Européennes de Football;

•                  EUR 2.4 million in H3G band costs due to the company 3Lettronica Industriale S.p.A.;

•                  EUR 31.4 million in costs connected with the DVB-T reconfiguration of third-party digital networks;

•                  EUR 3.0 million in smart card costs and vouchers.

8.4. Current financial assets

	31/12/2016	31/12/2015
Financial receivables (due within 12 months)	29.3	43.6
Securities	9.8	10.2
Financial assets for hedging derivatives (cash flow hedge)	9.9	11.6
Financial assets for derivatives with no hedging purpose	6.3	2.4
Total	55.2	67.8

Current financial receivables include EUR 19.0 million (EUR 21.7 million at 31 December 2015) of government subsidies for movie productions made by Medusa Film S.p.A. and Taodue, which had been approved but not paid at the reporting date and EUR 5.8 million related to current accounts managed by Mediaset S.p.A. on behalf of associates and joint ventures.

Securities and other current financial assets consist of bonds held by the subsidiary Mediaset Investments S.a.r.l. (EUR 10.2 million at 31 December 2015).

Financial assets for hedging derivatives refer almost exclusively to the current portion of the fair value of foreign exchange derivatives.

Financial assets for derivatives with no hedging purpose show the fair value of derivatives held for hedging purposes (but for which hedge accounting has not been opted), to hedge the risk of changes in the fair value of items recognised in the financial statements, in particular receivables and payables denominated in foreign currency.

8.5 Cash and Cash Equivalents

Below is a breakdown of the item:

	31/12/2016	31/12/2015
Bank and postal deposits	328.2	351.5
Cash in hand and cash equivalents	0.5	0.1
Total	328.8	351.6

Of this amount, EUR 94.0 million relates to the EI Towers Group and EUR 190.8 million to the Mediaset España Group. A more detailed breakdown of changes in cash and cash equivalents is reported in the consolidated cash flow statement.

NOTES ON MAIN SHAREHOLDERS’ EQUITY AND LIABILITY ITEMS

9 SHARE CAPITAL AND RESERVES

Main items composing the Shareholders’ Equity and relevant changes are:

9.1 Share Capital

At 31 December 2016 the share capital of the Mediaset Group, issued by the Parent, was fully subscribed and paid up. It is made up of 1,181,227,564 ordinary shares with a par value of EUR 0.52 each, for a total value of EUR 614.2 million. No changes occurred during the year.

9.2 Share Premium Reserve

At 31 December 2016, the share premium reserve amounted to EUR 275.2 million. No changes occurred during the year.

9.3 Treasury Shares

This item includes shares of Mediaset S.p.A. that were purchased pursuant to resolutions of ordinary shareholders’ meetings of 16 April 2003, 27 April 2004, 29 April 2005, 20 April 2006 and 19 April 2007, which provided authorisation to the Board of Directors for purchases of up to 118,122,756 shares (10% of share capital).

	2016		2015
	Number of shares	Book value	Number of shares	Book value
Balance at 1/1	44,825,500	416.7	44,825,500	416.7
Additions	—	—	—	—
Disposals	—	—	—	—
Balance at 31/12	44,825,500	416.7	44,825,500	416.7

No treasury shares were purchased or sold in 2016. At 31 December 2016, the carrying amount of the treasury shares was EUR 416.7 million, consisting of 1,895,500 shares earmarked to service approved stock option plans and 42,930,000 shares acquired on 13 September 2005 and 8 November 2005 under a share buyback programme approved by shareholders.

9.4 Other reserves

	31/12/2016	31/12/2015
Legal reserve	122.8	122.8
Equity investment evaluation reserve	(6.2)	0.1
Consolidation reserve	(79.1)	(79.1)
Reserves for minority transaction	466.2	466.2
Other reserves	324.3	324.2
TOTAL	828.0	834.3

The change during the year in the item Equity investment evaluation reserve includes components recognised directly in the equity of the investee within equity investments valued with the equity method.

9.5 Valuation reserves

	31/12/2016	31/12/2015
Cash flow hedge reserve	15.3	(0.1)
Stock option plans	2.8	4.7
Actuarial Gains/(Losses)	(28.1)	(23.9)
TOTAL	(10.0)	(19.3)

The table below shows the changes in these reserves over the year.

		Stock option
	Cash flow	and incentive	Actuarial	Total valuation
	hedge reserve	plans	Gains/(Losses)	reserves
Balance at 31/12/2015	(0.1)	4.7	(23.9)	(19.3)
Increase/(decrease)	(0.7)	2.1	(5.6)	(4.3)
Through Profit and Loss account	2.4	—	—	2.4
Opening balance adjustment of the hedged item	(0.4)	—	—	(0.4)
Fair value adjustments	19.2	—	—	19.2
Deferred tax effects	(5.0)	—	1.3	(3.7)
Other changes	—	(4.0)	—	(4.0)

Balance at 31/12/2016	15.3	2.8	(28.1)	(10.0)

The valuation reserve for financial assets for cash flow hedging purpose is connected with valuations of derivative instruments designated as hedges against the foreign exchange risk associated with the acquisition of television and movie broadcasting rights in foreign currencies, or as hedges against the interest rate risk associated with medium and long-term financial liabilities.

The Reserve for stock option plans at 31 December 2016, consisted of the contra-entries for costs accrued, measured in accordance with IFRS 2, related to the three-year Stock Option Plans and the medium-long term incentive Plans assigned by Mediaset S.p.A. The change for the year included EUR 2.1 million for the cost accrued in relation to the incentive plans issued by the Mediaset Group in 2015 and 2016 and to the reclassification to Retained earnings for the portion of the reserve associated with plans for which the exercise period has expired.

The reserve for actuarial gains and losses consists of components arising from the actuarial valuation of defined benefit plans, recognised directly through shareholders’ equity.

The change in the valuation reserve for financial assets for cash flow hedging purpose and the Valuation reserve for actuarial gains and losses, before tax, is shown in the Statement of Comprehensive Income.

9.6 Retained earnings

The change compared to 31 December 2015 was primarily due to the distribution of dividends by Mediaset S.p.A., the reclassification of the amount of the reserve related to stock option plans whose vesting period had ended, and the change in the percentage investment held in Mediaset España and EI Towers following the buyback of own shares.

10 NON CURRENT LIABILITIES

10.1 Post-employment Benefits

Employee leaving indemnities due to eligible workers under Italian legislation qualify as post-employment benefits for the purposes of IAS 19 and must therefore be recognised in the financial statements on the basis of actuarial valuations.

The valuations of the Group’s obligations to its employees were carried out by an independent actuary, according to the following steps:

•                  projected estimate of the cost of employee leaving indemnities already accrued at the valuation date up to the future point in time when employment contracts will terminate, or the when the accrued amounts may be paid in part as advances on the entitlement;

•                  discounting, at the valuation date, of the expected cash flows the Group will pay to its employees in the future;

•                  re-proportioning of the allocation of the discounted benefits on the basis of employee length of service at the valuation date compared to the length of service expected at the hypothetical date of payment by the Group.

The actuarial valuation of employee leaving indemnities in accordance with IAS 19 was conducted specifically for the closed population of current employees, i.e. specific calculations were made for each Mediaset Group employee, without taking into account any future hires .

The actuarial valuation model is founded on “technical bases” consisting of demographic, economic and financial assumptions relating to the valuation parameters used.

The assumptions are summarised below:

Demographic assumptions

Death probability	ISTAT survival table, divided by age and gender, 2015

Probability of leaving the Group

Retirement, resignation, termination and contract expiration percentages were taken from the observation of the company’s historical data. The employee attrition probabilities used were broken down by age, sex and contractual job title (office workers, managers and executives/journalists). For staff on temporary contracts, the development time horizon was taken to the expiration date set in the contract, and it was assumed that there were no departures before the expiration date. The actuarial valuations took account of start dates for pension benefits specified by Decree Law 201 of 6 December 2011 “Urgent Provisions for the Growth, Fairness and Consolidation of the State Budget,” (converted with amendments by Law 214 of 22 December 2011) and the regulations governing adjustment of requirements to access the pension system for increases in life expectancy pursuant to Article 12 of Decree Law 78 of 31 May 2010 converted, with amendments, by Law 122 of 30 July 2012.

TFR advance	Frequencies of advances and average percentage of TFR requested in advance have been taken from the observation of historical data for each company of the Group

Supplementary retirement schemes

Those who fully transfer their TFR to supplementary pensions release the company from TFR obligations, and thus, are not the subject of valuation. On the other hand, for other employees, valuations were done taking into account the decisions actually made by employees updated to 31 December 2016.

Economic-financial assumptions

Inflation rate

Inflation trends were taken from the document “Update of 2016 Economic and Financial Document” with the rate set to the planned inflation rate of 1,2% for 2016 and 1.5% for the next years as a weighted planned inflaction scenario.

Discount rates

Pursuant to IAS 19, the discount rate used was determined in relation to market returns on prime corporate bonds on the valuation date. In this regard, the “Composite” interest rate curve was used for securities issued by corporate issues with an AA rating in the “Investment Grade” category in the eurozone as of 31 December 2016 (source: Bloomberg).

Changes in provisions for employee leaving benefits are summarised in the following table:

	2016	2015

Balance at 1/1	89.1	96.9
Service Cost	0.3	0.1
Actuarial (gains)/losses	6.0	(2.0)
Interest Cost	—	0.1
Indemnities paid	(7.6)	(6.6)
Business Combination	4.0	0.5
Other changes	—	—
Balance at 31/12	91.8	89.1

The table below shows the amount of the liability in response to changes in the main demographic and economic and financial assumptions relating to the parameters involved in the calculation.

Economic and financial assumptions		DBO	Service cost
	+50 b.p.	88.1	0.4
Discount rate curve
	-50 b.p.	95.6	0.4
	+50 b.p.	94.3	0.5
Inflation rate
	-50 b.p.	89.6	0.4

Demographic/Actuarial assumptions		DBO	Service cost
	+50 b.p.	92.0	0.4
Wage increases
	-50 b.p.	91.8	0.4
	+50%	91.3	0.4
Probability of termination of the employment relationship
	-50%	92.8	0.5
	+50%	91.9	0.4
Change in TFR accrued
	-50%	91.9	0.4

10.2 Financial liabilities and payables

	31/12/2016	31/12/2015

Due to banks	395.7	198.0
Corporate bond	600.3	895.7
Due to other financial institutions	1.4	8.6
Financial liabilities on hedging derivatives (non current stake)	0.6	5.7
Other financial liabilities	6.2	0.2

TOTAL	1,004.1	1,108.1

Due to banks refers to the portion of committed credit facilities (term loan) maturing beyond 12 months attributable to Mediaset S.p.A.. These payables are recognised in the financial statements using the amortised cost method.

The change in the year of EUR 197.7 million can be summarised as follows:

•                  new committed credit facility agreed with Intesa Sanpaolo S.p.A. on 30 June 2016 for a nominal total of EUR 150 million;

•                  new committed credit facility agreed with UniCredit S.p.A. on 29 September 2016 for a nominal total of EUR 200 million, of which EUR 50 million was drawn down at the reporting date;

•                  new committed credit facility agreed with Mediobanca on 18 November 2016 for a nominal total of EUR 100 million;

•                  new committed credit facility agreed with BNL S.p.A. on 2 December 2016 for a nominal total of EUR 100 million;

•                  early pay-off a credit facility for a total nominal amount of EUR 200 million.

Existing loans and credit facilities are subject to financial covenants on a consolidated basis as summarised below:

financing counterpart	covenant	checking period
Intesa - S.Paolo	Net Financial Position/EBITDA less than 2	6 months
Net Financial Position/EBITDA less than 2
Unicredit		6 months
Net Financial Position/Equity less than 2
Net Financial Position/EBITDA less than 2
Mediobanca		6 months
EBITDA/Net Financial Charges equal or more than 10
Net Financial Position/EBITDA less than 2
BNL		6 months
Net Financial Position/Equity less than 2

Any breach of financial covenants, both for the loans and credit facilities, will require Mediaset S.p.A. to repay all amounts drawn.

At 31 December 2016, approximately 63.9% of all approved credit facilities were committed facilities.

The following table shows the effective interest rates and financial charges expensed in the income statement for loans recognised using the amortised cost method and the fair value calculated on the basis of year-end markets rates.

		Financial
	IRR	Charges	Fair Value

Intesa - S.Paolo	0.83%	0.6	154.1

Unicredit	0.99%	0.1	52.0

Mediobanca	1.38%	0.1	105.7

BNL	0.39%	0.0	100.1

Corporate bonds refer to non-current amounts of bonds issued by Mediaset S.p.A. and the subsidiary EI Towers S.p.A.. Both bond issues are recognised using the amortised cost method based on an internal rate of return.

The following table shows the key details of corporate bonds issued by the Mediaset Group.

		Notional
Issuer	Issuing date	Value	Duration	Notional rate	IRR	amortized cost

Mediaset S.p.A.	1st February 2010	300.0	7 years	5.0%	5.23%	313.6

Mediaset S.p.A.	24th October 2013	375.0	5 years	5.125%	5.42%	390.9

EI Towers S.p.A.	26th April 2013	230.0	5 years	3.875%	4.34%	234.7

Payables due to other financial institutions mainly refer to loans received to finance co-production and movie distribution activities totalling EUR 1.0 million (EUR 1.0 million at 31 December 2015), leasing payables of EUR 0.4 million

Other financial liabilities contains EUR 6.2 million in financial payables of the subsidiary Mediaset España.

Financial liabilities on hedging derivatives refer to the non-current portion of the fair value of derivatives hedging the interest rate risk of medium/long-term financial payables.

10.3 Provisions for risks and charges and contingent liabilities

The following is a breakdown of the provisions and their changes:

	31/12/2016	31/12/2015

Balance at 1/1	116.9	128.8
Provisions made during the period	202.5	64.6
Provisions used during the period	(69.0)	(77.6)
Financial charges	0.2	0.3
Other changes/Business combinations	0.1	0.7
Balance at 31/12	250.7	116.9
Of which:
current	154.3	57.1
non current	96.4	59.8
Total	250.7	116.9

Risk provisions at 31 December 2016 mainly related to legal proceedings for EUR 22.5 million (EUR 35.8 million at 31 December 2015), disputes with personnel for EUR 7.7 million (EUR 3.1 million at 31 December 2015), contractual risks for 86.0 million (EUR 65.7 million at 31 December 2015) of which EUR 35.7 million for the underemployment of artists with respect to contractual agreements (EUR 21.4 million at 31 December 2015).

The changes in the year include provisions of EUR 123.6 million allocated in relation to the costs involved in some multi-year contracts relating to the televising of sporting events, as reported in Note 7.4.

Below is an update at 31 December 2016 of the main lawsuits pending and contingent liabilities associated with them, which were also reported in the financial statements of previous years and the interim statements for the year.

By order no. 25462 of 13 May 2015, the Italian Antitrust Authority (AGCM) approved the commencement of the Proceedings against Lega Nazionale Professionisti Serie A, Infront Italy S.r.l., Sky Italia S.r.l., RTI - Reti Televisive Italiane S.p.A. and Mediaset Premium S.p.A. for alleged violation of Article 101, paragraph 1, of the Treaty on the Functioning of the European Union (TFEU). On 14 April 2016, the AGCM ordered RTI and Average Premiums to pay a fine of EUR 51.4 million. In a judgement of 23 December 2016 Lazio Regional Administrative Court found in favour of the appeal of the companies and cancelled the fine. The AGCM has appealed the judgement before the Council of State.

On 17 June 2015 Mediaset became aware of the investigation by the Public Prosecutor of Rome, with the company Videotime S.p.A. as the injured party, against the service provider companies ascribable to Mr. Biancifiori. Mediaset has reacted quickly, assuring investigators that it will cooperate, and has also implemented all the internal procedures aimed at ascertaining the facts and any potential liability. The investigations ended on 18 October 2016. Despite having found some cases of breach of trust on the part of some employees or collaborators of Group companies (whose working relationships were promptly terminated), they found there was no evidence of overcharging on orders filled by Biancifiori for Group companies.

During the year the subsidiary Publitalia’80 settled the dispute with the Italian Revenue Agency concerning relations with agents in the years 2007-2013. The settlement was made by recourse to the tax settlement proposal procedure under art. 5 of Legislative Decree 218/1997, resulting in the payment of taxes, penalties and interest totalling EUR 12.4 million, of which EUR 6.5 million had already been provisioned on 31 December 2015.

On 18 October, the Italian Supreme Court of Cassation absolved Mediaset’s Chairman and Deputy Chairman-Chief Executive Officer from the charge of tax fraud, overturning the ruling of the Court of Appeal of Milan of 17 March 2016. The annulment without recourse of the ruling of the Court of Appeal made the first-level ruling issued by the Court of Milan on 8 July 2014 (absolving the Chairman and the Deputy Chairman Chief Executive Officer “because the relevant conduct is not an offence”) definitive.

Regarding Mediaset España, an update of the main lawsuits pending and contingent liabilities associated with those reported in the financial statements at 31 December 2016 is provided below.

On 6 February 2013 the Spanish Antitrust Authority (Consejo de la Comisión Nacional de la Competencia) imposed fines totalling EUR 15.6 million on Mediaset España for the alleged non-performance of obligations/commitments assumed in connection with the Telecinco/Cuatro merger completed in December 2010. Mediaset España decided to submit an appeal before the “Audiencia Nacional” and request suspension of payment of the fine. This suspension was accepted in 2015. In addition, two recent rulings of the Spanish Supreme Court, which confirmed the invalidity of certain aspects regarding the implementation of the plans imposed on the company by the Comisión Nacional de la Competencia, strengthen the possibility of the appeal being successful. Accordingly, since the company believed the risk to be unfounded, it has not allocated any provision in this regard for the year.

On 2 August 2011 the “Comisión Nacional de los Mercados y la Competencia (CNMC)” (Spanish anti-trust authority) fined Mediaset España EUR 3.6 million through Resolution SNC/0012/11, holding it liable for the late presentation of the Development Plan for the Telecinco/Cuatro deal that took place in December 2010. The company brought an appeal before the “Audiencia Nacional”, which rejected it in a ruling of 8 January 2013 and upheld the fine. A further appeal was lodged against that ruling before the Supreme Court. The Supreme Court upheld the appeal on 21 September 2015, cancelling the disputed ruling and referring the implementation of the plan back to the CNMC, which must produce a new resolution that is appropriate to the characteristics of the infringement. On 12 May 2016, a new resolution of the CNMC (Comision Nacional de los Mercados y la Competencia) reduced the sanction against Mediaset España to EUR 1.7 million. That resolution has been the subject of another appeal to the “Audiencia Nacional” in order to make the fine consistent with the characteristics of the offence committed. Therefore, since the company believed that the risk was unfounded, it decided not to allocate any specific provisions for it.

On 17 September 2015, the “Comisión Nacional de los Mercados y de la Competencia” (CNMC), by Resolution SNC/0036/15 fined Mediaset España by an amount of EUR 3.0 million for having sold advertising space of Telecinco and Cuatro in 2013 in a manner not compliant with the provisions of the merger between the two channels. Mediaset España, however, believes that the sale of advertising space in the two channels complied with the commitments undertaken and agreed, and has appealed against the CNMC’s requests before the “Audiencia Nacional”. The Company and its advisors did not consider the risk to be founded and therefore decided it was not necessary to allocate any provision in this regard.

11 CURRENT LIABILITIES

11.1 Financial payables

	31/12/2016	31/12/2015

Loans	3.2	2.6
Credit lines	155.1	91.3

Total	158.3	93.9

Loans refer to the current portion of committed credit facilities.

All credit lines are subject to floating interest rates and refer to short-term advances that mature within a year by contract and are renewable. The fair value of credit lines is the same as their carrying amount. The change in the period of EUR 64.9 million refers to greater use of this type of short-term financing.

11.2 Trade and other payables

	Balance at 31/12/2016 Due
		Within	After	Balance at
	Total	1 year	1 year	31/12/2015

Due to suppliers	1,686.1	1,355.9	330.2	2,309.8
Due to related parties	79.8	79.8	—	59.2

Total	1,765.9	1,435.7	330.2	2,368.9

This item mainly included:

•                  EUR 1,240.1 million due to rights owners for the licensing of television and movie broadcasting rights and to the supplier Lega Nazionale Professionisti Serie A for the three years 2016-2018 (EUR 1,824.4 million at 31 December 2015). This item shows payables due beyond 12 months of EUR 330.2 million;

•                  payables to the Union des Associations Européennes de Football of EUR 56.7 million for the acquisition of rights for the UEFA Champions League Season 2016-2017;

•                  payables to Infront Italy S.r.l. for EUR 31.2 million, of which EUR 7.8 million due after one year, for acquisition of archive rights relative to the Serie A rights for the three years 2016-2018.

•                  EUR 553.9 million for the purchase and production of TV programmes and amounts due to television artists and professionals (EUR 416.6 million at 31 December 2015).

Amounts due to related parties include payables to associates, affiliates and the parent company. Details of these payables are provided in Note 16 below (Related-Party Transactions).

11.3 Tax Payables

This item, amounting to EUR 5.2 million (EUR 1.2 million at 31 December 2015) includes the payable to the tax authorities for companies not scoped into the tax consolidation, and taxes payable by foreign companies.

11.4 Other Financial Liabilities

	31/12/2016	31/12/2015

Corporate bond	338.9	40.8
Due to other financial institutions	33.4	24.6
Financial liabilities on derivatives with no hedging purpose	0.1	1.0
Financial liabilities on hedging derivatives	0.3	4.3

Total	372.7	70.7

Corporate bonds refer to current amounts of bonds issued by Mediaset Group companies (reported in the note on Financial liabilities and payables), consisting of interest accruing at 31 December 2016 that will be paid in 2017 (6.1 attributable to EI Towers Group) and the 7-year corporate bond repaid on 1 February 2017 for EUR 313.6 million.

Payables due to other financial institutions mainly consist of payables to factoring companies totalling EUR 2.2 million (EUR 3.7 million at 31 December 2015), current account facilities with associates totalling EUR 24.0 million (EUR 14.6 million at 31 December 2015), and loans received to finance movie development, distribution and production operations totalling EUR 4.5 million (EUR 4.7 million at 31 December 2015), and EUR 1.4 million of financial payables relating to Mediaset España.

Financial liabilities on derivatives with no hedging purpose refer to the fair value of derivative instruments (for which hedge accounting has not been applied), held to hedge the risk of changes in the fair value of items recognised in the financial statements.

Financial liabilities on hedging derivatives refer to the current portion of the fair value of IRS derivatives hedging the interest rate risk of medium/long-term financial payables.

11.5 Hedging Derivatives

The following is a breakdown of the financial assets and liabilities relating to hedging derivatives, reported earlier in Notes 7.7 (Other Financial Assets), 8.4 (Current Financial Assets), 10.2 (Financial Liabilities and Payables) and 11.4 (Other Financial Liabilities), showing the Group’s net position.

	31/12/2016
	Assets	Liabilities

Foreign currency forward contracts	31.7	(0.1)
Exchange rate collars contracts	0.3	(0.9)

Total	32.0	(1.0)

The table below shows the notional amount of derivatives designated as hedges against foreign exchange risk associated with future commitments for the acquisition of broadcasting rights and existing contracts.

	31/12/2016	31/12/2015

United States Dollars (USD)	905.4	1,129.7
Great Britain Pounds (GBP)	—	0.2

Total	905.4	1,129.9

With reference to the hedging of future commitments for the acquisition of broadcasting rights, the derivative contracts held at 31 December 2016 were made with maturities that reflect the expected horizon in which these fixed assets will be formalised by contract and recognised in the financial statements. The income statement effect will be reflected in the amortisation of the assets as of the commencement date of the rights.

The following table states the horizon for the reference currency (US dollars), when cash flows are expected to appear.

	within 12 months	12-24 months	after 24 months	Total

2016	252.9	230.4	246.6	729.9

2015	287.1	215.1	470.6	972.8

11.6 Other Current Liabilities

	31/12/2016	31/12/2015

Due to social security institutions	23.2	21.8
Withholding tax on employees’ wages and salaries	17.0	15.2
VAT payables	14.1	10.9
Other tax payables	15.3	18.2
Advances	23.6	14.6
Other payables	82.3	83.2
Accrued and deferred income	57.3	67.0

Total	232.8	230.8

Other tax payables includes EUR 6.7 million (EUR 6.5 million at 31 December 2015) in allocations by the subsidiary Mediaset España, representing 3% of its gross advertising revenues, as per Spanish Law 8/2009 on the funding of the Spanish Radio and Television Corporation (RTVE).

Other payables consist primarily of amounts due to personnel.

Accrued and other deferred income includes EUR 8.5 million (EUR 11.2 million at 31 December 2015) in pro-rata revenues from the sale of smart cards, vouchers and cams not accruing to the year, and EUR

21.5 million in deferred income on the invoicing of fines relating to the non-payment of subscription fees.

11.7 Net Financial Position

In accordance with Consob Communication 6064293 of 28 July 2006, here we report the breakdown of the consolidated net financial position, showing the Group’s current and non-current net financial debt. For each of the items reported, reference is given to the relative explanatory note. For a breakdown of changes in the net financial position over the year, see the section on the Group’s balance sheet and financial structure in the Report on Operations.

	31/12/2016	31/12/2015
Cash in hand and cash equivalents	0.5	0.1
Bank and postal deposits	328.2	351.5
Securities and other current financial assets	17.0	14.2
Total liquidity	345.8	365.8
Current financial receivables	28.3	41.6
Due to banks	(155.1)	(91.3)
Current portion of non current debt	(342.6)	(45.4)
Other current payables and financial liabilities	(35.6)	(24.6)
Current Net Financial Position	(533.3)	(161.4)
Posizione finanziaria netta corrente	(159.2)	246.0
Due to banks	(395.7)	(198.0)
Corporate bond	(600.3)	(895.7)
Other non current payables and financial liabilities	(7.2)	(11.7)
Non current financial debt	(1,003.2)	(1,105.4)
Net Financial Position	(1,162.4)	(859.4)

Below is a breakdown of certain financial position items; please refer as required to individual financial statement items for comments on the main changes in figures.

Securities and other current financial assets at 31 December 2016 consist of bonds held by the subsidiary Mediaset Investments S.a.r.l. and the fair value of hedging derivatives for the amount exceeding the change in payables in currency hedged.

Current financial liabilities and payables include payables due to factoring companies, current accounts with associates and joint ventures, loans to finance film development, distribution and production, as reported in Note 10.4.

Other non-current financial liabilities and payables include non-current amounts of the fair value of derivatives held to hedge against interest rate risk and payables to leasing companies.

Current amounts of non-current financial debt primarily consist of current amounts of the corporate bond, equal to EUR 338.9 million (EUR 40.8 million at 31 December 2015), current amounts of medium- and long-term bank loans, equal to EUR 3.2 million (EUR 2.6 million at 31 December 2015), and the current portion of the fair value of derivatives held to hedge against interest rate fluctuations, equal to EUR 0.6 million (EUR 2.0 million at 31 December 2015).

NOTES ON THE MAIN ITEMS OF THE STATEMENT OF INCOME

12.1 Revenues from sales and services

Below is a breakdown of the main types of these revenues:

	2016	2015

Television advertising revenues	2,590.1	2,498.0
Other advertising revenues	112.6	100.3
Trading of TV rights and television production	42.0	37.8
Pay-tv subscriptions and sales of pre-paid cards	606.7	558.6
Sales of goods	14.4	20.2
Construction and maintenance of television equipment	142.0	144.0
Movie distribution	62.6	36.6
Other revenues	43.1	40.2

TOTAL	3,613.6	3,435.5

Revenues from the sale of television advertising includes the revenues, net of agency commissions, from the sale of advertising space on free-to-air networks by Publitalia ‘80 S.p.A., revenues from the sale of advertising space on pay TV channels broadcast via digital terrestrial technology by Digitalia ‘08 S.r.l., and revenues from the sale of advertising space on Spanish broadcasters of the Mediaset España Group by Publiespaña S.A. and Publimedia S.A.. The item also includes revenues from the resale of television space through barter activity by Promoservice S.r.l.

Other advertising revenues relate to fees due to the Group in relation to revenues from the sale of advertising space on proprietary websites (managed by investees), revenues from teletext commercial services, and advertising revenues from non-TV media, earned by Publieurope Ltd. and Publimedia S.A., and to the fees due to Monradio since the third quarter of 2015 and to RadioMediaset (starting from the second half of the reporting year) for radio advertising sales under exclusive concession to Mediamond.

Revenues from the trading of TV rights and television production mainly include revenues from the multi-platform sale of premium content and the sale of movie rights on home videos and television.

Revenues from Pay-TV subscriptions are mainly generated by the sale of subscriptions and pre-paid cards relative to the Mediaset Premium offer and the Infinity offer.

The revenues from the sales of goods relate to teleshopping operations and advertising bartering activities.

Revenues from construction and maintenance of television equipment mainly relate to the income paid in return for the use of transmission capacity on digital terrestrial television networks. This item also includes revenues from the sale of equipment by Elettronica Industriale S.p.A. to external customers, and hosting and maintenance services provided to television and telecommunications operators by the EI Towers Group.

Movie distribution revenues include the movie distribution revenues of Mediaset España and rental of movies to cinema operators throughout Italy by Medusa Film.

Other revenues mainly includes royalties relating to merchandising, income from telephone traffic originating from the interaction of various TV productions on the Mediaset and Mediaset España networks, and the sale of multimedia content and services to telephone service providers.

Revenue breakdown by geographical area

Below is a breakdown of revenues by geographical area, according to the customer’s country of residence:

	2016	2015

Italy	2,577.7	2,410.0
Spain	966.3	936.4
Other EU Countries	41.7	53.5
North America	8.0	11.0
Other Countries	19.9	24.7

TOTAL	3,613.6	3,435.5

Concentration of revenues

None of the income receivable from individual customers amounts to or exceeds 10% of the net consolidated revenues.

12.2 Other revenues and income

This item mainly includes non-core revenues and income, revenues from property rents and leases, and contingent assets. In 2015, the item included income relative to collaboration and digital content development agreements entered into with players in the media industry during the year.

12.3 Personnel expenses

Personnel expenses increased from EUR 520.5 million in 2015 to EUR 540.2 million in 2016.

	2016	2015

Ordinary pay	269.7	270.3
Overtime	15.0	13.9
Special benefits	41.6	40.9
Additional salary period (13th and 14th salary period)	39.7	40.0
Accrued holiday pay	0.9	(3.1)

Total wages and salary	367.0	361.9

Social security contributions	104.8	103.5
Employee severence indemnity	0.1	0.1
Stock Option Plans/ M/L term incentives	2.1	0.7
Other expenses and layoff	66.3	54.3

Total personnel expenses	540.2	520.5

The item Stock Option Plans/MLT incentives includes the charge for the year 2016 for the medium/long-term incentive plan assigned by Mediaset S.p.A. in July.

Other expenses include leaving incentives awarded to employees who left the Group during the year and short-term benefits for employees (other than wages, salaries, contributions and paid leave), such as medical assistance, company cars, meal services and other free or subsidised goods and services. The item also includes fees paid to directors employed by Group companies, totalling EUR 6.8 million (EUR 7.0 million at 31 December 2015), of which EUR 4.2 million relating to the Mediaset España Group (EUR 4.2 million at 31 December 2015).

12.4 Purchases, services and other costs

	2016	2015
Purchases	128.8	158.3

Change in the inventories of raw materials, work in progress, semi-finished and finished goods	(79.0)	(142.9)

Consultants, temporary staff and services	241.6	202.2

Production services and purchase of television products	719.3	622.9

Publisher’s fees and other fixed fees (“minimi garantiti”)	44.7	43.8
Advertising spaces and public relations	37.9	30.5
EDP	25.6	24.8
Personnell search, training and other costs	12.3	11.8
Other services	347.8	338.9
Total services	1,429.1	1,274.8

Leasing and rentals	249.1	268.5

Provisions for risks	154.1	14.0

Other operating costs	72.7	65.8

Total purchases, service and other costs	1,954.8	1,638.4

Purchases include EUR 63.9 million relating to the acquisition of broadcasting rights with a term of less than 12 months (EUR 75.4 million at 31 December 2015).

Other services mainly refers to trade association costs for the use of intellectual property rights of EUR 98.6 million (EUR 82.3 million at 31 December 2015), costs for customer care activities primarily relating to Mediaset Premium of EUR 34.0 million (EUR 32.7 million at 31 December 2015), and EUR 41.5 million of maintenance and operating costs for the broadcasting networks (EUR 37.7 million at 31 December 2015). The item also includes costs for commissions, utilities, and banking and insurance fees.

Leasing and rentals include EUR 145.4 million relating to the transmission of television signals (EUR 149.9 million at 31 December 2015), EUR 32.0 million of royalties (EUR 46.1 million at 31 December 2015), and EUR 48.2 million relating to rents and leases, mainly for television studios and equipment and office space (EUR 45.1 million at 31 December 2015).

The changes in the item Provisions for risks was mainly driven by the provision of EUR 123.6 million made in relation to the costs involved in some multi-year contracts relating to televised use of sporting events.

Other operating costs include costs relating to the contribution of 3% of the gross advertising sales of the Mediaset España Group in accordance with the industry sector law on funding public television.

12.5 Amortisation, depreciation and write-downs

	2016	2015

Amortisation of TV and movie rights	1,084.5	995.1
Amortisation of other intangible assets	45.9	44.5
Amortisation of tangible assets	80.2	79.8
Write-downs/(Reversal) of TV and movies rights	135.9	2.1
Write-downs/(Reversal) of fixed assets	0.2	0.1
Write downs of receivables	14.4	13.4

Total amortisation, depreciation and write-downs	1,361.1	1,135.1

The item Write-down/(reversal) of television broadcasting rights included a write-down of EUR 133.0 million following impairment testing conducted in on 31 December 2016 on the multi-year contracts for TV sports broadcasting rights.

12.6 Financial expenses

	2016	2015

Interests on financial liabilities	(49.3)	(49.9)
Financial expenses on securities	(0.1)	(0.1)
From derivative instruments	(41.9)	(1.0)
Other financial losses	(10.1)	(10.7)
Foreign exchange losses	(23.4)	(37.3)

Total financial losses	(124.7)	(99.1)

Interest expense on financial liabilities includes the interest expense for the period on bonds issued by the Mediaset Group and the EI Towers Group totalling EUR 45.7 million (EUR 45.6 million at 31 December 2015).

Expenses on hedging derivatives includes costs connected to hedge equity investments and costs connected to the early closure of derivatives hedging the interest rate risk of financial payables related to the Mediaset Premium-Vivendi transaction.

Other financial expenses included expenses resulting from the early pay-off of committed credit facilities.

12.7 Financial income

	2016	2015

Interests on financial assets	3.3	4.4
From derivative instruments	0.3	—
Other financial income	1.3	1.2
Foreign exchange gains	32.1	44.2

Total financial income	37.1	49.7

Foreign exchange gains include the effects of derivatives relating to the hedging of foreign currency exposure connected to commitments for the future acquisition of rights, and the effect of derivatives used to hedge against fluctuations in the exchange rates on financial statement items.

12.8 Financial income/expenses recognised according to IAS 39

The table below summarises the income and expenses recorded in the income statement, classified according to the IAS 39 categories. For more details see Note 13, which contains additional information on financial instruments and risk management policies.

	2016	2015

Trading derivatives	(24.0)	15.4
Liabilities evaluated with amortized cost method	(62.7)	(64.1)
Loans and receivables	1.4	3.0
Other financial income/(losses)	(2.4)	(3.6)

Total financial income/(losses)	(87.7)	(49.4)

Trading derivatives include net financial income and charges relating to derivatives used to hedge against the risk of fluctuating interest rates for medium/long term financial liabilities, and those used to hedge against fluctuating exchange rates.

Other financial income/(expenses) include the charges relating to the time discounting of employee leaving indemnities and interest relating to the time discounting of provisions for risks expiring after 12 months.

12.9 Result from equity investments

This item includes the portion of net result of companies accounted for at equity including any impairment or recoveries, write-downs of equity investments classified as available for sale included under other non-current financial assets and the financial receivables related to them, allocations to the provision for risks on equity investments, and income from the collection of dividends and capital gains and losses.

	2016	2015

Result of equity investments valued with the equity method	8.0	1.3
Other equity investments	(0.1)	(0.5)
Write-downs of financial assets	(1.0)	(1.4)
Gain/(losses) from the sale of equity investments	(4.5)	15.7

Total income/(expenses) from equity investments	2.4	15.0

In 2016, the result of equity investments valued with the equity method mainly includes costs and income related to the pro-rata recording of the profit from equity investments in associates and joint ventures. In particular:

•                  the positive effect of EUR 1.1 million relating to the equity investment held in Emissions Digitals Catalunya;

•                  income totalling EUR 1.1 million related to the equity investment in La Fábrica de la Tele;

•                  income totalling EUR 0.4 million related to the equity investment in Producciones Mandarina S.L.;

•                  income totalling EUR 2.3 million related to the equity investment in Boing S.p.A.;

•                  income totalling EUR 0.4 million related to the equity investment in Supersport Television S.L.;

•                  income totalling EUR 0.9 million related to the equity investment in Tivù S.r.l..

Write-downs of financial assets refer to the write-down of financial receivables from the company Pegaso Televisión INC.

Gain/(losses) from sale of equity investments mainly consist of the loss on the sale of the equity investment held by Mediaset Group in the companies Wimdu GmbH and Private Griffe S.p.A.

12.10 Taxes for the year

	2016	2015

Irap tax	8.8	7.7
Ires tax	(58.2)	(15.7)
Previous year tax	2.4	5.9
Current tax expenses (foreign companies)	31.8	26.1

Total current tax	(15.1)	24.0

Income from tax asset	(92.6)	(30.5)
reversal from tax asset	65.8	103.7

Total deferred tax asset	(26.7)	73.2

reversal from deferred tax liabilities	1.8	2.4
Total deferred tax liabilities	(7.8)	(13.3)

Total deferred tax liabilities	(6.0)	(10.9)

Total income tax	(47.9)	86.4

The change in current taxes (IRAP and IRES) for the financial year, compared to those for 2015, was due to the overall negative taxable base during the year for IRES (Income Tax) purposes, relative to the earnings performance achieved in the financial year by the Group companies in Italy scoped in the tax consolidation.

Prior year tax mainly includes expense generated as a result of the recalculation of taxes upon submission of the income tax return with respect to the amount recognised in the financial statements for previous years.

The tax expenses (foreign companies) mainly relate to the taxes for the year posted by the Spanish subsidiary company Mediaset España.

The items deferred tax assets and liabilities comprise the financial movements for the year for the allocations and/or uses generated as a result of the changes in the temporary differences between the values for tax and accounting purposes.

The table below shows a reconciliation between the standard tax rate in force in Italy on the income tax for companies for the tax years 2016 and 2015, and the effective tax rate of the Group.

	2016	2015

Current tax rate	-27.90%	31.40%
IRAP tax non deductible expenses	9.24%	4.01%
Effects of companies with different tax rate	-3.03%	-8.19%
Effects of change in tax rate	—	11.51%
Non recurring taxes	—	—
Non deductible expenses and consolidation adjustment with no tax effect	4.20%	5.35%

Actual tax rate	-17.49%	44.08%

12.11 Net result for the year and proposed dividend

The net consolidated result at 31 December 2016 improved from a net consolidated profit of EUR 3.8 million for the previous year to a net consolidated loss of EUR 294.5 million.

12.12 Profit/(loss) per share

The calculation of basic and diluted earnings per share is based on the following data:

	2016	2015

Net result for the period (millions of euro)	(294.5)	3.8
Weighted average number of ordinary shares (without own shares)	1,136,402,064	1,136,402,064

Basic EPS	(0.26)	0.00
Weighted average number of ordinary shares for the diluted EPS computation	1,136,402,064	1,136,402,064

Diluted EPS	(0.26)	0.00

The figure for earnings per share is calculated using the ratio of the Group’s net profit to the weighted average number of shares in circulation during the period, net of treasury shares. The figure for earnings per diluted share is calculated using the number of shares in circulation and the potential diluting effect from the allocation of treasury shares to the beneficiaries of vested stock option rights.

CASH FLOW STATEMENT

13.1 Change in payables for investments

For the two reference periods, the change in payables to Lega Calcio following the assignment of the Serie A league championship broadcasting rights is shown net of receivables for the amount arising from the sub-licensing of such broadcasting rights to Sky Italia.

13.2 Business combinations net of cash and cash equivalents acquired

The item includes EUR 43.2 million relating to the impact on cash and cash equivalents of the acquisition of the RB1 Group (holding of the Finelco Group) on 1 July, following the conversion of the voting rights, and EUR 41.7 million relating to the impact on cash and cash equivalents of the business combinations completed by the EI Towers Group. For the previous year, this item related to the impact on cash and cash equivalents of the period for the outlay incurred for the completion of the acquisition of NewTelTowers S.p.A. (formerly Hightel S.p.A.) and the payment as an advance for the acquisition of the company Tecnorad Italia S.p.A.

13.3 Changes in stakes in subsidiaries

The amount for 2015 relates to the proceeds from the sale of the 11.11% ownership interest of the subsidiary Mediaset Premium S.p.A.

13.4 Received capital increase

The amount refers to cash in provided by Telefonica related to Mediaset Premium S.p.A capital increase.

13.5 Change in treasury Shares

The amount relates to the outflow of EUR 91.4 million for the buyback of treasury shares by Mediaset España as part of the share buyback programme approved by the Board of Directors of the Company and to the disbursement of EUR 15.6 million relative to the repurchase of own shares by EI Towers S.p.A. as part of the buyback plan approved by the Board of Directors on 26 July.

OTHER INFORMATION

14. DISCLOSURES ON FINANCIAL INSTRUMENTS AND RISK MANAGEMENT POLICIES

The tables below provide, separately for the two years being compared, the disclosures required by IFRS 7, for the purpose evaluating the significance of the financial instruments with reference to the balance sheet, cash flow and the income statement result of the Group.

Categories of financial assets and liabilities

Here below is a breakdown of the carrying amount of financial assets and liabilities in the categories laid down by IAS 39.

	IAS 39 CATEGORIES
	Held for trading
	financials		Financials
	instruments		instruments
FINANCIAL ASSETS	evaluated at fair	Loans and	available for		EXPLANATORY
AS AT 31st DECEMBER 2016	value	receivables	sale	BOOK VALUE	NOTES

OTHER FINANCIALS ASSETS:
equity investments	—	—	32.2	32.2	7.7
hedging derivatives (non current stake)	15.8	—	—	—
other financials assets	—	—	—	—
financials receivables (due after 12 months)	—	13.2	—	13.2

TRADE RECEIVABLES:
receivables from customers	—	1,199.0	—	1,199.0	8.2
receivables from related parties	—	59.0	—	59.0

OTHER RECEIVABLES/CURRENT ASSETS:
Other receivables	—	2.5	—	2.5	8.3
receivables from factoring companies	—	62.1	—	62.1

CURRENT FINANCIALS ASSETS:
financials receivables (due within 12 months)	—	29.3	—	29.3	8.4
securities and financial receivables	9.8	—	—	9.8
hedging derivatives	9.9	—	—	9.9
derivatives with no hedging purpose	6.3	—	—	6.3

CASH AND CASH EQUIVALENTS
bank and postal deposits	—	328.2	—	328.2	8.5

TOTAL FINANCIALS ASSETS	41.8	1,693.2	32.2	1,751.4	—

	IAS 39 CATEGORIES
	Held for trading
	financials
	instruments
FINANCIAL LIABILITIES	evaluated at	Liabilities at		EXPLANATORY
AS AT 31 DECEMBER 2016	fair value	amortizated cost	BOOK VALUE	NOTES

PAYABLES:
due to banks	—	395.7	395.7	10.2
corporate bond	—	600.3	600.3
hedging derivatives (non current stake)	0.6	—	0.6
other financial liabilities	—	7.1	7.1

CURRENT LIABILITIES:
due to banks	—	158.3	158.3	11.1
due to suppliers	—	1,686.1	1,686.1	11.2
due to related parties	—	79.8	79.8

OTHER FINANCIAL LIABILITIES:
due to factoring company	—	2.2	2.2	11.4
corporate bond	—	338.9	338.9
other financial liabilities	—	7.5	7.5
hedging derivatives	0.3	—	0.3
derivatives with no hedging purpose	0.1	—	0.1
financial liabilities to related parties	—	23.7	23.7

TOTAL FINANCIAL LIABILITIES	1.0	3,299.6	3,300.6	—

	IAS 39 CATEGORIES
	Held for trading
	financials		Financials
	instruments		instruments
FINANCIAL ASSETS	evaluated at fair	Loans and	available for		EXPLANATORY
AS AT 31st DECEMBER 2015	value	receivables	sale	BOOK VALUE	NOTES

OTHER FINANCIALS ASSETS:
equity investments	—	—	26.9	26.9	7.7
hedging derivatives (non current stake)	0.7	—	—	—
other financials assets	—	—	—	—
financials receivables (due after 12 months)	—	17.0	—	17.0

TRADE RECEIVABLES:
receivables from customers	—	1,370.2	—	1,370.2	8.2
receivables from related parties	—	36.9	—	36.9

OTHER RECEIVABLES/CURRENT ASSETS:	—	—	—	—	—
Other receivables	—	4.5	—	4.5	8.3
receivables from factoring companies	—	60.0	—	60.0

CURRENT FINANCIALS ASSETS:					—
financials receivables (due within 12 months)	—	43.6	—	43.6	8.4
securities and financial receivables	10.2	—	—	10.2
hedging derivatives	11.6	—	—	11.6
derivatives with no hedging purpose	2.4	—	—	2.4

CASH AND CASH EQUIVALENTS
bank and postal deposits	—	351.5	—	351.5	8.5

TOTAL FINANCIALS ASSETS	24.9	1,883.8	26.9	1,934.9	—

	IAS 39 CATEGORIES
	Held for trading
	financials
	Instruments
FINANCIAL LIABILITIES	evaluated at	Liabilities at		EXPLANATORY
AS AT 31 DECEMBER 2015	fair value	amortizated cost	BOOK VALUE	NOTES

PAYABLES:
due to banks	—	198.0	198.0	10.2
corporate bond	—	895.7	895.7
hedging derivatives (non current stake)	5.7	—	5.7
other financial liabilities	—	8.7	8.7

CURRENT LIABILITIES:
due to banks	—	93.9	93.9	11.1
due to suppliers	—	2,309.8	2,309.8	11.2
due to related parties	—	59.2	59.2

OTHER FINANCIAL LIABILITIES:
due to factoring company	—	3.7	3.7	11.4
corporate bond	—	40.8	40.8
other financial liabilities	—	6.3	6.3
hedging derivatives	4.3	—	4.3
derivatives with no hedging purpose	1.0	—	1.0
financial liabilities to related parties	—	14.6	14.6

TOTAL FINANCIAL LIABILITIES	11.0	3,630.7	3,641.7	—

Fair value of financial assets and liabilities, and calculation models and input data used

Below is an analysis of the amounts corresponding to the fair value of assets and liabilities broken down based on the methodologies and the calculation models used to calculate them.

Note that the tables do not show those financial assets and liabilities whose fair value cannot be calculated objectively, since their book value is very close to the fair value, and that the fair value of derivatives constitutes the net position between asset and liability values.

The input data used for measurement of fair value at the reporting date, obtained from the infoprovider Bloomberg, were as follows:

•                  Euro curves for the estimation of forward rates and discount factors;

•                  Spot exchange rates of the ECB;

•                  Forward exchange rates calculated by Bloomberg;

•                  The fixing of the Euribor rate;

•                  The “mid” credit default swap (CDS) spread listed by various counterparties (if available);

•                  Credit spread of Mediaset S.p.A., EI Towers S.p.A. and Mediaset España S.A.

			Mark to Model
BALANCE SHEET ITEMS AT 31st		Mark to	Modello di	Modello		TOTAL FAIR
DECEMBER 2016	BOOK VALUE	Market	Black&Scholes	binomiale	DCF Model	VALUE	Notes
Other receivables and financial assets	4.9				4.9	—	8.4
Trade receivables	335.5				335.8	335.8	8.2
Securities	9.8	9.8			—	9.8	8.4
Due to banks	(398.9)				(411.9)	(411.9)	10.2
Corporate Bond	(625.5)	(674.7)			—	(674.7)	10.2

Due to supplier (over 12 months)	(930.8)				(951.0)	(951.0)	11.2

Non-cash flow hedging derivatives:							—
-Forward	6.2				6.2	6.2	8.4;11.4
Cash flow hedging derivatives:	—				—	—	—
-Forward	24.8				24.8	—	7.7;8.4;
-IRS	(0.5)				(0.5)	(0.5)	10.2;11.4

			Mark to Model
BALANCE SHEET ITEMS AT 31st		Mark to	Modello di	Modello		TOTAL FAIR
DECEMBER 2015	BOOK VALUE	Market	Black&Scholes	binomiale	DCF Model	VALUE	Notes
Other receivables and financial assets	9.4				9.4		8.4
Trade receivables	546.9				547.2	547.2	8.2
Securities	10.2	10.2				10.2	8.4
Due to banks	(200.4)				(203.7)	(203.7)	10.2
Corporate Bond	(936.6)	(999.1)				(999.1)	10.2

Due to suppliers (over 12 months)	(1,532.5)				(1,512.0)	(1,512.0)	11.2

Non-cash flow hedging derivatives:	—
-Forward	1.3				1.3	1.3	8.4;11.4
Cash flow hedging derivatives:	—
-Plain vanilla options	(5.2)		(5.2)			(5.2)	7.7;8.4;
-Forward	7.6				7.6	7.6	10.2;11.4

The fair value of securities listed on an active market is based on market prices at the reporting date of the Financial Statements. The fair value of securities not listed in an active market and trading derivatives is determined by employing the most commonly used valuation models and techniques on the market or using the price provided by several independent counterparties, with reference to comparable listed securities prices.

The fair value of non-current payables due to banks has been calculated considering the credit spread of Mediaset S.p.A. and also including the short-term component of the medium/long term loans.

With regard to the bonds issued by the Group and listed on the Luxembourg and Irish Stock Exchanges, fair value has been measured using the market values at 31 December 2016 detailed below:

				MARKET PRICE
ISSUER	Issuing date	BOOK VALUE	DURATION	(*)
Mediaset S.p.A.	1st February 2010	300.0	7 years	105.0
Mediaset S.p.A.	24th October 2013	375.0	5 years	112.9
EI TOWER S.p.A.	26th April 2013	230.0	5 years	107.6

(*) inclusive of the interest accrual

Note that the fair value of trade receivables and payables due within the financial year has not been calculated, since their carrying amount is very close to the fair value. As a result, the carrying amount stated for the receivables and payables for which the fair value was calculated, also includes the portion due within 12 months from the reporting date. The calculation of the fair value of trade receivables only takes account of creditworthiness of the counterparty when there is market information that can be used for its determination. With regard to trade payables, fair value has been adjusted taking into account the creditworthiness of Mediaset S.p.A., EI Towers S.p.A: and Mediaset España S.A.

It should also be noted that the fair value of derivatives refers to valuation techniques already described in the section Summary of accounting standards and valuation criteria which use variables observable in the market, for example the rates curve and exchange rates.

The financial assets and liabilities valued at fair value are classified in the following table, based on the nature of financial parameters used in determining the fair value, on the basis of the fair value hierarchy envisaged by the standard:

•                  Level I: listed prices on active markets for identical instruments;

•                  Level II: variables other than listed prices in active markets that may be observed either directly (as in the case of prices) or indirectly (derived from the prices);

•                  Level III: variables that are not based on observable market values.

BALANCE SHEET ITEMS					TOTAL FAIR
AS AT 31st DECEMBER 2016	BOOK VALUE	level I	level II	level III	VALUE	Notes

Securities	9.8	9.8			9.8	8.4

Non-cash flow hedging derivatives						—
-forward	6.2		6.2		6.2	8.4;11.4
Cash flow hedging derivatives						—
-forward	24.8		24.8			7.7;8.4;
-IRS	(0.5)		(0.5)		(0.5)	10.2;11.4

BALANCE SHEET ITEMS	BOOK				TOTAL FAIR
AS AT 31st DECEMBER 2015	VALUE	level I	level II	level III	VALUE	Notes

Securities	10.2	10.2			10.2	8.4

Non-cash flow hedging derivatives
-forward	1.3		1.3		1.3	8.4;11.4
Cash flow hedging derivatives
-plain vanilla options	(5.2)		(5.2)		(5.2)	7.7;8.4;
-forward	7.6		7.6		7.6	10.2;11.4

Financial charges and income recognised in compliance with IAS 39

Below is an analysis of the net financial charges and income generated from financial assets and liabilities, broken down according to the categories laid down by IAS 39 (as shown in Note 11.8) and illustrating, for each category, the nature of these charges and income.

IAS 39 CATEGORIES		From changes	From equity	Foreign exchange	Net
AS AT 31st DECEMBER 2016	From interests	in fair value	reserve	gains/losses	gains/losses
Financials instrument held for trading	0.2	(44.5)	2.4	18.0	(24.0)
Liabilities at amortizated cost	(54.1)	—	—	(8.6)	(62.7)
Financial instruments held to maturity	—	—	—	—	—
Loans and receivables	1.4	—	—	—	1.4
Financials instruments available for sale	—	—	—	—	—

Total IAS 39 Category	(52.4)	(44.5)	2.4	9.4	(85.2)

IAS 39 CATEGORIES		From changes	From equity	Foreign exchange	Net
AS AT 31st DECEMBER 2015	From interests	in fair value	reserve	gains/losses	gains/losses
Financials instrument held for trading	0.2	(1.1)	(0.6)	16.9	15.4
Liabilities at amortizated cost	(54.7)	—	—	(9.4)	(64.1)
Financial instruments held to maturity	—	—	—	—	—
Loans and receivables	3.0	—	—	—	3.0
Financials instruments available for sale	—	—	—	—	—

Total IAS 39 Category	(51.5)	(1.1)	(0.6)	7.5	(45.7)

Capital management

The Group’s objectives regarding the management its capital are aimed at protecting the Group’s ability continue to both guarantee profitability for shareholders, stakeholders’ interests and compliance with covenants, and maintain an optimal capital structure.

Types of financial risks and relating hedging

Mediaset has defined specific policies for the management of the Group’s financial risks, aimed at reducing its exposure to exchange rate risks, interest rate risks and liquidity risks. For the purpose of optimising the structure of operating costs and the related resources dedicated, this activity is centralised within the group parent Mediaset S.p.A., which has been entrusted with the task of collecting the information regarding the positions exposed to risk and hedging them.

Mediaset S.p.A. and Mediaset España directly operate in their own specific markets, controlling and managing financial risk for their subsidiaries. The selection of the financial counterparts focuses on those with a high credit standing while, at the same time, ensuring a limited concentration of exposures towards them.

Exchange rate risk

The Group’s exposure to exchange rate risk mainly stems from the acquisition of television and movie broadcasting rights in currencies other than the Euro, mainly in US dollars, carried out in their respective areas of operation by RTI S.p.A. and Mediaset España Comunicación S.A..

In compliance with the Group’s policies, the companies adopt an approach to exchange rate risk management aimed at eliminating the effect of exchange rate fluctuations while setting in advance the book value at which the rights will be posted once they are acquired.

Exchange rate risk emerges from the early stages of negotiations for entering into any contract and continues up to payment of the amount due for the acquisition of the broadcasting rights. From an accounting standpoint, from the date the derivatives contract is entered into until the date the asset is posted, the Mediaset Group applies the hedge accounting methodology documenting by way of the hedging relationship, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

Specifically, in the period from the date the purchase commitment is defined to the time of subsequent accounting for the hedged television right, the cash flow hedge method is applied in accordance with IAS 39. Based on this method, as more detailed in the section “Summary of accounting standards and valuation criteria”, the effective portion of the change in the value of the derivative is accounted for in a reserve in Shareholders’ Equity, which is used to adjust the carrying amount of the right in the Financial Statements (basis adjustment), generating an impact on the Income Statement when the hedged item, i.e. the right, is amortised.

At the same time as the posting of the right, in the period from the time the payable arises until it is paid in full, following the termination of the formal cash flow hedge, the subsequent accounting is performed by implementing the “natural hedge” due to which both the adjustment of the exchange rates on the payable and the adjustment of the exchange rate derivative to fair value are posted “naturally” to the Income Statement, which takes in their opposite impacts.

The types of derivatives mainly used are forward purchases and purchases of option contracts. The fair value of forward contracts on currencies is determined as the discounted difference between the notional amount calculated using the contractual forward rate and the notional amount calculated using the forward exchange rate at the reporting date adjusted for creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged risk (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar off-set and volatility reduction measure methods, respectively.

The expectation of future cash flows subject to hedging is shown in a specific table illustrating the changes in the cash flow hedge reserve.

Sensitivity analysis

Financial instruments exposed to EURO/USD exchange rate risk, mainly comprising payables for the acquisition of broadcasting rights and exchange rate derivatives, were subject to sensitivity analysis at the Balance Sheet date. The book value of such financial instruments was adjusted by applying a symmetrical percentage change to the period-end exchange rate equal to the one-year implicit volatility of the reference currency published by Bloomberg, equal to 10.52% (10.07% for 2015).

This sensitivity analysis of the derivatives under cash flow hedge accounting had an impact on the changes in spot values posted to the Shareholders’ Equity Reserve, while the change resulting from the forward points impacts the Income Statement Result, in compliance with the method defined by the hedging relationship.

The following table below summarises the changes in the Result for the year and in the Consolidated Shareholders’ Equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at the reporting date:

	EUR/USD
	exchange as		rectified	through		Total
	at 31		EUR/USD	Profit and	through	Shareholders’
	december	% change	exchange rate	Loss	Equity	Equity
		10.520%	1.1650
2016	1.0541
		-10.52%	0.9432	(4.5)	61.9	57.4
		10.070%	1.1983	4.7	(62.1)	(57.5)
2015	1.0887
		-10.07%	0.9791	(5.2)	76.1	70.8

Interest rate risk

The management of the financial resources of the Mediaset Group involves the centralised cash-pooling with the group parent Mediaset S.p.A. and with Mediaset España Comunicación S.A. for its subsidiaries. These companies are fully responsible for obtaining funding from the market by entering into medium/long term loans and opening committed and uncommitted credit lines.

Interest rate risk mainly originates from variable rate financial payables, which expose the Group to cash flow risk. The management objective is to limit the fluctuation of financial charges that impact the financial result, limiting the risk of a potential rise in interest rates.

Within this context, the Group pursues its objectives using financial derivatives contracts entered into with third parties aimed at setting in advance or reducing, the change in cash flows due to the market change in interest rates on medium/long-term debt. The timeframe considered significant for managing interest rate risk is defined as a minimum term of 18 months of residual duration of the operation.

Hedge Accounting is put in place from the date the derivatives contract is entered into until the date of its extinction or expiry, documenting, by way of the “hedging relationship”, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

Specifically, the cash flow hedge methodology set out by IAS 39 is used. Under the method, the lower, in absolute terms, of the change in the clean fair value of the derivatives, that is, the fair value net of interest accruals, and the change in the fair value of the underlying, is booked to a shareholders’ equity reserve. The difference between that value and the total fair value is carried in the income statement at each measurement date. Both the fair value and the clean fair value are adjusted to take into account creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged liabilities (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar off-set and volatility reduction measure methods, respectively.

The fair value of the interest rate swaps is calculated based on the current value of the expected future cash flows.

The expectation of future cash flows subject to hedging is shown in a specific table illustrating the changes in the cash flow hedge reserve.

The Group has collar derivatives in place to hedge variable rate medium/long term loans.

The main features of these are shown below.

		Varialble
	Fixed rate	rate	Floor	Validity	Maturity
Interest Rate Swap - BANCA INTESA - notional amount 150 € mio	-0.02%	Euribor	-1.10%
		3M/365

trade date 30/60/2016				04/07/2016	30/06/2020

Interest rate Swap- UNICREDIT - notional amount 50 € mio	-0.15%	Euribor	-1.10%
		3M/365

trade date 12/09/2016				31/01/2017	29/09/2021

Interest rate Swap- UNICREDIT - notional amount 25 € mio	0.21%	Euribor	-1.10%
		3M/365

trade date 26/09/2016				31/01/2017	29/09/2021

Sensitivity analysis

Sensitivity analysis was conducted on the financial instruments exposed to interest rate risk at the time of the drafting of these Financial Statements. The assumptions upon which the model is based are illustrated below:

•                  Medium-to-long term payables were subject to a change of 50 bps upwards and 20 bps downwards at the date of re-fixing the internal rate of return posted during the year.

•                  Short and medium/long revolving payables and other current financial items were subject to a recalculation of the amount of financial charges by applying a change of 50 bps upwards and 20 bps downwards to the values posted to the financial statements.

•                  Interest rate swaps were subject to recalculation of the fair value by applying a non-symmetrical shift (+50 bps, -20 bps) to the interest rate curve at the reporting date. The ineffective portion was calculated based on the fair value recalculated using the adjusted interest rate curve.

It was not possible to apply a symmetrical change of 50 bps as the very short-term interest rate curve at the reporting date was negative.

The following table below summarises the changes in the Result for the year and in the Consolidated Shareholders’ Equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at the reporting date:

					Total
			through Profit and		Shareholders’
	changes		Loss	through Equity	Equity
	+50	b.p.	1.0	2.5	3.5
2016
	-20	b.p.	1.0	-2.4	(1.4)

	+50	b.p.	(0.5)	1.8	1.3
2015
	-20	b.p.	0.0	(0.0)	—

Liquidity risk

Liquidity risk is related to the difficulty of finding funds to meet commitments.

This may be due to the unavailability of sufficient funds to satisfy financial commitments in accordance with the established terms and due dates in case upon sudden revocation of uncommitted credit lines or in the event that the Company has to settle its financial liabilities before their natural maturity.

Through a careful and prudent financial management, which is reflected in the policy adopted, and the constant monitoring of the relationship between granted credit lines and their use, as well as the balance between short-term debt and medium/long term debt, the Mediaset Group has put in place sufficient credit lines, both in terms of quantity and quality, to face the current crisis.

As already mentioned, the Group’s treasury activities are centralised within Mediaset S.p.A. and Mediaset España, operating in their respective domestic markets as well as internationally, through the use of automatic cash pooling movements used by almost all the group companies.

The management of the liquidity risk involves:

•                  The maintenance of a substantial balance between committed and uncommitted credit lines in order to avoid liquidity crises in the event of requests for reimbursement by the lenders.

•                  Average financial exposure during the year not exceeding 80% of the total credit issued by the banks.

•                  The availability of financial assets that can be readily liquidated to meet any cash requirements.

In order to optimise the management of liquidity, the Group concentrates the payment dates to almost all its suppliers at the same dates as those of the most significant cash inflows.

The table below shows the Group’s financial obligations, by contract maturity date considering the worst case scenario and at undiscounted values, based on the type of financing received, considering the nearest date when the Group may be asked to make payment and showing the related explanatory notes for each class.

At 31 December 2016 the items of “current financial payables” due within 3 months include credit facilities for very short term advances, with due date set formally at one year and renewable, totalling EUR 116.0 million (EUR 86.0 million at 31 December 2015). Lastly, current financial payables contain the payables for the interest on term loans due within one year.

The item Corporate bonds also includes the current amount due within 12 months for the interest and principal that will be paid during the course of 2017, posted under the item Other financial liabilities.

		Time Band
ITEM OF BALANCE		from 0 to 3	from 4 to 6	from 7 to 12	from 1 to 5		Total cash	Explanatory
as at 31 DECEMBER 2016	Book value	months	months	months	years	after 5 years	flows	Notes
FINANCIAL LIABILITIES:
Non current due to bank	395.7	0.2	0.6	1.4	318.6	101.5	422.3	10.2
Corporate bond	939.2	334.2	8.9	0.0	661.3	—	1,004.4	10.2;11.4
Current due to bank	158.3	157.5	0.7	1.4	—	—	159.6	11.1
Financial due to related parties	23.7	23.7	—	—	—	—	23.7	11.4
Due to suppliers for television and movie rights	1,240.1	450.0	116.7	343.2	330.2	—	1,240.1	11.2
Due to other suppliers	445.9	4.0	434.8	7.2	—	—	445.9	11.2
Due to related parties	79.8	75.9	3.9	—	—	—	79.8	11.2
Due to factoring companies	2.2	2.1	0.1	—	—	—	2.2	11.4
Due to leasing companies	0.8	—	0.2	0.2	0.4	—	0.8	11.4
Other debt and financial liabilities (*)	24.9	11.9	—	4.8	8.3	—	25.0	11.4

Total	3,310.6	1,059.5	565.9	358.2	1,318.9	101.5	3,403.9

DERIVATIVES:
hedging derivatives (buying currency)

(value to the contractual exchange)	(25.4)	229.2	—	—	417.2	—	646.4	7.7;8.4;10.2;11.4

hedging derivatives (availability currency):
(value to the exchange at the end of the year)	—	(239.9)	—	—	(452.5)	—	(692.4)

derivatives with no hedging purpose (buying currency)

(value to the contractual exchange)	(6.2)	142.4	—	—	697.9	—	840.3	8.4;11.4

derivatives with no hedging purpose (availability currency)
(value to the exchange at the end of the year)	—	(148.3)	—	—	(712.5)	—	(860.8)

hedging derivatives (rate risk)	0.5	0.1	0.1	0.3	1.6	—	2.2	7.7;8.4;10.2;11.4

Total	(31.0)	(16.5)	0.1	0.3	(48.3)	—	(64.4)

(*) Includes the item advances for barter operations

		Time Band
ITEM OF BALANCE		from 0 to 3	from 0 to 3	from 0 to 3	from 0 to 3	from 0 to 3	Total cash	Explanatory
as at 31 DECEMBER 2015	Book value	months	months	months	months	months	flows	Notes
FINANCIAL LIABILITIES:
Non current due to bank	198.0	—	—	—	206.2	—	206.2	10.2
Corporate bond	936.6	34.2	8.9	—	1,004.4	—	1,047.5	10.2;11.4
Current due to bank	93.9	93.9	0.7	1.4	—	—	95.9	11.1
Financial due to related parties	14.6	14.6	—	—	—	—	14.6	11.4
Due to suppliers for television and movie rights	1,824.4	408.0	115.1	336.6	964.7	—	1,824.4	11.2
Due to other suppliers	485.4	456.0	21.1	8.3	—	—	485.4	11.2
Due to related parties	59.2	58.3	0.9	—	—	—	59.2	11.2
Due to factoring companies	3.7	3.7	—	—	—	—	3.7	11.4
Due to leasing companies	0.2	—	—	—	0.2	—	0.2	11.4
Other debt and financial liabilities (*)	27.3	13.9	—	6.0	7.4	—	27.3	11.4

Total	3,643.1	1,082.5	146.7	352.3	2,183.0	—	3,764.4

DERIVATIVES:
hedging derivatives (buying currency)

(value to the contractual exchange)	(7.6)	205.0	48.9	—	606.5	—	860.4	7.7;8.4;10.2;11.4

hedging derivatives (availability currency):
(value to the exchange at the end of the year)	—	(204.4)	(59.3)	—	(629.8)	—	(893.5)

derivatives with no hedging purpose (buying currency)
(value to the contractual exchange)	(1.3)	132.8	1.8	—	10.1	—	144.7	8.4;11.4

derivatives with no hedging purpose (availability currency)
(value to the exchange at the end of the year)	—	(132.9)	(2.2)	—	(10.4)	—	(145.5)

hedging derivatives (rate risk)	5.2	0.5	0.5	1.0	4.2	—	6.1	7.7;8.4;10.2;11.4

Total	(3.7)	1.0	(10.3)	1.0	(19.4)	—	(27.8)

(*) Includes the item advances for barter operations

The Group expects to meet these obligations through the realisation of its financial assets and, specifically, through the collection of receivables connected to its various commercial activities.

The difference between the book values and the total of the financial flows is mainly due to the calculation of interest on the contractual duration of the amounts due to banks. In addition, with reference to loans valued using the amortised cost method, the interest calculation method involves the use of the nominal rate instead of the actual yield rate.

With reference to the section relating to financial derivatives, in the scenario of settlement of gross flows, the contractual exchange rate means the forward exchange rate set at the date of entry into the contract, while the year end rate means the spot rate at the reporting date.

Credit risk

The credit risk mainly originates from the advertising sales on the Mediaset Group’s Italian and Spanish television networks and on assets resulting from the sale of Mediaset Premium cards and subscriptions.

The Group, based on a specific policy, manages the credit risk relative to the advertising sales through a comprehensive customer credit rating procedure, with an analysis of their economic and financial situations both at the time of setting the initial credit limit and through the ongoing and continuous monitoring of observance of payment terms, updating, when necessary, the previously assigned credit limit.

Based on the above-mentioned credit rating procedure and its subsequent updates, it is possible to break down customer exposure into the following three classes of risk, which represent the summary of a wider and more complex subdivision:

Low risk

Customers with a standard risk index and a financial position that adequately supports their assigned credit limit.

Medium risk

Customers who have not regularly fulfilled their contractual commitments or have current economic/financial situations that are critical compared to those relative to their original credit limit. Based on these specifications of credit positions, a write-down is calculated based on the percentage impact of historically observed losses.

High risk

Customers with whom there are ongoing default situations, or there is objective insolvency regarding their receivables, for which specific write-downs are made and, in some cases, recovery plans agreed, or extended payment terms which, in any case, do not exceed 12 months.

Below is a summary table of the net balances and of the bad debts reserve broken down according to the above-mentioned classes.

RISK CLASSES		Net matured				Total net	Provision for	Net
as at 31 DECEMBER 2016	Receivables	0-30days	30-60days	60-90days	further	matured	bad debts	receivables

ITALY ADVERTISING RECEIVABLES:

low	386.5	22.8	4.1	0.3	1.1	28.4	—	386.5
medium	92.0	15.4	3.3	0.9	2.8	22.4	3.1	88.9
high	37.7	2.3	2.0	0.7	18.4	23.5	18.3	19.4
FOREIGN ADVERTISING RECEIVABLES :

low	217.6	67.4	11.8	1.9	3.6	84.7	3.2	214.3
medium	5.8	1.1	1.1	0.1	1.4	3.7	1.3	4.5
high	8.4	0.1	—	0.1	8.2	8.3	7.4	1.0

OTHER RECEIVABLES :

Distributors	5.4	0.2	0.2	0.0	1.4	1.8	1.3	4.1
Phone and television operator	364.8	0.1	1.4	0.0	1.5	3.0	1.3	363.5
Phone and television operator Towers	39.9	2.5	2.0	1.2	20.5	26.1	9.6	30.3

Film area	30.8	3.5	0.8	0.2	20.6	25.1	13.5	17.3
Other customers	111.0	8.7	4.3	5.6	63.4	82.0	41.7	69.4
RECEIVABLES FROM RELATED PARTIES:

low	59.0	0.2	—	—	—	0.2	—	59.0
TOTAL TRADE RECEIVABLES	1,358.7	124.3	31.0	10.9	142.9	309.2	100.7	1,258.0

RISK CLASSES		Net matured				Total net	Provision for	Net
as at 31 DECEMBER 2015	Receivables	0-30days	30-60days	60-90days	further	matured	bad debts	receivables

ITALY ADVERTISING RECEIVABLES:

low	336.5	11.8	1.8	0.1	2.6	16.3	—	336.5
medium	134.5	10.0	4.5	1.9	1.9	18.3	9.0	125.5
high	25.0	2.0	0.7	0.2	12.7	15.7	13.9	11.2
FOREIGN ADVERTISING RECEIVABLES :

low	225.1	61.0	14.6	2.4	13.7	91.6	9.4	215.7
medium	10.3	1.0	1.0	0.5	3.5	5.9	2.7	7.6
high	6.4	0.1	0.1	—	6.1	6.3	6.0	0.4

OTHER RECEIVABLES :

Distributors	5.7	0.8	0.2	0.2	1.4	2.6	1.3	4.4
Phone and television operator	561.1	41.3	0.5	0.6	1.3	43.7	0.3	560.9
Phone and television operator Towers	32.1	0.8	1.4	1.2	15.5	18.8	6.5	25.6

Film area	35.2	13.5	0.2	0.1	10.8	24.7	13.2	22.0
Other customers	96.0	9.7	4.6	2.8	54.5	71.6	35.6	60.4
RECEIVABLES FROM RELATED PARTIES:

low	36.9	1.6	—	—	—	1.6	—	36.9
TOTAL TRADE RECEIVABLES	1,505.0	153.4	29.6	10.0	124.0	316.9	97.9	1,407.1

The item Distributors mainly comprises receivables from the distribution of Mediaset Premium cards.

The item Telephone/television operators mainly comprises receivables from the sale of content activities. It includes the receivable due from Sky Italia arising from sub-licensing the television broadcasting rights relating to the Serie A league championship for the seasons 2015-2018.

The item Telephone/television operators - Towers mainly comprises receivables related to the EI Towers Group.

The item Other clients includes receivables relative to Mediaset Premium’s customers.

The overall amount of guarantees received, mainly bank guarantees, for the receivables balances of third parties totals EUR 22.9 million (EUR 23.8 million at 31 December 2015) of which EUR 16.2 million relating to the Mediaset España Group (EUR 16.5 million 31 December 2015).

In addition, bank guarantees in favour of associates and third party companies have been issued for a total amount of EUR 75.6 million (EUR 94.4 million at 31 December 2015). Of this amount, EUR 58.0 million were issued by the Mediaset España Group (EUR 76.8 million at 31 December 2015).

With reference to the main category of trade receivables generated by advertising activities in Italy, it should be noted that in terms of concentration, the top 10 customers accounted for approximately 20,9%.

Below is a table showing the changes in the bad debts reserve.

		Provisions		Changes in the
		made during	Employment	consolidation	Balance at
	Balance at 1/1	the period	of the period	area	31/12

2016	97.9	22.3	(20.6)	1.1	100.7

2015	115.8	18.6	(36.6)	—	97.9

In addition, below is a table showing a detailed analysis of other financial assets, whose maximum credit risk exposure corresponds to the book value.

	2016	2015

Financial receivables	44.9	65.1
Other financial assets	9.8	10.2
Hedging derivatives	25.7	12.3
Derivatives with no hedging purpose	6.3	2.4
Receivables from factor companies	62.1	60.0
Bank and postal deposits	328.2	351.5

Total financial asset	477.0	501.6

Factored receivables with recourse amount overall to EUR 2.2 million and are included in the item Receivables due from customers. For these receivables, no advances have been requested from the factor.

15. SHARE-BASED PAYMENTS

At 31 December 2016 the Medium/long-term incentive plans assigned during 2015 and 2016 have been accounted for pursuant to IFRS 2. However, the plan assigned in 2011 has not been recognised because it could not be exercised due to the failure to meet the objectives set.

In July 2016, a Medium/long-term incentive plan was allocated for the period 2016-2018. This Plan provides for the allocation of free rights for the granting of shares with regular dividend entitlement, subject to the achievement of performance targets, as well as the existence of an Employment Relationship with the Company at the end of the vesting period. The rights were allocated to each recipient, in exchange for the allocation by the latter of an amount corresponding alternatively to 25% or 50% of the profit bonus. The plan also provides for the granting of matching rights, free of charge, in a number equal to the basic rights.

The plans that had an impact on the income statement are those that can be exercised and which, at the reporting date, have not yet been concluded, or those that have vested during the year.

All the plans are equity-settled, i.e., they involve the allocation of treasury shares bought back from the market. The options and the free allocation rights granted to the employee beneficiaries are linked to the company’s achievement of financial performance targets and the employee remaining with the Group for a certain length of time.

The characteristics of these stock option and incentive plans can be summarised as follows:

Stock Option Plan
	Stock Option Plan	2011 (out of the	incentive plan	incentive plan
	2010	money)	2015(*)	2016(*)

Grant date	22/06/2010	21/06/2011	01/072015	21/06/2016

	from	from	from	from
Vesting Period	01/01/2010 to	01/01/2011 to	01/07/2015 to	21/06/2016 to
	22/06/2013	21/06/2014	31/12/2017	31/12/2018

	from	from	from 01/08/2018	from 01/08/2019
Exercise period	23/06/2013 to	22/06/2014 to
	22/06/2016	21/06/2017

Fair Value	0,68 euro	0,20 euro	4,312 euro	3,771 euro

Strike price	4,92 euro	3,56 euro

(*) Medium/long-term incentive plan with free granting of shares to the beneficiaries

It should be noted that, for the medium/long-term incentive plan allocated in 2016, a total of 870,544 rights were granted on Mediaset S.p.A. ordinary shares, whose grant period will commence from 1 August 2019. In 2016, 3,110,000 options assigned under the 2010 plan were not exercised as the exercise period had lapsed.

Below is a summary of the changes to stock option plans and the medium/long-term incentive plans:

		Stock Option Plan
	Stock Option Plan	2011 (out of the	Incentive plan 2015	Incentive plan 2016
	2010	money)	(*)	(*)	Total

Options outstanding at 1/1/2015	3,110,000	—	—	—	3,110,000

Options issued during the year		—	816,756	—	816,756
Options exercised during the year		—	—	—	—
Options not-exercised during the year		—	—	—	—
Options expired/cancelled during the year	(100,000)	—	—	—	(100,000)
Options outstanding at 31/12/2015	3,010,000	—	816,756	—	3,826,756

Options outstanding at 1/1/2016	3,010,000	—	816,756	—	3,826,756

Options issued during the year	—	—	—	870,544	870,544
Options exercised during the year	—	—	—	—	—
Options not-exercised during the year	(3,010,000)	—	—	—	(3,010,000)
Options expired/cancelled during the year	—	—	—	—	—
Options outstanding at 31/12/2016	—	—	816,756	870,544	1,687,300

(*) Medium/long-term incentive plan with free allocation to the beneficiaries of rights to be assigned shares

The incentive plans are recognised in the financial statements at their fair value:

•                  Stock Option Plan 2015: EUR 4.312 per option;

•                  Stock Option Plan 2016: EUR 3.771 per share.

The fair value of the stock option plans was determined using the binomial method: in

The fair value of the incentive plans was calculated based on the stock market price on the grant date.

The assumptions underlying the main amounts used in the calculation model for the stock option plans are given below:

Stock Option Plan 2010

Average stock price	5,08 euro
Historical volatility	31.46%
Risk-free rate	2.46%
Expected dividend yield	10.32%

The subsidiary Mediaset España also has stock option plans, allocated in 2010, and 2011. The characteristics of these plans are summarised in the table below:

Stock Option Plan 2011

Grant date	26/07/2011

Vesting Period	from 26/07/2011 to 26/07/2014

Exercise period	from 26/07/2014 to 26/07/2016

Fair Value	1,21 euro

Strike price	5,83 euro

Below is a summary of the changes to the stock option plans allocated by Mediaset España:

	Stock Option Plan	Stock Option Plan
	2010	2011	Total

Options outstanding at 1/1/2015	558,500	444,450	1,002,950

Options issued during the year
Options exercised during the year	(558,500)	(156,500)	(715,000)
Options not-exercised during the year
Options expired/cancelled during the year
Options outstanding at 31/12/2015		287,950	287,950

Options outstanding at 1/1/2016		287,950	287,950

Options issued during the year
Options exercised during the year		(287,950)	(287,950)
Options not-exercised during the year
Options expired/cancelled during the year
Options outstanding at 31/12/2016

The assumptions underlying the main amounts used in the calculation model are given below:

Stock Option Plan 2011

Average stock price	5,08 euro
Historical volatility	31.46%
Risk-free rate	2.46%
Expected dividend yield	10.32%

16. RELATED-PARTY TRANSACTIONS

The following summary table shows, for the main income statement and balance sheet groupings, the details of the companies that are the counterparts of these transactions.

The total values of the related-party positions/transactions and their impact on the relative types of financial statement are shown in the specific Balance Sheet and Income Statement schedules drafted in accordance with CONSOB Decision no. 15519 of 27 July 2006, which are reported at the beginning of these Financial Statements.

			Financial			Other
			income/	Trade		receivables/
	Revenues	Operating costs	(charge)	receivables	Trade payables	(payables)

CONTROLLING ENTITY

Fininvest S.p.A.	0.2	4.9	—	0.1	0.0	0.1

AFFILIATED ENTITIES

A.C. Milan S.p.A.*	0.3	2.4	—	0.3	10.2	0.1
Alba Servizi Aerotrasporti S.p.A.	0.1	0.6	—	0.0	0.1	—
Arnoldo Mondadori Editore S.p.A.*	9.5	0.4	—	3.0	5.2	0.7
Fininvest Gestione Servizi S.p.A.	0.1	0.0	—	0.0	—	—
Isim S.p.A.	—	—	—	—	—	—
Mediobanca S.p.A.	—	0.1	(6.8)	0.0	—	(99.5)
Mediolanum S.p.A.*	4.7	0.0	—	0.9	—	—
Trefinance S.A.*	—	0.0	—	—	—	—
Other Affiliated Companies	0.0	1.0	—	0.0	—	0.1
Total Affiliated	14.6	4.6	(6.8)	4.3	15.5	(98.6)
JOINT CONTROLLED AND ASSOCIATES ENTITIES

Furia de Titanes II A.I.E.	—	—	—	—	—	—
Auditel S.p.A.	—	6.0	—	—	—	—
Aunia Publicidad Interactiva SLU	0.7	0.1	—	0.5	0.1	—
Blasteem S.r.l.	—	0.3	—	0.0	0.1	(0.0)
Boing S.p.A.	9.6	42.9	0.1	4.0	23.5	3.6
Emissions Digitals Catalunya SA	0.9	8.0	—	0.1	1.9	—
Fascino Produzione Gestione Teatro S.r.l.	—	55.7	0.0	0.7	15.1	(22.4)
La Fabbrica De la Tele SL	0.0	26.4	—	0.0	8.8	—
Mediamond S.p.A.	60.7	10.0	0.7	44.8	5.0	4.9
MegaMedia Televisión SL	0.3	6.8	—	0.1	2.7	—
Nessma Lux S.A.**	—	—	0.1	0.0	—	2.0
Pegaso Television INC**	—	—	0.6	2.0	—	4.2
Produciones Mandarina SL	0.1	11.3	—	0.1	5.8	—
Publisia S.r.l.	—	—	—	—	—	—
Società Funivie Maddalena S.p.A.	—	0.0	—	—	—	—
Supersport Televisión SL	1.8	9.8	—	0.9	0.9	0.0
Titanus Elios S.p.A.	—	4.6	—	—	—	4.9
Tivù S.r.l.	2.9	1.2	—	1.3	0.5	—
Total Joint controlled and affiliates entities	77.0	183.1	1.6	54.5	64.3	(2.6)

KEY STRATEGIC MANAGERS (***)	—	0.6	—	—	—	(0.7)

PENSION FUND (Mediafonf)	—	—	—	—	—	(0.8)

OTHER RELATED PARTIES****	0.0	0.0	—	0.1	—	—

TOTAL RELATED PARTIES	91.8	193.4	(5.1)	59.0	79.8	(102.6)

* The figure includes the company and its subsidiaries, associates or jointly controlled companies.

** The figure includes the company and its subsidiaries.

*** the figure includes the directors of Mediaset S.p.A. and of Fininvest S.p.A., their close family members and companies in which these persons exercise control, joint control or significant influence or in which they hold, either directly or indirectly, a significant stake of no less than 20%, of the voting rights.

**** The figure includes transactions with several consortia that mainly carry out activities connected with the television signal transmission operational management.

Revenues and trade receivables due from associated entities mainly relate to the sales of television advertising space. The costs and the related trade payables mainly refer to purchases of television productions and broadcasting rights and to the fees paid to associates for the sale of advertising space managed through exclusive concessions by Group companies.

The item other receivables/(payables) mainly refers to payables for loans and credit facilities due to affiliate companies, intercompany current accounts and loans given to associates. The other receivables due from Boing S.p.A. mainly relate to the remaining consideration due to R.T.I. S.p.A. for the disposal of the business unit carried out on 1 April 2013.

Payables for loans and credit facilities due to affiliate companies, amounting to EUR 199.5 million, relate to the draw down of the revolving facility with a term of 8 years granted by Mediobanca in November 2016.

Transactions under the item key management personnel refer to the Group’s transactions with the directors of Mediaset S.p.A. and Fininvest S.p.A., their close family members and companies in which those persons exercise control, joint control or a significant influence, or hold (directly or indirectly) a significant stake of no less than 20% of the voting rights.

For the disclosures required under IAS 24, relating to the compensation of key managers, please refer to the Compensation Report.

The item Other related parties includes the transactions of the Mediaset Group with several consortia mainly for the management of television signal transmission operations.

The main impacts on the consolidated cash flows generated by the related-party transactions during the year related to outflows for the acquisition of rights regarding the company Milan A.C. of EUR 46.1 million, which was mainly calculated on the basis of instructions from the Lega Calcio and outflows for the payment of EUR 8.2 million in dividends to the holding company Fininvest S.p.A. During the year dividends were also received from associates and joint ventures totalling EUR 2.5 million.

17. COMMITMENTS

The main commitments of the Mediaset Group companies can be summarised as follows:

•                  commitments for the acquisition of television and movie broadcasting rights, totalling EUR 1,228.5 million (EUR 1437.6 million at 31 December 2015). These future commitments relate mainly to volume deal contracts of the Mediaset Group with some of the leading American TV producers.

•                  commitments for content and program rental contracts totalling EUR 336.3 million, of which 10.0 to associates (EUR 588.4 million at 31 December 2015). This item mainly includes the commitments for the purchase of the exclusive broadcasting rights on all platforms for the UEFA Champions League for the years 2015-2018;

•                  commitments for artistic projects, television productions and press agency contracts of approximately EUR 169.1 million (EUR 102.3 million at 31 December 2015), of which EUR 18.0 million due to Related Parties;

•                  commitments for digital broadcasting capacity services of EUR 237.7 million (EUR 230.9 million at 31 December 2015);

•                  contractual commitments for the use of satellite capacity of EUR 59.8 million (EUR 72.0 million at 31 December 2015);

•                  commitments for the purchase of new equipment, maintenance of network infrastructure, multi-year rents and leases, the supply of EDP services and commitments to trade associations for the use of intellectual property rights totalling EUR 287.2 million.

for the Board of Directors

the Chairman

LIST OF EQUITY INVESTMENTS INCLUDED IN THE GROUP’S

CONSOLIDATED FINANCIAL STATEMENTS AT 31 DECEMBER 2016

(values in € million)

			Share	% held by the
Companies consolidated on a line-by-line basis	Registered Office	Currency	Capital	Group (*)
Mediaset S.p.A.	Milan	EUR	614.2	0.00%
Publitalia ‘80 S.p.A.	Milan	EUR	52.0	100.00%
Digitalia ‘08 S.r.l.	Milan	EUR	10.3	100.00%
Promoservice Italia S.r.l.	Milan	EUR	6.7	100.00%
Publieurope Ltd.	London	EUR	5.0	100.00%
R.T.I. S.p.A.	Rome	EUR	500.0	100.00%
Videotime S.p.A.	Milan	EUR	52.0	99.17%
Elettronica Industrial S.p.A.	Lissone (MB)	EUR	363.2	100.00%
E.I. Towers S.p.A.	Lissone (MB)	EUR	2.8	40.60%
Fortress Italia S.r.l.	Genova	EUR	0.0	40.60%
Nettrotter S.r.l.	Lissone (MB)	EUR	0.1	38.57%
EIT Radio S.r.l.	Lissone (MB)	EUR	0.1	40.60%
Towertel S.p.A.	Lissone (MB)	EUR	22.0	40.60%
FP Tower S.r.l.	Rome	EUR	0.5	40.60%
Medusa Film S.p.A.	Rome	EUR	120.0	100.00%
Monradio S.r.l.	Milan	EUR	6.1	80.00%
Taodue S.r.l.	Rome	EUR	0.1	100.00%
Medset Film S.a.s.	Paris	EUR	0.1	100.00%
Media4Commerce S.p.A.	Milan	EUR	11.7	100.00%
Mediaset Premium S.p.A.	Milan	EUR	141.0	88.89%
Mediaset Investment S.a.r.l.	Luxembourg	EUR	50.5	100.00%
RBI S.p.A.	Milan	EUR	1.0	100.00%
Radio Mediaset S.p.A.	Mila	EUR	7.4	100.00%
Radio Studio 105 S.p.A.	Milan	EUR	0.8	100.00%
I Radio 105 USA Corp	Miami (Florida)	EUR	0.0	100.00%
Virgin Radio Italy S.p.A.	Milan	EUR	10.1	100.00%
Radio Engineering CO S.r.l.	Milan	EUR	0.1	100.00%
Edizioni Donegani S.r.l. (in liquidazione)	Milan	EUR	0.0	100.00%
Unibas S.p.A.	Milan	EUR	0.0	100.00%
Mediaset España Comunicaciòn S.A.	Madrid	EUR	168.4	50.21%
Publiespaña S.A.U	Madrid	EUR	0.6	50.21%
Publimedia Gestion S.A.U.	Madrid	EUR	0.1	50.21%
Integracion Transmedia S.A.U.	Madrid	EUR	0.1	50.21%
Netsonic S.L	Barcelona	EUR	0.0	35.08%
Grupo Editorial Tele 5 S.A.U.	Madrid	EUR	0.1	50.21%
Telecinco Cinema S.A.U.	Madrid	EUR	0.2	50.21%
Conecta 5 Telecinco S.A.U.	Madrid	EUR	0.1	50.21%
Mediacinco Cartera S.L.	Madrid	EUR	0.1	62.66%
Premiere Megaplex S.A.	Madrid	EUR	0.2	50.21%
Sogecable Editorial S.L.U.	Madrid	EUR	0.0	50.21%
Advertisement 4 Adventure, SLU (former Sogecable Media S.L.U.)	Madrid	EUR	0.0	50.21%

			Share	% held by the
Associates and joint ventures	Registered Office	Currency	Capital	Group (*)
Agrupacion de interés Economico Furia de Titanes II A.I.E.	Santa Cruz de Tenerife	EUR	0.0	17.07%
Auditel S.r.l.	Milan	EUR	0.3	26.67%
Aunia Publicitad Interactiva SLU	Madrid	EUR	0.0	25.10%
Blasteem S.r.l.	Turin	EUR	0.0	40.00%
Boing S.p.A.	Milan	EUR	10.0	51.00%
Emissions Digital Catalunya S.A.	Barcelona	EUR	4.2	17.40%
Fascino Produzione Gestione Teatro S.r.l.	Rome	EUR	0.0	50.00%
La Fabrica De La Tele S.L.	Madrid	EUR	0.0	15.06%
Mediamond S.p.A.	Milan	EUR	2.4	50.00%
Megamedia Television S.L.	Madrid	EUR	0.1	15.06%
Monte Maddalena Telecomunicazioni S.r.l.	Brescia	EUR	0.0	26.59%
Nessma S.A.	Luxembourg	EUR	11.3	34.12%
Nessma Broadcast S.a.r.l.	Tunis	dinar	1.0	20.06%
Pegaso Television INC	Miami (Florida)	USD	83.3	21.95%
Producciones Mandarina S.L.	Madrid	EUR	0.0	15.06%
Publisia S.r.l.	Milan	EUR	0.0	30.00%
Titanus Elios S.p.A.	Rome	EUR	5.0	29.75%
Tivù S.r.l.	Rome	EUR	1.0	48.16%
Società Funivie Maddalena S.r.l.	Brescia	EUR	0.0	12.58%
Supersport Media S.L.	Madrid	EUR	0.1	15.06%

			Share	% held by the
Equity investments held as “Available for sale”	Registered Office	Currency	Capital	Group (*)
Aprok Imagen S.L. (in liquidazione)	Madrid	EUR	0.3	1.53%
Aranova Freedom S.C.aR.L	Bologna	EUR	0.0	13.34%
Ares Film S.r.l.	Rome	EUR	0.1	5.00%
Audiradio S.r.l. (in liquidazione)	Milan	EUR	0.0	9.50%
ByHours Travel S.L.	Madrid	EUR	0.0	3.41%
Check Bonus S.r.l.	Milan	EUR	0.8	16.00%
Cinecittà Digital Factory S.r.l.	Rome	EUR	6.0	15.00%
Class CNBC S.p.A.	Milan	EUR	0.6	10.90%
Club Dab Italia Società Consortile per Azioni	Milan	EUR	0.2	10.00%
Deporvillage S.L.	Barcelona	EUR	0.2	5.97%
Grattacielo S.r.l.	Milan	EUR	0.1	10.00%
Hundredrooms S.L.	Palma de Mallorca	EUR	0.6	6.56%
Innovacon y Desarrollo Nuevos	Madrid	EUR	0.0	3.74%
Isalud Health Services	Barcelona	EUR	0.0	1.29%
Job Digital Networks SL	Barcellona	EUR	0.0	12.17%
Kirch Media GmbH & Co.	Unterföhring (Germania)	EUR	55.3	2.28%
Radio e Reti S.r.l.	Milan	EUR	1.0	10.00%
RMC2 S.r.l.	Milan	EUR	0.0	19.00%
Romaintv S.p.A. (in liquidazione)	Rome	EUR	0.8	9.68%
Sportsnet Media Limited	George Town (Grand Cayman)	USD	0.1	12.00%
Springlane Gmbh	Dusseldorf	EUR	0.1	8.29%
Tavolo Editori Radio S.r.l.	Milan	EUR	0.0	16.04%
Westwing Group Gmbh (già Jade 1290 Gmbh)	Munich	EUR	0.1	2.61%

(*) Group’s stakes have been calculated not considering treasury shares hold by subsidiaries.

Attestation of the Consolidated Financial Statements pursuant to article 154, part two, of the Legislative Decree 58/98

1.              The undersigned persons Fedele Confalonieri, Chairman of the Board of Directors and Luca Marconcini, the Assigned Executive for the drafting of the company accounting documents of Mediaset S.p.A. attest, also taking into account what is laid down by article 154, part two, paragraphs 3 and 4, of the Legislative Decree of 24th February 1998, n° 58,

• to the adequacy relative to the characteristics of the Group and

• the effective application

of the administrative and accounting procedures for building up the Consolidated Financial Statements, during the financial year 2016.

2.              The evaluation of the adequacy of the administrative and accounting procedures for building up the Consolidated Financial Statements at 31st December 2016 was carried out based on the rules and methodologies defined by Mediaset S.p.A. in line with the model Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, which represents a body of general reference principles for the system of internal controls that is generally accepted at international level.

3.              Furthermore, it is also attested that:

3.1       The Consolidated Financial Statements:

a)             Are drawn up in conformity with the applicable International Accounting Standards recognised within the European Community, pursuant to the regulation (EC) n° 1606/2002 of the European Parliament and Council, of 19th July 2002, as well as with the measures issued to actuate article 9 of the Legislative Decree n° 38/2005;

b)             Reflect the balances in the books and the accounting postings;

c)              Are suitable and appropriate in order to give a true and fair view of the Balance Sheet, Income Statement and Financial situations of the Issuer and of the group of companies included within the consolidation;

3.2       The Board of Directors Report on Operations contains a trustworthy analysis of the progress and result of operations, as well as of the situation of the Issuer and of the group of companies included within the consolidation, together with the description of the main risks and uncertainties to which they are exposed.

19th April 2017

For the Board of Directors	The Assigned Executive for the drafting
The Chairman	of the company accounting documents

(Fedele Confalonieri)	(Luca Marconcini)

Mediaset S.p.A.

Consolidated financial statements as at 31 December 2016

Independent auditor’s report in accordance with art. 14 and 16 of Legislative Decree n. 39, dated 27 January 2010

EY S.p.A.	Tel:+39 02 722121
Via Meravigli, 12	Fax:+39 02 722122037
20123 Milano	ey.com

Independentauditor’s report in accordance with art. 14 and 16 of Legislative Decree n. 39, dated 27 January 2010 (Translation from the original Italian text)

To the Shareholders of Mediaset S.p.A.

Report on the consolidated financial statements

We have audited the accompanying financial statements of Mediaset Group, which comprise the consolidated statement of financial position as at 31 December 2016, and the consolidated statement of income, the consolidated statement of comprehensive income, the consolidated statement of cash flows and the consolidated statement of changes in shareholders’ equity for the year then ended, and a summary of significant accounting policies and other explanatory notes.

Directors’ responsibility for the consolidated financial statements

The Directors of Mediaset S.p.A. are responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the European Union as well as with the regulations issued to implement art. 9 of Legislative Decree 38/05.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing (ISA Italia) implemented in accordance with art. 11, paragraph 3 of Legislative Decree n. 39 dated 27 January 2010. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s professional judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Directors, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

EY S.p.A

Sede Legale: Via Po, 32 - 00198 Roma

Capitale Sociale deliberalo Euro 3,250,000,00, sottoscritto e versato Euro 2,950,000,00 i.v.

Iscritta alla S.O.del Registro delle Imprese presso la C.C.I.A.A.di Roma

Codice fiscale e numero di iscrizione 00434000584 - numero R.E.A. 250904

P.IVA 00891231003

Iscritta al Registro Revisori Legali al n. 70945 Pubblicato sulla G.U.Suppl, 13 - IV Serie Speciale del 17/2/1998

Iscritta all’Albo Speciale delle societa di revisione

Consob al progressivo n. 2 delibera n. 10831 del 16/7/1997

A member firm of Ernst & Young Global Limited

Opinion

In our opinion, the consolidated financial statements give a true and fair view of the financial position of Mediaset Group as at 31 December 2016, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union and with art. 9 of Legislative Decree N. 38/05.

Report on other legal and regulatory requirements

Opinion on the consistency with the consolidated financial statements of the Report on Operations and of specific information of the Report on Corporate Governance and the Company’s Ownership Structure

We have performed the procedures required under audit standard SA Italia n. 720B in order to express an opinion on the consistency of the Report on Operations and of specific information of the Report on Corporate Governance and the Company’s Ownership Structure as provided for by art. 123-bis, paragraph 4 of Legislative Decree 58/98, with the consolidated financial statements, as required by the law. The Directors of Mediaset S.p.A. are responsible for the preparation of the Report on Operations and of the Report on Corporate Governance and the Company’s Ownership Structure in accordance with the applicable laws and regulations. In our opinion the Report on Operations and the specific information of the Report on Corporate Governance and the Company’s Ownership Structure are consistent with the consolidated financial statements of Mediaset Group as at 31 December 2016.

Milan, 28 April 2017

EY S.p.A.

Signed by: Luca Pellizzoni, Partner

This report has been translated into the English language solely for the convenience of international readers.